UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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REGADO BIOSCIENCES, INC.

(Exact name of Registrant as specified in its charter)

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To the Stockholders of Regado Biosciences, Inc.:

You are cordially invited to attend a special meeting of the stockholders of Regado Biosciences, Inc., a Delaware corporation, which we refer to as “we”, “Regado”, or the “Company”, which will be held at 9:00 a.m., local time, on Monday, May 4, 2015, at the New York offices of Cooley LLP at 1114 Avenue of the Americas, New York, NY 10036, unless postponed or adjourned to a later date. This is an important meeting that affects your investment in Regado.

On January 14, 2015, Regado and Tobira Therapeutics, Inc. (“Tobira”) entered into an Agreement and Plan of Merger and Reorganization, as amended on January 23, 2015 (the “Merger Agreement”) pursuant to which Landmark Merger Sub Inc., a wholly owned subsidiary of Regado, will merge with and into Tobira, with Tobira surviving as a wholly owned subsidiary of Regado (the “Merger”). Immediately following the effective time of the Merger, we anticipate that the securityholders of Regado as of immediately prior to the Merger will own approximately 32% of the combined company and the former Tobira securityholders will own approximately 68% of the combined company (determined before accounting for the financing transaction discussed below and assuming, among other matters, that Net Cash equals $38 million - see the “Merger Consideration and Adjustment” section of the attached proxy statement for additional information). The Merger has been approved by the boards of directors of both companies and is expected to close in the second quarter of 2015, subject to certain approvals of the stockholders of each company as well as other customary conditions.

On January 14, 2015, Regado and Tobira also entered into a financing commitment letter with certain stockholders of Tobira, including Domain Associates, Novo Ventures, Frazier Healthcare, Montreux Equity Partners and Canaan Partners, (the “Investors”) and intends to enter into a securities purchase agreement with the Investors, pursuant to which Regado will sell, and the Investors have agreed to buy, in a private placement, shares of Regado common stock immediately following the effective time of the Merger having an aggregate value of $22 million less the amount by which Regado’s Net Cash at closing exceeds $38 million (the “Financing”). The Regado shares of common stock sold in the Financing will be sold at a share price no less than a stipulated value equal to the quotient determined by dividing Regado’s Net Cash at closing by Regado’s fully diluted shares outstanding as of immediately prior to the effective time of the Merger (but excluding any securities that are out of the money). The Investors (or the third parties who are approved to fund in the Investors’ place), subject to certain conditions set forth in the Merger Agreement, invested $13 million in Tobira on March 6, 2015, which reduced the remaining maximum amount of the Financing to $9 million. In addition, Regado and Tobira may agree to increase the total amount raised in the Financing to up to $40 million. After giving effect to the $22 million Financing, following the closing of the Merger and the Financing, the current Tobira stockholders are expected to own approximately 57% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the Merger are expected to own approximately 27% of the aggregate number of shares of Regado common stock and the Investors (or the third parties who are approved to fund in the Investors’ place) are expected to own the remaining 16% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock and that Regado’s Net Cash at closing is equal to $38 million). In the event the parties agree to increase the Financing to $40 million, and assuming the Financing is completed at the stipulated value contemplated by the financing commitment letter, the current Tobira stockholders would be expected to own approximately 51% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the Merger would be expected to own approximately 24% of the aggregate number of shares of Regado common stock and the Investors (or the third parties who are approved to fund in the Investors’ place) are expected to own the remaining 25% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock and that Regado’s Net Cash at closing is equal to $38 million). Changes in the size of the Financing, the amount of Regado’s Net Cash at closing or increases in the share price at which Regado’s common stock is sold to third parties in the Financing could result in relative ownership percentages that are different than those described above. Additionally, given that the calculation of the price of the shares of Regado common stock in the Financing is tied to the exchange ratio in the Merger Agreement, the stipulated value of the shares sold in the Financing could be a discount to the market value of our common stock as reported on the NASDAQ Capital Market.

At the effective time of the Merger, the officers of Regado will include Laurent Fischer, M.D., the current chief executive officer of Tobira, Christopher Peetz, the current chief financial officer of Tobira, and the other current officers of Tobira. The resignations from Regado’s board of directors of each of B. Jefferson Clark, Anton Gopka, Michael E. Mendelsohn, P. Sherrill Neff, Jesse Treu and Michael Metzger will be effective as of the effective time of the Merger, and the directors designated by Tobira will be appointed to fill the vacancies created by those resignations. Following the Merger, the headquarters of Regado will be located at 701 Gateway Blvd, Suite 300, South San Francisco, CA 94080, Tobira’s current headquarters.

Shares of Regado common stock are currently listed on The NASDAQ Capital Market under the symbol “RGDO”. Prior to consummation of the Merger, Tobira intends to file an initial listing application with The NASDAQ Capital Market pursuant to NASDAQ “change of control” rules. After completion of the Merger, Regado will be renamed “Tobira Therapeutics, Inc.” and expects to trade on The NASDAQ Capital Market under the symbol “TBRA”.

Regado is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the Merger and related matters (the “Special Meeting”). At the Special Meeting, Regado will ask its stockholders to (1) approve the issuance of Regado common stock pursuant to the Merger Agreement and the Financing, (2) approve the Regado amended and restated certificate of incorporation effecting a reverse stock split of Regado common stock, at a ratio of one new share for nine shares outstanding, (3) approve an amendment to the amended and restated certificate of incorporation changing the Regado corporate name to “Tobira Therapeutics, Inc.”, and (4) approve an adjournment of the Special Meeting if there are not sufficient votes to approve the proposals (1) through (3) at the time of the Special Meeting.

After careful consideration, Regado’s board of directors has determined that the Merger is fair to, and in the best interests of, Regado and its stockholders, has approved the Merger Agreement, the Merger, the issuance of shares of Regado common stock to Regado’s stockholders pursuant to the terms of the Merger Agreement and the Financing, the change of control of Regado, and the other actions contemplated by the Merger Agreement, and has determined to recommend that the Regado stockholders vote to approve the issuance of shares of Regado common stock in the Merger and the Financing and the Regado amendments to, and restatement of, the Regado certificate of incorporation. Accordingly, Regado’s board of directors, other than the Regado directors affiliated with Domain Associates, LLC (a venture capital firm with equity interests in Tobira) who abstained from voting on the Merger, unanimously recommends that our stockholders vote FOR each of the proposals (1) through (3) described in the preceding paragraph; and FOR the adjournment of the Special Meeting if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve the proposals (1) through (3) at the time of the Special Meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the Special Meeting. If you wish to attend the Special Meeting in person, you must register in advance. Please vote your proxy, then follow the instructions on page xiii to pre-register.

More information about Regado, Tobira and the proposed transactions is contained in this proxy statement. Regado urges you to read the accompanying proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 15.

Regado is excited about the opportunities the Merger brings to its stockholders, and thank you for your consideration and continued support.

Yours sincerely,

/s/ Michael A. Metzger
Michael A. Metzger
Chief Executive Officer, President, and Chief Operating Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger or the financing described in this proxy statement or the Regado common stock to be issued in connection with the merger or financing or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated March 24, 2015, and is first being mailed to Regado stockholders on or about March 31, 2015.

REGADO BIOSCIENCES, INC.

106 Allen Road, 4th Floor

Basking Ridge, New Jersey 07920

(908) 580-2100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2015

Dear Stockholders of Regado Biosciences, Inc.:

You are cordially invited to attend the Special Meeting (the “Special Meeting”) of the stockholders of Regado Biosciences, Inc., (“Regado”), to be held at 9:00 a.m., local time, on May 4, 2015, at the New York offices of Cooley LLP at 1114 Avenue of the Americas, New York, NY 10036, for the following purposes:

1. To approve the issuance of Regado common stock pursuant to (i) the Agreement and Plan of Merger and Reorganization, dated as of January 14, 2015, as amended on January 23, 2015, by and among Regado, Tobira Therapeutics, Inc., Landmark Merger Sub Inc. and Brent Ahrens, as the Tobira stockholders’ agent, a copy of which is attached as Annex A to the accompanying proxy statement, and (ii) the financing commitment letter with Tobira and certain stockholders of Tobira, pursuant to which Regado will sell, and such stockholders have agreed to buy, immediately following the closing of the Merger, $22 million of shares of Regado common stock, which amount may be increased to up to $40 million by mutual agreement of Regado and Tobira, a copy of which is attached as Annex B to the accompanying proxy statement.

2. To approve the amended and restated certificate of incorporation of Regado to effect a reverse stock split of Regado common stock, at a ratio of one new share for every nine shares outstanding, in the form attached as Annex C to the accompanying proxy statement.

3. To approve the amendment to the amended and restated certificate of incorporation of Regado to change the name “Regado Biosciences, Inc.” to “Tobira Therapeutics, Inc.” in the form attached as Annex D to the accompanying proxy statement.

4. To approve an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Regado Proposal Nos. 1, 2 and 3.

The board of directors of Regado has fixed March 23, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of Regado common stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, Regado had 33,609,211 shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the holders of a majority of shares of Regado common stock having voting power outstanding on the record date for the Special Meeting is required for approval of Regado Proposal Nos. 2 and 3. The affirmative vote of the majority of votes properly cast on Proposal Nos. 1 and 4 (not counting “abstentions” or “broker non-votes” as votes cast) is required for approval of Proposal Nos. 1 and 4. Each of Proposal Nos. 1 and 3 is conditioned upon the approval of Proposal Nos. 1, 2 and 3. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Alliance Advisors, LLC, at 1-877-777-5216.

Even if you plan to attend the Special Meeting in person, Regado requests that you sign and return the enclosed proxy card or grant your proxy by telephone or through the Internet to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you wish to attend the Special Meeting in person, you must register in advance. Please vote your proxy, then follow the instructions on page xiii to pre-register.

By Order of the Board of Directors of Regado Biosciences, Inc.,

/s/ Michael A. Metzger
Michael A. Metzger
Chief Executive Officer, President, and Chief Operating Officer
Basking Ridge, New Jersey
March 24, 2015

THE REGADO BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, REGADO AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE REGADO BOARD OF DIRECTORS RECOMMENDS THAT REGADO STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Regado that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission (the “SEC”) website (www.sec.gov) or upon your written or oral request by contacting the Chief Executive Officer of Regado Biosciences, Inc., 106 Allen Road, 4th Floor, Basking Ridge, New Jersey 07920 or by calling (908) 580-2100.

You may also request information from Alliance Advisors, LLC, Regado’s proxy solicitor, at the following address and telephone number:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Shareholders Call Toll Free: 1-877-777-5216

Banks and Brokers Call: 973-873-7721

For additional details about where you can find information about Regado, please see the section entitled “Where You Can Find More Information” in this proxy statement.

ABOUT THIS DOCUMENT

Regado Biosciences, Inc., which we refer to herein as the “Company,” “Regado,” “we,” “our,” or “us,” is providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our Special Meeting of our stockholders to be held on May 4, 2015, commencing at 9:00 a.m., local time, at the New York offices of Cooley LLP at 1114 Avenue of the Americas, New York, NY 10036, or at any adjournment or postponement thereof. This proxy statement and the enclosed proxy card will be mailed to each stockholder entitled to notice of, and to vote at, the Special Meeting of stockholders commencing on or about March 31, 2015.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement. This proxy statement is dated March 24, 2015. You should not assume that the information contained in this proxy statement is accurate as of any other date, nor should you assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of such incorporated document. The mailing of this proxy statement to our stockholders will not create any implication to the contrary.

Except where specifically noted, the following information and all other information contained in this proxy statement does not give effect to the proposed one for nine reverse stock split described in Regado Proposal No. 2, beginning on page 104 in this proxy statement.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

(continued)

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Page
Preferred Stock	148
Stock Options	149
Warrants	149
Anti-Takeover Effects of Provisions of Regado Charter Documents	149
Anti-Takeover Effects of Delaware Law	150
Transfer Agent	150

PRINCIPAL STOCKHOLDERS OF REGADO	151

Equity Compensation Plan Information	155

PRINCIPAL STOCKHOLDERS OF TOBIRA	156

WHERE YOU CAN FIND MORE INFORMATION	159

HOUSEHOLDING	161

FUTURE STOCKHOLDER PROPOSALS	162

TOBIRA THERAPEUTICS, INC. FINANCIAL STATEMENTS	F-1

Annex A-1   Agreement and Plan of Merger and Reorganization, dated as of January  14, 2015, by and among Regado Biosciences, Inc., Tobira Therapeutics, Inc., Landmark Merger Sub Inc. and Brent Ahrens, as the Tobira stockholders’ agent

Annex A-2    Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of January 23, 2015, by and among Regado Biosciences, Inc., Tobira Therapeutics, Inc., Landmark Merger Sub Inc. and Brent Ahrens, as the Tobira stockholders’ agent

Annex B Financing Commitment Letter

Annex C Amended and Restated Certificate of Incorporation of Regado Biosciences, Inc.

Annex D Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of Regado Biosciences, Inc.

Annex E Opinion of Cowen and Company, LLC

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section provides answers to frequently asked questions about the Merger and other matters relating to the Special Meeting. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections. Regado urges its stockholders to read this document in its entirety prior to making any decision.

Q:	What is the Merger?

A:	Regado Biosciences, Inc. (“Regado”) and Tobira Therapeutics, Inc. (“Tobira”) have entered into an Agreement and Plan of Merger and Reorganization, dated as of January 14, 2015, as amended on January 23, 2015 (the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the proposed business combination of Regado and Tobira. Under the Merger Agreement, Landmark Merger Sub Inc., a wholly owned subsidiary of Regado (the “Merger Sub”), will merge with and into Tobira, with Tobira surviving as a wholly owned subsidiary of Regado. This transaction is referred to as the “Merger”.

At the effective time of the Merger, we anticipate that, based on certain assumptions, including the assumption that Regado’s Net Cash will equal $38 million, each share of Tobira common stock outstanding immediately prior to the effective time of the Merger (excluding certain shares to be canceled pursuant to the Merger Agreement, and shares held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights as more fully described in “The Merger—Appraisal Rights and Dissenters’ Rights” below) will be converted into the right to receive approximately 11.4521 shares of Regado common stock, subject to adjustment to account for a reverse stock split of Regado common stock, at a ratio of one new share for every nine shares outstanding, to be implemented prior to the consummation of the Merger. As a result of the Merger, we anticipate that the former Tobira securityholders will own approximately 68% of Regado on a fully-diluted basis and the securityholders of Regado as of immediately prior to the Merger are expected to own in the aggregate approximately 32% of Regado on a fully-diluted basis (excluding, in each case, securities that are out of the money). After the completion of the Merger, Regado will change its corporate name to “Tobira Therapeutics, Inc.” as required by the Merger Agreement.

For a more complete description of the Merger, please see the section entitled “The Merger Agreement”.

Q:	What will happen to Regado if, for any reason, the Merger does not close?

A:	If, for any reason, the Merger does not close, the Regado board of directors may elect to, among other things, attempt to complete another strategic transaction like the Merger, attempt to sell or otherwise dispose of the various assets of Regado or continue to operate the business of Regado. If Regado decides to dissolve and liquidate its assets, Regado would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash left to distribute to stockholders after paying the debts and other obligations of Regado and setting aside funds for reserves.

If Regado were to continue its business, it would need to identify, acquire and develop other products or product candidates as it has no current plans to, and does not believe it is in the best interest of Regado to, pursue development of its current product candidates. In addition, as of January 31, 2015, the Regado workforce was comprised of three employees, all of whom are involved in financial and administrative roles. Regado no longer has employees engaged in development and commercialization activities. If Regado decides to reestablish its business, Regado will need to rebuild its senior management team and to hire managerial and other personnel to lead and staff all of its necessary functions, especially its research, development and commercialization areas.

Q:	Why are the two companies proposing to merge?

A:	Regado and Tobira believe that the Merger will result in a pharmaceutical company focused on development and commercialization of innovative therapeutics to treat liver disease, human immunodeficiency virus, fibrosis and inflammation.

v

Regado’s board of directors considered a number of factors that supported its decision to approve the Merger Agreement. In the course of its deliberations, Regado’s board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement.

For a discussion of Regado’s reasons for the Merger, please see the section entitled “The Merger—Reasons for the Merger”.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you have been identified as a stockholder of Regado as of the record date, and you are entitled to vote at the Special Meeting (the “Special Meeting”) of the stockholders of Regado Biosciences, Inc., (“Regado”), to be held at 9:00 a.m., local time, on May 4, 2015 to approve among other things the issuance of shares of Regado common stock pursuant to the Merger Agreement and the Financing. This proxy statement contains important information about the Merger, the Financing, and the Special Meeting and you should read it carefully and in its entirety. The enclosed voting materials allow you to authorize a proxy to vote your shares of Regado common stock without attending the Special Meeting. As promptly as practicable, please complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided or call the toll-free telephone number listed on your proxy card or access the Internet Web site described in the instructions on the enclosed proxy card.

Q:	What is required to consummate the Merger?

A:	To consummate the Merger, Regado stockholders must approve the issuance of Regado common stock pursuant to the Merger Agreement and the Financing, the amended and restated certificate of incorporation of Regado effecting the one for nine reverse stock split, and an amendment to the amended and restated certificate of incorporation to change Regado’s name to “Tobira Therapeutics, Inc.”

The approval of the one for nine reverse stock split and the approval of the change of Regado’s name by the stockholders of Regado require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Regado common stock having voting power outstanding on the record date for the Special Meeting. The approval of the issuance of Regado common stock pursuant to the Merger Agreement and the Financing require the affirmative vote of the majority of votes properly cast on the proposal (not counting “abstentions” or “broker non-votes” as votes cast).

The approval of the Merger and related transactions by the stockholders of Tobira requires the affirmative votes of the holders of (i) a majority of the outstanding shares of Tobira common stock and preferred stock outstanding, (ii) at least seventy percent (70%) of the outstanding shares of Tobira Series A preferred stock (voting as a separate class), and (iii) at least seventy percent (70%) of the outstanding shares of Tobira Series B preferred stock (voting as a separate class). Stockholders of Tobira holding the requisite shares approved the Merger and related transactions on January 24, 2015.

In addition to the requirement of obtaining such stockholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

Concurrently with the execution of the Merger Agreement, officers, directors and certain Regado stockholders holding approximately 35.3% of the outstanding shares of Regado (including shares of its preferred stock on an as converted to common stock basis) entered into support agreements with Tobira relating to the Merger (the “Regado Support Agreements”). The Regado Support Agreements provide, among other things, that the parties to the Regado Support Agreements will vote all of the shares of Regado held by them in favor of the issuance of the shares of Regado common stock in connection with the Merger and the Financing and the amendments to Regado’s certificate of incorporation contemplated by the Merger Agreement. In the event of a change in recommendation of Regado’s board of directors, only 95% of such stockholders shares would continue to be subject to the voting obligations set forth in the Regado Support Agreements.

Officers, directors and certain stockholders of Tobira common stock, including shares of its preferred stock on an as converted to common stock basis, are parties to support agreements with Regado covering approximately 35.3% of the outstanding shares of Tobira capital stock (the “Tobira Support Agreements”), whereby such officers and stockholders party to the support agreements agreed to vote 100%, 100% and 56.5%, respectively, of the shares of Tobira held by them in favor of the adoption of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement. In the event of a change in recommendation of the Regado’s board of directors, only 95% of such stockholders’ shares subject to the Tobira Support Agreements would continue to be subject to the voting obligations set forth in the Tobira Support Agreements.

For a more complete description of the closing conditions under the Merger Agreement, we urge you to read the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement.

Q:	Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the Merger and the Financing?

A:	Neither Regado nor Tobira is required to make any filings or obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Merger or the Financing. In the United States, Regado must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of the shares in connection with the Merger and the Financing, including the filing with the Securities and Exchange Commission, or SEC, of this proxy statement. Prior to consummation of the Merger, Tobira intends to file an initial listing application with The NASDAQ Capital Market pursuant to NASDAQ’s “change of control” rules and to effect the initial listing of Regado’s common stock issuable in connection with the Merger and the Financing or upon exercise of Tobira’s outstanding stock options or warrants that will be assumed by Regado in connection with the Merger.

Q:	What will Tobira stockholders, warrantholders and optionholders receive in the Merger?

A:	As a result of the Merger, Tobira stockholders will become entitled to receive shares of Regado common stock in exchange for shares of Tobira common stock and preferred stock in an amount to be calculated by the application of an exchange ratio formula in the Merger Agreement.

Under the exchange ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the Financing or a pre-closing investment in Tobira), the former Tobira securityholders are expected to own approximately 68% of the aggregate number of shares of Regado common stock, and the securityholders of Regado as of immediately prior to the Merger are expected to own approximately 32% of the aggregate number of shares of Regado common stock (on a fully diluted basis, excluding out of the money securities). The exchange ratio formula assumes an $80 million valuation of Tobira prior to the Merger and takes into account, among other things, Regado’s Net Cash at closing, the proceeds from the Financing and any pre-closing investment in Tobira and the shares of capital stock of each of Tobira and Regado outstanding as of immediately prior to the effective time of the Merger. The approximate post-closing ownership percentages in this paragraph were calculated without giving effect to the Financing or a pre-closing investment in Tobira and assume that Tobira will have $38 million in Net Cash at closing. Accordingly, such percentages are subject to change based upon the final exchange ratio as set forth in the Merger Agreement.

Each Tobira option that is outstanding and unexercised immediately prior to the time that the Merger becomes effective under Tobira’s stock option plans, whether or not vested, will be assumed by Regado and become an option to purchase Regado common stock except that the number of shares subject to each Regado option will equal the number of shares subject to the Tobira option it replaces multiplied by the exchange ratio and the exercise price of each Tobira option will be determined by dividing (x) the per share exercise price of Tobira common stock subject to such Tobira option, as in effect immediately prior to the effective time of the Merger, by (y) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent. In addition, Regado will assume Tobira’s stock option plans in connection with the Merger.

Each Tobira warrant issued to Square 1 Bank in connection with a Loan and Security Agreement between Square 1 Bank and Tobira dated as of November 9, 2011 and Oxford Finance LLC in connection with a Loan and Security Agreement between Oxford Finance LLC and Tobira dated as of June 30, 2014 that is outstanding and unexercised as of immediately prior to the effective time of the Merger will be exchanged for warrants to purchase Regado common stock. All other Tobira warrants will be net exercised immediately prior to, and contingent upon the occurrence of, the effective time of the Merger, and convert into Tobira common stock at a price equal to a quotient determined by dividing $80 million (plus the amount of the Financing that occurs prior to the closing of the Merger) divided by the number of Tobira shares outstanding as of immediately prior to the effective time of the Merger determined on a fully diluted basis. Subsequent to such net exercise, each applicable Tobira warrant will be terminated and cancelled in full. For the avoidance of doubt, any such shares of Tobira common stock issued upon such net exercise will convert into Regado common stock.

For a more complete description of what Tobira stockholders, warrantholders and optionholders will receive in the Merger, please see the sections entitled “Market Price and Dividend Information” and “The Merger Agreement—Merger Consideration” in this proxy statement.

Q:	Will holders of the Regado common shares issued in the Merger and the Financing be able to trade those shares?

A:	The shares of Regado common stock issued as consideration in the Merger or in connection with the Financing will be issued in transactions exempt from registration under the Securities Act of 1933 in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from registration requirements. As a general matter, holders of such shares will not be able to transfer any of their shares until at least six (6) months after receiving shares of Regado common stock, which is when the shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied. In connection with the Merger and the Financing, however, Regado has agreed to file with the SEC a registration statement on Form S-3 to register the Regado common shares received in the Merger of the Financing for resale in the public markets. Upon such registration statement being declared effective by the SEC, such shares shall become freely tradeable.

However, certain stockholders of Tobira, and each director and executive officer of Tobira have all agreed to certain transfer restrictions on a portion of their Regado shares for a period of 90 days from the closing date of the Merger. See the section in this proxy statement entitled “Agreements Related to the Merger—Lock-Up Agreements” for more detail.

Q:	Who will be the directors of Regado following the Merger?

A:	At and immediately after the effective time of the Merger, the board of directors of Regado and its committees is expected to be composed of the individuals set forth in the table below. The directors shall serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

	Director	Class	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Tobira Appointees	Laurent Fischer, M.D.	III
	Eckard Weber, M.D.	II			X
	Patrick Heron	I		X
	Carol L. Brosgart, M.D.	I			X
	Jeffrey H. Cooper	II	X		Chair
	Gwen A. Melincoff	II		X
Regado Appointees	Dennis Podlesak-Chairman of the combined Board	III
	Pierre Legault, MBA, CA, CPA	III	Chair
	Andrew J. Fromkin	I	X	Chair

Q:	Who will be the executive officers of Regado immediately following the Merger?

A:	Immediately following the Merger, the executive management team of Regado is expected to be composed solely of the members of the Tobira executive management team prior to the Merger as set forth below:

Name	Position with the Combined Company	Current Position
Laurent Fischer, M.D.	Chief Executive Officer and Director	Chief Executive Officer and Chairman of the Board of Tobira
Eric Lefebvre, M.D.	Chief Medical Officer	Chief Medical Officer of Tobira
Christopher Peetz	Chief Financial Officer	Chief Financial Officer of Tobira
Helen Jenkins	Chief Operating Officer	Chief Operating Officer of Tobira

Q:	What are the material U. S. federal income tax consequences of the Merger to me?

A:	Each of Regado and Tobira intends that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. However, regardless of whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Merger will not result in any taxable gain or loss for U.S. federal income tax purposes to Tobira, Regado or any Regado stockholder in his or her capacity as a Regado stockholder. Regado stockholders who are also stockholders of Tobira should consult their own tax advisor as to the tax consequences to them of participating in the Merger with respect to their Tobira stock.

Q:	Why is Regado seeking stockholder approval of the issuance of shares of common stock issuable upon (a) the Merger and (b) the Financing?

A:	Because our common stock is listed on the NASDAQ Capital Market, we are subject to NASDAQ Listing Rules. Rule 5635(b) of the NASDAQ listing standards requires stockholder approval when any issuance or potential issuance will result in a change of control of the issuer. Although NASDAQ has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), NASDAQ has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

We are also required to obtain stockholder approval prior to the sale of securities at a discount to market value to a director under Rule 5635(c). In addition, Rule 5635(d) of NASDAQ Listing Rules requires stockholder approval if a listed company issues common stock or securities convertible into or exercisable for common stock in a private placement equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Following the closing of the Merger and after giving effect to the $22 million Financing, the current Tobira stockholders are expected to own approximately 57% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the effective time of the Merger are expected to own approximately 27% of the aggregate number of shares of Regado common stock and certain stockholders of Tobira, including Domain Associates (“Domain”), Novo Ventures, Frazier Healthcare, Montreux Equity Partners and Canaan Partners (collectively, the “Investors”) (or the third parties who are approved to fund in the Investors place) are expected to own the remaining 16% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock and that Regado’s Net Cash at closing is equal to $38 million). In the event the parties agree to increase the Financing to $40 million, and assuming the Financing is completed at the stipulated value contemplated by the financing commitment letter, the current Tobira stockholders would be expected to own approximately 51% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the Merger would be expected to own approximately 24% of the aggregate number of shares of Regado common stock and the Investors (or the third parties who are approved to fund in the Investors’ place) are expected to own the remaining 25% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock and that Regado’s Net Cash at closing is equal to $38 million).

While the Financing does not involve the sale of securities directly to one of our directors, it does involve the sale of securities to Domain, which is affiliated with certain members of our board (see discussion under the section entitled “Interests of the Regado Directors and Executive Officers in the Merger” in this proxy statement). Based on the trading price of our stock as of March 2, 2015 and an anticipated stipulated value of approximately $1.04 for the shares sold in the Financing, such shares could be sold at a discount to the market value of our common stock as reported on The NASDAQ Capital Market. Accordingly, and given the issuance of shares in excess of 20% of our outstanding common stock, Regado is seeking stockholder approval of this issuance of common stock issuable in connection with the Merger and the Financing.

Q:	What is the reverse stock split and why is it necessary?

A:	At the signing of the Merger Agreement, Regado proposed and Tobira approved a five (5) for one (1) reverse stock split. However, subsequent to the signing, Regado determined, and Tobira agreed, instead to reclassify each nine (9) outstanding shares of Regado common stock and combine them into one (1) share immediately prior to the effective time of the Merger. Our board believes that the completion of the nine (9) for one (1) reverse stock split will cause the minimum bid price of Regado common stock to increase (1) may encourage interest and trading in our common stock and (2) may reduce the risk of a delisting of our common stock from The NASDAQ Capital Market.

Q:	Why is the Company holding the Special Meeting?

A:	We are holding the Special Meeting to (1) approve the issuance of Regado common stock pursuant to the Merger Agreement and the Financing, (2) approve the Regado amended and restated certificate of incorporation effecting a reverse stock split of Regado common stock, at a ratio of one new share for nine shares outstanding (the “Reverse Stock Split”), (3) approve an amendment to the amended and restated certificate of incorporation changing the Regado corporate name to “Tobira Therapeutics, Inc.”, and (4) approve an adjournment of the Special Meeting if a quorum is present and if there are not sufficient votes to approve the proposals (1) through (3) at the time of the Special Meeting. At the Special Meeting, you will be asked to vote upon the proposals included in this proxy statement.

x

Q:	As a Regado stockholder, how does the Regado board of directors recommend that I vote?

A:	After careful consideration, the Regado board of directors recommends that Regado stockholders vote:

•	“FOR” Proposal No. 1 to approve the issuance of shares of Regado common stock in the Merger and the Financing;

•	“FOR” Proposal No. 2 to approve the amended and restated certificate of incorporation of Regado to effect a reverse stock split of Regado common stock, at a ratio of one new share for every nine shares outstanding;

•	“FOR” Proposal No. 3 to approve the amendment to the amended and restated certificate of incorporation of Regado to change the name of “Regado Biosciences, Inc.” to “Tobira Therapeutics, Inc.”;

•	“FOR” Proposal No. 4 to approve an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2 and 3.

Q:	What risks should I consider in deciding whether to vote in favor of the share issuance, reverse stock split and name change?

A:	You should carefully review the section of this proxy statement entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the combined organization’s business will be subject, risks and uncertainties to which Regado, as an independent company, is subject and risks and uncertainties to which Tobira, as an independent company, is subject.

Q:	When do you expect the Merger to be consummated?

A:	We anticipate that the Merger will occur as promptly as practicable after the Special Meeting to be held on May 4, 2015 and following satisfaction or waiver of all closing conditions, but we cannot predict the exact timing. For a more complete description of the closing conditions under the Merger Agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement.

Q:	How will the Merger affect stock options and warrants to acquire Tobira common stock?

A:	Upon the effectiveness of the Merger, (a) Tobira’s stock options would be assumed in the Merger and would become options and rights for Regado’s common stock based on the exchange ratio, (b) certain warrants to purchase common stock of Tobira issued in connection with Tobira’s term loans would be exchanged in the Merger into warrants to purchase Regado’s common stock based on the exchange ratio and (c) certain warrants to purchase common stock of Tobira issued in connection with Tobira’s notes would be net exercised immediately prior to the effective time of the Merger.

Q:	If effected, how will the reverse stock split and the Merger affect stock options and warrants to acquire Regado’s common stock and Regado’s stock option plans?

A:	As of the effective time of the reverse stock split, Regado will adjust and proportionately decrease the number of shares of Regado’s common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants to acquire Regado’s common stock at a nine (9) to one (1) ratio. All stock options and warrants to acquire shares of Regado’s common stock that are outstanding immediately prior to the effective time of the Merger will remain outstanding following the effective time of the Merger. In addition, as of the effective time of the reverse stock split, Regado will adjust and proportionately decrease the total number of shares of Regado’s common stock that may be the subject of future grants under Regado’s stock option plans at a nine (9) to one (1) ratio.

Q:	What do I need to do now?

A:	Regado urges you to read this proxy statement carefully, including its annexes, and to consider how the Merger affects you.

If you are a stockholder of record of Regado, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may also provide your proxy instructions via telephone or the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Special Meeting of Regado stockholders. The laws of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that the proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Whether you hold your shares directly as the stockholder of record or beneficially in “street name”, you may vote your shares by proxy without attending the Special Meeting. Depending on how you hold your shares, you may vote your shares in one of the following ways:

Stockholders of Record: For Shares Registered in Your Name

1. BY INTERNET: Go to www.cesvote.com

2. BY TOLL-FREE TELEPHONE: Call 1-888-693-8683

3. BY MAIL: Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

•	By telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided on your proxy card. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, reduces the use of natural resources and saves significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

•	By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card.

•	In person at the Special Meeting. You may vote your shares in person at the Special Meeting. Even if you plan to attend the Special Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Special Meeting. If you wish to attend the Special Meeting in person, you must register in advance. Please vote your proxy, then follow the instructions on page xiii to pre-register.

Beneficial Stockholders: For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than using the Company’s proxy card. If you are a beneficial owner of your shares, you should have received a Voting Instruction Form from the broker or other nominee holding your shares. You should follow the voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person at the Special Meeting only if you contact the broker or nominee giving you the right to vote the shares and obtain a legal proxy from such broker or nominee. To vote in person, beneficial owners must bring a copy of your broker statement to the Special Meeting to show ownership of Regado stock as of the record date of March 23, 2015.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time on May 3, 2015. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Special Meeting.

Q:	Who can vote at the Special Meeting?

A:	If, on the record date, your shares of Regado common stock are registered directly in your name with the Regado transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Regado. If you are a Regado stockholder of record, you may attend the Special Meeting of Regado stockholders and vote your shares in person. Even if you plan to attend the Special Meeting in person, Regado requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Special Meeting if you are unable to attend.

If, on the record date, your shares of Regado common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the Special Meeting of Regado stockholders. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting, and bring a copy of your broker statement to the Special Meeting to show ownership of Regado stock as of the record date of March 23, 2015.

Q:	How do I attend the Special Meeting?

A:	The Special Meeting of Regado stockholders will be held at 9:00 a.m., local time, on May 4, 2015 at the New York offices of Cooley LLP at 1114 Avenue of the Americas, New York, NY 10036. Subject to space availability, all Regado stockholders as of the record date, or their duly appointed proxies, may attend the meeting. You must pre-register in order to attend. Please register by phone at 1-877-777-5216, by e-mailing pre-registration@viewproxy.com with the name of the registered holder or the beneficial owner’s broker or bank, as applicable, in the e-mail subject line and the name of the person attending the Special Meeting in the e-mail body (which must match the name on the government-issued photo identification to gain admission at the meeting), over the internet at www.cesvote.com or by marking the appropriate checkbox on your proxy card. Pre-registration must be completed prior to 12:00 noon on May 1, 2015. To gain admission at the meeting, you must present government-issued photo identification that matches the name on the pre-registration list. Registration and seating will begin at 8:00 a.m., local time.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:	Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the enclosed proxy card or in person at the Special Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether The NASDAQ Stock Market (“NASDAQ”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of The NASDAQ Stock Market Listing Rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2 or 3, without your instructions, and the resulting broker non-votes will have no effect on those proposals. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

If you are a Regado stockholder, the failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve Regado Proposals Nos. 1 and 4 and will have the same effect as voting against Regado Proposal Nos. 2 and 3, and your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. For Regado shares that are held in “street name” by your broker, see the below question and answer for information regarding your broker voting your shares.

Q:	What if I return a proxy card or otherwise vote but do not make specific choices?

A:	If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the approval of the issuance of shares of common stock of Regado in the Merger and the Financing, “For” the approval of the amended and restated certificate of incorporation of Regado to effect a reverse stock split of Regado common stock, at a ratio of one new share for every nine shares outstanding, “For” the approval of the amendment to the amended and restated certificate of incorporation of Regado to change the name of “Regado Biosciences, Inc.” to “Tobira Therapeutics, Inc.” and “For” the adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2 and 3.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Regado stockholders of record, other than those Regado stockholders who are parties to support agreements, may change their vote at any time before their proxy is voted at the Special Meeting in one of three ways. First, a stockholder of record of Regado can send a written notice to the Chief Executive Officer of Regado stating that it would like to revoke its proxy. Second, a stockholder of record of Regado can submit new proxy instructions either on a new proxy card or via telephone or the Internet. Third, a stockholder of record of Regado can attend the Special Meeting and vote in person. Attendance alone will not revoke a proxy. If a Regado stockholder of record or a stockholder who owns Regado shares in “street name” has instructed a broker to vote its shares of Regado common stock, the stockholder must follow directions received from its broker to change those instructions.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Q:	Should Tobira’s and Regado’s stockholders send in their stock certificates now?

A:	No. After the Merger is consummated, Tobira’s stockholders will receive written instructions from the exchange agent for exchanging their certificates representing shares of Tobira capital stock for certificates representing shares of Regado’s common stock. Each fraction of a share of Regado’s capital stock issuable will be rounded up to the nearest whole number of shares of Regado’s capital stock.

In addition, Regado’s stockholders will receive written instructions, as applicable, from Regado’s transfer agent for exchanging their certificates representing shares of Regado’s common stock for new certificates giving effect to the reverse stock split, if effected. Regado’s stockholders will also receive a cash payment for any fractional shares.

Q:	Am I entitled to appraisal rights?

A:	No, Regado’s stockholders are not entitled to appraisal rights in connection with the Merger or any of the proposals to be voted on at the Special Meeting.

Q:	Have Tobira’s stockholders agreed to adopt the Merger Agreement?

A:	Yes. On January 24, 2015, Tobira’s stockholders adopted the Merger Agreement and approved the Merger and related transactions.

Q:	Who is paying for this proxy solicitation?

A:	Regado will pay for the cost of printing and filing of this proxy statement and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Regado common stock for the forwarding of solicitation materials to the beneficial owners of Regado common stock. Regado will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	What constitutes a quorum at the Special Meeting?

A:	The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Regado common stock issued and outstanding on the record date for the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. Shares held in “street name” by brokers, banks or other nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter and have not received voting instructions from their clients (“broker non-votes”) will not count for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting.

Q:	Who can help answer my questions?

A:	If you are a Regado stockholder and would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact Alliance Advisors, LLC, Regado’s proxy solicitor, by telephone at the following address and phone number or Michael Metzger, Chief Executive Officer, President and Chief Operating Officer of Regado, at the following address, phone number and email address:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Shareholders Call Toll Free: 1-877-777-5216

Banks and Brokers Call: 973-873-7721

Regado Biosciences, Inc.

106 Allen Road, 4th Floor

Basking Ridge, New Jersey 07920

Attn: Michael Metzger, Chief Executive Officer, President and Chief Operating Officer

Tel: (908) 580-2100

Email: mmetzger@regadobio.com

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the Merger, and the proposals being considered at the Special Meeting, you should read this entire proxy statement carefully, including the Merger Agreement attached as Annex A, the Financing Commitment Letter attached as Annex B, the opinion of Cowen and Company LLC attached as Annex E and the other annexes to which you are referred herein. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 159.

The Companies

Regado Biosciences, Inc.

106 Allen Road, 4th Floor

Basking Ridge, New Jersey 07920

(908) 580-2100

Regado is a biophamaceutical company that was engaged in the development of therapies using actively controlled aptamer technology, which is designed to give physicians the ability to control the therapeutic effect in real time. In August 2014, we announced the permanent termination of enrollment in our REGULATE-PCI phase 3 trial for our lead program, Revolixys™ Kit, formerly known as REG1. Prior to the suspension of clinical development activities, Regado was conducting the REGULATE-PCI trial to evaluate Revolixys™ Kit, a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. Revolixys was being developed for use in patients with a wide variety of acute coronary syndromes, or ACS, undergoing a percutaneous coronary intervention, or PCI, a hospital-based procedure used to mechanically open or widen obstructed coronary arteries. Since August 2014, Regado has been exploring potential business opportunities.

Tobira Therapeutics, Inc.

701 Gateway Blvd., Suite 300

South San Francisco, CA 94080

(650) 741-6625

Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat liver disease, human immunodeficiency virus, or HIV, fibrosis and inflammation. Tobira’s lead product candidate, cenicriviroc, or CVC, is a proprietary immunomodulator that can potentially be used to treat a number of disease states with high unmet medical need. Tobira is developing CVC for nonalcoholic steatohepatitis, or NASH, for which it is enrolling a Phase 2b clinical trial. CVC is a once-daily pill with well-established safety and tolerability in approximately 580 subjects dosed in completed Phase 1 and Phase 2 trials, including a pharmacokinetics and safety study in subjects with liver cirrhosis and 115 HIV type 1, or HIV-1, infected subjects on treatment for up to 48 weeks. CVC has been granted Fast Track designation by the United States Food and Drug Administration (FDA) for the treatment of NASH in patients with liver fibrosis. Tobira also plans to advance CVC in a fixed-dose combination for HIV-1 infection through Phase 3 development and commercialization in collaboration with a strategic partner or with non-dilutive financing.

The Merger and the Financing (see page 53 and page 102)

Upon the terms and conditions of the Merger Agreement, the Merger Sub will be merged with and into Tobira, with Tobira continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Regado. The separate existence of the Merger Sub shall cease upon consummation of the Merger.

Subject to stockholder approval, Regado will change its name to “Tobira Therapeutics, Inc.” and the surviving corporation will be named Tobira Development, Inc. such that, at the effective time of the Merger, Tobira Development, Inc. (formerly Tobira Therapeutics, Inc.) will be a wholly-owned subsidiary of Tobira Therapeutics, Inc. (formerly Regado Biosciences, Inc.). Tobira and Regado expect the Merger to be consummated in the second quarter of 2015, subject to the satisfaction of applicable conditions. Immediately following the effective time of the Merger, we anticipate that the securityholders of Regado as of immediately prior to the Merger will own approximately 32% of the combined company and the former Tobira securityholders will own approximately 68% of the combined company (determined before accounting for the financing transaction discussed below and adjusted for the amount by which Regado’s Net Cash exceeds $38,000,000 at the effective time of the Merger.

Additionally, pursuant to a financing equity commitment letter, the Investors have agreed to purchase shares of Regado common stock immediately following the closing of the Merger having an aggregate value of $22 million less the amount by which Regado’s Net Cash at closing exceeds $38 million. The Regado shares of common stock sold in the Financing will be sold at a share price no less than a stipulated value equal to the quotient determined by dividing Regado’s Net Cash at closing by Regado’s fully diluted shares outstanding as of immediately prior to the effective time of the Merger (but excluding any securities that are out of the money). The Investors, subject to certain conditions set forth in the Merger Agreement, invested $13 million in Tobira on March 6, 2015, which reduced the remaining maximum amount of the Financing to $9 million. While the Investors are obligated to fund the contemplated Financing, Regado and Tobira may agree to allow third party investors satisfying certain securities law requirements to fulfill a portion or all of the funding obligations of the Investors. Additionally, the parties may also agree to increase the total amount of the Financing to up to $40 million. After giving effect to the $22 million Financing, following the closing of the Merger and the Financing, the current Tobira stockholders are expected to own approximately 57% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the Merger are expected to own approximately 27% of the aggregate number of shares of Regado common stock and the Investors (or the third parties who are approved to fund in the Investors’ place) are expected to own the remaining 16% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock and that Regado’s Net Cash at closing is equal to $38 million). In the event the parties agree to increase the Financing to $40 million, and assuming the Financing is completed at the stipulated value contemplated by the financing commitment letter, the current Tobira stockholders would be expected to own approximately 51% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the Merger would be expected to own approximately 24% of the aggregate number of shares of Regado common stock and the Investors (or the third parties who are approved to fund in the Investors’ place) are expected to own the remaining 25% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock and that Regado’s Net Cash at closing is equal to $38 million). Changes in the size of the Financing, the amount of Regado’s Net Cash at closing or increases in the share price at which Regado’s common stock is sold to third parties in the Financing could result in relative ownership percentages that are different than those described above. Additionally, given that the calculation of the price of the shares of Regado common stock in the Financing is tied to the exchange ratio in the Merger Agreement, the stipulated value of the shares sold in the Financing could be a discount to the market value of our common stock as reported on The NASDAQ Capital Market.

Reasons for the Merger (see page 61)

Our board considered various reasons for the Merger, as described later in this proxy statement.

Opinion of Cowen and Company, LLC (see page 64)

At the meeting of the Regado board of directors on January 10, 2015, Cowen and Company, LLC (“Cowen”), a financial advisor of Regado, delivered its opinion to the Regado board of directors to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of that date, the aggregate number of shares of Regado common stock to be paid in the Merger was fair, from a financial point of view, to Regado.

The full text of the written opinion of Cowen, dated January 10, 2015, which sets forth the assumptions made, procedures followed, other matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex E to this proxy statement and is incorporated herein by reference. Regado urges holders of Regado common stock to read the opinion in its entirety. Cowen’s written opinion is addressed to the Regado board of directors, is directed only to the aggregate number of shares of Regado common stock to be paid in the merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the proposed Merger or to take any action in connection with the Merger or otherwise. The summary of the opinion of Cowen set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Overview of the Merger Agreement

Merger Consideration and Adjustment (see page 81)

Tobira stockholders shall receive shares of Regado common stock in exchange for shares of Tobira common stock at the ratio determined by the exchange ratio formula set forth in the Merger Agreement. This exchange ratio formula will be adjusted based on, among other things, Regado’s Net Cash at closing. For purposes of the exchange ratio formula, Tobira’s valuation in the Merger will be $80 million, and will be increased by any investment in Tobira completed prior to the effective time of the Merger. Approximately 10% of the shares of Regado common stock that would otherwise be paid to Tobira stockholders in the Merger shall not be distributed to any Tobira stockholders, but will be issued in the names of Tobira stockholders and held in escrow on behalf of the Tobira stockholders to be used to satisfy any indemnification obligations of Tobira or the Tobira stockholders under the Merger Agreement. If Regado does not make any indemnity claims under the Merger Agreement, as soon as practicable following the date that is 12 months following the closing date of the Merger, the escrow agent shall distribute to the Tobira stockholders their portion of the amount of such shares of Regado common stock. Any additional financing amounts will not be subject to this 10% escrow.

Treatment of Regado Stock Options (see page 85)

Under the terms of the Merger Agreement, each option to purchase Regado common stock that is outstanding and unexercised immediately prior to the effective time of the Merger will continue according to its normal terms following the consummation of the Merger, subject to adjustments to account for the effect of the proposed one for nine reverse stock split prior to the closing of the Merger. In addition, in connection with the Merger, Regado’s board of directors amended and accelerated the vesting of certain stock options held by certain officers and directors as described in more detail in the section entitled “The Merger—Interests of the Regado Directors and Executive Officers in the Merger”.

Treatment of Tobira Stock Options and Warrants (see page 86)

At the effective time of the Merger, each option to purchase Tobira common stock that is outstanding and unexercised immediately prior to the effective time of the Merger under Tobira’s 2007 Stock Plan and 2010 Stock Plan, whether or not vested, will be converted into an option to purchase Regado common stock. Regado will assume Tobira’s 2007 Stock Plan and 2010 Stock Plan. Accordingly, from and after the effective time of the Merger, each Tobira stock option assumed by Regado may be exercised for such number of shares of Regado common stock as determined by multiplying the number of shares of Tobira common stock subject to the option by the exchange ratio (which is subject to adjustments to account for the effect of the proposed one for nine reverse stock split prior to the closing of the Merger) and rounding that result down to the nearest whole number of shares of Regado common stock. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the option by the exchange ratio (which is subject to adjustments to account for the effect of the proposed one for nine reverse stock split prior to the closing of the Merger) and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Tobira option assumed by Regado will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Tobira options will generally remain unchanged; provided, however, that any Tobira options assumed by Regado may be subject to adjustment to reflect changes in Regado’s capitalization after the effective time of the Merger and Regado’s board of directors will succeed to the authority of the Tobira’s board of directors with respect to each assumed Tobira option.

Each Tobira warrant issued to Square 1 Bank in connection with a Loan and Security Agreement between Square 1 Bank and Tobira dated as of November 9, 2011 and Oxford Finance LLC in connection with a Loan and Security Agreement between Oxford Finance LLC and Tobira dated as of June 30, 2014 that is outstanding and unexercised as of immediately prior to the effective time of the Merger will be exchanged for warrants to purchase Regado common stock. The number of shares of Regado common stock subject to each such warrant will be determined by multiplying (A) the number of shares of Tobira company stock (on an as converted to Tobira common stock basis) that was subject to such warrant, as in effect immediately prior to the effective time of the Merger by (B) the exchange ratio (which is subject to adjustments to account for the effect of the proposed one for nine reverse stock split prior to the closing of the Merger) and rounding the resulting number up to the nearest whole number of shares of Regado common stock. The per share exercise price for each such warrant will be determined by dividing (A) the per share exercise price of the exchanged warrant by (B) the exchange ratio (which is subject to adjustments to account for the effect of the proposed one for nine reverse stock split prior to the closing of the Merger).

All other Tobira warrants will be net exercised immediately prior to, and contingent upon the occurrence of, the effective time, and will convert into Tobira common stock at a price equal to a quotient determined by dividing $80 million (plus the amount of the Financing that occurs prior to the closing of the Merger) divided by the number of Tobira shares outstanding determined on a fully diluted basis. Subsequent to such net exercise, each applicable Tobira warrant will be terminated and cancelled in full. For the avoidance of doubt, any such shares of Tobira common stock issued upon such net exercise will convert into Regado common stock.

Employee Benefit Matters (see page 87)

Under the terms of the Merger Agreement, all Tobira employees will continue in their existing benefit plans until such time as, in Regado’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Regado for its employees in the United States.

Notwithstanding the foregoing, it is expected that Regado will maintain the effectiveness of Tobira’s current benefit arrangements following the closing of the Merger, including Tobira’s 401(k) plan and Tobira’s employees will continue to participate in such arrangements. In addition, it is expected that Regado will terminate its 401(k) plan prior to the closing of the Merger.

Conditions to the Completion of the Merger (see page 87)

The obligations to consummate the Merger and the other transactions contemplated by the Merger Agreement shall be subject to the satisfaction or waiver, on or prior to the effective time of the Merger, of the conditions set forth in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” below.

No Solicitation by Regado and Tobira (see page 91)

Both Tobira and Regado are prohibited by the terms of the Merger Agreement from soliciting, initiating, knowingly encouraging, inducing or facilitating the making, submission or announcement of any Acquisition

Proposal (as defined in the Merger Agreement) or taking any action that would reasonably be expected to lead to an Acquisition Proposal. Both companies, however, may provide information in response to an Acquisition Proposal if (1) after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, the respective company’s board of directors determines in good faith that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Offer (as defined in the Merger Agreement) and it is not withdrawn, (2) the company believes it would not breach the non-solicit provisions of the Merger Agreement, (3) the board of directors of the company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the company to comply with its fiduciary obligations to the company’s stockholders under applicable law, and (4) proper notice is provided to the other company pursuant to the Merger Agreement.

Termination and Termination Fee (see page 99 and page 100)

The Merger Agreement may be terminated by either party only under certain circumstances, including, among others (further described in the section entitled “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fee” below): (i) if the closing has not occurred by the six-month anniversary of the Merger Agreement; (ii) if a court or other governmental entity has issued a final and non-appealable order prohibiting the closing; (iii) if Regado’s or Tobira’s stockholders fail to approve the transaction; (iv) upon a material uncured breach by the other party that would result in a failure of the conditions to the closing; or (v) in the event of a material adverse event. Upon termination of the Merger Agreement for a party’s failure to obtain the required approval of its stockholders, such party is obligated to pay the other party a termination fee of $1 million plus reimburse the other party’s fees and expenses up to $250,000. If such party enters into an agreement relating to an Acquisition Transaction (as defined in the Merger Agreement) or consummates an Acquisition Transaction within 12 months following a termination for the failure to obtain the required stockholder approval, such party is obligated to pay an additional $1 million to the other party. In addition, if the Merger Agreement is terminated due to certain breaches of the Merger Agreement, the breaching party is obligated to reimburse up to $250,000 of the other party’s fees and expenses.

Financing Commitment Letter (see page 102)

On January 14, 2015, Regado and Tobira entered into a financing commitment letter with the Investors and intends to enter a securities purchase agreement with the Investors, pursuant to which Regado will sell, and the Investors have agreed to buy, in a private placement, shares of Regado common stock immediately following the effective time of the Merger having an aggregate value of $22 million less the amount by which Regado’s Net Cash at closing exceeds $38 million (the “Financing”). The Regado shares of common stock sold in the Financing will be sold at a share price no less than a stipulated value equal to the quotient determined by dividing Regado’s Net Cash at closing by Regado’s fully diluted shares outstanding as of immediately prior to the effective time of the Merger (but excluding any securities that are out of the money). Assuming Regado’s Net Cash is $38 million, we anticipate the stipulated value of the shares sold in the Financing will be approximately $1.04 per share. The Investors (or the third parties who are approved to fund in the Investors’ place), subject to certain conditions set forth in the Merger Agreement, invested $13 million in Tobira on March 6, 2015, which reduced the remaining maximum amount of the Financing to $9 million. In addition, Regado and Tobira may agree to increase the total amount raised in the Financing to $40 million.

Executive Officers of Regado Following the Merger (see page 136)

Immediately following the Merger, the executive management team of Regado is expected to be composed solely of the members of the Tobira executive management team prior to the Merger as set forth below:

Name	Position with the Combined Company	Current Position
Laurent Fischer, M.D.	Chief Executive Officer and Director	Chief Executive Officer and Chairman of the Board of Tobira
Eric Lefebvre, M.D.	Chief Medical Officer	Chief Medical Officer of Tobira
Christopher Peetz	Chief Financial Officer	Chief Financial Officer of Tobira
Helen Jenkins	Chief Operating Officer	Chief Operating Officer of Tobira

Directors of Regado Following the Merger (see page 131)

At the effective time of the Merger, the combined company is expected to initially have a nine member board of directors, comprised of Dennis Podlesak, Pierre Legault, Andrew J. Fromkin, Laurent Fischer, M.D., Eckard Weber, M.D., Patrick Heron, Carol L. Brosgart, M.D., Jeffrey H. Cooper and Gwen A. Melincoff, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Laurent Fischer, M.D., Eckard Weber, M.D., Patrick Heron, Carol L. Brosgart, M.D., Jeffrey H. Cooper and Gwen A. Melincoff are directors of Tobira prior to the effective time of the Merger and are expected to become directors of Regado at the effective time of the Merger. Dennis Podlesak, Pierre Legault, and Andrew J. Fromkin are directors of Regado prior to the effective time of the Merger and are expected to continue in such capacity after the effective time of the Merger, with Dennis Podlesak serving as the chairman of the board. The biographies of each of the directors of the combined company are set forth below in the section entitled “Directors and Officers of Regado Following the Merger.” Other than Mr. Podlesak, Mr. Legault and Mr. Fromkin, the directors of Regado serving in such capacity prior to the effective time of the Merger have resigned subject to and effective upon the effective time of the Merger.

The board of directors of the combined company is expected to have the following committees: (1) an audit committee comprised of Pierre Legault (chair), Andrew J. Fromkin and Jeffrey H. Cooper, (2) a compensation committee comprised of Andrew J. Fromkin (chair), Gwen A. Melincoff and Patrick Heron and (3) a nominating and corporate governance committee comprised of Jeffrey H. Cooper (chair), Carol L. Brosgart, M.D. and Eckard Weber, M.D. These committees are described in further detail in the section below entitled “Directors and Officers of Regado following the Merger.”

Michael Metzger, currently the Chief Executive Officer, President and Chief Operating Officer of Regado and a member of its board of directors, is expected to resign from his positions as officer and director of Regado as of the effective time of the Merger. After the effective time of the Merger, it is expected that Mr. Metzger will continue to provide services to the combined company as a consultant and to advise the board of the combined company on matters related to strategy and business development. The specific terms of this consulting relationship have not been finalized at the time of filing of this proxy statement.

Michael Mendelsohn, another current member of the Regado board of directors, is expected to resign from his position as a director of Regado as of the effective time of the Merger. After the effective time of the Merger, Mr. Mendelsohn is expected to serve on the scientific advisory board of the combined company.

Graeme Moyle, M.D., a current member of the Tobira board of directors, is expected to resign from his position as a director of Tobira as of the effective time of the Merger. After the effective time of the Merger, Dr. Moyle is expected to serve on the scientific advisory board of the combined company.

Craig Gibbs, Ph.D., MBA., a current member of the Tobira board of directors, is expected to resign from his position as a director of Tobira as of the effective time of the Merger. After the effective time of the Merger, Dr. Gibbs is expected to serve on the scientific advisory board of the combined company.

Interests of the Regado Directors and Executive Officers in the Merger (see page 74)

In considering the recommendation of Regado’s board of directors with respect to the issuance of shares of Regado common stock in connection with the Merger and the Financing and the other matters to be acted upon by Regado’s stockholders at the Special Meeting, Regado’s stockholders should be aware that members of the board of directors and executive officers of Regado have interests in the Merger that may be different from, or in addition to, your interests.

As of January 31, 2015, all directors and executive officers of Regado, together with their affiliates, beneficially owned approximately 18.3% of the outstanding shares of the Regado capital stock. The affirmative vote of the holders of a majority of shares of Regado common stock having voting power outstanding on the record date for the Special Meeting is required for approval of Regado Proposal Nos. 2 and 3. The affirmative vote of a majority of votes properly cast on Proposal Nos. 1 and 4 (not counting “abstentions” or “broker non-votes” as votes cast) is required for approval of Proposal Nos. 1 and 4.

As of January 31, 2015, Domain and its affiliates beneficially owned approximately 7.3% of the shares of Regado’s common stock prior to the Merger, and approximately 33.5% of the shares of Tobira’s capital stock, prior to the Merger. See sections entitled “Principal Stockholders of Regado” and “Principal Stockholders of Tobira” for additional details. In addition, Domain and its affiliates have, pursuant to the financing commitment letter, agreed to purchase shares having a value of approximately $4.6 million, or, approximately, 3.3% of the combined company on a post-Merger basis. Jesse Treu and Dennis Podlesak are members of our board and partners at Domain. Dr. Eckard Weber is a member of the Tobira board and is a partner at Domain. As further discussed under the heading “Background of the Merger,” Regado directors Dr. Treu and Mr. Podlesak were not present for certain discussions of our board involving its consideration of the potential merger with Tobira and were not present at the time our board voted in favor of the transaction contemplated by the Merger Agreement. We understand from Tobira that Dr. Weber was not present for certain discussions of the Tobira board involving its consideration of the potential merger and abstained from voting on the transactions contemplated by the Merger Agreement.

Certain Material U.S. Federal Income Tax Consequences of the Merger (see page 83)

Regardless of whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Merger will not result in any taxable gain or loss for U.S. federal income tax purposes to Tobira, Regado or any Regado stockholder in his or her capacity as a Regado stockholder. Regado stockholders who are also stockholders of Tobira should consult their own tax advisor as to the tax consequences to them of participating in the Merger with respect to their Tobira stock.

Risk Factors (see page 15)

Both Regado and Tobira are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

•	The exchange ratio is not adjustable based on the market price of Regado common stock so the Merger consideration at the closing may have a greater or lesser value than the market price of Regado common stock at the time the Merger Agreement was signed;

•	The announcement and pendency of the Merger could have an adverse effect on the market price of Regado common stock and/or the business, financial condition, results of operations, or business prospects for Regado and/or Tobira;

•	The Merger may be completed even though material adverse changes may result solely from the announcement of the Merger, changes in the industry in which Regado and Tobira operate that apply to all companies generally and other causes;

•	Some Regado officers and directors have interests that are different than, or in addition to, those of other Regado stockholders and may influence them to support or approve the transactions contemplated by the Merger Agreement without regard to your interests;

•	Regado’s common stock could be delisted from The NASDAQ Capital Market if we do not comply with NASDAQ’s listing standards;

•	Regado and Tobira stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;

•	Regado’s stockholders will experience immediate and substantial dilution upon the completion of the Merger and Financing;

•	During the pendency of the Merger, Regado may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the Merger Agreement, which could adversely affect its business;

•	Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

•	Because the lack of a public market for Tobira shares makes it difficult to evaluate the fairness of the exchange ratio, Regado may pay more than the fair market value of the Tobira shares;

•	The shares held in escrow to secure the indemnification obligations of Tobira’s stockholders under the Merger Agreement may not be sufficient to compensate Regado for any damages it may suffer in connection with any indemnification claim it may make under the Merger Agreement;

•	The issuance of the shares pursuant to the Merger and Financing and certain related matters are subject to approval by Regado stockholders, and there can be no assurance that Regado’s stockholders will approve such matters;

•	If the conditions to the Merger are not met or waived, the Merger will not occur;

•	Failure to complete the Merger may result in Regado paying a termination fee or expenses to Tobira and could harm the common stock price of Regado and future business and operations of Regado;

•	Failure to complete the Merger may result in Regado filing for liquidation and dissolution;

•	The announcement and pendency of the Merger could cause disruptions in the business of Tobira, which could have an adverse effect on its business and financial results;

•	The success of the proposed business combination of Regado and Tobira will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the Merger, and any adverse changes in these relationships could adversely affect Regado’s or Tobira’s business, financial condition, or results of operations; and

•	If any of the events described in “Risks Related to Tobira’s Development, Commercialization and Regulatory Approval” or “Risks Related to Tobira’s Reliance on Third Parties” or “Risks Related to Tobira’s Business” occur, those events could cause the potential benefits of the Merger not to be realized.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement. Regado encourages you to read and consider all of these risks carefully.

Regulatory Approvals (see page 83)

In the United States, Regado must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market in connection with the issuance of shares of Regado common stock and the filing of this proxy statement with the SEC.

NASDAQ Stock Market Listing (see page 83)

Prior to consummation of the Merger, Tobira intends to file an initial listing application with The NASDAQ Capital Market pursuant to NASDAQ Stock Market LLC “change of control” rules. If such application is accepted, Regado anticipates that Regado common stock will be listed on The NASDAQ Capital Market following the closing of the Merger and will trade under Regado’s new name, “Tobira Therapeutics, Inc.” and new trading symbol, “TBRA”.

Anticipated Accounting Treatment (see page 84)

The Merger will be treated by Regado as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, Tobira is considered to be acquiring Regado in the Merger.

Appraisal Rights and Dissenters’ Rights (see page 84)

Holders of Regado common stock are not entitled to appraisal rights in connection with the Merger.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data for each of Regado and Tobira, unaudited pro forma combined financial data for Regado and Tobira and comparative historical and unaudited pro forma per share data for Regado and Tobira.

Selected Historical Financial Data of Regado Biosciences, Inc.

The following table summarizes Regado’s consolidated financial data as of the dates and for each of the periods indicated. The tables below present selected financial data of Regado prepared in accordance with U.S. generally accepted accounting principles. The historical financial data for each of the two years ended December 31, 2014 and 2013 is derived from Regado’s audited financial statements. Regado’s historical results are not necessarily indicative of the results that may be expected in the future. The following selected financial data are only a summary and should be read in conjunction with “Regado Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing in Regado’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 12, 2015 (the “Regado 10-K”), which is incorporated by reference in this proxy statement.

	Year Ended December 31,
	2014	2013
	(In thousands, except share and per share data)
Statement of Operations and Comprehensive Loss Data:
Operating expenses:
Research and development	$54,926	$26,542
General and administrative	11,699	7,297

Total operating expenses	66,625	33,839

Operating loss	(66,625)	(33,839)
Other income (expense), net	(487)	(600)

Net loss	(67,112)	(34,439)
Deemed dividend related to beneficial conversion feature of Series F convertible preferred stock	(14,840)	—

Net loss and comprehensive loss	$(81,952)	$(34,439)

Net loss attributable to preferred stockholders	$(3,972)	$—

Net loss attributable to common stockholders, basic and diluted	$(77,980)	$(34,439)

Net loss per share, basic and diluted	$(2.54)	$(4.59)

Weighted-average common shares outstanding, basic and diluted	30,658,820	7,499,661

	As of December 31,
	2014	2013
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$51,557	$30,688
Working capital	45,038	30,028
Total assets	54,397	45,753
Term loan	2,629	4,452
Series F convertible preferred stock	24,832	—
Accumulated deficit	(212,091)	(144,979)
Total stockholders’ equity	45,277	34,201

Selected Historical Financial Data of Tobira Therapeutics, Inc.

The following table summarizes Tobira’s financial data as of the date and for each of the periods indicated. The tables below present selected financial data of Tobira prepared in accordance with U.S. generally accepted accounting principles. The historical financial data for each of the two years ended December 31, 2014 and 2013 is derived from Tobira’s audited financial statements. Tobira’s historical results are not necessarily indicative of the results that may be expected in the future. The following selected financial data should be read in conjunction with “Tobira Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing elsewhere in this proxy statement.

	Year Ended December 31,
	2014	2013
	(In thousands, except share and per share data)
Statement of Operations and Comprehensive Loss Data:
Operating expenses:
Research and development	$12,181	$12,413
General and administrative	7,840	2,764

Total operating expenses	20,021	15,177

Loss from operations	(20,021)	(15,177)
Other income (expense), net	(3,808)	(3,412)

Loss before income tax expense	(23,829)	(18,589)
Income tax expense	271	—

Net loss and comprehensive loss	$(24,100)	$(18,589)

Net loss per share, basic and diluted	$(85.41)	$(67.66)

Weighted-average common shares outstanding, basic and diluted	282,157	274,735

	As of December 31,
	2014	2013
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$6,178	$4,088
Working capital deficit	(31,047)	(21,309)
Total assets	8,346	4,278
Convertible notes, related party	29,770	20,553
Term loan	14,789	1,820
Preferred stock warrant liabilities	2,460	2,773
Convertible preferred stock	61,982	61,982
Accumulated deficit	(113,760)	(89,660)
Total stockholders’ deficit	(109,382)	(85,995)

Selected Unaudited Pro Forma Combined Financial Data of Regado and Tobira

The following selected unaudited pro forma combined financial data is intended to show how the merger might have affected historical financial statements if the merger had been completed on January 1, 2014 for the purpose of the statement of operations and comprehensive loss and as of December 31, 2014 for the purpose of the balance sheet and was prepared based on the historical financial results reported by Regado and Tobira. The following should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 140, Regado’s audited historical financial statements and notes thereto of the Regado 10-K, Tobira’s audited historical financial statements and the notes thereto beginning on page F-1, the sections entitled “Regado Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 116 and “Tobira Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 118 and the other information contained in this proxy statement. The following information does not give effect to the proposed reverse stock split of Regado common stock described in Proposal No. 2.

The Merger will be accounted for as a reverse acquisition under the acquisition method of accounting. Under the acquisition method of accounting, Tobira will be treated as the accounting acquirer and Regado will be treated as the acquiree for financial reporting purposes because, immediately upon completion of the Merger, the Tobira stockholders prior to the Merger will hold a majority of the voting interest of the combined company. In addition, the nine member board of directors of the combined company will include the six current members of the Tobira board of directors, and therefore, Tobira’s current board of directors will possess majority control of the board of directors of the combined company. Members of the current management of Tobira will be responsible for the management of the combined company and the majority of the combined company’s activities will be activities related to Tobira’s current business.

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission. The pro forma adjustments reflecting the completion of the merger are based upon the acquisition method of accounting in accordance with Generally Accepted Accounting Principles (GAAP) and upon the assumptions set forth in the unaudited pro forma combined financial statements.

The unaudited pro forma combined statements of operations and comprehensive loss for the year ended December 31, 2014 combines the historical statements of operations of Regado and Tobira and gives pro forma effect to the Merger as if it had been completed on January 1, 2014.

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial statements (see the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 140), the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma combined financial statements is subject to adjustment and may vary from the actual amounts that will be recorded upon completion of the Merger.

Year Ended December 31, 2014
(In thousands)
Unaudited Pro Forma Combined Statements of Operations and Comprehensive Loss Data:
Operating expenses:
Research and development	$67,107
General and administrative	19,539
Total operating expenses	86,646
Net loss and comprehensive loss	(103,001)
Unaudited Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents	$57,735
Working capital	43,657
Total assets	63,515
Debt	17,418
Stockholders’ equity	30,775

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth certain historical, unaudited pro forma combined and pro forma combined equivalent financial information and reflects:

•	Regado and Tobira Historical Data: the historical Regado net loss and net loss per share of Regado common stock and the historical Tobira net loss and net loss per share of Tobira common stock; and

•	Combined Company Pro Forma Data: the unaudited pro forma combined company net loss after giving effect to the merger on a purchase basis as if the merger had been completed on January 1, 2014.

The following information does not give effect to the proposed reverse stock split of Regado common stock described in Proposal No. 2. You should read the table below in conjunction with the financial statements and notes thereto appearing in Regado’s Annual Report on Form 10-K for the year ended December 31, 2014, which financial statements are incorporated by reference herein, and the financial statements and related notes thereto of Tobira beginning on page F-1 of this proxy statement. You are urged to also read the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 140.

Year Ended December 31, 2014
(In thousands)
Regado Historical Data
Basic and diluted net loss per common share:	$(2.54)
Tobira Historical Data
Basic and diluted net loss per common share:	$(85.41)
Combined Company Pro Forma Data
Basic and diluted net loss per common share (unaudited):	$(0.95)

MARKET PRICE AND DIVIDEND INFORMATION

Regado common stock is listed on The NASDAQ Capital Market under the symbol “RGDO”. The following table presents, for the periods indicated, the range of high and low per share sales prices for Regado common stock as reported on The NASDAQ Capital Market for each of the periods set forth below. The high and low per share sales price for Regado common stock are not provided for the first and second quarters of 2013 because there was no established public trading market for Regado common stock prior to Regado’s initial public offering. Tobira is a private company and its common stock and preferred stock are not publicly traded. These per share sales prices do not give effect to the proposed one for nine reverse stock split of Regado common stock to be implemented prior to the consummation of the Merger.

Regado Common Stock

	High	Low
Year Ended December 31, 2013
Third Quarter	$9.39	$4.27
Fourth Quarter	$7.10	$4.41
Year Ended December 31, 2014
First Quarter	$14.10	$4.80
Second Quarter	$13.39	$4.95
Third Quarter	$7.02	$0.96
Fourth Quarter	$1.19	$0.80
Year Ended December 31, 2015
First Quarter (through March 18, 2015)	$1.61	$0.82

The closing price of Regado common stock on January 13, 2015, the date immediately prior to the public announcement of the Merger on January 14, 2015, as reported on The NASDAQ Capital Market, was $0.86 per share. The closing price of Regado common stock on March 19, 2015, the latest practicable date prior to the printing of this proxy statement, as reported on The NASDAQ Capital Market, was $1.50 per share.

Because the market price of Regado common stock is subject to fluctuation, the market value of the shares of Regado common stock that Tobira stockholders will be entitled to receive in the Merger may increase or decrease and the stipulated value at which our shares are sold in the Financing may be more or less than the market price of our shares of common stock on the date of the sale of our shares in the Financing.

Assuming approval of Regado Proposal No. 3 and successful application for initial listing with The NASDAQ Capital Market, following the consummation of the Merger, Regado common stock will be listed on The NASDAQ Capital Market and will trade under Regado’s new name, “Tobira Therapeutics, Inc.” and new trading symbol, “TBRA”.

As of March 23, 2015, the record date for the Special Meeting, Regado had approximately 20 holders of record of its common stock. As of March 23, 2015, Tobira had 14 holders of record of its common stock and 7 holders of record of its preferred stock.

Dividends

Regado has never paid or declared any cash dividends on its common stock and is prohibited from paying cash dividends under the terms of its credit facility. If the Merger does not occur, Regado does not anticipate paying any cash dividends on its common stock in the foreseeable future, and Regado intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of Regado’s board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Regado’s board of directors deems relevant.

RISK FACTORS

The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Regado because these risks may also affect the combined company—these risks can be found in Regado 10-K. You should also read and consider the other information in this proxy statement and the other documents incorporated by reference into this proxy statement. Please see the section entitled “Where You Can Find More Information” in this proxy statement.

Risks Related to the Merger

The exchange ratio is not adjustable based on the market price of Regado common stock so the Merger consideration at the closing may have a greater or lesser value than the market price at the time the Merger Agreement was signed.

The Merger Agreement has set the exchange ratio formula for Tobira common stock, and the exchange ratio is adjustable upward or downward based on Regado’s Net Cash at the closing of the Merger and changes in the outstanding capital stock of Tobira or the outstanding common stock of Regado, including in connection with the proposed one for nine reverse stock split and the Financing (including any pre-closing investment in Tobira) prior to completion of the Merger as described in “The Merger—Merger Consideration and Adjustment.” Any changes in the market price of Regado common stock before the completion of the Merger will not affect the number of shares Tobira securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger the market price of Regado common stock declines from the market price on the date of the Merger Agreement, then Tobira securityholders could receive Merger consideration with substantially lower value. Similarly, if before the completion of the Merger, the market price of Regado common stock increases from the market price on the date of the Merger Agreement, then Tobira securityholders could receive Merger consideration with substantially more value for their shares of Tobira capital stock than the parties had negotiated for in the establishment of the exchange ratio. The Merger Agreement does not include a price-based termination right.

Regado’s Net Cash may be less than $38 million at the closing of the Merger, which would result in Regado’s stockholders owning a smaller percentage of the combined company.

For purposes of the Merger Agreement, Net Cash is subject to certain reductions, including, without limitation, indebtedness for borrowed money, certain severance obligations, unpaid transaction costs, accounts payable, and certain financial obligations under Regado contracts. In the event the amount of our cash is smaller or such reductions are greater than anticipated, Regado’s stockholders could hold a significantly smaller portion of the combined company.

The announcement and pendency of the Merger could have an adverse effect on the market price of Regado common stock and/or the business, financial condition, results of operations, or business prospects for Regado and/or Tobira.

The market price of Regado common stock may decline as a result of the Merger for a number of reasons including if:

•	investors react negatively to the prospects of the combined organization’s business and prospects from the Merger;

•	the effect of the Merger on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	the combined organization does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

The announcement and pendency of the Merger could also disrupt Tobira’s and/or Regado’s businesses. For example, Tobira and Regado management may need to focus additional attention on the completion of the Merger and related matters, thereby diverting their attention from the day-to-day business operations of their respective companies. Should these disruptions occur, any of these matters could adversely affect the stock price of Regado or harm the financial condition, results of operations, or business prospects of Tobira and/or Regado.

The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

In general, either Regado or Tobira can refuse to complete the Merger if there is a material adverse change affecting the other party between January 14, 2015, the date of the Merger Agreement, and the closing of the Merger. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Regado or Tobira, including:

•	the execution, delivery, announcement or performance of the obligations under the Merger Agreement or the announcement, pendency or anticipated consummation of the Merger;

•	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof;

•	any change in generally accepted accounting principles or applicable laws, rules, or regulations or the interpretation thereof;

•	conditions generally affecting the industries in which Tobira and its direct and indirect subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Tobira and its direct and indirect subsidiaries taken as a whole;

•	any failure by Tobira or any of its subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement; or

•	anything related to the conduct of Tobira’s Phase 2b proof of concept study, entitled “Cenicriviroc Efficacy and Safety Study in Adult Subjects with Nonalcoholic Steatohepatitis and Liver Fibrosis” other than a clinical hold lasting 30 days or more by the FDA or a recommendation to discontinue the study by independent Data and Safety Monitoring Board.

If adverse changes occur and Regado and Tobira still complete the Merger, the combined organization stock price may suffer. This in turn may reduce the value of the Merger to the stockholders of Regado, Tobira or both.

Some Regado officers and directors have interests in the Merger that are different from, or in addition to, yours and that may influence them to support or approve the issuance of shares of Regado common stock in connection with the Merger and the Financing and the related matters to be acted upon by Regado’s stockholders at the Special Meeting.

Certain officers and directors of Regado participate in arrangements that provide them with interests in the Merger that are different from, or in addition to, yours, including, among others, affiliate ownership of equity in Tobira, the continued service as a consultant or director of the combined organization, severance benefits, the acceleration of stock option vesting, and continued indemnification.

For example, Regado has entered into certain employment and severance benefits agreements with each of its executive officers that may result in the receipt by such executive officers of cash severance payments and other benefits with a total value of approximately $1.262 million (collectively, not individually, and excluding the value of any accelerated vesting of stock awards) and the acceleration of stock awards held by those officers, including options to purchase shares of Regado common stock, based on data available as of January 31, 2015, the latest practicable date prior to the filing of this proxy statement, and assuming a covered termination of employment of each executive officer’s employment as of such date. The closing of the Merger will also result in the acceleration of vesting of a portion of the stock awards, including options to purchase approximately 3,647,113 shares of Regado common stock held by the Regado executive officers and directors, whether or not there is a covered termination of such officer’s employment. For more information concerning the treatment of Regado options in connection with the Merger, see the section entitled “The Merger Agreement—Treatment of Regado Stock Options” in this proxy statement.

By way of further example, as of January 31, 2015, Domain and its affiliates beneficially owned approximately 7.3% of the shares of Regado’s common stock, prior to the Merger, and approximately 33.5% of the shares of Tobira’s capital stock, prior to the Merger. In addition, Domain and its affiliates have, pursuant to the financing commitment letter, agreed to purchase shares having a value of approximately $4.6 million, or, approximately, 3.3% of the combined company on a post-Merger basis. Jesse Treu and Dennis Podlesak are members of our board and partners at Domain. Dr. Eckard Weber is a member of the Tobira board and is a partner at Domain. As further discussed under the heading “Background of the Merger,” Regado directors Dr. Treu and Mr. Podlesak were not present for certain discussions of our board involving its consideration of the potential merger with Tobira and were not present at the time our board voted in favor of the transaction contemplated by the Merger Agreement. We understand from Tobira that Dr. Weber was not present for certain discussions of the Tobira board involving its consideration of the potential merger and abstained from voting on the transactions contemplated by the Merger Agreement.

These interests, among others, may influence the officers and directors of Regado to support or approve the issuance of shares of Regado common stock in connection with the Merger and the Financing and the related matters to be acted upon by Regado’s stockholders at the Special Meeting. For more information concerning the interests of Regado executive officers and directors, see the section entitled “The Merger—Interests of the Regado Directors and Executive Officers in the Merger” in this proxy statement.

Regado’s common stock could be delisted from The NASDAQ Capital Market if we do not comply with NASDAQ’s listing standards.

Pursuant to the NASDAQ Listing Rules, consummation of the Merger requires the combined company to submit an initial listing application and, at the time of the Merger, meet all of the criteria applicable to a company initially requesting listing. Tobira intends to apply for listing on The NASDAQ Capital Market and we are seeking stockholder approval of a one for nine reverse stock split. While we intend to obtain listing status for the combined company and maintain the same, no guarantees can be made about our ability to do so.

If Regado’s common stock is delisted by NASDAQ, the common stock may be eligible to trade on the OTC Bulletin Board or another over-the-counter market. Any such alternative would likely result in it being more difficult for the company to raise additional capital through the public or private sale of equity securities and for investors to dispose of, or obtain accurate quotations as to the market value of, the common stock. In addition, there can be no assurance that the common stock would be eligible for trading on any such alternative exchange or markets.

Regado and Tobira stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Regado and Tobira stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the Merger. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price following the Merger. Even if the combined company were able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.

Regado’s stockholders will experience immediate and substantial dilution upon the completion of the Merger and the equity financing that will occur in conjunction with the Merger.

Regado’s current equityholders will own approximately 27% of Regado’s common stock following the Merger and a $22 million equity financing that will occur in conjunction with the Merger (assuming the conversion of its preferred stock and that Regado’s Net Cash at closing is equal to $38 million). Such ownership share will be further diluted, equaling approximately 24% of Regado’s common stock following the Merger, if the Financing is increased to $40 million. Changes in the size of the Financing, the amount of Regado’s Net Cash at closing or increases in the share price at which Regado’s common stock is sold to third parties in the Financing could result in relative ownership percentages that are different than those described above.

During the pendency of the Merger, Regado may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Both Tobira and Regado are prohibited by the terms of the Merger Agreement from soliciting, initiating, knowingly encouraging, inducing or facilitating the making, submission or announcement of any “acquisition proposal,” as defined in the Merger Agreement, or taking any action that would reasonably be expected to lead to an acquisition proposal. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. Both companies, however, may provide information in response to an acquisition proposal if after consulting with a financial advisor of nationally recognized reputation and outside legal counsel and financial advisor, the respective company’s board of directors determines in good faith that, or would reasonably be expected to result in, a superior offer (and is not withdrawn) and (1) the company believes it would not breach the non-solicit provisions of the Merger Agreement, (2) the board of directors of the company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the company to comply with its fiduciary obligations to the company’s stockholders under applicable law, and (3) proper notice is provided to the other company per the Merger Agreement.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Regado and Tobira from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and that such action is required in order for Regado’s board to comply with its fiduciary duties. In addition, if Regado or Tobira terminate the Merger Agreement under certain circumstances, including terminating because of a decision of a board of directors to recommend a superior proposal, Regado or Tobira would be required to pay a termination fee of up to $2 million, plus certain transaction expenses up to $250,000, to the other party. This termination fee may discourage third parties from submitting alternative takeover proposals to Regado or Tobira or their stockholders, and may cause the respective boards of directors to be less inclined to recommend an alternative proposal.

Because the lack of a public market for Tobira shares makes it difficult to evaluate the fairness of the exchange ratio, Regado may pay more than the fair market value of the Tobira shares.

The outstanding capital stock of Tobira is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of the Tobira shares. Because the percentage of Regado equity to be issued to Tobira stockholders was determined based on negotiations between the parties, it is possible that Regado may pay more than the aggregate fair market value for the Tobira shares.

The shares of Regado common stock issuable in the Merger and the Financing constitute restricted securities under federal securities laws and are subject to additional restrictions on transfer. As a result, the shares will not be freely tradable following the Merger, and stockholders receiving them may never be able to achieve liquidity.

The shares of Regado common stock issued as consideration in the Merger or in connection with the Financing will not immediately be registered under the Securities Act. The shares of Regado common stock will constitute “restricted stock” under the Securities Act and, therefore, such shares may not be sold unless the shares are registered or unless an exemption from the registration and prospectus delivery requirements of the Securities Act is available. As a general matter, holders of such shares will not be able to transfer any of their shares until at least six (6) months after receiving shares of Regado common stock, which is when the shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied.

Pursuant to the Merger Agreement, within 30 days of the closing date of the Merger, Regado is obligated to file with the Securities and Exchange Commission a registration statement on Form S-3 (or if Form S-3 is not available, such other form as may provide for a resale of the shares of Regado common stock issued pursuant to the Merger), covering the resale of the shares of Regado common stock received in exchange for shares of Tobira capital stock pursuant to the Merger. Regado is also obligated to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as possible following the filing of the registration statement and remain effective.

Additionally, the financing commitment letter contemplates that the Investors will enter into a registration rights agreement which will provide that Regado will file a registration statement with respect to the resale of shares of Regado’s common stock issued in the Financing within 60 days of the closing of the Financing, and which will require Regado to keep the registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act.

Stockholders receiving such Regado shares in the Merger and the Financing will not be able to achieve liquidity with respect to their shares of Regado common stock until the time that a registration statement covering the resale of such shares is declared effective and, as a result, holders of such shares may be required to bear the financial risks of this investment until that time. There can be no guarantee that holders of such shares will be able to sell them at or above the price per share in the Merger or the price per share paid pursuant to the Financing, as applicable.

Tobira stockholders may never receive some or all of their Regado common stock because it may be used to satisfy Tobira’s indemnification obligations under the Merger Agreement.

Approximately 10% of the shares of Regado common stock that would otherwise be paid to Tobira stockholders in the Merger shall not be distributed or issued to any Tobira stockholders, but will be withheld by Regado and used to satisfy any indemnification obligations of the Tobira or Tobira stockholders under the Merger Agreement. If Regado does not make any indemnity claims under the Merger Agreement, as soon as practicable following the date that is 12 months following the closing date of the Merger, Regado shall issue to Tobira stockholders their portion of the amount of such shares of Regado common stock; however, if Tobira is obligated to indemnify Regado pursuant to the Merger Agreement, some or all of these shares will be forfeited to satisfy those obligations. Consequently, Tobira stockholders may never receive some or all of these shares.

If the conditions to the Merger are not met or waived, the Merger will not occur.

Specified conditions must be satisfied or waived to complete the Merger. These conditions are set forth in the Merger Agreement and described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement. Neither Regado nor Tobira can assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, and Regado and Tobira each may lose some or all of the intended benefits of the Merger. In the event that the Merger is not consummated, Regado may be subject to many risks, including the fees and the costs related to the Merger, such as legal, accounting and advisory fees, which must be paid even if the Merger is not completed.

Failure to complete the Merger may result in Regado and Tobira paying a termination fee or expenses to the other party and could harm the common stock price of Regado and future business and operations of each company.

If the Merger is not completed, Regado and Tobira are subject to the following risks:

•	if the Merger Agreement is terminated due to certain breaches of the Merger Agreement, Regado or Tobira will be required to pay certain transaction expenses of the other party, up to a maximum of $250,000;

•	if the Merger Agreement is terminated for a party’s failure to obtain the required approval of its stockholders, such party is obligated to pay the other party a termination fee of $1 million plus reimburse the other party’s fees and expenses up to $250,000, and in addition, if such party enters into an agreement relating to an Acquisition Transaction (as defined in the Merger Agreement) or consummates an Acquisition Transaction within 12 months following a termination for the failure to obtain stockholder approval, such party is obligated to pay an additional $1 million to the other party;

•	the price of Regado stock may decline and remain volatile; and

•	costs related to the Merger, such as legal and accounting fees, which must be paid even if the Merger is not completed.

In addition, if the Merger Agreement is terminated and the board of directors of Regado or Tobira determines to seek another business combination, there can be no assurance that either Regado or Tobira will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger.

Failure to complete the Merger may result in Regado filing for liquidation and dissolution.

In September 2014, Regado began a significant restructuring plan to preserve its financial resources, minimize its exposure to fixed costs for staff and facilities and increase its control over the strategic timing and use of all of its resources. If Regado is unable to complete the Merger, it may liquidate in a voluntary dissolution under Delaware law. The proceeds to Regado stockholders from liquidation may be less than the consideration expected to be paid in the Merger. Regado’s commitments and contingent liabilities may include (i) obligations under outstanding indebtedness; (ii) obligations under employment and separation agreements with certain members of management that provide for severance and other payments following a termination of employment occurring for various reasons, including a change of control of Regado, (iii) the pending litigation against Regado, and other various claims and legal actions arising in the ordinary course of business and (iv) non-cancelable lease obligations. As a result of this requirement, a portion of assets may need to be reserved pending the resolution of such obligations. In addition, Regado may be subject to litigation or other claims related to a dissolution and liquidation of the company. If a dissolution and liquidation were pursued, Regado’s board of directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Regado’s common stock may lose their entire investment in the event of a bankruptcy, liquidation, dissolution or winding up of our company.

The success of the proposed business combination of Regado and Tobira will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the Merger. Any adverse changes in these relationships could adversely affect Regado’s or Tobira’s business, financial condition, or results of operations.

The success of the Merger will be in part dependent on the combined entity’s ability to maintain and renew the business relationships of both Regado and Tobira and to establish new business relationships. There can be no assurance that the management of either Regado or Tobira will be able to maintain such business relationships, or enter into or maintain new business contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the business, financial condition, or results of operations of Regado and Tobira.

If any of the events described in “Risks Related to Tobira’s Development, Commercialization and Regulatory Approval” or “Risks Related to Tobira’s Reliance on Third Parties” or “Risks Related to Tobira’s Business” occur, those events could cause the potential benefits of the Merger not to be realized.

If the parties complete the Merger, the composition of the Regado Board will change in accordance with the Merger Agreement. Following the completion of the Merger, Regado’s Board will consist of nine members and will be comprised of six representatives of Tobira and three representatives of Regado, with Regado’s current chairman of the board of directors, Dennis Podlesak, continuing to act as chairman of the board of Regado following the Merger. This new composition of the Board may affect the business strategy and operating decisions of the combined company upon completion of the Merger.

Tobira’s business is expected to constitute most, if not all, of the business of the combined company following the Merger. As a result, the risks described below in the section entitled “Risks Related to Tobira’s Development, Commercialization and Regulatory Approval” beginning on page 26 are among the most significant risks to the combined company if the Merger is completed. To the extent any of the events in the risks described below in the sections entitled “Risks Related to Tobira’s Development, Commercialization and Regulatory Approval” or “Risks Related to Tobira’s Reliance on Third Parties” beginning on page 29 or “Risks Related to Tobira’s Business” beginning on page 30 occur, those events could cause the potential benefits of the Merger not to be realized and the market price of the combined company’s common stock to decline.

Risks Related to the One for Nine Reverse Stock Split

The reverse stock split may not increase Regado’s stock price over the long-term.

The principal purpose of the reverse stock split, if applicable, is to increase the per-share market price of Regado’s common stock. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Regado’s common stock, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the proposed one for nine reverse stock split ratio, or result in any permanent or sustained increase in the market price of Regado’s common stock, which is dependent upon many factors, including our business and financial performance, general market conditions, and prospects for future success. Thus, while the stock price of the combined company might meet the continued listing requirements for The NASDAQ Capital Market initially, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of Regado’s common stock.

Although the Regado board of directors believes that the anticipated increase in the market price of Regado’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split, if applicable. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Regado’s common stock.

The reverse stock split may lead to a decrease in Regado’s overall market capitalization.

Should the market price of Regado’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split, if applicable. A reverse stock split may be viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Regado’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Regado’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Regado

Regado may not be able to complete the Merger and may elect to pursue another strategic transaction similar to such Merger, which may not occur on commercially reasonably terms or at all.

Regado cannot assure you that it will complete the Merger in a timely manner or at all. The Merger Agreement is subject to many closing conditions and termination rights, as set forth in more detail in “The Merger Agreement—Conditions to the Completion of the Merger” and “The Merger Agreement—Termination” below. In addition to Regado’s product candidates, for which it has suspended all development, Regado’s assets currently consist primarily of cash, cash equivalents and marketable securities, its listing on The NASDAQ Capital Market and the Merger Agreement with Tobira. If Regado does not close the Merger, its board of directors may elect to attempt to complete another strategic transaction similar to the Merger. Attempting to complete another strategic transaction similar to the Merger will prove to be costly and time consuming, and Regado cannot make any assurances that a future strategic transaction will occur on commercially reasonable terms or at all. Even if Regado does complete the Merger, the Merger ultimately may not deliver the anticipated benefits or enhance stockholder value.

If the Merger is not completed, in light of the challenges of rebuilding an operating business, Regado may elect to liquidate its remaining assets, and there can be no assurances as to the amount of cash available to distribute to stockholders after paying its debts and other obligations.

If Regado does not close the Merger, in light of the risks of reestablishing an operating business, as set forth herein, the Regado board of directors may elect to take the steps necessary to liquidate all remaining assets of Regado. The process of liquidation may be lengthy and Regado cannot make any assurances regarding timing of completion. In addition, Regado would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. There can be no assurance as to the amount or timing of available cash remaining to distribute to stockholders after paying Regado’s debts and other obligations and setting aside funds for reserves.

If the Merger is not completed, and Regado fails to acquire and develop other products or product candidates at all or on commercially reasonable terms, Regado may be unable to reestablish a viable operating business.

Given the discontinuation of development of the Revolixys Kit, if the Merger is not completed, Regado may not be able to reestablish a viable operating business. Due to Regado’s history, its limited operational and management capabilities, and the intense competition for pharmaceutical product candidates, even if Regado finds promising product candidates, and generates interest in a collaborative or strategic arrangement to acquire such product candidates, it may not be able to acquire rights to additional product candidates or approved products on commercially reasonable terms that it finds acceptable, or at all. Proposing, negotiating and implementing an economically viable product acquisition or license is a lengthy and complex process. In addition, even if Regado finds promising product candidates, and generates interest in a collaborative or strategic arrangement to acquire such product candidates, it may not be able to acquire rights to additional product candidates or approved products on commercially reasonable terms that Regado finds acceptable, or at all.

Regado has had a limited operating history that may make it difficult for you to evaluate the potential success of its business and Regado has a history of incurring losses.

Regado was founded in December 2001 under its former name, Quartet Biosciences, Inc. and changed its name to Regado Biosciences, Inc. in March 2003. Regado’s operations to date have been limited to organizing and staffing, acquiring, developing and securing technology and undertaking preclinical studies and clinical trials. Furthermore, its business is not profitable and Regado has incurred losses in each year since its inception. Regado’s net loss for the years ended December 31, 2014, 2013 and 2012 was $67.1 million, $34.4 million and $13.1 million, respectively. Regado had an accumulated deficit at December 31, 2014 of $212.1 million. To date, Regado has not commercialized any products or generated any revenues from the sale of products, and absent the realization of sufficient revenues from product sales, Regado may never attain profitability in the future.

If Regado does not successfully complete the Merger, it will require substantial additional funding in the event Regado resumes its operations, and may need to curtail operations if it has insufficient capital.

Regado had cash and cash equivalents of $51.6 million at December 31, 2014. Regado expects its negative cash flows from operations to continue for the foreseeable future.

Regado currently believes that its available cash, cash equivalents and marketable securities and interest income will be sufficient to fund its anticipated levels of operations for at least the next five months. However, if Regado does not successfully complete the Merger, Regado will require substantial additional funding in the event it resumes its operations. As such, its future capital requirements will depend on many factors, including:

•	Regado’s ability to complete the Merger;

•	the timing and nature of any future strategic transactions that Regado undertakes, including, but not limited to licensing a promising product potential partnerships;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the effect of competing technological and market developments; and

•	the cost incurred in responding to disruptive actions by activist stockholders.

Having an insufficient level of capital to resume its operations may require Regado to significantly curtail one or more of its development, licensing or acquisition programs, which could have a negative impact on its financial condition and Regado’s ability to successfully pursue its business strategy.

If Regado’s agreements with employees, consultants, advisors and corporate partners fail to protect its intellectual property, proprietary information or trade secrets, it could have a significant adverse effect on Regado.

Regado has taken steps to protect its intellectual property and proprietary technology by entering into confidentiality agreements and invention assignment agreements with its employees, consultants, scientific advisors, contractors and commercial partners. However, such agreements may not be enforceable or may not provide meaningful protection for all of its trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and Regado may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and Regado does not know whether the steps it has taken to prevent such disclosure are, or will be, adequate. In addition, Regado’s trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Regado’s contractors use intellectual property owned by others in their work for Regado, disputes may arise as to the rights in related or resulting know-how and inventions. Furthermore, the laws of some foreign countries may not protect its intellectual property rights to the same extent as do the laws of the United States.

Risks Related to the Common Stock of Regado

Ownership of Regado Common Stock involves a high degree of risk.

Investing in and owning Regado common stock involves a high degree of risk. Stockholders should read carefully the risk factors provided within this section, as well as Tobira’s and Regado’s public documents filed by each party with the SEC, including the financial statements therein.

If the Merger is not completed, the Regado stock price may continue to be volatile.

The market price of Regado common stock is subject to significant fluctuations. During the 12-month period ended December 31, 2014, the sales price of Regado common stock on The NASDAQ Capital Market ranged from a high of $14.10 in March 2014 to a low of $0.80 in November 2014. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. The volatility of the market price of Regado common stock is exacerbated by low trading volume and the high proportion of shares held by insiders. Some of the factors that may cause the market price of Regado common stock to fluctuate include:

•	announcements related to the Merger;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend its intellectual property rights or defend against the intellectual property rights of others;

•	the failure of its products to achieve commercial success;

•	the entry into any in-licensing agreements securing licenses, patents or development rights;

•	the entry into, or termination of, key agreements, including additional commercial partner agreements;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	the introduction of technological innovations or new therapies that compete with its potential products;

•	the loss of key employees;

•	changes in estimates or recommendations by securities analysts, if any, who cover its common stock;

•	future sales of its common stock;

•	general and industry-specific economic conditions that may affect its research and development expenditures;

•	changes in the structure of health care payment systems, including changes to prescription drug reimbursement levels; and

•	period-to-period fluctuations in financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Regado common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against the company. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm Regado’s profitability and reputation.

If Regado fails to continue to meet all applicable NASDAQ Capital Market requirements and NASDAQ determines to delist Regado common stock, the delisting could adversely affect the market liquidity of its common stock and the market price of Regado common stock could decrease.

Regado common stock is listed on The NASDAQ Capital Market. In order to maintain its listing, Regado must meet minimum financial, operating and other requirements, including requirements for a minimum amount of capital, a minimum price per share, and active operations. If Regado is unable to comply with NASDAQ’s listing standards, NASDAQ may determine to delist the Regado common stock from The NASDAQ Capital Market. If Regado common stock is delisted for any reason, it could reduce the value of its common stock and its liquidity. Delisting could also adversely affect the ability to obtain financing for the continuation of Regado operations, if Regado chooses to reestablish its business, or to use its common stock in acquisitions, including the Merger.

Delisting could result in the loss of confidence by suppliers, customers and employees. Delisting would prevent Regado from satisfying a closing condition for the Merger, and, in such event, Tobira may elect not to consummate the Merger. In addition, the combined organization must submit a new application for listing on The NASDAQ Capital Market after the Merger pursuant to the reverse merger rules, and the combined organization will need to meet The NASDAQ Capital Market minimum requirements.

If securities or industry analysts do not publish research or reports or publish inaccurate or unfavorable research about Regado, its business or its stock, Regado stock price and trading volume could decline.

The trading market for Regado common stock is influenced by the research and reports that securities or industry analysts publish about Regado, its business and its stock. As of February 13, 2015, Regado had research coverage by two securities analysts. If either of the analysts who cover Regado downgrades Regado stock or publishes inaccurate or unfavorable research regarding it or its business model, technology or stock performance, its stock price would likely decline. If one or both of these analysts ceases coverage of Regado or fails to publish reports on Regado regularly, Regado could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline. Moreover, the unpredictability of its financial results likely reduces the certainty, and therefore reliability, of the forecasts by securities or industry analysts of its future financial results, adding to the potential volatility of Regado stock price.

Raising additional funds by issuing securities or through licensing arrangements may cause dilution to existing stockholders, restrict Regado operations or require Regado to relinquish proprietary rights.

Additional financing may not be available to Regado when it needs it or such financing may not be available on favorable terms. To the extent that Regado raises additional capital by issuing equity securities, its existing stockholders’ ownership will be diluted and the terms of any new equity securities may have preferences over its common stock. Any debt financing it enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of Regado assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if Regado raises additional funds through licensing arrangements, it may be necessary to relinquish potentially valuable rights to potential products or proprietary technologies, or grant licenses on terms that are not favorable to Regado.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on Regado stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require an annual management assessment of the effectiveness of Regado’s internal control over financial reporting. If Regado fails to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time, it may not be able to ensure that it can conclude on an ongoing basis that Regado has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If Regado cannot in the future favorably assess the effectiveness of its internal control over financial reporting, investor confidence in the reliability of its financial reports may be adversely affected, which could have a material adverse effect on Regado’s stock price.

Anti-takeover provisions in Regado charter documents and under Delaware law could make an acquisition of Regado more difficult and may prevent attempts by stockholders to replace or remove management.

Provisions of Regado’s certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. Such provisions in the Regado charter documents include a classified board of directors and a prohibition on actions by written consent of stockholders. In addition, because Regado is incorporated in Delaware, Regado is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of its outstanding voting stock from merging or combining with Regado unless certain conditions are met. Although Regado believes these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with its board of directors, these provisions would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by stockholders to replace or remove the then-current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

While Regado does not expect that these provisions will delay or prevent the completion of the Merger, they may hinder or prevent Regado from considering competing offers for a business combination, which may harm the value of your investment.

Risks Related to Tobira’s Development, Commercialization and Regulatory Approval

If Tobira is unable to obtain required regulatory approvals, it will be unable to market and sell its product candidates.

Tobira’s product candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing, oversight of clinical investigators, recordkeeping and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory review and approval process are required to be successfully completed in the United States and in each foreign jurisdiction in which Tobira offers its products before a new drug can be sold in such jurisdictions. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. The time required to obtain approval by the U.S. Food and Drug Administration, or the FDA, or the regulatory authority in such other jurisdictions is unpredictable and often exceeds five years following the commencement of clinical trials, depending upon the complexity of the product candidate.

In connection with the clinical development of our product candidates, Tobira faces risks that:

•	the product candidate may not prove to be safe and efficacious;

•	patients may die or suffer serious adverse effects for reasons that may or may not be related to the product candidate being tested;

•	Tobira may fail to maintain adequate records of observations and data from its clinical trials, to establish and maintain sufficient procedures to oversee, collect data from, and manage clinical trials, or to monitor clinical trial sites and investigators to the satisfaction of the FDA or other regulatory agencies;

•	the results of later-phase clinical trials may not confirm the results of earlier clinical trials; and

•	the results from clinical trials may not meet the level of statistical significance or clinical benefit-to-risk ratio required by the FDA or other regulatory agencies for marketing approval.

Only a small percentage of product candidates for which clinical trials are initiated receive approval for commercialization. Furthermore, even if Tobira does receive regulatory approval to market a product candidate, any such approval may be subject to limitations such as those on the indicated uses for which Tobira may market a particular product candidate.

Tobira only has a limited number of employees to manage and operate its business.

As of January 30, 2015, Tobira had a total of 13 full-time employees. Its focus on limiting cash utilization requires it to manage and operate its business in a highly efficient manner. We cannot assure you that Tobira will be able to retain adequate staffing levels to run its operations and/or to accomplish all of the objectives that Tobira otherwise would seek to accomplish.

Tobira depends heavily on its executive officers, directors, and principal consultants and the loss of their services would materially harm Tobira’s business.

We believe that Tobira’s success depends, and will likely continue to depend, upon its ability to retain the services of its current executive officers, directors, principal consultants and others. In addition, Tobira has established relationships with universities and research institutions which have historically provided, and continue to provide, Tobira with access to research laboratories, clinical trials, facilities and patients. The loss of the services of any of these individuals or institutions would have a material adverse effect on Tobira’s business.

Tobira currently has no marketing, sales or distribution infrastructure with respect to its product candidates. If Tobira is unable to develop its sales, marketing and distribution capability on its own or through collaborations with marketing partners, Tobira will not be successful in commercializing its product candidates.

Tobira currently has no marketing, sales or distribution capabilities and has limited sales or marketing experience within its organization. If Tobira’s product candidate CVC is approved, Tobira intends either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize CVC, or to outsource this function to a third party. Either of these options would be expensive and time consuming. Some or all of these costs may be incurred in advance of any approval of CVC. In addition, Tobira may not be able to hire a sales force in the United States that is sufficient in size or has adequate expertise in the medical markets that Tobira intends to target. Any failure or delay in the development of Tobira’s internal sales, marketing and distribution capabilities would adversely impact the commercialization of CVC and other future product candidates.

With respect to Tobira’s existing and future product candidates, Tobira may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment its own sales force and distribution systems or as an alternative to Tobira’s own sales force and distribution systems. To the extent that Tobira enters into co-promotion or other licensing arrangements, Tobira’s product revenue may be lower than if it directly marketed or sold any approved products. In addition, any revenue Tobira receives will depend in whole or in part upon the efforts of these third parties, which may not be successful and are generally not within Tobira’s control. If Tobira is unable to enter into these arrangements on acceptable terms or at all, Tobira may not be able to successfully commercialize any approved products. If Tobira is not successful in commercializing any approved products, either on its own or through collaborations with one or more third parties, Tobira’s future product revenue will suffer and it may incur significant additional losses.

Even if Tobira obtains FDA approval of CVC or any other future product candidate, Tobira or its partners may never obtain approval or commercialize its products outside of the United States, which would limit Tobira’s ability to realize their full market potential.

In order to market any products outside of the United States, Tobira must establish and comply with numerous and varying regulatory requirements of other countries regarding clinical trial design, safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for Tobira and may require additional preclinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of Tobira’s products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, Tobira’s failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. Tobira and its partners do not have any product candidates approved for sale in any jurisdiction, including international markets, and Tobira does not have experience in obtaining regulatory approval in international markets. If Tobira or its partners fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, Tobira’s target market will be reduced and its ability to realize the full market potential of its products will be harmed.

If Tobira does not obtain protection under the Hatch-Waxman Amendments and similar foreign legislation by extending the term of patents covering each of Tobira’s product candidates, Tobira’s business may be materially harmed.

Depending upon the timing, duration and conditions of FDA marketing approval of Tobira’s product candidates, one or more of Tobira’s U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, Tobira may not receive an extension if it fails to apply within applicable deadlines, fails to apply prior to expiration of relevant patents or otherwise fails to satisfy applicable requirements. Moreover, the length of the extension could be less than Tobira requests. If Tobira is unable to obtain patent term extension or the term of any such extension is less than Tobira requests, the period during which Tobira can enforce its patent rights for that product may not extend beyond the current patent expiration dates and Tobira’s competitors may obtain approval to market competing products sooner. As a result, Tobira’s revenue could be reduced, possibly materially.

If Tobira or its partners market products in a manner that violates fraud and abuse and other healthcare laws, or if Tobira or its partners violate government price reporting laws, Tobira or its partners may be subject to administrative civil and/or criminal penalties.

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, including those commonly referred to as “fraud and abuse” laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include, among others, false claims and anti-kickback statutes. At such time, if ever, as Tobira or any of its partners market any of its future approved products, it is possible that some of the business activities of Tobira and/or its partners could be subject to challenge under one or more of these laws.

Federal false claims, false statements and civil monetary penalties laws prohibit, among others, any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor.

In addition, Tobira and/or its partners may be subject to data privacy and security regulation, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, which impose specified requirements relating to the privacy, security and transmission of individually identifiable health information.

Most states also have statutes or regulations similar to these federal laws, which may apply to items such as pharmaceutical products and services reimbursed by private insurers. Tobira and/or its partners may be subject to administrative, civil and criminal sanctions for violations of any of these federal and state laws. Pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.

Risks Related to Tobira’s Reliance on Third Parties

If the third parties on which Tobira relies for the conduct of its clinical trials and results do not perform Tobira’s clinical trial activities in accordance with good clinical practices and related regulatory requirements, Tobira may be unable to obtain regulatory approval for or commercialize its product candidates.

Tobira uses third-party service providers to conduct and/or oversee the clinical trials of its product candidates and expects to continue to do so for the foreseeable future. Tobira relies heavily on these parties for successful execution of its clinical trials. Nonetheless, Tobira is responsible for confirming that each of its clinical trials is conducted in accordance with the FDA’s requirements and its general investigational plan and protocol.

The FDA requires Tobira and its third-party service providers to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Tobira’s reliance on third parties that it does not control does not relieve Tobira of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct Tobira’s clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. In addition, third parties may not be able to repeat their past successes in clinical trials. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of Tobira product candidates or result in enforcement action against Tobira.

Tobira has relied on, and expects to continue to rely on, third-party manufacturers to produce its product candidates.

Tobira does not own or operate manufacturing facilities for the production of clinical or commercial quantities of its product candidates, and Tobira lacks the resources and the capabilities to do so. As a result, Tobira currently relies, and Tobira expects to rely for the foreseeable future, on third-party manufacturers to supply its product candidates. Reliance on third-party manufacturers entails risks to which Tobira would not be subject if Tobira manufactured its product candidates or products itself, including:

•	reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;

•	limitations on supply availability resulting from capacity and scheduling constraints of third-parties;

•	the possible breach of manufacturing agreements by third-parties because of factors beyond Tobira’s control; and

•	the possible termination or non-renewal of the manufacturing agreements by the third-party, at a time that is costly or inconvenient to Tobira.

If Tobira does not maintain its key manufacturing relationships, Tobira may fail to find replacement manufacturers or develop its own manufacturing capabilities, which could delay or impair Tobira’s ability to obtain regulatory approval for its products and substantially increases its costs or deplete profit margins, if any. If Tobira does find replacement manufacturers, Tobira may not be able to enter into agreements with them on terms and conditions favorable to it and there could be a substantial delay before new facilities could be qualified and registered with the FDA and other foreign regulatory authorities.

The FDA and other foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current good manufacturing practices, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA, EMA and comparable foreign regulatory requirements could adversely affect Tobira’s clinical research activities and Tobira’s ability to develop its product candidates and market its products following approval.

Tobira’s current and anticipated future dependence upon others for the manufacture of its product candidates may adversely affect its future profit margins and its ability to develop its product candidates and commercialize any products that receive regulatory approval on a timely basis.

Risks Related to Tobira’s Business

Tobira has limited operating history, has incurred significant operating losses since inception and Tobira expects to incur significant losses for the foreseeable future. Tobira may never become profitable or, if achieved, be able to sustain profitability.

Tobira has incurred significant operating losses since it was founded in 2006 and expects to incur significant losses for the foreseeable future as Tobira continues its clinical trial and development programs for cenicriviroc, or CVC, and other future product candidates. As of December 31, 2014, Tobira had an accumulated deficit of approximately $113.8 million. Losses have resulted principally from costs incurred in its clinical trials, research and development programs and from its general and administrative expenses. Tobira has funded Tobira’s operations primarily through the private placement of equity securities and debt financing. During 2013 and 2014, Tobira received net proceeds of $12.0 million and $8.0 million, respectively, from the issuance of convertible notes and warrants. In June 2014, Tobira borrowed $15.0 million under its four-year term loan with Oxford. As of December 31, 2014, Tobira had cash and cash equivalents of $6.2 million. In the future, Tobira intends to continue to conduct research and development, clinical testing, regulatory compliance activities and, if CVC or other future product candidates is approved, sales and marketing activities that, together with anticipated general and administrative expenses, will likely result in Tobira incurring further significant losses for the foreseeable future.

Tobira currently generates no revenue from product sales, and may never be able to commercialize CVC or other future product candidates. Tobira does not currently have the required approvals to market CVC or any other future product candidates, and Tobira may never receive them. Tobira may not be profitable even if it or any of its future development partners succeed in commercializing any of Tobira’s product candidates. Because of the numerous risks and uncertainties associated with developing and commercializing Tobira’s product candidates, Tobira is unable to predict the extent of any future losses or when it will become profitable, if at all.

Tobira’s business depends on the success of CVC, which is still under development. If Tobira is unable to obtain regulatory approval for or successfully commercialize CVC, its business will be materially harmed.

CVC, a dual inhibitor of chemokine receptor type 2, or CCR2, and type 5, or CCR5, with anti-inflammatory and anti-fibrotic effects in preclinical and clinical studies and antiviral effects on HIV-1 has been the sole focus of Tobira’s product development. Successful continued development and ultimate regulatory approval of CVC for nonalcoholic steatohepatitis, or NASH, is critical to the future success of its business. Tobira has invested, and will continue to invest, a significant portion of its time and financial resources in the development of CVC. Tobira will need to raise sufficient funds for, and successfully enroll and complete, its ongoing clinical development program for CVC in NASH. The future regulatory and commercial success of this product candidate is subject to a number of risks, including the following:

•	Tobira may not have sufficient financial and other resources to complete the necessary clinical trials for CVC;

•	Tobira may not be able to obtain adequate evidence of efficacy and safety for CVC in NASH, HIV or any other indication;

•	Tobira does not know the degree to which CVC will be accepted as a therapy, even if approved;

•	in its clinical programs, Tobira may experience variability in patients, adjustments to clinical trial procedures and the need for additional clinical trial sites, which could delay its clinical trial progress;

•	the results of its clinical trials may not meet the level of statistical or clinical significance required by the U.S. Food and Drug Administration, or FDA, or comparable foreign regulatory bodies for marketing approval;

•	patients in Tobira’s clinical trials may die or suffer other adverse effects for reasons that may or may not be related to CVC, which could delay or prevent further clinical development;

•	the standards implemented by clinical or regulatory agencies may change at any time;

•	the FDA or foreign clinical or regulatory agencies may require efficacy endpoints for a Phase 3 clinical trial for the treatment of NASH that differ from the endpoints of Tobira’s planned current or future trials, which may require Tobira to conduct additional clinical trials;

•	the mechanism of action of CVC is complex and Tobira does not know the degree to which it will translate into a medical benefit in NASH;

•	in the event an FDA-cleared tropism assay, a test to identify patients with HIV virus preferentially using CCR5, is unavailable at the time of CVC approval for HIV, Tobira may be unable to develop, or contract with a third party to develop and obtain clearance for a companion diagnostic tropism assay to identify patients with CCR5-tropic virus which Tobira expects will be necessary for the approval of CVC for HIV-1 infection as CVC is intended for use only in patients with CCR5-tropic virus;

•	if approved for NASH, CVC will likely compete with the off-label use of currently marketed products and other therapies in development; and

•	Tobira may not be able to obtain, maintain or enforce its patents and other intellectual property rights.

Of the large number of drugs in development in the pharmaceutical industry, only a small percentage results in the submission of a new drug application, or NDA, to the FDA and even fewer are approved for commercialization. Furthermore, even if Tobira does receive regulatory approval to market CVC, any such approval may be subject to limitations on the indicated uses or patient populations for which Tobira may market the product. Accordingly, even if Tobira is able to obtain the requisite financing to continue to fund its development programs, Tobira cannot assure you that CVC will be successfully developed or commercialized. If Tobira or any of its future development partners are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize CVC, Tobira may not be able to generate sufficient revenue to continue its business.

The results of preclinical studies and early clinical trials are not always predictive of future results. Any product candidate Tobira or any of its future development partners advance into clinical trials, including CVC, may not have favorable results in later clinical trials, if any, or receive regulatory approval.

Drug development has inherent risk. Tobira or any of its future development partners will be required to demonstrate through adequate and well-controlled clinical trials that its product candidates are safe and effective, with a favorable benefit-risk profile, for use in their target indications before Tobira can seek regulatory approvals for their commercial sale. Clinical studies are expensive, difficult to design and implement, can take many years to complete and are uncertain as to outcome. Delay or failure can occur at any stage of development, including after commencement of any of Tobira’s clinical trials. In addition, success in early clinical trials does not mean that later clinical trials will be successful, because later-stage clinical trials may be conducted in broader patient populations and involve different study designs. For instance, Tobira’s Phase 3 clinical trials of CVC in HIV infection may differ substantially from the design of Tobira’s Phase 2b clinical trial and Tobira’s Phase 2b results may not be predictive of any future Phase 3 results. In addition, Tobira’s planned initial Phase 3 program will evaluate CVC as a fixed-dose combination with 3TC rather than as a single agent as was done in the Phase 2b clinical trial. Furthermore, Tobira’s future trials will need to demonstrate sufficient safety and efficacy in larger patient populations for approval by regulatory authorities. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. In addition, only a small percentage of drugs under development result in the submission of an NDA to the FDA and even fewer are approved for commercialization.

Tobira cannot be certain that any of its ongoing or future clinical trials will be successful, and any safety concerns observed in any one of its clinical trials in its targeted indications could limit the prospects for regulatory approval of its product candidates in those and other indications.

If Tobira encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, patient willingness to undergo a liver biopsy in Tobira’s NASH trials, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages and disadvantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications Tobira is investigating. Potential patients for CVC may not be adequately diagnosed or identified with the diseases which Tobira is targeting or may not meet the entry criteria for Tobira’s studies.

Tobira will be required to identify and enroll a sufficient number of patients with NASH for each of its ongoing and planned clinical trials of CVC in this indication. Tobira also may encounter difficulties in identifying and enrolling NASH patients with a stage of disease appropriate for its ongoing or future clinical trials. Tobira may not be able to initiate or continue clinical trials if it is unable to locate a sufficient number of eligible patients to participate in the clinical trials required by the FDA or other foreign regulatory agencies. In addition, the process of finding and diagnosing patients may prove costly. Tobira’s inability to enroll a sufficient number of patients for any of its clinical trials would result in significant delays or may require Tobira to abandon one or more clinical trials.

If clinical trials or regulatory approval processes for Tobira’s product candidates are prolonged, delayed or suspended, Tobira may be unable to commercialize its product candidates on a timely basis, which would require Tobira to incur additional costs and delay Tobira’s receipt of any revenue from potential product sales.

Tobira cannot predict whether it will encounter problems with any of its completed, ongoing or planned clinical trials that will cause Tobira or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of Tobira’s ongoing and planned clinical trials and negatively impact its ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

•	conditions imposed on Tobira by the FDA or another foreign regulatory authority regarding the scope or design of its clinical trials;

•	insufficient supply of Tobira product candidates or other materials necessary to conduct and complete its clinical trials;

•	slow enrollment and retention rate of subjects in its clinical trials;

•	serious and unexpected drug-related side effects related to the product candidate being tested; and

Commercialization of Tobira’s product candidates may be delayed by the imposition of additional conditions on its clinical trials by the FDA or any other applicable foreign regulatory authority or the requirement of additional supportive studies by the FDA or such foreign regulatory authority.

We do not know whether Tobira’s clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in Tobira’s clinical trials will result in increased development costs for its product candidates, and its financial resources may be insufficient to fund any incremental costs. In addition, if Tobira’s clinical trials are delayed, its competitors may be able to bring products to market before it does and the commercial viability of its product candidates could be limited.

If Tobira fails to obtain the capital necessary to fund its operations, Tobira will be unable to successfully develop and commercialize CVC and other future product candidates.

Although Tobira believes that the anticipated proceeds from the Merger, including the Net Cash of Regado available at the closing of the Merger and the proceeds from the Financing, together with Tobira’s existing cash and cash equivalents, will be sufficient to fund Tobira’s current operations through at least 2016, Tobira will require substantial future capital in order to complete the remaining clinical development for CVC and its other product candidates and to potentially commercialize these product candidates. In particular, in order to initiate its Phase 3 clinical program for CVC in HIV Tobira will need to collaborate with a strategic partner or raise significant non-dilutive financing. Tobira expects its spending levels to increase in connection with its clinical trials of CVC, as well as other corporate activities. The amount and timing of any expenditure needed to implement its development and commercialization programs will depend on numerous factors, including:

•	the type, number, scope, progress, expansion costs, results of and timing of Tobira’s ongoing or future clinical trials or the need for additional clinical trials of CVC for NASH or any of its other product candidates which Tobira is pursuing or may choose to pursue in the future;

•	the costs of obtaining, maintaining and enforcing its patents and other intellectual property rights;

•	the costs and timing of obtaining or maintaining manufacturing for CVC for NASH and any its other product candidates, including commercial manufacturing if any product candidate is approved;

•	the costs and timing of establishing sales marketing, and reimbursement capabilities and enhanced internal controls over financial reporting;

•	the terms and timing of establishing and maintaining collaborations, license agreements and other partnerships;

•	costs associated with any new product candidates that Tobira may develop, in-license or acquire;

•	the effect of competing technological and market developments; and

•	the costs associated with being a public company.

Some of these factors are outside of Tobira’s control. Tobira does not expect its existing capital resources together with the net proceeds from this Merger to be sufficient to enable it to fund the completion of its clinical trials and commercialization of its product candidates. Tobira expects that it will need to raise additional funds in the future.

Tobira has not sold any products, and it does not expect to sell or derive revenue from any product sales for the foreseeable future. Tobira may seek additional funding through future debt and equity financing, as well as potential additional collaborations or strategic partnerships with other companies or through non-dilutive financings. Additional funding may not be available to Tobira on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of Tobira’s stockholders. In addition, the issuance of additional shares by Tobira, or the possibility of such issuance, may cause the market price of Tobira’s shares to decline.

If Tobira is unable to obtain funding on a timely basis, Tobira will be unable to complete ongoing and planned clinical trials for CVC for NASH and any of its other product candidates and Tobira may be required to significantly curtail some or all of its activities. Tobira also could be required to seek funds through arrangements with collaborative partners or otherwise that may require Tobira to relinquish rights to its product candidates or some of its technologies or otherwise agree to terms unfavorable to Tobira.

Tobira’s success depends on its ability to protect its intellectual property and its proprietary technologies.

Tobira’s commercial success depends in part on its ability to obtain and maintain patent protection and trade secret protection for its product candidates, proprietary technologies, and their uses as well as its ability to operate without infringing upon the proprietary rights of others. Tobira can provide no assurance that its patent applications or those of its licensors will result in additional patents being issued or that issued patents will afford sufficient protection against competitors with similar technologies, nor can there be any assurance that the patents issued will not be infringed, designed around or invalidated by third parties. Even issued patents may later be found unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for Tobira’s proprietary rights is uncertain. Only limited protection may be available and may not adequately protect Tobira’s rights or permit Tobira to gain or keep any competitive advantage. This failure to properly protect the intellectual property rights relating to Tobira’s product candidates could have a material adverse effect on its financial condition and results of operations.

Composition-of-matter patents on the biological or chemical active pharmaceutical ingredients are generally considered to offer the strongest protection of intellectual property and provide the broadest scope of patent protection for pharmaceutical products, as such patents provide protection without regard to any method of use or any method of manufacturing. While Tobira has issued composition-of-matter patents in the United States and other countries for CVC, Tobira cannot be certain that the claims in its issued composition-of-matter patents will not be found invalid or unenforceable if challenged. Tobira cannot be certain that the claims in its patent applications covering composition-of-matter or formulations of its product candidates will be considered patentable by the United States Patent and Trademark Office, or USPTO, and courts in the United States or by the patent offices and courts in foreign countries, nor can Tobira be certain that the claims in its issued composition-of-matter patents will not be found invalid or unenforceable if challenged. Even if Tobira’s patent applications covering formulations of its product candidates issue as patents, the formulation patents protect a specific formulation of a product and may not be enforced against competitors making and marketing a product that has the same active pharmaceutical ingredient in a different formulation. Method-of-use patents protect the use of a product for the specified method or for treatment of a particular indication. This type of patents may not be enforced against competitors making and marketing a product that has the same active pharmaceutical ingredient but is used for a method not included in the patent. Moreover, even if competitors do not actively promote their product for Tobira’s targeted indications, physicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to the infringement of method-of-use patents, the practice is common and such infringement is difficult to prevent or prosecute.

Tobira’s issued composition of matter patents for CVC are expected to expire in the United States as early as 2023. Tobira’s additional patents and pending patent applications that cover formulations, combination products and use of CVC to treat various indications are expected to expire at various times that range from 2022 (for issued patents) to potentially 2035 (for currently-filed provisional patent applications if patents were to issue on nonprovisional applications filed thereon).

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that Tobira or any of its future development partners will be successful in protecting Tobira’s product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•	the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case;

•	patent applications may not result in any patents being issued;

•	patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

•	Tobira’s competitors, many of whom have substantially greater resources than Tobira does and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate Tobira’s ability to make, use, and sell its potential product candidates;

•	there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

•	countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

In addition, Tobira relies on the protection of its trade secrets and proprietary know-how. Although Tobira has taken steps to protect its trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, Tobira cannot provide any assurances that all such agreements have been duly executed, and third parties may still obtain this information or may come upon this or similar information independently. Additionally, if the steps taken to maintain Tobira’s trade secrets are deemed inadequate, Tobira may have insufficient recourse against third parties for misappropriating its trade secrets. If any of these events occurs or if Tobira otherwise loses protection for its trade secrets or proprietary know-how, Tobira’s business may be harmed.

Tobira’s rights to develop and commercialize its product candidates are subject in part to the terms and conditions of a license to CVC granted to Tobira by Takeda.

CVC is based in part on patents that Tobira has licensed on an exclusive basis and other intellectual property licensed from Takeda Pharmaceutical Company Limited, or Takeda. Takeda holds certain rights with respect to CVC in the license agreement. This license imposes various commercial, contingent payment, royalty, insurance, indemnification, and other obligations on Tobira. If Tobira fails to comply with these obligations, the licensor may have the right to terminate the license, in which event Tobira would lose valuable rights under its collaboration agreements and its ability to develop product candidates.

Either party may terminate the license agreement under certain circumstances, including a material breach of the agreement by the other. In the event Tobira terminates is license, or if Takeda terminates Tobira’s license due to Tobira’s breach, all rights to CVC, including any intellectual property Tobira develops with respect to CVC or licensed or developed by Tobira under this agreement will revert or otherwise be licensed back to Takeda on an exclusive basis. Any termination or reversion to Takeda of Tobira’s rights to develop or commercialize CVC, including any reacquisition by Takeda of Tobira’s rights, will have a material adverse effect on Tobira’s business.

Tobira may fail to comply with any of its obligations under existing agreements pursuant to which it licenses rights or technology, which could result in the loss of rights or technology that are material to Tobira’s business.

Tobira is a party to a license agreement with Takeda that is important to its business, and Tobira may enter into additional licenses in the future. Under Tobira’s agreement from Takeda, Takeda has assigned and licensed to Tobira certain patents and know-how relating to CVC. This license agreement imposes various commercial, contingent payment, royalty, insurance, indemnification, and other obligations on Tobira. If Tobira fails to comply with these obligations, Takeda may have the right to terminate the license agreement, in which event Tobira would lose valuable rights to CVC and would be unable to develop or market CVC.

With respect to certain patents under Tobira’s license agreement with Takeda and in some cases with respect to any license Tobira may enter into in the future, patent prosecution of Tobira’s licensed technology is controlled solely by the licensor. If Tobira licensors fail to obtain and maintain patent or other protection for the proprietary intellectual property Tobira licenses from them, Tobira could lose its rights to the intellectual property or its exclusivity with respect to those rights, and Tobira’s competitors could market competing products using the intellectual property. In certain cases, including with respect to the patents assigned to Tobira from Takeda, Tobira controls the prosecution of patents resulting from licensed or assigned technology. In the event Tobira breaches any of its obligations related to such prosecution, Tobira may incur significant liability to its licensing partners. Licensing of intellectual property is of critical importance to its business and involves complex legal, business, and scientific issues. Disputes may arise regarding intellectual property subject to a licensing agreement, including but not limited to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which Tobira’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights;

•	Tobira’s diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Tobira’s licensors and us and its collaborators; and

•	the priority of invention of patented technology.

If disputes over intellectual property and other rights that Tobira has licensed or acquired from third parties prevent or impair Tobira’s ability to maintain its current licensing arrangements on acceptable terms, Tobira may be unable to successfully develop and commercialize the affected product candidates.

Tobira’s product candidates will remain subject to ongoing regulatory review even if they receive marketing approval, and if Tobira fails to comply with continuing regulations, Tobira could lose these approvals and the sale of any approved Tobira commercial products could be suspended.

Even if Tobira receives regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If Tobira fails to comply with the regulatory requirements of the FDA and other applicable domestic and foreign regulatory authorities or previously unknown problems with any approved product, manufacturer, or manufacturing process are discovered, Tobira could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers, or manufacturing processes;

•	warning letters;

•	civil or criminal penalties;

•	fines;

•	injunctions;

•	product seizures or detentions;

•	pressure to initiate voluntary product recalls;

•	suspension or withdrawal of regulatory approvals; and

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

Tobira’s industry is highly competitive, and its product candidates may become obsolete.

Tobira is engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than Tobira. Those companies and institutions also have substantially greater experience in developing products, conducting clinical trials, obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Tobira’s competitors may succeed in obtaining regulatory approval for their products more rapidly than it does. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these competitive products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by Tobira. Tobira’s competitors may succeed in developing products that are more effective and/or cost competitive than those it is developing, or that would render its product candidates less competitive or even obsolete. In addition, one or more of Tobira’s competitors may achieve product commercialization or patent protection earlier than Tobira, which could materially adversely affect Tobira’s business.

If the FDA or other applicable regulatory authorities approve generic products that compete with any of Tobira’s or any of its partners’ product candidates, the sales of Tobira’s product candidates would be adversely affected.

Once an NDA or marketing authorization application outside the United States is approved, the product covered thereby becomes a “listed drug” that can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application in the United States. Agency regulations and other applicable regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an abbreviated new drug application or other application for generic substitutes in the United States and in nearly every pharmaceutical market around the world. These manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active ingredient(s), dosage form, strength, route of administration and conditions of use, or labeling, as Tobira’s product candidate and that the generic product is bioequivalent to Tobira’s, meaning it is absorbed in the body at the same rate and to the same extent as Tobira’s product candidate. These generic equivalents, which must meet the same quality standards as branded pharmaceuticals, would be significantly less costly than Tobira’s to bring to market, and companies that produce generic equivalents are generally able to offer their products at lower prices. Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product is typically lost to the generic product. Accordingly, competition from generic equivalents to Tobira’s or any of its partners’ future products, if any, would materially adversely impact Tobira’s future revenue, profitability and cash flows and substantially limit its ability to obtain a return on the investments Tobira has made in its or any of its partners’ product candidates, including CVC.

If physicians and patients do not accept Tobira’s future products or if the market for indications for which any product candidate is approved is smaller than expected, Tobira may be unable to generate significant revenue, if any.

Even if any of Tobira’s product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payers. Physicians may decide not to recommend its treatments for a variety of reasons including:

•	timing of market introduction of competitive products;

•	demonstration of clinical safety and efficacy compared to other products;

•	cost-effectiveness;

•	limited or no coverage by third-party payers;

•	convenience and ease of administration;

•	prevalence and severity of adverse side effects;

•	restrictions in the label of the drug;

•	other potential advantages of alternative treatment methods; and

•	ineffective marketing and distribution support of its products.

If any of Tobira’s product candidates are approved, but fail to achieve market acceptance or such market is smaller than anticipated, Tobira may not be able to generate significant revenue and its business would suffer.

As Tobira evolves from a company that is primarily involved in clinical development to a company that is also involved in commercialization, it may encounter difficulties in expanding its operations successfully.

As Tobira advances its product candidates through clinical trials, it will need to expand its development, regulatory, manufacturing, marketing and sales capabilities and may need to further contract with third parties to provide these capabilities. As its operations expand, Tobira likely will need to manage additional relationships with such third parties, as well as additional collaborators, distributors, marketers and suppliers.

Maintaining third party relationships for these purposes will impose significant added responsibilities on members of its management and other personnel. Tobira must be able to: manage its development efforts effectively; recruit and train sales and marketing personnel; manage its participation in the clinical trials in which its product candidates are involved effectively; and improve its managerial, development, operational and finance systems, all of which may impose a strain on Tobira’s administrative and operational infrastructure.

If Tobira enters into arrangements with third parties to perform sales, marketing or distribution services, any product revenues that it receives, or the profitability of these product revenues to Tobira, are likely to be lower than if Tobira were to market and sell any products that it develops without the involvement of these third parties. In addition, Tobira may not be successful in entering into arrangements with third parties to sell and market its products or in doing so on terms that are favorable to Tobira. Tobira likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its products effectively. If Tobira does not establish sales and marketing capabilities successfully, either on its own or in collaboration with third parties, Tobira will not be successful in commercializing its products.

The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect Tobira’s business.

Market acceptance and sales of any one or more of Tobira’s product candidates will depend on reimbursement policies and may be affected by future healthcare reform measures in the United States and in foreign jurisdictions. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any of Tobira’s product candidates. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, Tobira products. If reimbursement is not available or is available on a limited basis, Tobira may not be able to successfully commercialize any product candidates that it develops.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect its ability to sell its products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect Tobira to experience pricing pressures in connection with the sale of any products that it develops due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the U.S. The goal of ACA is to reduce the cost of health care and substantially change the way health care is financed by both government and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on Tobira’s business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price Tobira may charge for, any products it develops that receive regulatory approval. We also cannot predict the impact of ACA on Tobira as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions, which have not yet been fully implemented.

If any product liability lawsuits are successfully brought against Tobira or any of its collaborative partners, Tobira may incur substantial liabilities and may be required to limit commercialization of its product candidates.

Tobira faces an inherent risk of product liability lawsuits related to the testing of its product candidates in seriously ill patients and will face an even greater risk if product candidates are approved by regulatory authorities and introduced commercially. Product liability claims may be brought against Tobira or its partners by participants enrolled in Tobira’s clinical trials, patients, health care providers or others using, administering or selling any of Tobira’s future approved products. If Tobira cannot successfully defend itself against any such claims, it may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any of Tobira’s future approved products;

•	injury to Tobira’s reputation;

•	withdrawal of clinical trial participants;

•	termination of clinical trial sites or entire trial programs;

•	significant litigation costs;

•	substantial monetary awards to or costly settlements with patients or other claimants;

•	product recalls or a change in the indications for which they may be used;

•	loss of revenue;

•	diversion of management and scientific resources from Tobira’s business operations; and

•	the inability to commercialize Tobira’s product candidates.

If any of Tobira’s product candidates are approved for commercial sale, Tobira will be highly dependent upon consumer perceptions of Tobira and the safety and quality of its products. Tobira could be adversely affected if it is subject to negative publicity. Tobira could also be adversely affected if any of its products or any similar products distributed by other companies prove to be, or are asserted to be, harmful to patients. Also, because of Tobira’s dependence upon consumer perceptions, any adverse publicity associated with illness or other adverse effects resulting from patients’ use or misuse of Tobira’s products or any similar products distributed by other companies could have a material adverse impact on Tobira’s results of operations.

Tobira currently holds $10 million in product liability insurance coverage in the aggregate, which may not be adequate to cover all liabilities that Tobira may incur. Tobira may need to increase its insurance coverage when it begins the commercialization of its product candidates. Insurance coverage is becoming increasingly expensive. As a result, Tobira may be unable to maintain or obtain sufficient insurance at a reasonable cost to protect Tobira against losses that could have a material adverse effect on its business. These liabilities could prevent or interfere with Tobira’s product development and commercialization efforts. A successful product liability claim or series of claims brought against Tobira, particularly if judgments exceed Tobira’s insurance coverage, could decrease Tobira’s cash resources and adversely affect its business, financial condition and results of operation.

Tobira’s employees, contractors and partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

Tobira is exposed to the risk of fraud or other misconduct by its employees, contractors or partners. Misconduct by these parties could include failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with federal and state health care fraud and abuse laws and regulations, to report financial information or data timely, completely or accurately or to disclose unauthorized activities to Tobira. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Third-party misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Tobira’s reputation. It is not always possible to identify and deter misconduct, and the precautions Tobira takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Tobira from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Tobira resulting from this misconduct, and Tobira is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant fines or other sanctions.

Tobira enters into various contracts in the normal course of its business in which Tobira indemnifies the other party to the contract. In the event Tobira has to perform under these indemnification provisions, it could have a material adverse effect on its business, financial condition and results of operations.

In the normal course of business, Tobira periodically enters into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to Tobira’s academic and other research agreements, Tobira typically indemnifies the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which Tobira has secured licenses, and from claims arising from Tobira’s or its sublicensees’ exercise of rights under the agreement. With respect to Tobira’s commercial agreements, Tobira indemnifies its vendors from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right by a third party.

Should Tobira’s obligation under an indemnification provision exceed applicable insurance coverage or if Tobira were denied insurance coverage, Tobira’s business, financial condition and results of operations could be adversely affected. Similarly, if Tobira is relying on a collaborator to indemnify Tobira and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify Tobira, its business, financial condition and results of operations could be adversely affected.

Tobira’s business and operations would suffer in the event of computer system failures.

Despite the implementation of security measures, Tobira’s internal computer systems, and those of its partners and other third parties on which Tobira relies, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. In addition, Tobira’s systems safeguard important confidential personal data regarding its subjects. If a disruption event were to occur and cause interruptions in Tobira’s operations, it could result in a material disruption of its drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in Tobira’s regulatory approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to Tobira’s data or applications, or inappropriate disclosure of confidential or proprietary information, Tobira could incur liability and the further development of CVC and other product candidates could be delayed.

Tobira does not intend to progress its HIV program unless it raises significant non-dilutive financing and/or identifies a strategic partner who will fund the development and commercialization of CVC in HIV, which Tobira might not achieve. Tobira may not be able to secure such a strategic partner or non-dilutive financing.

Tobira anticipates that future cash requirements to advance its HIV program will be significant and Tobira plans to advance its HIV program in collaboration with a strategic partner or with non-dilutive financing. If Tobira is not able to collaborate with a strategic partner or raise non-dilutive financing, it may be unable to initiate a Phase 3 program for CVC in HIV and may never be able to commercialize the use of CVC in HIV patients. Tobira’s ability to generate product revenues, which may not occur for several years, if ever, will depend in part on the successful development and commercialization of CVC in HIV. If Tobira is unable to commercialize CVC in HIV or if Tobira experiences significant delays in advancing its HIV program, its business may be adversely affected.

Because CVC has not yet received regulatory approval, it is difficult to predict the time and cost of development and Tobira’s ability to successfully complete clinical development and obtain the necessary regulatory approvals for commercialization.

CVC has not yet received regulatory approval for the treatment of NASH, and unexpected problems may arise that can cause Tobira to delay, suspend or terminate its development efforts. Further, CVC has not yet demonstrated efficacy in humans for NASH, and the long-term safety consequences of dual inhibition of CCR2 and CCR5 receptors is not known. Regulatory approval of new product candidates such as CVC can be more expensive and take longer than approval for candidates for the treatment of more well understood diseases with previously approved products.

Any product candidate in Tobira’s current or future clinical trials may cause unacceptable adverse events or have other properties that may delay or prevent its regulatory approval or commercialization or limit its commercial potential.

Unacceptable adverse events caused by any of Tobira’s product candidates in current or future clinical trials could cause Tobira or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications and markets. This in turn could prevent Tobira from completing development or commercializing the affected product candidate and generating revenue from its sale. If any of Tobira’s product candidates cause unacceptable adverse events in clinical trials, Tobira may not be able to obtain regulatory approval or commercialize such product candidate.

If Tobira fails to develop and commercialize other product candidates, Tobira may be unable to grow its business.

Although the development and commercialization of CVC is Tobira’s primary focus, as part of its longer-term growth strategy, Tobira plans to evaluate the development and commercialization of other therapies related to immune-mediated, inflammatory, orphan and other diseases. Tobira will evaluate internal opportunities from its compound libraries, and also may choose to in-license or acquire other product candidates as well as commercial products to treat patients suffering from immune-mediated or orphan or other disorders with high unmet medical needs and limited treatment options. These other product candidates will require additional, time-consuming development efforts prior to commercial sale, including preclinical studies, clinical trials and approval by the FDA and/or applicable foreign regulatory authorities. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, Tobira cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective than other commercially available alternatives.

Risks Related to the Combined Organization

In determining whether you should approve the Merger, the issuance of shares of Regado common stock and other matters related to the Merger, as the case may be, you should carefully read the following risk factors in addition to the risks described under “Risk Factors—Risks Related to the Merger,” Risk Factor—Risks Related to the One for Nine Reverse Stock Split,” “Risk Factors—Risks Related to Regado,” “Risk Factors—Risks Related to the Common Stock of Regado,” “Risk Factors—Risks Related to Tobira’s Development, Commercialization and Regulatory Approval,” “Risk Factors—Risks Related to Tobira’s Reliance on Third Parties,” and “Risk Factors—Risks Related to Tobira’s Business,” which will also apply to the combined organization.

The combined company will incur losses for the foreseeable future and might never achieve profitability.

The combined company may never become profitable, even if the combined company is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The combined company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

We expect Regado’s stock price to be volatile, and the market price of its common stock may drop following the Merger.

The market price of Regado common stock following the Merger could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of Regado common stock to fluctuate include:

•	the ability of the combined organization to obtain regulatory approvals for cenicriviroc or other product candidates, and delays or failures to obtain such approvals;

•	failure of any of the combined organization’s product candidates, if approved, to achieve commercial success;

•	issues in manufacturing the combined organization’s approved products, if any, or product candidates;

•	the results of the combined organization’s current and any future clinical trials of its product candidates;

•	the entry into, or termination of, key agreements, including key commercial partner agreements;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of the combined organization’s intellectual property rights or defend against the intellectual property rights of others;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	adverse publicity relating to the NASH or HIV markets, including with respect to other products and potential products in such markets;

•	the introduction of technological innovations or new therapies that compete with potential products of the combined organization;

•	the loss of key employees;

•	changes in estimates or recommendations by securities analysts, if any, who cover the combined organization’s common stock;

•	general and industry-specific economic conditions that may affect the combined organization’s research and development expenditures;

•	changes in the structure of health care payment systems; and

•	period-to-period fluctuations in the combined organization’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined organization’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined organization’s profitability and reputation.

The failure to integrate successfully the businesses of Tobira and Regado in the expected timeframe could adversely affect the future results of the combined organization following the completion of the Merger.

The success of the Merger will depend, in large part, on the ability of the combined organization following the completion of the Merger to realize the anticipated benefits from combining the businesses of Regado and Tobira. The continued operation of the two companies will be complex.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of Tobira;

•	appropriately managing the liabilities of the combined company;

•	potential unknown or currently unquantifiable liabilities associated with the Merger and the operations of the combined company;

•	potential unknown and unforeseen expenses, delays or regulatory conditions associated with the Merger; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

The combined organization will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined organization will incur significant legal, accounting and other expenses that Tobira did not incur as a private company, including costs associated with public company reporting requirements. The combined organization will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and The NASDAQ Stock Market LLC. These rules and regulations are expected to increase the combined organization’s legal and financial compliance costs and to make some activities more time-consuming and costly. For example, the combined organization’s management team will consist of the executive officers of Tobira prior to the Merger, many of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the combined organization to obtain directors and officers liability insurance. As a result, it may be more difficult for the combined organization to attract and retain qualified individuals to serve on the combined organization’s board of directors or as executive officers of the combined organization, which may adversely affect investor confidence in the combined organization and could cause the combined organization’s business or stock price to suffer.

Anti-takeover provisions in the combined organization’s charter documents and under Delaware law could make an acquisition of the combined organization more difficult and may prevent attempts by the combined organization stockholders to replace or remove the combined organization management.

Provisions in the combined organization’s certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors and a prohibition on actions by written consent of the combined organization’s stockholders. In addition, because the combined organization will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined organization voting stock from merging or combining with the combined organization. Although Regado and Tobira believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined organization’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined organization’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Regado and Tobira do not anticipate that the combined organization will pay any cash dividends in the foreseeable future.

The current expectation is that the combined organization will retain its future earnings to fund the development and growth of the combined organization’s business. As a result, capital appreciation, if any, of the common stock of the combined organization will be your sole source of gain, if any, for the foreseeable future.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the Merger.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of Regado and Tobira and adjustments and assumptions have been made regarding the combined company after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition of the combined company following the Merger may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition following the transaction. See “Unaudited Pro Forma Combined Financial Statements” beginning on page 140 of this proxy statement.

Future sales of shares by existing stockholders could cause the combined organization stock price to decline.

If existing stockholders of Regado and Tobira sell, or indicate an intention to sell, substantial amounts of the combined organization’s common stock in the public market after the post-Merger lock-up and other legal restrictions on resale discussed in this proxy statement lapse, the trading price of the common stock of the combined organization could decline. Based on shares outstanding as of January 31, 2015 and assuming Regado’s Net Cash at the closing of the Merger is $38 million and the aggregate amount of the Financing totaling $22 million, upon completion of the Merger and the Financing, the combined organization is expected to have outstanding a total of approximately 15,012,538 shares of common stock (after giving effect to the proposed one for nine reverse stock split and including shares of our preferred stock on an as converted basis). As of immediately following the closing of the Merger and the Financing, only approximately 2,407,257 shares of common stock will be freely tradable, without restriction, in the public market.

The lock-up agreements entered into between each of Regado and Tobira and certain of each other’s securityholders provide that the shares subject to the lock-up restrictions will be released from such restrictions 90 days from the closing date of the Merger. Based on shares outstanding as of January 31, 2015 and assuming that a registration statement covering the resale of the shares of Regado common stock issuable in connection with the Merger and the Financing is in effect, up to an additional approximately 10.9 million shares of common stock (after giving effect to the proposed one for nine reverse stock split) will be eligible for sale in the public market, approximately 5.7 million of which will be held by directors, executive officers of the combined organization and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act. In addition, approximately 0.2 million shares of common stock that are subject to outstanding options of Tobira as of January 31, 2015 (after giving effect to the proposed one for nine reverse stock split) will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the combined organization common stock could decline.

If the ownership of the combined organization common stock is highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined organization stock price to decline.

Executive officers, directors of the combined organization and their affiliates are expected to beneficially own or control approximately 20% of the outstanding shares of the combined organization’s common stock following the completion of the Merger (assuming the exercise of all outstanding vested and unvested options and warrants). Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined organization’s assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the combined organization, even if such a change of control would benefit the other stockholders of the combined organization. The significant concentration of stock ownership may adversely affect the trading price of the combined organization’s common stock due to investors’ perception that conflicts of interest may exist or arise.

Even if the combined company’s drug candidate is successful in clinical trials, the combined company may not be able to successfully commercialize it, which may adversely affect the combined company’s future revenues and financial condition.

Tobira has dedicated substantially all of its resources to the research and development of its product candidates. At present, Tobira is focusing its resources on CVC, while strategically conducting development activities on the remainder of its other future product candidates. Tobira’s primary product candidate, CVC, is currently in the clinical development stage. The combined company may not develop any product candidates suitable for commercialization.

Prior to commercialization, each product candidate will require significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons, including that they may:

•	be found ineffective or cause harmful side effects during clinical trials;

•	fail to receive necessary regulatory approvals;

•	be difficult to manufacture on a large scale;

•	be uneconomical to produce;

•	fail to achieve market acceptance; or

•	be precluded from commercialization by proprietary rights of third parties.

The combined company’s product development efforts or the combined company’s collaborative partners’ efforts may not be successfully completed for any product candidate, and the combined company may not obtain any required regulatory approvals or successfully commercialize a product candidate even if clinical development for such product candidate is successfully completed. Any products, if introduced, may not be successfully marketed nor achieve customer acceptance, which may adversely affect the combined company’s future revenues and financial condition.

Because the Merger will result in an ownership change under Section 382 of the Internal Revenue Code for Regado, Regado’s pre-Merger net operating loss carryforwards and certain other tax attributes will be subject to limitations. The net operating loss carryforwards and other tax attributes of Tobira and of the combined organization may also be subject to limitations as a result of ownership changes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Code (“Section 382”), the corporation’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Merger will result in an ownership change for Regado and, accordingly, Regado’s net operating loss carryforwards and certain other tax attributes will be subject to limitations (or disallowance) on their use after the Merger. Tobira’s net operating loss carryforwards may also be subject to limitation as a result of prior shifts in equity ownership and/or the Merger. Additional ownership changes in the future could result in additional limitations on Regado’s, Tobira’s and the combined organization’s net operating loss carryforwards. Consequently, even if the combined organization achieves profitability, it may not be able to utilize a material portion of Regado’s, Tobira’s or the combined organization’s net operating loss carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as Regado cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to statements about:

•	the expected benefits of and potential value created by the proposed Merger for the stockholders of Regado and Tobira;

•	the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings;

•	any statements concerning proposed new products, services or developments;

•	likelihood of the satisfaction of certain conditions to the completion of the Merger and whether and when the Merger will be consummated;

•	any statements regarding future economic conditions or performance;

•	statements of the plans, strategies and objectives of management with respect to the approval and closing of the Merger, Regado’s ability to solicit a sufficient number of proxies to approve matters related to the consummation of the Merger;

•	the anticipated exchange ratio, relative ownership percentages of the Regado and Tobira stockholders of the combined company, the amount of Regado’s Net Cash and the stipulated value at which the shares of Regado common stock are sold in the Financing; and

•	statements of belief and any statement of assumptions underlying any of the foregoing.

For a discussion of the factors that may cause Regado, Tobira or the combined organization’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Regado and Tobira to complete the Merger and the effect of the Merger on the business of Regado, Tobira and the combined organization, see “Risk Factors” beginning on page 15.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Regado. See “Where You Can Find More Information” beginning on page 159.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Regado, Tobira or the combined organization could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. Regado and Tobira do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF REGADO STOCKHOLDERS

Date, Time and Place

The Special Meeting of Regado stockholders will be held on May 4, 2015, at the New York offices of Cooley LLP at 1114 Avenue of the Americas, New York, NY 10036 commencing at 9:00 a.m. local time. Regado is sending this proxy statement to its stockholders in connection with the solicitation of proxies by the Regado board of directors for use at the Special Meeting and any adjournments or postponements of the Special Meeting. This proxy statement is first being furnished to stockholders of Regado on or about March 31, 2015.

Purposes of the Special Meeting

The purposes of the Special Meeting are:

1. To consider and vote upon a proposal to approve the issuance of Regado common stock in the Merger pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 14, 2015, as amended on January 23, 2015, by and among Regado, the Merger Sub, and Tobira, a copy of which is attached as Annex A to this proxy statement, and in the Financing.

2. To approve the amended and restated certificate of incorporation of Regado to effect a reverse stock split of Regado common stock, at a ratio of one new share for every nine shares outstanding, in the form attached as Annex C to this proxy statement.

3. To approve the amendment to the amended and restated certificate of incorporation of Regado to change the name “Regado Biosciences, Inc.” to “Tobira Therapeutics, Inc.” in the form attached as Annex D to this proxy statement.

4. To approve an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Regado Proposal Nos. 1, 2 and 3.

Recommendation of the Regado Board of Directors

•	The Regado board of directors has determined and believes that the issuance of shares of Regado common stock to Tobira stockholders pursuant to the terms of the Merger Agreement and the Financing is in the best interests of Regado and its stockholders and has approved such items. The Regado board of directors recommends that Regado stockholders vote “FOR” Regado Proposal No. 1 to approve the issuance of shares of Regado common stock in the Merger and the Financing.

•	The Regado board of directors has determined and believes that it is advisable to, and in the best interests of, Regado and its stockholders to approve the amended and restated certificate of incorporation of Regado effecting the proposed one for nine reverse stock split, as described in this proxy statement. The Regado board of directors recommends that Regado stockholders vote “FOR” Regado Proposal No. 2 to approve the amended and restated certificate of incorporation of Regado effecting the proposed one for nine reverse stock split, as described in this proxy statement.

•	The Regado board of directors has determined and believes that the amendment to the amended and restated certificate of incorporation of Regado to change the name of Regado to “Tobira Therapeutics, Inc.” is advisable to, and in the best interests of, Regado and its stockholders and has approved such name change. The Regado board of directors recommends that Regado stockholders vote “FOR” Regado Proposal No. 3 to approve the name change of Regado to “Tobira Therapeutics, Inc.”.

•	The Regado board of directors believes that adjourning the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Regado Proposal Nos. 1, 2 and 3 is advisable to, and in the best interests of, Regado and its stockholders and has approved and adopted the proposal. The Regado board of directors recommends that Regado stockholders vote “FOR” Regado Proposal No. 4 to adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Regado Proposal Nos. 1, 2 and 3.

Record Date and Voting Power

Only holders of record of Regado common stock at the close of business on the record date, March 23, 2015, are entitled to notice of, and to vote at, the Special Meeting. There were approximately 20 holders of record of Regado common stock at the close of business on the record date. At the close of business on the record date, 33,609,211 shares of Regado common stock were issued and outstanding. Each share of Regado common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of Regado” in this proxy statement for information regarding persons known to the management of Regado to be the beneficial owners of more than 5% of the outstanding shares of Regado common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the board of directors of Regado for use at the Special Meeting.

If you are a stockholder of record of Regado as of the record date referred to above, you may vote in person at the Special Meeting or vote by proxy using the enclosed proxy card or via the Internet. Whether or not you plan to attend the Special Meeting, Regado urges you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy. If you wish to attend the Special Meeting in person, you must register in advance. Please vote your proxy, then follow the instructions on page xiii to pre-register. As a stockholder of record:

•	to vote in person, pre-register by following the instructions on page xiii and come to the Special Meeting, where Regado will give you a ballot when you arrive.

•	to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Regado before the Special Meeting, Regado will vote your shares as you direct.

•	to vote on the Internet, go to the website listed on your proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern time, on May 3, 2015, to be counted.

•	to vote by telephone, call the toll-free telephone number 1-888-693-8683.

If your Regado shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your Regado shares. If you do not give instructions to your broker, your broker can vote your Regado shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of The NASDAQ Capital Market on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the Regado shares will be treated as broker non-votes. It is anticipated that Regado Proposal Nos. 1, 2 and 3 will be non-discretionary items.

All properly executed proxies that are not revoked will be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting in accordance with the instructions contained in the proxy. If a holder of Regado common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Regado Proposal No. 1 to approve the issuance of shares of Regado common stock in the Merger and the Financing; “FOR” Regado Proposal No. 2 to approve the amended and restated certificate of incorporation of Regado effecting the proposed one for nine reverse stock split described in this proxy statement; “FOR” Regado Proposal No. 3 to approve the amendment to the amended and restated certificate of incorporation of Regado to change the name of “Regado Biosciences, Inc.” to “Tobira Therapeutics, Inc.”; and “FOR” Regado Proposal No. 4 to adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Regado Proposal Nos. 1, 2 and 3 in accordance with the recommendation of the Regado board of directors.

Regado stockholders of record, other than those Regado stockholders who have executed Regado Support Agreements, may change their vote at any time before their proxy is voted at the Special Meeting in one of three ways. First, a stockholder of record of Regado can send a written notice to the Chief Executive Officer of Regado stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of Regado can submit new proxy instructions either on a new proxy card or via the Internet. Third, a stockholder of record of Regado can attend the Special Meeting and vote in person. Attendance alone will not revoke a proxy. If a Regado stockholder of record or a stockholder who owns Regado shares in “street name” has instructed a broker to vote its shares of Regado common stock, the stockholder must follow directions received from its broker to change those instructions.

Required Vote

The presence, in person or represented by proxy, at the Special Meeting of the holders of a majority of the shares of Regado common stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of Regado Proposal Nos. 1 and 4 requires the affirmative vote of a majority of votes properly cast on Proposal Nos. 1 and 4 (not counting “abstentions” or “broker non-votes” as votes cast). Approval of Regado Proposal Nos. 2 and 3 requires the affirmative vote of holders of a majority of the Regado common stock having voting power outstanding on the record date for the Special Meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be not be counted towards the vote total for each proposal and will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the Special Meeting.

As of January 31, 2015, the directors and executive officers of Regado beneficially owned approximately 18.3% of the outstanding shares of Regado common stock entitled to vote at the Special Meeting, and Domain and its affiliates owned approximately 7.3% of the shares of Regado common stock entitled to vote at the Special Meeting. The directors and executive officers of Regado and their affiliates, including Domain, who own these shares are subject to Regado Support Agreements. Each stockholder that entered into Regado Support Agreements has agreed to vote all shares of Regado common stock owned by such stockholder as of the record date in favor of the Merger and the issuance of Regado common stock in the Merger pursuant to the Merger Agreement, the adoption of the Merger Agreement if submitted for adoption, the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the Merger and the issuance of Regado common stock in the Merger pursuant to the Merger Agreement on the date on which such meeting is held, and any other matter necessary to consummate the transactions contemplated by the Merger Agreement that are considered and voted upon by Regado’s stockholders and against any “acquisition proposal,” as defined in the Merger Agreement. As of January 31, 2015, Regado is not aware of any affiliate of Tobira, except for Domain, owning any shares of Regado common stock entitled to vote at the Special Meeting. See the “The Merger—Interests of the Regado Directors and Executive Officers in the Merger” section for additional information.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Regado may solicit proxies from Regado stockholders by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Regado common stock for the forwarding of solicitation materials to the beneficial owners of Regado common stock. Regado will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this proxy statement, the Regado board of directors does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section entitled “The Merger Agreement” in this proxy statement describe the material aspects of the Merger, including the Merger Agreement. While Regado and Tobira believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement attached as Annex A, the opinion of Cowen attached as Annex E, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this proxy statement.

Background of the Merger

The terms of the Merger Agreement between Regado and Tobira (together, “the companies”) and the contractual arrangements related to the Financing, are the result of extensive arm’s-length negotiations among the management teams, and representatives of the management teams, of Regado and Tobira, under the guidance of each company’s board of directors, and involving outside advisors retained by each of the companies. From the beginning of the process, Regado followed a careful process assisted by experienced outside financial and legal advisors to rigorously examine potential merger partners in a broad and inclusive manner. Throughout the process, Regado’s board of directors took affirmative steps to deal with potential conflicts of interest. For example, our directors who had potential conflicting interests disclosed their interests to the board, recused themselves from meetings, refrained from participating directly in price negotiations with potential candidates with whom they had some affiliation, physically left discussions of our board of directors to allow the other directors to confer amongst each other, and refrained from voting on certain matters that might constitute a possible interested-party transaction. The following is a summary of the background of the process, the negotiations, the Merger, the Financing, and related transactions, including the circumstances surrounding Regado’s decision to review strategic alternatives available to it.

On July 9, 2014, we publicly announced that we were voluntarily pausing enrollment in Regado’s phase 3 trial for its lead program, Revolixys Kit, an actively controllable anti-coagulant system (our “REGULATE-PCI trial”), pending the outcome of a full safety and efficacy analysis being performed by our Data and Safety Monitoring Board (the “DSMB analysis”).

During July and August 2014, our senior management dealt with MTS Health Partners, L.P. (“MTS”) on an informal basis to develop criteria for the potential acquisition of merger candidates and to assess whether MTS should serve as Regado’s financial advisor to conduct the process of identifying suitable third parties for a potential strategic transaction. During this period, MTS, in consultation with our senior management, identified approximately 1,000 potential merger candidates. Our senior management met with MTS informally to determine whether there were any known conflicts with MTS as the banker and the potential merger partners. At this time, our senior management also began informal discussions with Cowen, which the Company had worked with during its 2013 initial public offering, and recent private placement and follow-on offering. Our senior management also met with and considered several other investment banks and boutique banks to assess the possibility of working with them during the merger candidate selection process.

On August 22, 2014, our board met to discuss the outcome of the DSMB analysis and the DSMB’s recommendation that Regado permanently halt enrollment in the REGULATE-PCI trial. After extensive discussion, our board resolved to permanently terminate enrollment in our REGULATE-PCI trial. At this meeting, our senior management also reviewed with the board Regado’s strategic plan and considered potential strategic opportunities available to Regado, including the possible redesign and development of the REG1 assets, continued development of our existing pipeline assets REG2 and/or REG3, the liquidation of the Company and distribution of assets to our stockholders, or the acquisition of new program assets and/or the sale of the Company. Our board and senior management discussed the magnitude of the resources required to redesign and develop the REG1 assets or to develop the Company’s REG2 and REG3 assets, and concluded that the process to redesign the REG 1 assets and the early-stage of the REG2 and REG3 assets would likely not enable the Company to obtain the amount of funding required to meaningfully develop such assets in the near-term. Additionally, our board felt that liquidation of the Company and distribution of the Company’s remaining cash resources to stockholders would provide little or no immediate increase in value to stockholders. On the other hand, our board believed that the Company’s status as an SEC reporting company and its continued NASDAQ listing, combined with its existing cash resources, could likely attract high-quality merger partners who may possess new later-stage assets that, if developed, could provide greater potential value to Regado’s stockholders in the future. Our senior management also discussed with our board of directors their efforts to identify potential strategic partners, including an initial identification of approximately 1,000 potential merger candidates using screening criteria developed in consultation with representatives of MTS, as well as senior management’s due diligence of a company with a late stage product which had expressed interest in discussing a potential transaction with Regado and that Regado had entered into a non-disclosure agreement with on July 21, 2014.

On August 25, 2014, we publicly announced that we had terminated enrollment in our REGULATE-PCI trial.

On September 10, 2014, our board participated in a conference call with our senior management to discuss updates in our senior management’s strategic process, including the results of the initial due diligence efforts of our senior management in connection with an expression of interest received from a second company.

On September 17, 2014, our board of directors held a meeting that included representatives of MTS, Cowen and our legal counsel, Cooley LLP (“Cooley”). MTS presented strategy considerations, including effective use of Regado’s cash in a merger to develop the key assets in the pipeline of any of the target companies and to create key value of the right inflection points for stockholders through milestones related to the target company’s products being developed for Regado, the acquisition of additional assets, and the business combination of Regado with a company that has a strong board of directors and corporate governance. Cowen separately reviewed with our board of directors strategy considerations and potential strategic alternatives for Regado, including but not limited to licensing assets from a third party, developing Regado’s internal assets, liquidating Regado, or implementing a merger or business combination. After an in-depth discussion, our board, in consultation with a representative of Cooley, approved the engagement of MTS as Regado’s co-financial advisor to conduct a process to identify suitable third parties for a potential strategic transaction and the engagement of Cowen as Regado’s co-financial advisor to provide additional advice in connection with the process and to act as the exclusive provider of a fairness opinion in connection with a transaction. Also at this meeting, a representative of Cooley reviewed with our board information concerning its fiduciary duties in connection with the Company potentially effecting a change of control via a merger with another company and concerning interested party transactions and appropriate processes to establish and deal with the interested nature of some of the potential transactions of Regado directors affiliated with entities that have equity interest in some of the merger candidates, including the following: Our chairman of the board, Dennis Podlesak, and board member Jesse Treu are partners of Domain Associates (“Domain”), a venture capital firm with equity interests in each of Tobira and Company B. Our board member Sherrill Neff is a partner of Quaker Partners and suggested to our board a few companies from Quaker Partners’ portfolio as potential merger candidates, including Company E, where Mr. Neff is a board member, Company J, where Mr. Neff is a shareholder, and Company K, where Mr. Neff is a board member and a shareholder. Our board member B. Jefferson Clark introduced to our board as a potential merger candidate Company L, where he is a board member, from his portfolio, Aurora Funds, a venture capital firm where he is managing partner. Our board member Pierre Legault suggested to our board as a potential merger candidate Company M, where he is a board member. Our board member Michael Mendelsohn, a venture partner at SV Life Sciences, introduced to our board as a potential merger candidate one of his portfolio companies, Company N. Mr. Mendelsohn also helped facilitate the introduction of another one of his portfolio companies, Company O as a merger candidate. At the meeting, the board also discussed operational issues and ways to re-align the workforce.

On September 24, 2014, we issued a press release announcing that we had hired strategic advisors MTS and Cowen and had initiated an evaluation of strategic alternatives for Regado. In the same press release, we also announced a reduction in workforce and operational changes to decrease cash expenditures.

Shortly following the press release, Laurent Fischer, M.D., chairman of Tobira’s board of directors and chief executive officer of Tobira, initiated dialogue with our chairman of the board, Dennis Podlesak, to provide an introduction to Tobira and express interest in being a merger partner with Regado. Following that discussion, at the direction of Mr. Podlesak, Dr. Fischer contacted Michael Metzger, who was appointed as our chief executive officer on October 9, 2014, and has served as our president and chief operating officer since December 2013, to arrange a meeting between the companies to discuss a possible merger.

On October 1, 2014, our board of directors held an update call, during which representatives of MTS provided a process update. Representatives of MTS described its extensive screening process of companies, which included an industry search focused on specialty indications, top tier venture capital portfolio companies potentially looking to go public through reverse merger, current, soon-to-be and previously-filed initial public offering candidates, input from Regado’s management and board of directors and inbound interest resulting from Regado’s September 24, 2014, public announcement to consider strategic alternatives.

On October 3, 2014, members of Tobira’s and our management teams participated in a conference call during which we provided an overview of our current operations and recently announced restructuring, and Tobira provided an overview and an initial slide presentation of its development program for CVC in NASH.

On October 6, 2014, Dr. Fischer and Christopher Peetz, chief financial officer of Tobira, had a conversation with a representative of MTS regarding our strategic alternatives process and expressed Tobira’s interest in being considered as a merger partner for Regado. On the same day, Mr. Metzger provided Dr. Fischer with a copy of Regado’s nondisclosure agreement. On October 7, 2014, Mr. Peetz delivered an executed nondisclosure agreement to Mr. Metzger.

A meeting of our board was held on October 9, 2014, at which representatives of MTS presented an updated list of possible merger candidates. From an initial list of approximately 1,000 companies, approximately 150 companies were selected for more detailed evaluation based on general company criterion and program, indication, technology, and specific company characteristics. Our directors who potentially had conflicting interests with the merger candidates disclosed their conflicts of interests to the rest of the board. For example, Mr. Podlesak, who is a board member of both Regado and Company B, companies both of which Domain has equity interests in, disclosed both Domain’s interest in Company B and Mr. Podlesak’s role as a member of Company B’s board of directors. Mr. Neff, who is a board member of Company E and a shareholder of Company J, disclosed his role as a member of Company E’s board of directors and a shareholder of Company J. Mr. Clark disclosed his role as a board member of Company L. Mr. Legault disclosed his role as board member of Company M. Mr. Mendelsohn disclosed his interests in Company N and Company O, portfolio companies of SV Life Sciences, where he is a venture partner. Of the approximately 150 companies, twenty-five of the most attractive candidates were profiled in greater detail. These twenty-five candidates were chosen based on certain characteristics, including pedigree science, differentiated drug pipelines and meaningful catalysts to drive value appreciation within twelve to eighteen months using Regado’s cash contribution in addition to those candidates own cash. Our board discussed the potential merger candidates with our management and representatives of MTS at length and our board conferred with its legal counsel, Cooley, relating to its duties and obligations in connection with the process.

During the months of September and October, non-disclosure agreements were executed by twenty-six candidates, including Tobira (bringing the total number of executed non-disclosure agreements to twenty-seven when including the non-disclosure agreement that Regado entered into with the first company described earlier in this section). During the period of October 15, 2014 through October 29, 2014, representatives of MTS sent process letters to twenty companies which had delivered executed nondisclosure agreements (including three companies from which inbound solicitations were received after October 9, 2014) inviting them to submit their first round bids by October 31, 2014. The letter outlined criteria for our evaluation of merger opportunities as well as topical areas to address in any bids submitted. Of the twenty companies to which representatives of MTS sent process letters, nineteen companies submitted first round non-binding proposals, which described why the company believed it would be a good merger partner, a description and current presentation outlining their business opportunity, the competitive landscape, their technology, their management needs, their preliminary valuation splits for a potential merger with Regado, their cash forecasts and whether any additional capital would need to be raised before reaching their next set of key milestones, including the amount of any such capital, if required.

On October 27, 2014, Mr. Peetz delivered to a representative of MTS a powerpoint presentation and a non-binding proposal letter that outlined a potential merger with Tobira and provided details for a pro forma equity split between the companies, an overview of Tobira’s clinical program, Tobira’s financial projections and near-term financing needs for Tobira’s business. The proposal provided that the pro forma ownership of the merged company be approximately 40% for Regado, 50% for Tobira and an additional 10% for certain stockholders of Tobira investing $15 million in the combined company. This proposal assumed that our Net Cash at the closing of the transaction would be $45 million.

In November, the process of considering various merger partners continued. On November 3, 2014, Mr. Metzger had a dinner meeting with a director of Company B to discuss our process and Company B’s candidacy as a potential merger partner. Mr. Podlesak, who is a board member of Company B and a partner of Domain (which has equity interests in Company B), and Dr. Treu, who is also a partner of Domain, were not present at this dinner meeting.

On November 4, 2014, our board met to consider the first round proposals from the nineteen companies. Mr. Metzger led the discussion of all nineteen companies and provided details on each company’s products and prospects. During the meeting, representatives of each of MTS and Cowen provided additional background information for each company. After extensive discussion, our board decided to invite ten companies to proceed to the next round of bidding.

Between November 4 and November 6, 2014, Mr. Metzger and a representative of MTS notified the ten companies that they had been chosen to participate in the next round of the merger partner selection process, which would involve data room access and diligence between the two parties as well as an in-person presentation to members of our board of directors and management. Tobira was notified that it was selected on November 5, 2014, and, on the same day, Tobira sent us a data room invitation.

On November 7, 2014, members of our due diligence team started reviewing Tobira’s regulatory, commercial, intellectual property, Chemistry, Manufacturing and Control (CMC), preclinical and clinical data. On the same day, representatives of MTS sent a letter to each of the ten parties invited for management presentations, including Tobira, which outlined the expectations for the management presentation, specific questions from initial due diligence performed by Regado and the next steps in the Regado merger process.

Beginning on November 11, 2014, we began to provide the ten potential candidates, including Tobira, access to our dataroom. Our data room included all clinical, preclinical, regulatory, intellectual property, financial and business operational information and corporate records. All candidates were granted the same level of access to our dataroom at this stage.

On November 12, 2014, Anjali Ganguli, our director of marketing and corporate development, provided a list of diligence follow up questions to Tobira. Both companies provided multiple diligence requests and responses through access to electronic data rooms and emailed documents from November 2014 through the eventual signing of the Merger Agreement on January 14, 2015.

On November 19, 2014, Company A, Company B, Company C, Company D and Company E each presented detailed information to our management and board in New York, NY on their drug development candidates, including clinical, regulatory, preclinical, intellectual property, and market opportunity information, commercial assessment work, financial models, management synergies, valuation, potential ownership splits and rationale for the merger, as well as key milestones and cash projections to achieve these milestones.

On November 20, 2014, Dr. Fischer and Mr. Metzger had dinner in New York, NY to discuss the bid process and Tobira’s strategy and progress towards NASH program objectives. Mr. Podlesak and Dr. Treu, partners of Domain (which has equity interests in Tobira), were not present at this dinner meeting. On the same day, Mr. Metzger also met with the chief executive officer and senior management team of Company G to discuss the bid process.

On November 21, 2014, Tobira, Company F, Company G, Company H and Company I each presented detailed information to our management and board in New York, NY on their drug development candidates, including clinical, regulatory, preclinical, intellectual property, and market opportunity information, commercial assessment work, financial models, management synergies, valuation, potential ownership splits and rational for the merger, as well as key milestones and cash projections to achieve these milestones. No director affiliated with Domain was present at the Tobira presentation.

On November 23, 2014, our board members held a call to discuss the selection of finalists to participate in a more in depth diligence process. Our diligence team presented information to our board concerning its findings relating to the ten potential candidates and our full board discussed. Then Mr. Podlesak, Dr. Treu and Mr. Neff left (given their conflicts of interest with some of the finalists as described above) and further discussions were had. Our board, without Mr. Podlesak and Dr. Treu present, narrowed the selection of potential bidders to four candidates—Company A, Company G, Tobira and Company F.

On November 25, 2014, representatives of MTS sent a summary of the bid process to date to our board of directors and provided potential transaction timelines.

On November 26, 2014, Mr. Metzger notified Dr. Fischer that Tobira was chosen to continue its participation in the merger partner selection process and that we would be sending follow up diligence questions and arrange a meeting to discuss the proposed transaction.

On November 28, 2014, Mr. Metzger spoke with the chief executive officer of Company B and indicated that, while Company B was a finalist, it was not one of the top four companies under consideration.

On November 29, 2014, representatives of Tobira and Regado discussed financial modeling inputs and assumptions in a telephone call.

Our board met on December 3, 2014, and representatives of MTS provided an overview of the process used to identify potential merger partners, which began with approximately 1,000 potential targets, then reduced to approximately 150 candidates after additional review, followed by increased focus on approximately thirty-six high-value targets, which MTS and our senior management later reduced to twenty-five of the most attractive merger candidates to profile in greater detail. Preliminary valuation materials were presented for the remaining four merger candidates. In consultation with Cooley, our board discussed how it would move forward with the remaining four candidates. After extensive discussion, our board directed our management to proceed with further diligence of each of Company A and Company G. A business update from Company F regarding its assets (and an important compound to be in-licensed) and other results of our due diligence review removed it from further consideration, and Company B was considered as a potential fourth candidate instead of Company F.

On December 4, 2014, Mr. Metzger notified each of Tobira, Company A and Company G that it was one of the potential finalists and that full two-way due diligence should be completed to try and arrive at final terms of a potential transaction by the end of the year. At this stage, Company A and Company G were the lead merger candidates, and Regado performed diligence on these companies at a much more accelerated pace than on Tobira.

On December 7, 2014, Regado sent a list of additional due diligence questions to each of Tobira and Company A.

On December 9, 2014, representatives of Cooley initiated intellectual property diligence on Company A.

On December 11, 2014, members of Tobira’s management and board of directors met with members of our management and board of directors in San Diego to discuss the proposed transaction and the outstanding diligence questions relating to Tobira’s business. Tobira presented and discussed additional information regarding CVC and its development plans in NASH. Tobira also described the progress Tobira was experiencing in its preparations for an initial public offering and noted that it would require a higher valuation for Tobira in order to agree to the proposed merger because their initial public offering (“IPO”) prospects looked strong based on their pre-IPO discussions with investors and that the valuation for the IPO would be better than the valuation for the merger being discussed at the time. We provided guidance to Tobira that we expected our Net Cash at closing to be approximately $38 million.

On December 11, 2014, Mr. Podlesak and Mr. Metzger also met with the chief executive officer of Company G and the chief executive officer and two board members of Company A in San Diego.

On December 14, 2014, Regado provided Company A with a draft merger agreement for its comments and mark-up.

On December 15, 2014, Mr. Metzger provided our board of directors with an update on the diligence process with Tobira.

On December 16, 2014, Company G sent us a revised proposal which further reduced the proposed equity allocation to our stockholders to approximately 22%, down from the 29% included in its previous proposal.

On December 18, 2014, Mr. Metzger sent an email to our board of directors stating that Company A’s diligence was progressing well and that Company G’s diligence had not been strong. The terms of Company G’s revised proposal were also disclosed to our board. As a result, Mr. Metzger asked our board of directors to consider narrowing the potential merger candidates to Tobira and Company A. Based on our due diligence review of Company G, including the commercial potential of its lead program, our board determined to further narrow the potential candidates to Tobira and Company A.

On December 19, 2014, Tobira’s board of directors held a conference call, where Dr. Fischer delivered a summary of valuation scenarios in connection with the proposed transaction to Tobira’s board of directors. Eckard Weber, M.D., a partner at Domain, which has equity interests in both Regado and Tobira, abstained from the discussion regarding the proposed transaction. On the same day, following Tobira’s board call, Dr. Fischer sent Mr. Metzger a revised economic proposal, which proposed that the pro forma ownership of the merged company be approximately 22% for Regado, 68% for Tobira and an additional 10% for certain stockholders of Tobira investing $20 million in the combined company. Given the equity interest of Domain in Tobira, Mr. Podlesak and Dr. Treu from Regado and Dr. Weber from Tobira did not participate in the negotiations.

On December 22, 2014, a representative of MTS delivered a counterproposal to Tobira, proposing that Regado’s ownership would be between thirty and thirty-five percent on a post-financing, fully-diluted basis and encouraging further discussion on the board composition. On the same day, we received a revised proposal from Company A, proposing a pro forma ownership of the combined company of 51.7% for Regado’s stockholders and 48.3% for the stockholders of Company A, which assumed the availability of approximately $36 million in cash of Regado at the closing.

On December 24, 2014, representatives from management of Regado and Tobira, counsel for both companies and representatives of MTS held a conference call to discuss various diligence items.

On December 26, 2014, Mr. Peetz held a telephone call with a representative of MTS and explained that the progress on Tobira’s initial public offering preparations called for a higher valuation for Tobira in the proposed merger transaction and that additional financing would be required given our reduced Net Cash estimate. Mr. Peetz delivered a revised proposal of pro forma ownership based on a ratio of our $38 million of estimated Net Cash to an $80 million equity valuation for Tobira. The revised proposal also provided for $22 million of committed additional financing from certain of Tobira’s existing stockholders in order to achieve approximately $60 million of cash at closing. Mr. Peetz also discussed the possibility of expanding the $22 million of additional financing to up to $40 million in additional financing.

On December 27, 2014, we notified Tobira that its proposal was highly competitive but that it was not the only company with an acceptable proposal remaining in the bid process. On the same day, we sent a draft merger agreement to Tobira for its markup, and Tobira initiated its full diligence process on Regado.

On or around December 28, 2014, Dr. Fischer and Mr. Podlesak, in their capacities as chairman of the board of directors of Tobira and Regado, respectively, and as authorized by their respective boards, discussed the potential composition of the board of directors and management team of the merged company.

On December 29, 2014, a representative of MTS requested that each of Tobira and Company A deliver its comments to the draft merger agreement by January 2, 2015.

On December 31, 2014, representatives from management of Tobira and Regado, counsel for both companies and representatives of MTS held a conference call to discuss diligence items. On the same day, Tobira’s legal counsel also delivered its initial markup of the Merger Agreement. Between December 31, 2014 and January 14, 2015, Tobira and Regado exchanged several revisions to the Merger Agreement, its exhibits and schedules, exchanged materials in response to diligence requests and representatives of each of the companies participated in various calls to discuss the Merger Agreement, its exhibits and schedules and various due diligence matters.

On January 1, 2015, a representative of MTS sent to Company A and to Dr. Fischer and Mr. Peetz at Tobira updated cash projections for Regado.

On January 2, 2015, Company A provided an initial markup to the draft merger agreement. Between January 2, 2015 and January 9, 2015, Tobira and Company A each exchanged with Regado revisions to the draft merger agreement and materials in response to diligence requests, and representatives of each of the companies participated in various calls to discuss the draft merger agreement and various due diligence matters. Our board did not consider many of Company A’s proposed revisions to the draft merger agreement to be acceptable.

On January 6, 2015, Regado received a revised valuation proposal from Company A, valuing Company A at approximately $33.5 million and proposing a pro forma ownership of the combined company of 55% for Regado’s stockholders and 45% for the stockholders of Company A and later, on the same day, received a management and board proposal providing that Mr. Metzger would continue to be the chief executive officer and Company A’s chief executive officer would be the president of the combined company and that Regado directors would hold five seats of an eight member board following the merger. Company A’s proposal also included specific compensation requirements of Company A’s chief executive officer. On the same day, Cooley completed its intellectual property diligence on Company A.

On January 7, 2015, Mr. Metzger spoke with the chief executive officer of Company G and indicated that Regado was not interested in pursuing a merger with Company G.

On January 8, 2015, a special meeting of our board of directors was held to discuss the potential transaction. Representatives of MTS and our management presented candidate evaluation materials for our two finalists, Tobira and Company A. Our board of directors engaged in extensive discussions regarding those candidates and representatives of Cooley reviewed the terms of the draft merger agreements relating to each of the candidates. Thereafter, given the equity interest of Domain in Tobira, Mr. Podlesak and Dr. Treu, who are partners of Domain, exited the board meeting. After another lengthy discussion, management recommended Tobira as the target for the business combination with Regado. After an in-depth discussion and careful consideration, our board of directors chose Tobira over Company A as the more favorable merger candidate for many reasons. Among other things, Company A required a higher valuation than it previously offered and changed the deal price unfavorably for our stockholders, had a substantially lower market potential for its products than Tobira does, wanted provisions in the draft merger agreement that our board considered to be unacceptable, wanted one of its board members to be chairman of the board of the combined company and wanted its chief executive officer to have an exceptionally broad role in the new company and a compensation arrangement that was viewed as unfavorable by our investors. On the other hand, our board of directors decided that a business combination with Tobira was in the best interests of the Regado stockholders after an in-depth discussion of various factors including the following: Tobira’s sizeable market opportunity, the opportunity as a result of the Merger for Regado stockholders to participate in the value of the Tobira product candidate portfolio, the likelihood that the combined organization would possess sufficient financial resources to allow the management team to focus on the continued development and anticipated commercialization of cenicriviroc, and an experienced senior management team and board of directors that would be comprised of representatives from each of the current board of directors of Regado and Tobira to lead the combined organization. Our board of directors (other than the Domain-related directors who had previously exited the meeting), deliberated and decided unanimously to direct our management to move negotiations forward with Tobira.

On the same day, our counsel provided to Tobira’s counsel a draft of the financing commitment letter relating to the Financing. Between January 8, 2015 and January 14, 2015, the companies exchanged several revisions to the financing commitment letter.

On January 10, 2015, at a special telephonic meeting, our board in consultation with our management and representatives of MTS, Cowen and Cooley reviewed the strategic review process and considered the proposals received to date, including Tobira’s current proposal. At this meeting, representatives of Cowen reviewed with our board of directors its financial analyses of the consideration to be paid by Regado in the Merger and delivered to our board Cowen’s opinion, to the effect that and subject to the various assumptions, qualifications and limitations set forth in its opinion, as of that date, the consideration to be paid in the Merger was fair, from a financial point of view, to Regado. Also, at this meeting, representatives of Cooley reviewed the terms of the proposed merger agreement and other transaction agreements, including conditions to closing, termination rights and any fees associated with terminations under circumstances, and our limited right to continue negotiations with other interested parties. Our board engaged in extensive discussions relating to Tobira, its business and the terms of the proposed transaction and, given the interest of Domain in Tobira, held further discussions relating to potential transaction without the presence of the Regado directors affiliated with Domain. Without such directors present, our board of directors voted to approve the Merger Agreement, the Merger, the issuance of shares of Regado common stock to Regado stockholders pursuant to the terms of the Merger Agreement and the Financing, the change of control of Regado, and the other actions contemplated by the Merger Agreement, subject to satisfactory resolution of certain outstanding terms.

On January 13, 2015, Mr. Podlesak, Mr. Metzger, Dr. Fischer, Mr. Peetz and counsel for both companies met in San Francisco to finalize the outstanding terms of the Merger Agreement. On that date, the requisite support agreements were collected from directors, officers and certain stockholders of both companies.

On January 14, 2015, we entered into the Merger Agreement with Tobira, and we also entered into the financing commitment letter with Tobira and certain stockholders of Tobira, including Domain Associates, Novo

Ventures, Frazier Healthcare, Montreux Equity Partners and Canaan Partners. Before the opening of trading on the Nasdaq Stock Market, we issued a joint press release with Tobira announcing the execution of the Merger Agreement.

On January 23, 2015, our board of directors approved by written consent an amendment to the Merger Agreement which, among other matters, (i) eliminates a condition that a registration statement be declared effective by the SEC prior to the closing of the Merger since the parties anticipate filing a Form S-3 covering the resale of the shares issuable in connection with the Merger and the Financing following the consummation of the Merger, (ii) provides that a meeting of our stockholders be held as soon as practicable following the date on which the proxy statement for the Merger is cleared by the SEC rather than following the date on which a registration statement is declared effective, (iii) requires that resignation letters of our directors be delivered to the companies’ counsel prior to the delivery of the information statement to Tobira’s stockholders and such letters will be held in escrow pending identification of the directors who will be designated by us to continue on the board of directors following the consummation of the Merger, and (iv) extends the deadline for the filing of our proxy statement to March 6, 2015, in order to provide Tobira with additional time to complete the audit of its 2014 financial statements. This amendment was executed and delivered by each company on January 23, 2015.

Historical Background of Tobira

Tobira has been focused on the development of cenicriviroc for liver disease, inflammation, fibrosis and HIV-1. Tobira to date has been funded by a syndicate of venture capital investors and term loan lenders. In the summer of 2014, Tobira’s management postponed its plans for an initial public offering based on market conditions. Beginning in August 2014, management explored alternatives to finance Tobira through the primary endpoint of the Phase 2b CENTAUR study of cenicriviroc (CVC) in patients with non-alcoholic steatohepatitis (NASH) and liver fibrosis. Alternatives considered included completing an initial public offering, securing additional private venture capital financing and seeking a reverse merger partner. As part of this process, Tobira’s management conducted a screen for potential reverse merger candidates and began monitoring for publicly traded biotechnology companies that had market capitalizations below cash.

Reasons for the Merger

Our board considered the following factors in reaching its conclusion to approve the Merger and to recommend that the Regado stockholders approve the issuance of shares of Regado common stock in the Merger and the Financing, all of which our board viewed as supporting its decision to approve the business combination with Tobira:

•	Our board and its financial advisor had undertaken a comprehensive and thorough process of reviewing and analyzing potential merger candidates to identify the opportunity that would, in our board’s opinion, create the most value for Regado’s stockholders.

•	Our board believes, based in part on the judgment, advice and analysis of our senior management with respect to the potential strategic, financial and operational benefits of the Merger (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to Tobira), that Tobira’s lead drug candidate represents a sizeable market opportunity, and may provide new medical benefits for a large underserved patient population and returns for investors.

•	Our board also reviewed with our management and Tobira’s management the current plans of Tobira for developing cenicriviroc to confirm the likelihood that the combined organization would possess sufficient financial resources to allow the management team to focus on the continued development and potential commercialization of cenicriviroc. Our board also considered the possibility that the combined organization would be able to take advantage of the potential benefits resulting from the combination of the Regado public company structure with the Tobira business to raise additional funds in the future, if necessary.

•	Our board concluded that the Merger would provide the existing Regado stockholders a significant opportunity to participate in the potential growth of the combined organization following the Merger.

•	Our board also considered that the combined organization will be led by an experienced senior management team and a board of directors with representation from each of the current boards of directors of Regado and Tobira.

•	Our board considered the financial analyses of MTS and Cowen, including Cowen’s opinion to our board as to the fairness to Regado, from a financial point of view and as of the date of the opinion, of the aggregate number of shares of Regado common stock to be paid in the Merger, as more fully described below under the caption “The Merger—Opinion of Cowen and Company, LLC.”

•	Our board also reviewed the recent financial condition, results of operations and financial condition of Regado, including:

•	the lack of success in developing our lead product and the unlikeliness that such circumstances would change for the benefit of our stockholders in the foreseeable future;

•	the loss of the operational capabilities of Regado, and the risks associated with continuing to operate Regado on a stand-alone basis, including the need to rebuild infrastructure and management to continue its operations;

•	the results of substantial efforts made over a significant period of time by Regado’s senior management and financial advisors to solicit strategic alternatives for Regado to the Merger, including the discussions that Regado management and the Regado board of directors had in fall of 2014 with other potential Merger candidates; and

•	the projected liquidation value of Regado and the risks, costs and timing associated with liquidating compared to the value Regado stockholders will receive in the Merger.

Our board also reviewed the terms of the Merger and associated transactions, including:

•	the exchange ratio used to establish the number of shares of Regado common stock to be issued in the Merger is fixed based on the relative valuations of the companies, and thus the relative percentage ownership of Regado stockholders and Tobira stockholders immediately following the completion of the Merger is similarly fixed;

•	the limited number and nature of the conditions to the Tobira obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Merger will be consummated on a timely basis;

•	the respective rights of, and limitations on, Regado and Tobira under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Regado or Tobira receive a superior proposal;

•	the reasonableness of the potential termination fee of up to $2 million and the related reimbursement of certain transaction expenses of up to $250,000, which could become payable by either Regado or Tobira if the Merger Agreement is terminated in certain circumstances;

•	the support agreements, pursuant to which officers, directors and certain stockholders of Tobira agreed, solely in their capacity as stockholders, to vote shares of their Tobira capital stock covering approximately 35.3% of the outstanding shares of Tobira in favor of adoption of the Merger Agreement

•	the fact that Tobira would solicit the approval of its stockholders to adopt the Merger Agreement and approve the Merger and other transactions contemplated by the Merger Agreement within ten calendar days of execution of the Merger Agreement and, if the vote was not received within eleven calendar days of execution of the Merger Agreement, Regado could terminate the Merger Agreement and receive a termination fee and reimbursement of up to $250,000 in expenses;

•	the execution of the financing commitment letter by Tobira’s stockholders, pursuant to which such stockholders agreed to invest a sufficient amount of capital (at a price per share no lower than the stipulated price per share of Regado common stock provided for in the exchange ratio applicable to the exchange of shares in connection with the Merger) that, when combined with Regado’s cash, is anticipated to fund the achievement of important clinical milestones and build substantial value for our stockholders in the near term;

•	the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, our board also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

•	the termination fee of up to $2 million and up to $250,000 in related expenses payable to Tobira upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Regado stockholders;

•	the substantial expenses to be incurred in connection with the Merger, including the costs associated with any related litigation;

•	the possible volatility, at least in the short term, of the trading price of the Regado common stock resulting from the Merger announcement;

•	the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger or on the delay or failure to complete the Merger on the reputation of Regado;

•	the risk to the business of Regado, operations and financial results in the event that the Merger is not consummated, including the diminution of Regado’s cash and its likely inability to raise additional capital through the public or private sale of equity securities;

•	the strategic direction of the continuing entity following the completion of the Merger, which will be determined by a board of directors initially comprised of a majority of the members of the current Tobira board of directors;

•	the fact that the Merger would give rise to substantial limitations on the utilization of Regado’s net operating losses; and

•	various other risks associated with the combined organization and the Merger, including those described in the section entitled “Risk Factors” in this proxy statement.

The foregoing information and factors considered by the Regado board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Regado board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Regado board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Regado board of directors may have given different weight to different factors. The Regado board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Regado management team and the legal and financial advisors of Regado, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Cowen and Company, LLC

Pursuant to an engagement letter dated September 30, 2014, Regado retained Cowen to act as a financial advisor in connection with the Merger and to render an opinion to the Regado board of directors as to the fairness, from a financial point of view, to Regado of the aggregate number of shares of Regado common stock to be paid in the Merger.

On January 10, 2015, Cowen delivered its opinion to the Regado board of directors to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of that date, the aggregate number of shares of Regado common stock to be paid in the Merger was fair, from a financial point of view, to Regado. The full text of the written opinion of Cowen, dated January 10, 2015, is attached as Annex E to this proxy statement and is incorporated by reference. Regado encourages holders of Regado common stock to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Regado board of directors and are directed only to the fairness, from a financial point of view, of the aggregate number of shares of Regado common stock to be paid in the Merger. Cowen’s opinion is not a recommendation to any stockholder as to how to vote with respect to the proposed Merger or to take any other action in connection with the Merger or otherwise.

In connection with its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the Merger Agreement dated January 7, 2015;

•	certain publicly available financial and other information for Regado and certain other relevant financial and operating data furnished to Cowen by Regado management;

•	certain publicly available financial and other information for Tobira and certain other relevant financial and operating data furnished to Cowen by Tobira management;

•	certain internal financial analyses, reports and other information concerning Tobira prepared by the management of Tobira and certain financial forecasts concerning Tobira prepared by the management of Tobira and adjusted by Regado management after consultation with Tobira management (the “Financial Forecasts”);

•	discussions Cowen had with certain members of the managements of each of Regado and Tobira concerning the historical and current business operations, financial condition and prospects of Tobira and such other matters Cowen deemed relevant;

•	certain stock market data of Regado and certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the Merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with the Regado board of directors’ consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Regado and Tobira, respectively, or which is publicly available or was otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Cowen relied upon, without independent verifications, the assessment of Regado management and Tobira management as to the viability of, and risks associated with, the current and future products and services of Tobira (including without limitation, the development, testing and marketing of such products and services, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof, and the life and enforceability of all relevant patents and other intellectual and other property rights associated with such products and services). In addition, Cowen did not conduct or assume any obligation to conduct any physical inspection of the properties or facilities of Regado or Tobira. Cowen, with the Regado board of directors’ consent, assumed that Financial Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future performance of Tobira, and such projections provide a reasonable basis for Cowen’s opinion. Cowen expressed no opinion as to the Financial Forecasts or the assumptions on which they were made. Cowen, with the Regado board of directors’ consent, further assumed that any adjustment pursuant to the Merger Agreement in the number of shares of Regado common stock to be paid in the Merger to the extent that Regado’s Net Cash at closing is greater or less than $38 million will not result in any adjustment to the aggregate number of shares of Regado common stock to be paid in the Merger that was material to Cowen’s analysis. Cowen expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Cowen becomes aware after the date of its opinion.

Cowen assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Regado or Tobira since the date of the last financial statements made available to it. Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Regado or Tobira, nor was Cowen furnished with such materials. In addition, Cowen did not evaluate the solvency or fair value of Regado, Merger Sub or Tobira under any state or federal laws relating to bankruptcy, insolvency or similar matters. Cowen’s opinion did not address any legal, tax or accounting matters related to the Merger Agreement or the Merger, as to which Cowen assumed that Regado and the Regado board of directors received such advice from legal, tax and accounting advisors as each has determined appropriate. Cowen’s opinion addressed only the fairness of the aggregate number of shares of Regado common stock to be paid in the Merger, from a financial point of view to Regado. Cowen expressed no view as to any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, and Cowen expressed no opinion as to the terms of the Financing. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect Cowen’s opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so.

Cowen did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United State or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering its opinion Cowen assumed in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Cowen assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by Cowen. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. Cowen assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. The Regado board of directors informed Cowen, and Cowen assumed, that the Merger will be treated as a tax-free reorganization.

It is understood that Cowen’s opinion was intended for the benefit and use of the Regado board of directors in its consideration of the financial terms of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Cowen’s prior written consent. Cowen’s opinion did not constitute a recommendation to the Regado board of directors on whether or not to approve the Merger or to any stockholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. Cowen was not requested to opine as to, and Cowen’s opinion does not in any manner address, Regado’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to Regado. Additionally, Cowen was not engaged to be involved in any determinations of the Regado board of directors or Regado’s management to pursue strategic alternatives or in the negotiation of any of the terms of the Merger, and Cowen was not authorized or requested to, and did not, solicit alternative offers for Regado or its assets, nor did Cowen investigate any other alternative transactions that may be available to Regado. In addition, Cowen was not been requested to opine as to, and Cowen’s opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any of Regado’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of Regado, or (ii) the fairness of the Merger or the aggregate number of shares of Regado common stock to be paid in the Merger to the holders of any class of securities, creditors or other constituencies of Regado. Furthermore, Cowen expressed no view as to the price or trading range for shares of Regado common stock at any time.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Regado the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Regado and Tobira.

Transaction Overview. Based upon the closing price per share of Regado common stock on January 9, 2015 of $0.92 and the issuance in the Merger to stockholders of Tobira of approximately 71.6 million shares of Regado common stock, Cowen observed that the implied equity value of Tobira was approximately $65.8 million, and based upon Tobira’s indebtedness, cash and cash equivalents as of September 30, 2014, the total enterprise value of Tobira implied by the Merger was approximately $68.7 million.

Analysis of Selected Initial Public Offerings. Cowen reviewed the implied total enterprise values at IPO of six companies which completed initial public offerings (each, an “IPO”) since 2012 and that were developing hepatology products at the time of their IPO. The implied total enterprise values at IPO is defined as the pre-money equity value of the company plus indebtedness, liquidation value of preferred stock and non-controlling interest, minus cash and cash equivalents at the time of their IPO. Pre-money equity value is defined as the equity valuation of the company implied by the offering price of the company’s shares in its IPO, excluding the proceeds of the IPO.

These companies, which are referred to as the Selected Hepatology IPO Companies, were:

•	Conatus Pharmaceuticals Inc.

•	Enanta Pharmaceuticals, Inc.

•	Galmed Pharmaceuticals Ltd.

•	Hyperion Therapeutics, Inc.

•	Intercept Pharmaceuticals, Inc.

•	Vital Therapies, Inc.

The Selected Hepatology IPO Companies had the following range of implied total enterprise values at IPO, as compared to the implied total enterprise value of Tobira in the Merger of approximately $68.7 million:

Selected Hepatology IPO Companies

Implied Total Enterprise Values at IPO

($ in millions)

Low	25th Percentile	Median	75th Percentile	High
$104	$109	$128	$158	$166

Cowen also reviewed the implied total enterprise values at IPO of thirteen companies which completed an IPO in 2014 and whose lead products at the time of their IPO were in various therapeutic areas other than oncology and were in Phase II or ready to begin Phase II.

These companies, which are referred to as the Selected Phase II IPO Companies, were:

•	Alder BioPharmaceuticals, Inc.

•	Aquinox Pharmaceuticals, Inc.

•	Ardelyx, Inc.

•	Atara Biotherapeutics, Inc.

•	Celladon Corporation

•	Flexion Therapeutics, Inc.

•	Marinus Pharmaceuticals, Inc.

•	Minerva Neurosciences, Inc.

•	NeuroDerm Ltd.

•	Recro Pharma, Inc.

•	SCYNEXIS, Inc.

•	Trevena, Inc.

•	Vitae Pharmaceuticals, Inc.

The Selected Phase II IPO Companies had the following range of implied total enterprise values at IPO, as compared to the implied total enterprise value of Tobira in the Merger of approximately $68.7 million:

Selected Phase II IPO Companies

Implied Total Enterprise Values at IPO

($ in millions)

Low	25th Percentile	Median	75th Percentile	High
$28	$65	$91	$119	$212

Analysis of Selected Publicly Traded Companies. Cowen reviewed the total enterprise values of the following: (a) five selected publicly traded companies that were developing products for nonalcoholic steatohepatitis (the “Selected Publicly Traded NASH Companies”); (b) seven selected publicly traded companies whose lead products were other hepatology products (the “Selected Publicly Traded Hepatology Companies”); and (c) fifteen selected publicly traded companies whose lead products were in various therapeutic areas other than oncology and were in Phase II or ready to begin Phase II (the “Selected Publicly Traded Phase II Development Companies”).

Selected Publicly Traded NASH Companies

•	Galectin Therapeutics Inc.

•	Galmed Pharmaceuticals Ltd.

•	GENFIT SA

•	Intercept Pharmaceuticals, Inc.

•	Raptor Pharmaceutical Corp.

Selected Publicly Traded Hepatology Companies

•	Achillion Pharmaceuticals, Inc.

•	Conatus Pharmaceuticals Inc.

•	Enanta Pharmaceuticals, Inc.

•	Hyperion Therapeutics, Inc.

•	Ocera Therapeutics, Inc.

•	Regulus Therapeutics Inc.

•	Vital Therapies, Inc.

Selected Publicly Traded Phase II Development Companies

•	Alder BioPharmaceuticals, Inc.

•	Aquinox Pharmaceuticals, Inc.

•	Ardelyx, Inc.

•	Atara Biotherapeutics, Inc.

•	Celladon Corporation

•	Celsus Therapeutics plc

•	Cytokinetics, Inc.

•	Genocea Biosciences, Inc.

•	Minerva Neurosciences, Inc.

•	NeuroDerm Ltd.

•	Recro Pharma, Inc.

•	SCYNEXIS, Inc.

•	Trevena, Inc.

•	Vitae Pharmaceuticals, Inc.

•	XenoPort, Inc.

The Selected Publicly Traded NASH Companies, Selected Publicly Traded Hepatology Companies and Selected Publicly Traded Phase II Development Companies had the following ranges of implied total enterprise values, as compared to the implied total enterprise value of Tobira in the Merger of approximately $68.7 million:

Implied Total Enterprise Values

($ in millions)

	Low	25th Percentile	Median	75th Percentile	High
Selected Publicly Traded NASH Companies	$53	$60	$710	$929	$3,065
Selected Publicly Traded Hepatology Companies	$56	$264	$488	$866	$1,333
Selected Publicly Traded Phase II Development Companies	$0	$78	$153	$369	$1,028

Although the companies referred to above were used for comparison purposes, none of those companies is directly comparable to Tobira. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Hepatology IPO Companies, the Selected Phase II IPO Companies, the Selected Publicly Traded NASH Companies, the Selected Publicly Traded Hepatology Companies and the Selected Publicly Traded Phase II Development Companies and other factors that could affect the public trading value of such companies and Tobira to which they are being compared.

Analysis of Selected Precedent Transactions. Cowen reviewed the financial terms, to the extent publicly available, of: (a) five transactions involving the merger of private companies with Phase II, Phase II ready, or marketed lead products with cash-rich publicly traded companies with limited operations (the “Selected Precedent Reverse Merger Transactions”); and (b) two transactions involving companies or businesses that were developing products for nonalcoholic steatohepatitis (the “Selected Precedent NASH Transactions”). For each transaction, Cowen reviewed the total implied enterprise values of the target company or business. These transactions, including the month and year each were announced, were:

Selected Precedent Reverse Merger Transactions

Month and Year Announced	Target Company	Acquiror
July 2014	Paratek Pharmaceuticals, Inc.	Transcept Pharmaceuticals, Inc.

April 2014	Epirus Biopharmaceuticals, Inc.	Zalicus Inc.

April 2013	Ocera Therapeutics, Inc.	Tranzyme Pharma

April 2012	Biota Holdings Limited	Nabi Biopharmaceuticals

June 2011	Synageva BioPharma Corp.	Trimeris, Inc.

Selected Precedent NASH Transactions

Month and Year Announced	Target Company	Acquiror
January 2015	Phenex Pharmaceuticals AG Farnesoid X Receptor program for the treatment of liver diseases	Gilead Sciences, Inc.

May 2014	Lumena Pharmaceuticals, Inc.	Shire plc

The Selected Precedent Reverse Merger Transactions and the Selected Precedent NASH Transactions had the following ranges of implied total enterprise values, as compared to the implied total enterprise value of Tobira in the Merger of approximately $68.7 million:

Implied Total Enterprise Values

($ in millions)

	Low	25th Percentile	Median	75th Percentile	High
Selected Precedent Reverse Merger Transactions	$42	$141	$180	$186	$310
Selected Precedent NASH Transactions	$246				$470

Although the Selected Precedent Reverse Merger Transactions and the Selected Precedent NASH Transactions were used for comparison purposes, none of those transactions is directly comparable to the Merger, and none of the companies or businesses in those transactions is directly comparable to Regado or Tobira. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies and Tobira to which they are being compared.

Discounted Cash Flow Analysis. Cowen separately estimated a range of enterprise values for Tobira based upon the present value of Tobira’s estimated unlevered free cash flows for two scenarios, Scenario 1 and Scenario 2, for the fiscal years ended December 31, 2015 through December 31, 2035, in each case with a risk adjustment factor of 20% and 13%. For further information regarding these financial forecasts, including Scenario 1 and Scenario 2 and the risk adjustment factors, see “The Merger—Certain Financial Projections.” In performing this discounted cash flow analysis, Cowen utilized discount rates ranging from 15.5% to 17.5%, which were selected based on the capital asset pricing model and the estimated weighted average cost of capital of the Selected Publicly Traded NASH Companies, Selected Publicly Traded Hepatology Companies and Selected Publicly Traded Phase II Development Companies. This discounted cash flow analysis assumed that Tobira has no terminal value. This discounted cash flow analysis was based upon certain assumptions described by, the Financial Forecasts supplied by and discussions held with the management of Tobira and Regado.

The analysis resulted in the following implied total enterprise values for Tobira, as compared in each case to the implied total enterprise value of Tobira in the Merger of approximately $68.7 million:

Implied Total Enterprise Values

($ in millions)

Financial Projection Case	Low	High
Scenario 1 (20% Risk Adjustment Factor)	$502	$606
Scenario 1 (13% Risk Adjustment Factor)	$334	$403
Scenario 2 (20% Risk Adjustment Factor)	$523	$637
Scenario 2 (13% Risk Adjustment Factor)	$348	$424

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Regado board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Regado and Tobira. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Regado, Tobira, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Regado board of directors in making its decision to enter into the Merger Agreement and should not be considered as determinative of such decision.

Cowen was selected by the Regado board of directors to render an opinion to the Regado board of directors because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of Regado for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of its opinion, Cowen served as an underwriter and placement agent to Regado and has received fees for the rendering of such services. In the two years preceding the date of its opinion, Cowen did not have a material relationship with Tobira or any other party to the Merger. Cowen and its affiliates may in the future provide commercial and investment banking services to Regado and may receive fees for the rendering of such services. The issuance of Cowen’s opinion was approved by Cowen’s fairness opinion review committee.

Pursuant to the engagement letter between Cowen and Regado, if the Merger is consummated, Cowen will be entitled to receive a transaction fee of $250,000 payable in shares of Regado common stock based upon the closing price of the common stock immediately prior to the public announcement of the proposed Merger, or approximately 290,698 shares. Regado intends to issue the shares of Regado common stock to Cowen immediately prior to the effective time of the Merger. Regado has also agreed to pay a fee of $500,000 to Cowen in cash for rendering its opinion. Additionally, Regado has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between Regado and Cowen, and the Regado board of directors was aware of the arrangement, including the fact that a portion of the fee payable to Cowen is contingent upon the completion of the Merger.

Certain Financial Projections

Regado does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance or results of operations due to the inherent unpredictability of the underlying assumptions and projections. However, during our consideration of the transactions contemplated by the Merger Agreement, as described in “The Merger—Background of the Merger” beginning on page 53, Regado prepared and provided the Financial Forecasts to our board of directors, which are certain non-public financial projections regarding Tobira’s anticipated future operations. A summary of the Financial Forecasts, is included below to provide Regado stockholders access to specific non-public information that was considered by the Regado board for purposes of evaluating the Merger.

Such summary is presented in this document, but it is not being included to influence your decision whether to vote for or against any of the stockholder proposals included in this proxy statement, and is being included because financial forecasts were made available to our board of directors. The inclusion of this information should not be regarded as an indication that our board, its advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results, and these Financial Forecasts should not be relied upon as such. The Financial Forecasts are subjective in many respects. There can be no assurance that these Financial Forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The Financial Forecasts cover multiple years and such information, by its nature, becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the Financial Forecasts in this proxy statement should not be relied on as predictive of actual future events.

In addition, the Financial Forecasts were not prepared with a view toward public disclosure or toward complying with United States generally accepted accounting principles (referred to as GAAP), the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Regado’s independent public accounting firm, nor Tobira’s independent accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the Financial Forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Financial Forecasts. The independent auditor’s reports included or incorporated by reference in this proxy statement relate to historical financial statements only and do not extend to any prospective financial information and should not be read to do so.

Although presented with numerical specificity, the projections were prepared in the context of numerous variables, estimates and assumptions that are inherently uncertain and beyond our control and which may prove not to have been, or to no longer be, accurate. The amounts presented in the table below represent a forecast for operating results, do not include any merger-related expenses and required the input of highly subjective assumptions about Tobira’s business that may not occur, and changes in the assumptions could materially affect the forecast presented below. Important factors that may affect actual results and cause these Financial Forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Tobira’s business (including its ability to achieve strategic goals, obtain regulatory approval of CVC, the availability of reimbursement from third-party payors for CVC, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under the section entitled, “Forward-Looking Statements” beginning on page 48 of this proxy statement. In addition, the Financial Forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Tobira’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Financial Forecasts were prepared. Accordingly, there can be no assurance that these Financial Forecasts will be realized or that Tobira’s future financial results will not materially vary from these Financial Forecasts.

The inclusion of a summary of the projections in this proxy statement should not be regarded as an indication that any of Regado, Tobira or their respective affiliates, officers, directors, financial advisors or other representatives consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. None of Regado, Tobira or their respective affiliates, officers, directors, financial advisors or other representatives gives any stockholder of Regado, Tobira or any other person any assurance that actual results will not differ materially from the Financial Forecasts set forth below, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the projections are shown to be in error. Tobira’s actual results of operations for the fiscal years ended December 31, 2013 and December 31, 2014 are included in this proxy statement, and Regado stockholders are urged to review this information carefully.

The Financial Forecasts are forward-looking statements. For information on factors that may cause these future financial results to materially vary, see the section entitled, “Forward-Looking Statements” beginning on page 48 of this proxy statement.

The following is a summary of the Financial Forecasts.

Summary Financial Forecasts

Regado’s management delivered two sets of projections with respect to Tobira’s future financial performance to Cowen and our board. These projections were based on financial projections prepared by Tobira’s management. The Tobira financial projections were reviewed by Regado’s management, who, after consultation with Tobira’s management, adjusted certain assumptions included in Tobira’s projections to provide for a lower, more conservative valuation analysis. These adjustments included: (1) an increase in research and development expenses in the early revenue periods to account for necessary post-approval studies for CVC, followed by a tapered decline in those expenses; (2) an increase in the projected sales and marketing expenses in the early revenue periods to reflect the necessary spend associated with marketing, hiring and training sales personnel prior to launch and the intense marketing effort that typically occurs in the first few years post-launch, followed by a tapered decline in those expenses; (3) selection of the lower of two revenue scenarios provided by Tobira; and (4) addition of a one-year delayed launch scenario from the projections provided by Tobira.

The first scenario, referred to below as Scenario 1, assumes a commercial launch of CVC in 2020 and includes unlevered free cash flows adjusted by a risk factor of 20% and 13%. The second scenario, referred to below as Scenario 2, assumes a commercial launch of CVC in 2021 and includes unlevered free cash flows adjusted by a risk factor of 20% and 13%. These risk adjustment factors were based on recent published findings relating to the clinical development success rates for investigational drugs and were applied by multiplying the applicable unlevered free cash flow amount by 20% or 13%, as the case may be.

Scenario 1 – Projected Cash Flows Based on 2020 Launch

($US Millions)

	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Revenue	$—	$—	$—	$—	$—	$688	$1,794	$2,929	$4,579	$4,373	$4,648

Gross Profit	$—	$—	$—	$—	$—	$587	$1,498	$2,440	$3,809	$3,639	$3,867
Research and Development	(17)	(12)	(61)	(55)	(55)	(144)	(67)	(38)	(40)	(39)	(40)
Selling, General & Administrative	(4)	(6)	(6)	(6)	(56)	(243)	(311)	(381)	(483)	(450)	(449)
Operating Income	$(20)	$(18)	$(67)	$(61)	$(111)	$200	$1,120	$2,021	$3,287	$3,150	$3,378

Net Income	$(20)	$(18)	$(67)	$(61)	$(111)	$196	$711	$1,213	$1,972	$1,890	$2,027

Unlevered Free Cash Flow(1)	(20)	(18)	(67)	(61)	(114)	9	574	1,133	1,771	1,913	2,000

	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$3,808	$2,865	$2,407	$2,218	$1,997	$1,797	$1,617	$1,375	$1,100	$660

Gross Profit	$3,170	$2,387	$2,007	$1,850	$1,666	$1,501	$1,351	$1,150	$922	$567
Research and Development	(35)	(30)	(27)	(24)	(22)	(20)	(18)	(16)	(14)	(10)
Selling, General & Administrative	(381)	(308)	(267)	(244)	(219)	(197)	(178)	(155)	(131)	(98)
Operating Income	$2,754	$2,048	$1,713	$1,582	$1,425	$1,283	$1,156	$979	$777	$458

Net Income	$1,652	$1,229	$1,028	$949	$855	$770	$694	$587	$466	$275

Unlevered Free Cash Flow(1)	1,764	1,349	1,086	974	884	796	718	620	504	334

(1)	Unlevered free cash flow is a non-GAAP financial measure that is defined as Net Income before interest and taxes, minus taxes (after giving effect to the application of available net operating loss carryforwards), plus depreciation and amortization, minus the increase in non-cash working capital, minus capital expenditures.

Scenario 2 – Projected Cash Flows Based on 2021 Launch

($US Millions)

	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Revenue	$—	$—	$—	$—	$—	$—	$897	$2,343	$3,816	$5,964	$5,681

Gross Profit	$—	$—	$—	$—	$—	$—	$753	$1,954	$3,176	$4,959	$4,724
Research and Development	(17)	(12)	(7)	(59)	(55)	(56)	(174)	(38)	(40)	(45)	(44)
Selling, General & Administrative	(4)	(6)	(6)	(6)	(6)	(50)	(256)	(345)	(436)	(548)	(513)
Operating Income	$(20)	$(18)	$(13)	$(65)	$(61)	$(106)	$323	$1,571	$2,701	$4,366	$4,168

Net Income	$(20)	$(18)	$(13)	$(65)	$(61)	$(106)	$307	$943	$1,620	$2,620	$2,501

Unlevered Free Cash Flow(1)	(20)	(18)	(13)	(65)	(64)	(116)	145	789	1,421	2,357	2,542

	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$4,896	$4,011	$3,009	$2,535	$2,329	$2,097	$1,887	$1,604	$1,283	$770

Gross Profit	$4,073	$3,338	$2,507	$2,113	$1,942	$1,749	$1,575	$1,340	$1,074	$648
Research and Development	(39)	(34)	(29)	(26)	(24)	(21)	(19)	(17)	(15)	(10)
Selling, General & Administrative	(448)	(379)	(304)	(263)	(240)	(216)	(194)	(169)	(142)	(105)
Operating Income	$3,586	$2,925	$2,173	$1,824	$1,679	$1,512	$1,362	$1,154	$917	$533
Net Income	$2,151	$1,755	$1,304	$1,094	$1,007	$907	$817	$692	$550	$320

Unlevered Free Cash Flow(1)	2,255	1,872	1,431	1,154	1,035	938	845	730	594	389

(1)	Unlevered free cash flow is a non-GAAP financial measure that is defined as Net Income before interest and taxes, minus taxes (after giving effect to the application of available net operating loss carryforwards), plus depreciation and amortization, minus the increase in non-cash working capital, minus capital expenditures.

Interests of the Regado Directors and Executive Officers in the Merger

In considering the recommendation of the Regado board of directors with respect to issuing shares of Regado common stock in the Merger and the Financing and the other matters to be acted upon by the Regado stockholders at the Special Meeting, the Regado stockholders should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend, as applicable, that the Regado stockholders approve the Regado proposals to be presented to the Regado stockholders for consideration at the Special Meeting as contemplated by this proxy statement.

Ownership Interests

On January 10, 2015, our board amended the outstanding stock options held by members of Regado’s board of directors to: (i) extend the post-termination exercise period until the earliest of (x) two years form the date of such director’s termination of service; (y) the original stock option expiration date and (z) upon termination for cause, if applicable and as defined in the relevant documents governing the grant and (ii) provide for the immediate vesting and exercisability in full of such stock options upon a change in control of Regado.

As of January 31, 2015, all directors and executive officers of Regado beneficially owned approximately 18.3% of the shares of Regado common stock. The affirmative vote of holders of a majority of the shares of Regado common stock having voting power outstanding on the record date for the Special Meeting is required for approval of Proposal Nos. 2 and 3. The affirmative vote of a majority of votes properly cast on Proposal Nos. 1 and 4 (not counting “abstentions” or “broker non-votes” as votes cast) is required for approval of Proposal

Nos. 1 and 4. Certain Regado officers and directors, and their affiliates, have also entered into support agreements in connection with the Merger. For a more detailed discussion of the support agreements see the section entitled “Agreements Related to the Merger—Support Agreements and Written Consents” in this proxy statement.

As of January 31, 2015, Domain and its affiliates beneficially owned approximately 7.3% of the shares of Regado’s common stock, prior to the Merger, and approximately 33.5% of the shares of Tobira’s capital stock, prior to the Merger. In addition, Domain and its affiliates have, pursuant to the financing commitment letter, agreed to purchase shares having a value of approximately $4.6 million, or, approximately, 3.3% of the combined company on a post-Merger basis. Jesse Treu and Dennis Podlesak are members of our board and partners at Domain. Dr. Eckard Weber is a member of the Tobira board and is a partner at Domain. As further discussed under the heading “Background of the Merger,” Regado directors Dr. Treu and Mr. Podlesak were not present for certain discussions of our board involving its consideration of the potential merger with Tobira and were not present at the time our board voted in favor of the transaction contemplated by the Merger Agreement. We understand from Tobira that Dr. Weber was not present for certain discussions of the Tobira board involving its consideration of the potential merger and abstained from voting on the transactions contemplated by the Merger Agreement.

Director Positions and Consultancy Agreement Following the Merger

Dennis Podlesak, Pierre Legault and Andrew J. Fromkin are currently directors of Regado and shall continue as directors of the combined company after the effective time of the Merger, with Dennis Podlesak serving as the chairman of the board of the combined company.

Michael A. Metzger, currently the Chief Executive Officer, President and Chief Operating Officer of Regado and a member of its board of directors, is expected to resign from his positions as officer and director of Regado as of the effective time of the Merger. After the effective time of the Merger, it is expected that Mr. Metzger will continue to provide services to the combined company as a consultant and to advise the board of the combined company on matters related to strategy and business development. The specific terms of this consulting relationship are still being discussed.

Michael Mendelsohn, another current member of the Regado board of directors, is expected to resign from his position as a director of Regado as of the effective time of the Merger. After the effective time of the Merger, Mr. Mendelsohn is expected to serve on the scientific advisory board of the combined company.

Merger-related Compensation of Named Executive Officer

The following table and the related footnotes present information about the compensation payable to Regado’s named executive officers. The compensation shown in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the Merger. Michael Metzger is expected to resign for good reason effective as of the closing of the Merger. On January 3, 2015, R. Don Elsey notified Regado that he would resign as Regado’s Senior Vice President, Finance and Chief Financial Officer, effective February 6, 2015, and entered into a consulting agreement and separation agreement pursuant to which Mr. Elsey will continue to provide services to Regado and to act as Regado’s principal accounting and financial officer from February 6, 2015 through the earlier of May 31, 2015 or Regado’s consummation of the Merger, unless earlier terminated or extended. The cash and perquisites/benefits disclosure provided by this table is quantified assuming that (i) the Merger closed, and (ii) that Mr. Metzger will resign with good reason on January 31, 2015, the latest practicable date prior to the filing of this proxy statement. A portion of the cash amounts listed in the table that constitutes severance to Mr. Metzger would be payable in connection with the Merger only if such a termination of employment actually occurs. The equity disclosure provided in this table is quantified assuming that the Merger closed on January 31, 2015, the latest practicable date prior to the filing of this proxy statement.

The named executive officers are not entitled to any pension or non-qualified deferred compensation benefits enhancements, or any other form of compensation that is based on or otherwise related to the Merger.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur (including assumptions described in this proxy statement) or may occur at times different than the time assumed. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by the named executive officers may differ in material respects from the amounts set forth below. Regardless of the manner in which Mr. Metzger’s employment terminates, Mr. Metzger is entitled to receive amounts already earned and vested during his term of employment.

GOLDEN PARACHUTE COMPENSATION

Name (1)	Cash (2)	Equity (3)	Tax Reimbursement (4)	Total
Michael A. Metzger	$1,155,751	$155,467	$21,035	$1,332,253
R. Don Elsey	$50,000	$18,293	—	$68,293

(1)	David J. Mazzo and Steven L. Zelenkofske were named executive officers included in Regado’s most recent filing under the Exchange Act that required disclosure pursuant to Item 402(c) of Regulation S-K; however, they are not included in this Golden Parachute Compensation table because as of January 31, 2015, they are no longer employed by Regado, and they are not receiving any compensatory payments in connection with the Merger.

(2)	The amount in this column for Mr. Metzger represents (a) $675,000 in potential cash severance payments that Mr. Metzger may receive under his amended and restated employment agreement if Mr. Metzger resigns for good reason effective as of the closing of the Merger as is currently expected, (b) a $450,000 performance bonus that Mr. Metzger will receive following the closing of the Merger and (c) a cash payment that Mr. Metzger is currently expected to receive on the closing date of the Merger in lieu of his right to have his COBRA premiums paid for by Regado for 12 months, which is estimated to be around $30,751. The amount of Mr. Metzger’s severance represents payments equal to 100% of Mr. Metzger’s base salary in effect as of January 31, 2015, and 100% of Mr. Metzger’s target bonus for 2015. The amount of Mr. Metzger’s severance payments is quantified assuming that the Merger closed, and that Mr. Metzger resigned with good reason on January 31, 2015. Because Mr. Metzger will resign within 3 months following the Merger, Mr. Metzger’s severance payments are payable in a lump sum on Regado’s first ordinary payroll date no earlier than one week following the effective date of the release agreement that Mr. Metzger must enter into to receive his severance payments. Because Mr. Metzger will resign effective as of the closing of the Merger, Mr. Metzger’s performance bonus will be paid within 60 days following the consummation of the Merger, but no later than the 73rd day of the calendar year immediately following the calendar year in which the Merger is consummated. The amount in this column for Mr. Elsey represents $50,000 in cash, which will be paid upon successful completion of the Merger during the term of his consulting relationship.

(3)

These amounts represent the estimated intrinsic value of Mr. Metzger’s unvested stock options that will accelerate and vest upon the consummation of the Merger if Mr. Metzger resigns for good reason effective as of the closing of the Merger as is currently expected and the estimated intrinsic value of Mr. Elsey’s unvested January 2015 stock options that will accelerate and vest in connection with the Merger. “Intrinsic value” with respect to Mr. Metzger’s unvested stock options refers to the excess of the average closing market price of Regado’s common stock over the first 5 business days following January 14, 2015, the date of the first announcement of the Merger, over the aggregate exercise price of the Regado stock options held by Mr. Metzger that were unvested as of January 31, 2015. “Intrinsic value” with respect to Mr. Elsey’s unvested 2015 stock options refers to the excess of the average closing market price of Regado’s common stock over the first 5 business days following January 14, 2015, the date of the first announcement of the Merger, over the exercise price of Mr. Elsey’s January 2015 stock options that were unvested as of January 31, 2015.

(4)	The amount in this column represents a tax gross-up payment to Mr. Metzger that is intended to cover the taxes that will be assessed on the cash payment in lieu of COBRA premiums that Mr. Metzger is currently expected to receive. The amount of the tax gross-up payment is estimated to be around $21,035 and such payment is expected to be made on the closing date of the Merger.

Conditions to Payment of Severance

As a condition to receiving the severance benefits set forth in the table above, Mr. Metzger must enter into a separation agreement and execute a full waiver and release of all claims in Regado’s favor. Certain of these amounts may also be subject to required six-month delays under Section 409A of the Code.

Michael Metzger Amended Employment Terms

On December 5, 2013, Regado and Michael Metzger entered into an Employment Agreement (the “Prior Employment Agreement”) upon his appointment as President and Chief Operating Officer. On December 3, 2014, Regado and Mr. Metzger entered into an Amended and Restated Employment Agreement effective as of October 9, 2014 (the “Amended Employment Agreement”) upon Mr. Metzger’s appointment as Chief Executive Officer. The Amended Employment Agreement superseded and replaced the Prior Employment Agreement.

Performance Bonus

Pursuant to the terms of the Amended Employment Agreement, Mr. Metzger will be entitled to a one-time performance bonus equal to $450,000 for the 2015 calendar year in lieu of his annual target bonus amount for the 2015 calendar year subject to the consummation of the Merger. Because Mr. Metzger will resign effective as of the closing of the Merger, Mr. Metzger’s performance bonus will be paid within 60 days following the consummation of the Merger, but no later than the 73rd day of the calendar year immediately following the calendar year in which the Merger is consummated.

Severance

Under the terms of Mr. Metzger’s Amended Employment Agreement, in the event Mr. Metzger resigns for good reason effective as of the closing date of the Merger as is expected, Mr. Metzger will receive payments equal to the sum of twelve months of base salary ($450,000) and his target annual bonus ($225,000). In addition, under the terms of Mr. Metzger’s Amended Employment Agreement, because Mr. Metzger’s resignation for good reason will occur within three months following a change in control, Mr. Metzger’s severance will be paid in the form of a lump sum on Regado’s first ordinary payroll date no earlier than one week following the effective date of date of the release agreement that Mr. Metzger must enter into to receive his severance payments. Additionally, because Mr. Metzger’s resignation for good reason will occur within twelve months following a change in control, under the terms of Mr. Metzger’s Amended Employment Agreement, all of Mr. Metzger’s unvested stock options will vest and become immediately exercisable.

Under the terms of Mr. Metzger’s Amended Employment Agreement, Mr. Metzger’s expected resignation is for “good reason” because Mr. Metzger would cease to be the President and Chief Executive Officer of Regado and the most senior officer of the controlled group that includes Regado and there would be a material diminution in Mr. Metzger’s authority, duties and responsibilities if Mr. Metzger continued his employment with Regado following the consummation of the Merger.

Modified Cutback

Mr. Metzger’s Amended Employment Agreement contains a “modified cutback” provision, which provides that if any of the payments that Mr. Metzger receives in connection with the Merger constitutes a parachute payment under Section 280G of the Code, the parachute payments will be reduced so that the maximum amount of the payments after the reduction will be one dollar less than the amount that would cause the payments to be subject to the excise tax under Code Section 4999, provided that such payments will only be reduced to the extent that the after-tax value of the amounts received after such deduction would exceed the after-tax value of the amounts received without application of such reduction.

Cash Payments in Lieu of COBRA Premium Payments and Tax Gross-up Payments

Under the terms of Michael Metzger’s Amended Employment Agreement, in the event Mr. Metzger resigns for good reason effective as of the closing date of the Merger as is expected, Mr. Metzger is entitled to have the full amount of his COBRA premiums paid for by Regado for twelve months.

Because Regado’s health plans are expected to terminate in connection with the Merger, the compensation committee of the board of directors of Regado have approved: (i) a cash payment to Mr. Metzger in an amount that represents the cost of Mr. Metzger’s COBRA premiums for 12 months under Regado’s healthcare plans, which is estimated to be around $30,751 and (ii) a tax gross-up cash payment to Mr. Metzger that is intended to cover the taxes that will be assessed on the payment that will be made in lieu of COBRA premiums, which is estimated to be around $21,035, with each such payment being made on the closing date of the Merger.

On December 31, 2014, Regado entered into a Separation and General Release Agreement with Christopher Rusconi, Regado’s then-Vice President of Discovery/Preclinical Development and Chief Scientific Officer whose last day of employment with Regado was December 31, 2014 (“Mr. Rusconi Separation Agreement”). Under the terms of Mr. Rusconi’s Separation Agreement, Regado is obligated to pay for the portion of Mr. Rusconi’s COBRA premiums equal to the amount Regado had previously paid towards Mr. Rusconi’s healthcare coverage prior to Mr. Rusconi’s termination of employment with Regado until the earliest to occur of: (i) December 31, 2015; (ii) the date Mr. Rusconi becomes eligible for group health insurance coverage through a new employer; or (iii) the date Mr. Rusconi ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.

Because Regado’s health plans are expected to terminate in connection with the Merger, the compensation committee of the board of directors of Regado has approved (i) a cash payment to Mr. Rusconi in an amount that represents the cost of the COBRA premium payments that Regado would have paid toward Mr. Rusconi’s healthcare coverage following the closing of the Merger until December 31, 2015, assuming all other conditions for such payments were met, which is estimated to be around $21,263 and (ii) a tax gross-up cash payment to Mr. Rusconi that is intended to cover the taxes that will be assessed on the payment that will be made in lieu of COBRA premiums, which is estimated to be around $14,584, with each such payment being made on the closing date of the Merger.

Severance in the Form of Lump Sum

On November 13, 2014, Regado entered into a Separation and General Release Agreement with David Mazzo, who resigned as Regado’s Chief Executive Officer effective as of October 9, 2014 and whose last day of employment with Regado was October 31, 2014. Under the terms of Dr. Mazzo’s Separation and General Release Agreement, Dr. Mazzo is entitled to severance payments over the 12 months following October 31, 2014.

On September 23, 2014, Regado entered into a Separation and General Release Agreement with Christopher Courts, whose last day of employment as Regado’s Vice President of Finance was October 31, 2014. Under the terms of Mr. Courts’ Separation and General Release Agreement, Mr. Courts is entitled to severance payments over the 12 months following October 31, 2014.

In addition, under the terms of Mr. Rusconi’s Separation Agreement, Christopher Rusconi is entitled to severance payments over the 12 months following December 31, 2014.

In connection with the Merger, the board of directors of Regado may approve the payment of the entire amount of any severance payments which are owed to each of Dr. Mazzo, Mr. Courts, and Mr. Rusconi as of the closing date of the Merger to the applicable individual in the form of a lump sum. Such payment will be made on the closing date of the Merger and following such payment, the other terms and conditions of the applicable individual’s Separation Agreement will continue to apply, including any restrictive covenants and release of claims against Regado. The acceleration of these severance payments will not affect the calculation of the Net Cash which already includes a reduction for these severance expenses. See details under the section in this proxy statement entitled “Merger Consideration and Adjustment”.

Treatment of Stock Options

Executive Officers

Michael Metzger

In connection with the Merger, the board of directors of Regado amended each outstanding stock option held by Michael Metzger to extend the post-termination exercise period of each such option until the earliest of 2 years from the date of termination, the original stock option expiration date, or upon termination for cause, as such term is defined in the applicable Regado equity plan or stock option agreement.

R. Don Elsey

On January 3, 2015, R. Don Elsey notified Regado that he would resign as Regado’s Senior Vice President, Finance and Chief Financial Officer, effective February 6, 2015. In connection with his resignation, Regado and Mr. Elsey have entered into a consulting agreement and separation agreement pursuant to which Mr. Elsey will continue to provide services to Regado and to act as Regado’s principal accounting and financial officer from February 6, 2015 through the earlier of May 31, 2015 or Regado’s consummation of the Merger, unless earlier terminated or extended. Pursuant to these agreements, subject to and upon successful completion of the Merger during the term of his consulting relationship, Regado has agreed to pay Mr. Elsey an additional $50,000 in cash. In addition, in connection with the Merger, the board of directors of Regado extended the post-termination exercise period of all vested stock options held by Mr. Elsey until the earliest of twelve months following the last day of his service as a consultant with Regado, the original stock option expiration date, or upon termination for cause, as such term is defined in the applicable Regado equity plan or stock option agreement, and provided that all of Mr. Elsey’s unvested January 2015 stock options will vest and become immediately exercisable upon the consummation of the Merger. Additionally, Regado will permit Mr. Elsey to continue vesting under all stock options held by him during the time that he continues to provide services to Regado as a consultant under the consulting agreement. Under these agreements, Mr. Elsey will have released Regado, its stockholders, affiliates, officers, directors, employees, agents and others from any claims arising prior to the date that Mr. Elsey signed the applicable agreement.

Christopher Rusconi

In connection with the Merger, the board of directors of Regado amended each outstanding stock option held by Christopher Rusconi to extend the post-termination exercise period of each such option until the earliest of 2 years from the date of termination, the original stock option expiration date, or upon termination for cause, as such term is defined in the applicable Regado equity plan or stock option agreement.

Non-Employee Directors

In connection with the Merger, the board of directors of Regado amended each outstanding stock option held by our non-employee directors to extend the post-termination exercise period of each such option until the earliest of 2 years from the date of termination, the original stock option expiration date, or upon termination for cause, if applicable, as such term is defined in the applicable Regado equity plan or stock option agreement, and provided for immediate vesting and exercisability in full of each such option upon the consummation of the Merger.

Regado Director Compensation Arrangements and Other Interests

The following table presents information about the compensation payable to our non-employee directors in connection with the Merger. The amounts listed in the table below represent the estimated intrinsic value of the unvested stock options held by the non-employee directors that will accelerate and vest in connection with the Merger. “Intrinsic value” with respect to such stock options refers to the excess of the average closing market price of Regado’s common stock over the first 5 business days following January 14, 2015, the date of the first announcement of the Merger, over the aggregate exercise price of the Regado stock options held by the non-employee director that were unvested as of January 31, 2015.

Name	Value of Accelerated Stock Options
Dennis Podlesak (chairman of the board)	$31,359
B. Jefferson Clark	$31,359
Andrew Fromkin	$31,359
Anton Gopka	$31,359
Pierre Legault	$31,359
Michael E. Mendelsohn	$31,359
P. Sherrill Neff	$31,359
Jesse Treu, Ph.D.	$31,359

Indemnification of the Regado Officers and Directors

The Merger Agreement provides that, for a period of six years following the effective time of the Merger, Regado will fulfill and honor in all respects the obligations of Regado and Tobira which existed prior to the date of the Merger Agreement to indemnify Regado’s and Tobira’s present and former directors and officers and their heirs, executors and assigns. Regado has entered into indemnification agreements with each of Regado’s current directors and executive officers which require Regado to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Regado and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Merger Agreement provides that, for a period of six years following the effective time of the Merger, the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificates of incorporation and by-laws of Regado and Tobira will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, at the effective time, were directors, officers, employees or agents of Regado or Tobira, unless such modification is required by law.

The Merger Agreement also provides that, for a period of six years following the effective time of the Merger, Regado will maintain either a directors’ and officers’ liability insurance policy or a “tail” policy covering existing directors and officers of Regado. In addition, the Merger Agreement provides that Regado shall secure a “tail” policy on Tobira’s existing directors’ and officers’ liability insurance policy for a period of six years following the effective time of the Merger for Tobira’s existing directors and officers.

Form of the Merger

The Merger Agreement provides that at the effective time, the Merger Sub will be merged with and into Tobira Therapeutics, Inc. Upon the consummation of the Merger, the name of the corporation surviving the Merger and continuing as the surviving corporation shall be Tobira Development, Inc. and will be a wholly owned subsidiary of Regado.

After completion of the Merger, assuming Regado Proposal No. 3 is approved by Regado stockholders at the Special Meeting, Regado will be renamed “Tobira Therapeutics, Inc.” and expects to trade on The NASDAQ Capital Market under the symbol “TBRA”.

Merger Consideration and Adjustment

Immediately prior to the effective time of the Merger, all holders of Tobira preferred stock will convert their shares of preferred stock into shares of Tobira common stock. At the effective time of the Merger, it is estimated that each share of Tobira common stock will be converted into the right to receive approximately 11.4521 shares of Regado common stock in exchange for shares of Tobira common stock at the ratio determined by the exchange ratio formula set forth in the Merger Agreement, subject to adjustment to account for the anticipated reverse stock split of Regado common stock. Under this exchange ratio formula, immediately following the Merger (but without giving effect to the Financing or a pre-closing investment in Tobira), the former Tobira securityholders are expected to own approximately 68% of the aggregate number of shares of Regado common stock, and the securityholders of Regado as of immediately prior to the Merger are expected to own approximately 32% of the aggregate number of shares of Regado common stock (on a fully diluted basis, excluding out of the money securities). The exchange ratio formula assumes an $80 million valuation of Tobira prior to the Merger and takes into account, among other things, Regado’s Net Cash at closing, the proceeds from the Financing and any pre-closing investment in Tobira and the shares of capital stock of each of Tobira and Regado outstanding as of immediately prior to the effective time of the Merger. The approximate post-closing ownership percentages in this paragraph were calculated without giving effect to the Financing or a pre-closing investment in Tobira and assume that Tobira will have $38 million in Net Cash at closing. Accordingly, such percentages are subject to change. Given the exchange ratio based on the assumptions above, we anticipate that Regado will issue approximately 75,535,734 shares of Regado common stock to Tobira stockholders in consideration of their shares in connection with the Merger (or, approximately 8,392,859 shares after giving effect to a one for nine reverse stock split).

Exchange Ratio

Under the Merger Agreement, the exchange ratio is calculated by dividing the Company Merger Shares by the Company Outstanding Shares, where:

“Aggregate Value” means the sum of (i) $80,000,000, (ii) the Net Cash (as defined below) and (iii) the aggregate proceeds received by Tobira as Additional Company Funding (as defined in the Merger Agreement) prior to the effective time of the Merger (the “Additional Company Proceeds”).

“Company Allocation Percentage” means the quotient determined by dividing (i) the sum of $80,000,000 plus the Additional Company Proceeds, by (ii) the Aggregate Value.

“Company Merger Shares” means the product determined by multiplying the Post-Closing Parent Shares by the Company Allocation Percentage.

“Company Outstanding Shares” means the total number of shares of Tobira capital stock, excluding any shares issued in the Additional Parent Funding (as defined in the Merger Agreement) as of immediately subsequent to the effective time of the Merger, outstanding immediately prior to the effective time of the Merger (on an as converted to Tobira common stock basis and assuming cashless exercise of all Tobira options and warrants outstanding as of immediately prior to the effective time of the Merger that are in-the-money (such cashless exercise being calculated based on a market price equal to the Company Stipulated Value)).

“Company Stipulated Value” means the quotient determined by dividing (i) the sum of $80,000,000 plus the Additional Company Proceeds, by (ii) the Company Outstanding Shares.

“Parent Allocation Percentage” means the quotient determined by dividing Net Cash by the Aggregate Value.

“Parent Outstanding Shares” means, subject to Section 1.6(f) of the Merger Agreement, the total number of shares of Regado common stock outstanding immediately prior to the effective time of the Merger (on an as converted to Regado common stock basis, assuming conversion of Regado’s series F preferred stock and cashless exercise of all Regado options and warrants outstanding as of immediately prior to the effective time of the Merger that are in-the-money, such cashless exercise being calculated based on a market price equal to the Parent Stipulated Value).

“Parent Stipulated Value” means the quotient determined by dividing Net Cash by the Parent Outstanding Shares.

“Post-Closing Parent Shares” mean the quotient determined by dividing the Parent Outstanding Shares by the Parent Allocation Percentage.

For purposes of clarity, any Additional Parent Funding will not be included in the calculation of the exchange ratio or in any of the definitions under this definition of exchange ratio.

For purposes of calculating the exchange ratio, the Merger Agreement defines Net Cash as Regado’s (a) cash and cash equivalents minus (b) restricted cash minus (c) any indebtedness or other obligation for borrowed money minus (d) all severance payments or obligations relating to terminations of service prior to the effective time of the Merger or planned as of the Determination Date (as defined therein) and, in the case of Michael Metzger, all such severance payments or obligations relating to a termination of his service whether occurring prior to or following the effective time of the Merger unless a written agreement is signed to waive Mr. Metzger’s severance payments in connection with a termination of his service, to the extent not discharged prior to the effective time of the Merger, minus (e) any payments due as a result of the transactions contemplated by the Merger Agreement pursuant to that certain License, Manufacturing and Supply Agreement, dated December 22, 2006, by and between Regado and Nektar Therapeutics AL, Corporation (provided that the foregoing shall not be inferred to require that Regado terminate such agreement) minus (f) Transaction Costs (as defined therein) minus (g) all accounts payable (excluding any amounts in dispute, which shall be subject to clause (i) of this paragraph) minus (h) all accrued expenses minus (i) the amount of any disputed portion outstanding under any Parent Contract (as defined therein) minus (j) any payable or obligation related to Regado’s lease obligations (net of any rights of Regado to receive payments relating to the property subject to such lease obligation under a sublease or otherwise). While Regado’s management estimates that its Net Cash will be approximately $38 million immediately prior to the closing of the Merger, the actual amount of its Net Cash could be significantly less than anticipated.

Escrow of Shares

Approximately 10% of the shares of Regado common stock that would otherwise be paid to Tobira stockholders in the Merger shall not be distributed to any Tobira stockholders, but will be issued in the names of Tobira stockholders and held in escrow on behalf of the Tobira stockholders to be used to satisfy any indemnification obligations of Tobira or the Tobira stockholders under the Merger Agreement. If Regado does not make any indemnity claims under the Merger Agreement, as soon as practicable following the date that is 12 months following the closing date of the Merger, the escrow agent will distribute to the Tobira stockholders their portion of the amount of such shares of Regado common stock. Any additional financing amounts will not be subject to this 10% escrow.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the stockholders of Tobira and the approval by the Regado stockholders of the issuance of Regado common stock in the Merger and the Financing, the amended and restated certificate of incorporation of Regado effecting the proposed one for nine reverse stock split and the amendment to the amended and restated certificate of incorporation of Regado effecting the name change from “Regado Biosciences, Inc.” to “Tobira Therapeutics, Inc.” and the Merger-related compensation for Regado’s named executive officer. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Regado and Tobira and specified in the certificate of merger. Neither Regado nor Tobira can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

In the United States, Regado must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market in connection with the issuance of shares of Regado common stock and the filing of this proxy statement with the SEC.

Certain Material U.S. Federal Income Tax Consequences of the Merger

Regardless of whether the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, the Merger will not result in any taxable gain or loss for U.S. federal income tax purposes to Tobira, Regado or any Regado stockholder in his or her capacity as a Regado stockholder. Regado stockholders who are also stockholders of Tobira should consult their own tax advisor as to the tax consequences to them of participating in the Merger with respect to their Tobira stock.

The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

NASDAQ Stock Market Listing

Regado common stock currently is listed on The NASDAQ Capital Market under the symbol “RGDO”. Regado has agreed to use its reasonable best efforts to maintain its existing listing on The NASDAQ Capital Market, and to obtain approval for listing on The NASDAQ Capital Market of the shares of Regado common stock that Tobira stockholders will be entitled to receive pursuant to the Merger. In addition, under the Merger Agreement, each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the existing shares of Regado common stock must have been continually listed on The NASDAQ Capital Market, and Regado must have caused the shares of Regado common stock to be issued in the Merger to be approved for listing on The NASDAQ Capital Market as of the closing of the Merger.

Prior to consummation of the Merger, Tobira intends to file an initial listing application with The NASDAQ Capital Market pursuant to NASDAQ “change of control” rules. If such application is accepted, Regado anticipates that its common stock will be listed on The NASDAQ Capital Market following the closing of the Merger under the trading symbol “TBRA”.

Anticipated Accounting Treatment

The Merger will be treated by Regado as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, Tobira is considered to be acquiring Regado in this transaction. The transaction will be accounted for under the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP. Under the acquisition method of accounting, management of Regado and Tobira have made a preliminary estimated purchase price calculated as described in Note 2 to the unaudited pro forma combined financial statements. The net tangible and intangible assets acquired and liabilities assumed in connection with the transaction are at their estimated acquisition date fair values. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Regado that exist as of the date of completion of the transaction.

Appraisal Rights and Dissenters’ Rights

Holders of Regado common stock are not entitled to appraisal rights in connection with the Merger. Tobira stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. Notice of such appraisal rights was delivered to Tobira’s stockholders on February 9, 2015.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The Merger Agreement has been attached to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Regado, Tobira or the Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Regado and the Merger Sub, on the one hand, and Tobira, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Regado and Tobira do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Regado or Tobira, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Regado and the Merger Sub, and Tobira and are modified by the disclosure schedules.

General

Under the Merger Agreement, the Merger Sub, a wholly owned subsidiary of Regado formed by Regado in connection with the Merger, will merge with and into Tobira, with Tobira surviving as a wholly owned subsidiary of Regado.

Merger Consideration

Tobira stockholders will receive shares of Regado common stock in exchange for shares of Tobira common stock at the ratio determined by the exchange ratio formula set forth in the Merger Agreement. Under this exchange ratio formula described in the Merger Agreement, immediately following the Merger (but without giving effect to the Financing or a pre-closing investment in Tobira), the former Tobira stockholders are expected to own approximately 68% of the aggregate number of shares of Regado common stock, and the securityholders of Regado as of immediately prior to the Merger are expected to own approximately 32% of the aggregate number of shares of Regado common stock (on a fully diluted basis, excluding, in each case, out of the money securities). The exchange ratio formula assumes an $80 million valuation of Tobira prior to the Merger and takes into account, among other things, Regado’s Net Cash at closing, the proceeds from the Financing and any pre-closing investment in Tobira and the shares of capital stock of each of Tobira and Regado outstanding as of immediately prior to the effective time of the Merger. The approximate post-closing ownership percentages in this paragraph were calculated without giving effect to the Financing or a pre-closing investment in Tobira and assume that Tobira will have $38 million in Net Cash at closing. Accordingly, such percentages are subject to change based upon the final exchange ratio as set forth in the Merger Agreement.

Treatment of Regado Stock Options

Under the terms of the Merger Agreement, each option to purchase Regado common stock that is outstanding and unexercised immediately prior to the effective time of the Merger will continue according to its normal terms following the consummation of the Merger, subject to adjustments to account for the effect of the proposed one for nine reverse stock split prior to the closing of the merger. In addition, in connection with the Merger, Regado’s board of directors amended and accelerated the vesting of certain stock options held by certain officers and directors as described in more detail in the section entitled “The Merger—Interests of the Regado Directors and Executive Officers in the Merger”.

Treatment of Tobira Stock Options and Warrants

At the effective time of the Merger, each option to purchase Tobira common stock that is outstanding and unexercised immediately prior to the effective time of the Merger under Tobira’s 2007 Stock Plan and 2010 Stock Plan, whether or not vested, will be converted into an option to purchase Regado common stock. Regado will assume Tobira’s 2007 Stock Plan and 2010 Stock Plan. Accordingly, from and after the effective time of the Merger, each Tobira stock option assumed by Regado may be exercised for such number of shares of Regado common stock as determined by multiplying the number of shares of Tobira common stock subject to the option by the exchange ratio (which is subject to adjustments to account for the effect of the proposed one for nine reverse stock split prior to the closing of the Merger) and rounding that result down to the nearest whole number of shares of Regado common stock. The per share exercise price of the converted option will be determined by dividing the existing exercise price of the option by the exchange ratio (which is subject to adjustments to account for the effect of the proposed one for nine reverse stock split prior to the closing of the Merger) and rounding that result up to the nearest whole cent. Any restrictions on the exercise of any Tobira option assumed by Regado will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Tobira options will generally remain unchanged; provided, however, that any Tobira options assumed by Regado may be subject to adjustment to reflect changes in Regado capitalization after the effective time of the Merger and Regado’s board of directors will succeed to the authority of Tobira’s board of directors with respect to each assumed Tobira option. It is the intention of Regado and Tobira that each Tobira option assumed by Regado will qualify following the effective time of the Merger as an incentive stock option to the extent permitted under applicable law and to the extent such Tobira option qualified as an incentive stock option prior to the effective time of the Merger.

Regado will file with the U.S. Securities and Exchange Commission, as soon as practicable and in any event within 10 business days after the effective time of the Merger, a registration statement on Form S-8 relating to the shares of Regado common stock issuable with respect to Tobira options assumed by Regado to the extent permitted by federal securities laws, and Regado will use commercially reasonable efforts to maintain the effectiveness of such registration statement and maintain the current status of any prospectus delivered with respect to such shares for so long as such options remain outstanding. Within twenty (20) business days after the effective time of the Merger, Regado will issue to each person who, immediately prior to such time, was a holder of a Tobira option a document evidencing the foregoing assumption of such option by Regado.

Each Tobira warrant issued to Square 1 Bank in connection with a Loan and Security Agreement between Square 1 Bank and Tobira dated as of November 9, 2011 and to Oxford Finance LLC in connection with a Loan and Security Agreement between Oxford Finance LLC and Tobira dated as of June 30, 2014 that is outstanding and unexercised as of immediately prior to the effective time of the Merger will be exchanged for warrants to purchase Regado common stock. The number of shares of Regado common stock subject to each such warrant will be determined by multiplying (A) the number of shares of Tobira company stock (on an as converted to Tobira common stock basis) that was subject to such warrant, as in effect immediately prior to the effective time of the Merger by (B) the exchange ratio (which is subject to adjustments to account for the effect of the proposed one for nine reverse stock split prior to the closing of the Merger) and rounding the resulting number up to the nearest whole number of shares of Regado common stock. The per share exercise price for each such warrant will be determined by dividing (A) the per share exercise price of the exchanged by (B) the exchange ratio (which is subject to adjustments to account for the effect of the proposed one for nine reverse stock split prior to the closing of the Merger).

All other Tobira warrants will be net exercised immediately prior to, and contingent upon the occurrence of, the effective time, and convert into Tobira common stock at a price equal to a quotient determined by dividing

$80 million (plus the amount of the Financing that occurs prior to the closing of the Merger) divided by the number of Tobira shares outstanding determined on a fully diluted basis. Subsequent to such net exercise, each applicable Tobira warrant will be terminated and cancelled in full. For the avoidance of doubt, any such shares of Tobira common stock issued upon such net exercise will convert into Regado common stock.

Employee Benefit Matters

Under the terms of the Merger Agreement, all Tobira employees will continue in their existing benefit plans until such time as, in Regado’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Regado for its employees in the United States.

Notwithstanding the foregoing, it is expected that Regado will maintain the effectiveness of Tobira’s current benefit arrangements following the closing of the Merger, including Tobira’s 401(k) plan and Tobira’s employees will continue to participate in such arrangements. In addition, it is expected that Regado will terminate its 401(k) plan prior to the closing of the Merger.

Directors and Officers of Regado Following the Merger

The Merger Agreement provides that Regado will take all actions necessary, in consultation with Tobira, to cause the board of directors of Regado, immediately after the effective time of the Merger, to consist of three members nominated by Regado and six members nominated by Tobira (reasonably acceptable to Regado) and will provide to legal counsel to Regado and Tobira, copies of executed resignation letters (effective as of the effective time of the Merger) for all members of the board of directors to be held in escrow pending the identification of the directors to be nominated by Regado.

The Merger Agreement further provides that the executive officers of Regado immediately after the effective time of the Merger, each of the directors to be nominated by Regado and each of the directors to be nominated by Tobira will be designated by the respective companies as soon as practicable after the date of the Merger Agreement (but in any event no later than March 6, 2015).

Additional information regarding the directors nominated by Regado and Tobira pursuant to the foregoing provisions of the Merger Agreement, as well as the executive officers of the combined company after the effective time of the Merger, is included in the section below entitled “Directors and Officers of Regado Following the Merger.”

Amended and Restated Certificate of Incorporation and Amendment to the Amended and Restated Certificate of Incorporation of Regado

Stockholders of record of Regado common stock on the record date for the Special Meeting will also be asked to approve the amended and restated certificate of incorporation of Regado to effect the proposed one for nine reverse stock split and the amendment to the amended and restated certificate of incorporation of Regado to change the name of the corporation from “Regado Biosciences, Inc.” to “Tobira Therapeutics, Inc.” upon consummation of the Merger, each of which requires the affirmative vote of holders of a majority of the voting power of outstanding common stock on the record date for the Special Meeting.

Conditions to the Completion of the Merger

The obligations to consummate the Merger and the other transactions contemplated by the Merger Agreement shall be subject to the satisfaction or waiver, on or prior to the effective time of the Merger, of the following conditions:

•

No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger on substantially identical terms and conferring upon Regado substantially all the rights and benefits as contemplated in the Merger Agreement, will be in effect, nor will any proceeding brought by any administrative agency or commission or other governmental body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Regado substantially all the rights and benefits as contemplated in the Merger Agreement, illegal;

•	The actions relating to the state securities laws that must be complied with in connection with the Merger will have been complied with and any Consent (as defined in the Merger Agreement) issued by any governmental body related thereto will be in full force and effect.

•	Any waiting period applicable to the consummation of the Merger under the HSR Act (as defined in the Merger Agreement) will have expired or been terminated.

•	The Merger Agreement will have been duly adopted and the Merger will have been duly approved by the requisite Tobira stockholder approval and the Regado stockholders shall have been duly adopted and approved (i) the issuance of shares of Regado common stock in the Merger and the Financing, and (ii) the amended and restated certificate of incorporation of Regado.

•	The Nasdaq Listing Application (as defined in the Merger Agreement) will have been conditionally approved, and the shares of Regado common stock to be issued in the Merger will be conditionally approved for listing on NASDAQ.

•	The representations and warranties of Tobira (i) set forth in the Merger Agreement in Section 2.2 (Capital Structure) and 2.4 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the closing of the Merger, with the same force and effect as if made on and as of such closing date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in the Merger Agreement (other than those set forth in Section 2.2 (Capital Structure) and 2.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the closing date of the Merger, with the same force and effect as if made on and as of such closing date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Company Material Adverse Effect (as defined in the Merger Agreement).

•	Tobira will have performed or complied with in all material respects all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the Merger. Regado will have received a certificate to such effect signed by and officer of Tobira.

•	Regado will have received evidence, in form and substance satisfactory to it, that all Consents (as defined in the Merger Agreement) required to be obtained, and all filings required to be made, by Tobira for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated hereby will have been obtained and made by Tobira.

•	Since the date of the Merger Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Tobira or any subsidiary of Tobira having, individually or in the aggregate, a Company Material Adverse Effect.

•	Regado will have received such other certificates and instruments (including without limitation certificates of good standing of Tobira in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the closing of the transactions contemplated by the Merger Agreement.

•	Regado will have received from Tobira applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the U.S. Treasury Regulations, dated as of the closing date of the Merger and executed by Tobira, together with written authorization for Regado to deliver such notice form to the IRS on behalf of Tobira after the closing of the Merger, and (ii) a FIRPTA Notification Letter in the form attached to the Merger Agreement as Exhibit E thereto, dated as of the closing date of the Merger and executed by Tobira.

•	The holders of no more than three percent (3%) of the shares of Tobira capital stock on an as-converted to Regado common stock basis will have demanded and not lost or withdrawn, or will be eligible to demand, appraisal rights.

•	The chief financial officer and the secretary of Tobira will have executed and delivered to Regado the Allocation Certificate (as defined in the Merger Agreement).

•	Tobira will have delivered to Regado evidence in form and substance satisfactory to Regado that the contracts listed in Section 5.19 of the Merger Agreement have been terminated.

•	The Financing Commitment Letter (as defined in the Merger Agreement) will continue to be in full force and effect and the Financing will be capable of being consummated immediately after the closing of the Merger pursuant to the terms of the Financing Commitment Letter.

•	The Company Lock-up Agreements (as defined in the Merger Agreement) will continue to be in full force and effect as of immediately following the effective time of the Merger.

•	The representations and warranties of Regado and the Merger Sub (i) set forth in the Merger Agreement in Section 3.2 (Capital Structure) and 3.4 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the closing date of the Merger, with the same force and effect as if made on and as of such closing date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in the Merger Agreement (other than those set forth in Section 3.2 (Capital Structure) and 3.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the closing date of the Merger, with the same force and effect as if made on and as of such closing date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Parent Material Adverse Effect (as defined in the Merger Agreement).

•	Regado will have performed or complied with in all material respects all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the Merger. Tobira will have received a certificate to such effect signed by an officer of Regado.

•	Tobira will have received evidence, in form and substance satisfactory to it, that all Consents required to be obtained, and all filings required to be made, by Regado for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated hereby will have been obtained and made by Regado.

•	Since the date of the Merger Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Regado or any subsidiary of Regado having, individually or in the aggregate, a Parent Material Adverse Effect.

•	Tobira will have received such other certificates and instruments (including without limitation certificates of good standing of Regado in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the closing of the transactions contemplated by the Merger Agreement.

•	Regado and Tobira shall have agreed in writing upon the Net Cash Calculation (as defined in the Merger Agreement), or the Reviewing Accounting Firm (as defined in the Merger Agreement) shall have delivered its report with respect to the Net Cash Calculation, in each case pursuant to Section 1.13 of the Merger Agreement, and such Net Cash Calculation shall be at least $20,000,000.

•	Tobira will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Regado contemplated by Section 5.11 of the Merger Agreement, pursuant to which each such person will resign as a member of the board of directors of Regado immediately following the effective time of the Merger.

•	Each of the Company Appointees (as defined in the Merger Agreement) shall have been duly elected to the board of directors of Regado.

•	The Parent Lock-up Agreements (as defined in the Merger Agreement) will continue to be in full force and effect as of immediately following the effective time of the Merger.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties. Tobira will represent and warrant to the following matters:

•	Organization and Good Standing

•	Tobira Capital Structure

•	Authority and Approvals

•	Inapplicability of Anti-Takeover Statutes

•	Tobira Financial Statements

•	No Undisclosed Liabilities

•	Absence of Certain Changes or Events

•	Taxes

•	Intellectual Property

•	Compliance with Legal Requirements

•	Legal Proceedings

•	Employee Benefit Plans

•	Title to Assets

•	Environmental Matters

•	Labor Matters

•	Tobira Contracts

•	Books and Records

•	Insurance

•	Accounts Receivable

•	Suppliers; Effect of Transaction

•	Government Contracts

•	Interested Party Transactions

•	Financing Commitment Letter

•	Disclosure; Tobira Information

Regado and the Merger Sub will, jointly and severally, represent and warrant to the following matters:

•	Organization and Qualification

•	Capital Structure

•	Authority; Non-Contravention; Approvals

•	Inapplicability of Anti-Takeover Statutes

•	SEC Filings

•	Regado Financial Statements

•	No Undisclosed Liabilities

•	Taxes

•	Intellectual Property

•	Compliance with Legal Requirements

•	Legal Proceedings; Orders

•	Brokers’ and Finders’ Fees

•	Employee Benefit Plans

•	Real Property

•	Regado Contracts

•	Insurance

•	Interested Party Transactions

•	Disclosure

•	Opinion of Financial Advisor

•	Shell Company Status

•	Disclosure; Regado Information

•	Parent Lock-up Agreements

•	Parent Support Agreements

The representations, warranties, covenants and agreements of Tobira set forth in the Merger Agreement and in any certificate, exhibit or schedule thereto will survive the closing of the Merger and expire twelve (12) months after the closing date of the Merger; provided, however, if Regado delivers to the Company Stockholders’ Agent (as defined in the Merger Agreement), before expiration of a representation or warranty, a claim notice based upon a breach of or inaccuracy in such representation or warranty, then the applicable representation or warranty will survive until the resolution of any claims arising from or related to the matter covered by such notice. Such survival will not be affected by any examination made for or on behalf of the Parent Indemnified Persons (as defined in the Merger Agreement) or the knowledge of any of the Parent Indemnified Persons’ officers, directors, stockholders, employees, agents or affiliates. All representations and warranties of Regado and the Merger Sub contained in the Merger Agreement, or in any certificate or other document delivered pursuant thereto, shall expire as of the effective time of the Merger.

No Solicitation

Both Tobira and Regado are prohibited by the terms of the Merger Agreement from soliciting, initiating, knowingly encouraging, inducing or facilitating the making, submission or announcement of any Acquisition

Proposal or taking any action that would reasonably be expected to lead to an Acquisition Proposal. Both companies, however, may provide information in response to an Acquisition Proposal if (1) after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, the respective company’s board of directors determines in good faith that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Offer (as defined in the Merger Agreement) and it is not withdrawn, (2) the company believes it would not breach the non-solicit provisions of the Merger Agreement, (3) the board of directors of the company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the company to comply with its fiduciary obligations to the company’s stockholders under applicable law, and (4)  proper notice is provided to the other company pursuant to the Merger Agreement.

Meetings of Stockholders

Pursuant to the Merger Agreement, as amended, Regado will take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of Regado common stock to vote on (i) the issuance of shares of Regado common stock in the Merger and the Financing, and (ii) the amended and restated certificate of incorporation of Regado. The Special Meeting will be held as promptly as practicable following the date on which this Proxy Statement is cleared by the SEC; provided that Regado will have absolute discretion to adjourn the meeting without any consent requirement of Tobira for a period of sixty (60) days after the initial Special Meeting is held if necessary to obtain the affirmative vote of the holders of a majority in voting power of the outstanding shares of Regado common stock outstanding on the applicable record date. Regado will ensure that all proxies solicited in connection with the Special Meeting are solicited in compliance with all applicable legal requirements.

Tobira has already obtained the affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Tobira capital stock outstanding on the applicable record date, (ii) at least seventy percent (70%) of the outstanding shares of Tobira’s Series A Preferred Stock (voting as a separate class), and (iii) at least seventy percent (70%) of the outstanding shares of Tobira’s Series B Preferred Stock (voting as a separate class).

Covenants; Conduct of Business Pending the Merger

During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the effective time of the Merger, except to the extent that Regado shall otherwise consent in writing, Tobira shall carry on its business in accordance with good commercial practice and carry on its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the effective time, Tobira shall not (unless expressly contemplated by the Financing Commitment Letter), without the prior written consent of Regado:

•	amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through Merger, liquidation, reorganization or otherwise;

•

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date of the Merger Agreement);

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Tobira capital stock (other than pursuant a repurchase right in favor of Tobira with respect to unvested shares at no more than cost);

•	without the consent of Regado, which will not be unreasonably withheld, conditioned or delayed, incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance (as defined in the Merger Agreement) over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

•	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Tobira option plan, contract or the Merger Agreement or as may be required by applicable legal requirements;

•	(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

•	sell, assign, transfer, license, sublicense or otherwise dispose of any Tobira intellectual property rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

•	(i) acquire (by Merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) without the consent of Regado, which will not be unreasonably withheld, conditioned or delayed, enter into or amend any material terms of any Company Contract (as defined in the Merger Agreement) or grant any release or relinquishment of any material rights under any Company Contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of aforementioned prohibited matters;

•	forgive any loans to any Person (as defined in the Merger Agreement), including its employees, officers, directors or affiliates;

•	increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, except for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions contemplated by the Merger Agreement;

•	take any action, other than as required by applicable legal requirements or GAAP, to change accounting policies or procedures;

•	make or change any material tax election inconsistent with past practices, adopt or change any tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

•	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Tobira, or incurred in the ordinary course of business and consistent with past practice;

•	enter into any material partnership arrangements, joint development agreements or strategic alliances;

•	initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with the Merger Agreement);

•	make any material expenditure that is inconsistent with those expenditures contemplated by the 2015 budget and forecast attached to the Tobira disclosure schedule to the Merger Agreement (provided that nothing in the Merger Agreement shall prevent Tobira from making payments on expenses incurred prior to the date of the Merger Agreement and, provided further, that nothing in the Merger Agreement shall be deemed to permit any Acquired Company (as defined in the Merger Agreement) to make any expenditures relating to the consummation of a public offering of Tobira’s capital stock); and

•	take, or agree in writing or otherwise to take, any of the actions described above, or any action which would make any of the representations or warranties of such party contained in the Merger Agreement untrue or incorrect or prevent such party from performing or cause such party not to perform its covenants under the Merger Agreement or result in any of the conditions to the Merger set forth therein not being satisfied.

During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the effective time of the Merger, except to the extent that Tobira shall otherwise consent in writing, Regado shall carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as conducted in the three (3) months prior to the date of the Merger Agreement, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and to pay or perform other material obligations when due. In addition, without limiting the foregoing, other than as expressly contemplated by the Merger Agreement or the Financing Commitment Letter, without obtaining the written consent of Tobira, Regado will not, and will not permit its subsidiaries to, do any of the following:

•	except for the Parent Amended and Restated Charter (as defined in the Merger Agreement), amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through Merger, liquidation, reorganization or otherwise;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date of the Merger Agreement);

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Regado capital stock;

•	incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

•	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options;

•

(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

•	(i) acquire (by Merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) without the consent of Tobira, which will not be unreasonably withheld, conditioned or delayed, enter into or amend any material terms of a Parent Contract (as defined in the Merger Agreement) or grant any release or relinquishment of any material rights under any Parent Contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by Section 4.1(g) of the Merger Agreement;

•	forgive any loans to any Person, including its employees, officers, directors or affiliates;

•	increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee;

•	take any action, other than as required by applicable legal requirements or GAAP, to change accounting policies or procedures;

•	make or change any material tax election inconsistent with past practices, adopt or change any tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

•	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Parent, or incurred in the ordinary course of business and consistent with past practice;

•	enter into any material partnership arrangements, joint development agreements or strategic alliances;

•	initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with the Merger Agreement);

•	take, or agree in writing or otherwise to take, any of the actions described above, or any action which would make any of the representations or warranties of such party contained in the Merger Agreement untrue or incorrect or prevent such party from performing or cause such party not to perform its covenants under the Merger Agreement or result in any of the conditions to the Merger set forth therein not being satisfied; or

•	take any action that would cause the representation in Section 3.18 of the Merger Agreement to become inaccurate.

Other Agreements

S-3 Filing

Pursuant to the Merger Agreement, within thirty (30) days following the closing date of the Merger, Regado will prepare and file with the SEC a registration statement on Form S-3 (or if Form S-3 is not available, such other form as may provide for a resale of the shares of Regado common stock issued pursuant to Section 1.6 of the Merger Agreement but with such registration obligations otherwise consistent with the requirements of Section 5.1(b) of the Merger Agreement), covering the resale of the shares of Regado common stock issued pursuant to Section 1.6 of the Merger Agreement (the “Registration Statement”).

The Merger Agreement requires Regado to use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as possible following the filing of the Registration Statement and be maintained effective until the earliest to occur of: (i) the second anniversary of the date the Registration Statement is first declared effective, or (ii) the date that all of the shares of Regado common stock issued pursuant to Section 1.6 of the Merger Agreement have actually been sold; provided, however, that Regado will have no obligation to have the Registration Statement declared effective unless and until the Form 8-K Amendment (as defined in the Merger Agreement) is filed with the SEC (and Regado shall use its reasonable best efforts to timely file the Form 8-K Amendment). For not more than sixty (60) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, Regado may suspend the use of any prospectus included in the Registration Statement if Regado’s board of directors determines in good faith that such suspension is necessary to (x) delay the disclosure of material non-public information concerning Regado, the disclosure of which at the time is not, in the good faith opinion of Regado’s board of directors, in the best interests of Regado and its stockholders, or (y) amend or supplement the Registration Statement or the related prospectus so that the Registration Statement or prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading.

Director Indemnification and Insurance

From and after the effective time of the Merger, Regado will fulfill and honor in all respects the obligations of Tobira and Regado which exist prior to the date of the Merger Agreement to indemnify Tobira’s and Regado’s present and former directors and officers and their heirs, executors and assigns; provided that the Tobira directors and officers which become directors and officers of the Surviving Corporation (as defined in the Merger Agreement) will enter into the Surviving Corporation’s standard indemnification agreement which will supersede any other contractual rights to indemnification. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Tobira, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Tobira and Regado will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the Merger in any manner that would adversely affect the rights thereunder of individuals who, at the effective time of the Merger, were directors, officers, employees or agents of Tobira or Regado, unless such modification is required by applicable legal requirements.

Effective as of the effective time of the Merger, Regado will (1) secure a “tail” policy on Tobira’s existing directors and officers liability insurance policy for a period of six (6) years; and (ii) maintain either a directors and officers liability insurance policy or a “tail” policy on Regado’s existing directors for a period of six (6) years.

Interim Financial Statements

As promptly as possible following the last day of each fiscal month end after the date of the Merger Agreement until the effective time of the Merger, and in any event within thirty (30) days after the end of each such fiscal month end, Tobira will deliver to Regado the consolidated balance sheet of Tobira and the related consolidated statements of income, changes in stockholders’ equity and cash flows of Tobira for the one-month period then ended and for the period then ended since the date of the Company Balance Sheet (as defined in the Merger Agreement). These financial statements will be prepared so as to present fairly, in all material respects, the consolidated financial condition, retained earnings, assets and liabilities of Tobira as of the date thereof.

Stockholders’ Agent

In accordance with Section 5.14 of the Merger Agreement, the Company Stockholders’ Agent has been appointed to represent the interests of Tobira stockholders. The Company Stockholders’ Agent has authority to, among other things, execute, deliver and perform the Escrow Agreement (as defined in the Merger Agreement), receive notices, communications and consents under the Merger Agreement and the Escrow Agreement, and enter into settlements with respect to any disputes arising under the Merger Agreement or the Escrow Agreement.

Listing

Regado will promptly (i) to the extent required by the rules and regulations of NASDAQ, prepare and submit to NASDAQ a notification form for the listing of the shares of Regado common stock to be issued in the Merger and use its reasonable best efforts to cause such shares to be approved for listing (subject to notice of issuance), and (ii) to the extent required by Nasdaq Marketplace Rule 4340, file an initial listing for the Regado common stock on NASDAQ (the “Nasdaq Listing Application”) and use its reasonable best efforts to cause such Nasdaq Listing Application to be conditionally approved prior to the effective time of the Merger. Tobira will cooperate with Regado as reasonably requested by Regado to cause the Nasdaq Listing Application to be approved and the shares of Regado common stock to be issued in the Merger to be approved for listing on NASDAQ and will promptly furnish to Regado all information concerning the Acquired Companies (as defined in the Merger Agreement) and their stockholders that may be required or reasonably requested in connection with any action contemplated by Section 5.17 of the Merger Agreement.

Regado Amended and Restated Charter

Immediately prior to the effective time of the Merger, Regado will file an amended and restated certificate of incorporation, in substantially the form of Exhibit D to the Merger Agreement, with the Secretary of State of the State of Delaware to become effective immediately prior to the effective time of the Merger.

Termination of Tobira Stockholder and other Related Agreements

Prior to the closing date of the Merger, Tobira will obtain the necessary written consent of its stockholders to, effective upon the closing date of the Merger, terminate the following agreements to which Tobira and certain of its stockholders are a party: (i) Amended and Restated Investors’ Rights Agreement, dated August 24, 2010, (ii) Amended and Restated Voting Agreement, dated August 24, 2010 and (iii) Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 24, 2010.

Validity of Private Placement

In connection with the solicitation of the approval of Tobira stockholders, Tobira shall deliver to each holder of Tobira capital stock a standard form of accredited investor questionnaire. In reliance on such accredited investor questionnaires, Regado and Tobira shall take such action as reasonably necessary to ensure that the issuance of shares of Regado common stock in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” laws.

Indemnification

From and after the effective time of the Merger and by virtue of the Merger, any person entitled to receive any shares of Regado common stock pursuant to the Merger Agreement (the “Indemnifying Parties”) shall severally and not jointly indemnify (out of the shares held in escrow) and hold harmless Regado and its directors, officers and affiliates from and against all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorney and accountant fees), assessments, taxes (including interest or penalties thereon) paid, incurred, sustained or accrued by Regado, the Surviving Corporation or any other Parent Indemnified Person arising from or in connection with any of the matters resulting from or arising out of any of the following:

•	any breach of or inaccuracy in any representation or warranty of Tobira (without, for the purposes of calculating damages only, giving effect to any materiality, Company Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty) contained (i) in the Merger Agreement, either when made as of the date of the Merger Agreement or immediately prior to the effective time of the Merger as though made immediately prior to the effective time of the Merger (except for those representations and warranties which address matters only as of a particular date, which will speak as of such date) or (ii) in any certificate delivered by Tobira to Regado pursuant to the Merger Agreement;

•	any breach or nonperformance by Tobira of or noncompliance by Tobira with any covenant, agreement or other obligation of Tobira set forth in or arising under the Merger Agreement or any other agreement delivered by Tobira to Regado in connection with the transactions contemplated by the Merger Agreement;

•	regardless of the disclosure of any matter set forth in the Tobira disclosure schedule to the Merger Agreement, any claim asserted or held by any current, former or alleged securityholder of any Acquired Company: (i) relating to the Merger Agreement, any other agreement entered into in connection with the Merger Agreement, the Merger or any of the other transactions contemplated hereby or thereby; (ii) alleging any ownership of, interest in or right to acquire any shares or other securities of Tobira that is not specifically disclosed on Part 3.2 of the Tobira disclosure schedule to the Merger Agreement;

•	the allocation of the Merger consideration among the securityholders of Tobira;

•	regardless of the disclosure of any matter set forth in the Tobira disclosure schedule to the Merger Agreement, any claim or right asserted or held by any person who is or at any time was an officer, director, employee or agent of any Acquired Company (against the Surviving Corporation, against Regado, against any affiliate of Regado or against any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the certificate of incorporation, bylaws or other charter and organizational documents of any Acquired Company, under any indemnification agreement or similar contract, under any applicable legal requirement or otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the effective time of the Merger;

•	the exercise by any Tobira stockholder of such stockholder’s appraisal rights under any applicable legal requirement, including all costs and expenses incurred by any Acquired Company or Regado in connection with any legal proceeding or settlement in connection therewith (it being understood that if a final determination of the fair value of any Dissenting Shares (as defined in the Merger Agreement) is made by a court of competent jurisdiction in connection with any such exercise of appraisal rights, then the only portion of such fair value to be included in calculation of the losses incurred as a result of such exercise is the amount, if any, by which such fair value exceeds the fair market value of the shares of Regado common stock that otherwise would have been payable by Regado with respect to such Dissenting Shares in accordance with the Merger Agreement had they not been Dissenting Shares); and

•	any claim or legal proceeding relating to the above.

No indemnification arising from paragraph 1 above will be payable unless and until the amount of all claims for losses arising exceed $100,000 (the “Basket”) in the aggregate. If the total amount of such Losses exceeds the Basket, then the Parent Indemnified Persons will be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Losses, and not merely the portion of such Losses exceeding the Basket.

Other than for fraud or willful misconduct or with regards to equitable remedies, recourse by the Parent Indemnified Persons to the Escrow Fund (as defined in the Merger Agreement) will be the Parent Indemnified Persons sole and exclusive remedy under the Merger Agreement.

Termination

Except as provided in Section 8.2 of the Merger Agreement, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger only:

•	by mutual agreement of Tobira and Regado authorized by their respective boards of directors;

•	by either Regado or Tobira if the Merger has not been consummated by six months from the date of the Merger Agreement (provided that the right to terminate the Merger Agreement under this provision will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

•	by either Regado or Tobira if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

•	by either Regado or Tobira if the required Tobira stockholder approval has not been obtained within 24 hours after the distribution of the Information Statement (as defined in the Merger Agreement), or, if earlier, eleven (11) days following the date of the Merger Agreement (provided that the right to terminate the Merger Agreement under this provision will not be available to any party where the failure to obtain the required Tobira stockholder approval will have been caused by the action or failure to act of such party in breach of the Merger Agreement);

•	by either Regado or Tobira, if the Regado stockholder approval contemplated by the Merger Agreement will not have been obtained (provided that the right to terminate the Merger Agreement under this provision will not be available to any party where the failure to obtain such stockholder approval will have been caused by the action or failure to act of such party in breach of the Merger Agreement); provided, however, that Regado’s adjournment of the Special Meeting will not result in a failure to obtain the requisite vote under this provision unless Regado does not obtain such stockholder approval prior to the date sixty (60) days after the date that the initial Special Meeting is held; provided, however, that Regado may not terminate the Merger Agreement pursuant to Section 7.1(b) of the Merger Agreement until sixty five (65) days after the date that the initial Special Meeting is held; provided further that if the Parent Board Recommendation (as defined in the Merger Agreement) is withdrawn or modified in a manner adverse to Tobira, Tobira may terminate the Merger Agreement pursuant to this provision before that date that is sixty (60) days after the date that the initial Special Meeting is held;

•	by Regado upon breach of any of the representations, warranties, covenants or agreements on the part of Tobira set forth in the Merger Agreement, or if any representation or warranty of Tobira will have become inaccurate, in either case such that the conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Tobira, then the Merger Agreement will not terminate pursuant to this provision as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) business day following the date of written notice given by Regado to Tobira of such breach or inaccuracy and its intention to terminate the agreement pursuant to this provision;

•	by Tobira upon breach of any of the representations, warranties, covenants or agreements on the part of Regado or the Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Regado or the Merger Sub will have become inaccurate, in either case such that the conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Regado or the Merger Sub, then the Merger Agreement will not terminate pursuant to this provision as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) business say following the date of written notice given by Tobira to Regado of such breach or inaccuracy and its intention to terminate the agreement pursuant to this provision;

•	by Tobira, if there will have occurred any Parent Material Adverse Effect since the date of the Merger Agreement; provided, however, such termination shall only be effective if such Parent Material Adverse Effect is not cured within fifteen (15) days; or

•	by Regado, if there will have occurred any Company Material Adverse Effect since the date of the Merger Agreement; provided, however, such termination shall only be effective if such Company Material Adverse Effect is not cured within fifteen (15) days.

Termination Fee

Upon termination of the Merger Agreement for a party’s failure to obtain the approval of its stockholders, such party is obligated to pay the other party a termination fee of $1 million plus reimburse the other party’s fees and expenses up to $250,000. If such party enters into an agreement relating to an Acquisition Transaction or consummates an Acquisition Transaction within 12 months following a termination for the failure to obtain stockholder approval, such party is obligated to pay an additional $1 million to the other party. In addition, if the Merger Agreement is terminated due to certain breaches of the Merger Agreement, including breaches of any of the representations, warranties, covenants or agreements by either Tobira or Regado as described in Section 14(l) above, the breaching party is obligated to reimburse up to $250,000 of the other party’s fees and expenses.

Amendment

The Merger Agreement may be amended by the parties at any time by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the Merger, except that after the Merger Agreement has been adopted and approved by the stockholders of Regado or Tobira, no amendment which by law requires further approval by the stockholders of Regado or Tobira, as the case may be, shall be made without such further approval.

AGREEMENTS RELATED TO THE MERGER

Support Agreements and Written Consent

In order to induce Regado to enter into the Merger Agreement, officers, directors and certain stockholders of Tobira entered into support agreements with Regado (in their capacity as holders of Tobira shares) covering approximately 35.3% of the outstanding shares of Tobira capital stock, whereby they each agreed to vote 100%, 100% and 56.5%, respectively, of their shares of Tobira capital stock (i) in favor of the adoption of the Merger Agreement, the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held, and any other matter necessary to consummate the transactions contemplated by the Merger Agreement that are considered and voted upon by Tobira’s stockholders, (ii) against any “Acquisition Proposal,” as defined in the Merger Agreement, and (iii) against any action, proposal, transaction or agreement that, to the knowledge of Tobira stockholder, would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Tobira/Regado contained in the Merger Agreement, or of such stockholder contained in the support agreement, or (2) prevent, materially impede or materially delay the Tobira’s or Regado’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger. These Tobira stockholders also granted Regado an irrevocable proxy to their respective Tobira capital stock in accordance with the support agreements. These Tobira stockholders may vote their shares of Tobira capital stock on all other matters not referred to in such proxy.

The parties to the support agreements with Regado include: Novo A/S, Canaan VII, L.P., Montreux Equity Partners IV, LP, Montreux IV Associates, LLC, Montreux Equity Partners V, LP, Frazier Healthcare V, L.P., and the executive officers and directors of Tobira. Under these support agreements, subject to certain exceptions, such stockholders also have agreed not to sell or transfer Tobira capital stock and securities held by them, or any voting rights with respect thereto, until the earlier of the termination of the Merger Agreement or the completion of the Merger. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the support agreement, each person to which any shares of Tobira capital stock or securities are so sold or transferred must agree in writing to be bound by the terms and provisions of the support agreement.

In addition, in order to induce Tobira to enter into the Merger Agreement, officers, directors and certain stockholders of Regado are a party to a support agreement with Tobira pursuant to which, among other things, each of these stockholders agreed, solely in his capacity as a stockholder, to vote all of his shares of Regado common stock in favor of the issuance of Regado common stock in the Merger pursuant to the Merger and the Financing, the Parent Charter Amendment in accordance with Section 5.18 of the Merger Agreement the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for the issuance of Regado common stock in the Merger pursuant to the Merger and the Financing on the date on which such meeting is held, and any other matter necessary to consummate the transactions contemplated by the Merger Agreement that are considered and voted upon by Regado’s stockholders and against any “Acquisition Proposal,” as defined in the Merger Agreement. These Regado stockholders also granted Tobira an irrevocable proxy to their respective shares in accordance with the Support Agreements. These Regado stockholders may vote their shares of Regado common stock on all other matters not referred to in such proxy.

As of January 14, 2015, the stockholders of Regado that are party to these support agreements owned an aggregate of 12,571,888 shares of Regado common stock and 4,445,416 outstanding options to purchase shares of Regado common stock. These stockholders include executive officers and directors of Regado, entities affiliated with such persons and entities owning more than 5% of Regado’s outstanding stock.

Under these support agreements, subject to certain exceptions, such stockholders also have agreed not to sell or transfer Regado common stock and securities held by them until the earlier of the termination of the Merger Agreement or the completion of the Merger. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the support agreement, each person to which any shares of Regado common stock or securities are so sold or transferred must agree in writing to be bound by the terms and provisions of the support agreement.

Lock-up Agreements

As a condition to the closing of the Merger, certain of the Regado securityholders and Tobira securityholders and their affiliates have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of Regado common stock, including, as applicable, shares received in the Merger and issuable upon exercise of certain warrants and options from that effective time of the Merger until 90 days from the closing of the Merger.

As of January 14, 2015, the Regado stockholders who have executed lock-up agreements beneficially owned in the aggregate approximately 34% of the outstanding Regado common stock (assuming exercise of all outstanding options).

The Tobira stockholders, including those who will become Regado stockholders upon the closing of the financing contemplated by the Subscription Agreement, who have executed lock-up agreements as of January 14, 2015, beneficially owned in the aggregate approximately 34% of the outstanding shares of Tobira stock on an as if converted into common stock basis.

Financing Commitment Letter

On January 14, 2015, Regado and Tobira entered into a financing commitment letter with certain stockholders of Tobira, including the Investors, pursuant to which Regado will sell, and the Investors have agreed to buy, in a private placement, shares of Regado common stock immediately following the effective time of the Merger having an aggregate value of $22 million less the amount by which Regado’s Net Cash at closing exceeds $38 million. The Regado shares of common stock sold in the Financing will be sold at a share price no less than a stipulated value equal to the quotient determined by dividing Regado’s Net Cash at closing by Regado’s fully diluted shares outstanding as of immediately prior to the effective time of the Merger (but excluding any securities that are out of the money). The Investors (or the third parties who are approved to fund in the Investors’ place), subject to certain conditions set forth in the Merger Agreement, invested $13 million in Tobira on March 6, 2015, which reduced the remaining maximum amount of the Financing to $9 million. In addition, Regado and Tobira may agree to increase the total amount raised in the Financing to up to $40 million. After giving effect to the $22 million Financing, following the closing of the Merger and the Financing, the current Tobira stockholders are expected to own approximately 57% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the Merger are expected to own approximately 27% of the aggregate number of shares of Regado common stock and the Investors (or the third parties who are approved to fund in the Investors’ place) are expected to own the remaining 16% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock and that Regado’s Net Cash at closing is equal to $38 million). In the event the parties agree to increase the Financing to $40 million, and assuming the Financing is completed at the stipulated value contemplated by the financing commitment letter, the current Tobira stockholders would be expected to own approximately 51% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the Merger would be expected to own approximately 24% of the aggregate number of shares of Regado common stock and the Investors (or the third parties who are approved to fund in the Investors’ place) are expected to own the remaining 25% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock). Changes in the size of the Financing or the amount of Regado’s Net Cash at closing could result in relative ownership percentages that are different than those described above. Additionally, given that the calculation of the price of the shares of Regado common stock in the Financing is tied to the amount of Regado’s Net Cash at the closing of the Merger, the stipulated value of the shares sold in the Financing could be a discount to the market value of our common stock as reported on The NASDAQ Capital Market.

Additionally, the financing commitment letter contemplates that the Investors will enter into a securities purchase agreement, registration rights agreement and such other agreements as may be reasonably requested by Regado in connection with the Financing. The registration rights agreement will provide that Regado will (i) file a registration statement with respect to the resale of shares of Regado’s common stock issued in the Financing within 60 days of the closing of the Financing, (ii) use its commercially reasonable best efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 120 days after the closing of the Financing and (iii) keep the registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act.

The full text of the financing commitment letter is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement.

MATTERS BEING SUBMITTED TO A VOTE OF REGADO STOCKHOLDERS

Regado Proposal No. 1: Approval of the Issuance of Common Stock in the Merger and the Financing

At the Special Meeting, Regado stockholders will be asked to approve the issuance of Regado common stock in the Merger and the Financing. Immediately following the Merger (before accounting for the Financing, including any pre-closing investment in Tobira, and assuming our Net Cash at closing is $38 million), it is expected that the former Tobira securityholders will own approximately 68% of the fully-diluted common stock of Regado, with the Regado securityholders as of immediately prior to the Merger holding approximately 32% of the fully-diluted common stock of Regado (excluding, in each case, out of the money securities).

After the final closing of the $22 million Financing contemplated by the financing commitment letter, assuming Regado’s Net Cash is equal to $38 million, it is expected that Tobira’s current stockholders will own approximately 57% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the Merger will own approximately 27% of the aggregate number of shares of Regado common stock and the Investors (or the third parties who are approved to fund in the Investors’ place) will own the remaining 16% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock). In the event the parties agree to increase the Financing to $40 million, and assuming the Financing is completed at the stipulated value contemplated by the financing commitment letter, the current Tobira stockholders would be expected to own approximately 51% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the Merger would be expected to own approximately 24% of the aggregate number of shares of Regado common stock and the Investors (or the third parties who are approved to fund in the Investors’ place) are expected to own the remaining 25% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock). Changes in the size of the Financing, the amount of Regado’s Net Cash at closing or increases in the share price at which Regado’s common stock is sold to third parties in the Financing could result in relative ownership percentages that are different than those described above. Additionally, given that the calculation of the price of the shares of Regado common stock in the Financing is tied to the amount of Regado’s Net Cash at the closing of the Merger, the stipulated value of the shares sold in the Financing could be a discount to the market value of our common stock as reported on The NASDAQ Capital Market.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of Regado common stock in the Merger and the Financing are described in detail in the other sections in this proxy statement.

Required Vote

The affirmative vote of the majority of votes properly cast on the proposal (not counting “abstentions” or “broker non-votes” as votes cast) is required to approve the issuance of Regado common stock in the Merger and the Financing.

THE REGADO BOARD OF DIRECTORS RECOMMENDS THAT THE REGADO STOCKHOLDERS VOTE “FOR” REGADO PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF REGADO COMMON STOCK IN THE MERGER AND THE FINANCING.

Regado Proposal No. 2: Approval of the Amended and Restated Certificate of Incorporation of Regado Effecting the Reverse Stock Split

General

At the Special Meeting, Regado stockholders will be asked to approve the amended and restated certificate of incorporation of Regado which will implement a reverse stock split of the issued shares of Regado common stock, at a ratio of one new share for every nine shares outstanding. Upon the effectiveness of the amended and restated certificate of incorporation of Regado effecting the reverse stock split, or the split effective time, the issued shares of Regado common stock immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Regado stockholder will own one new share of Regado common stock for each nine shares of issued common stock held by that stockholder immediately prior to the split effective time.

The Regado board of directors may determine to effect the reverse stock split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of the Regado common stock pursuant to the Merger Agreement and the Financing.

The form of the amended and restated certificate of incorporation of Regado to effect the reverse stock split, as more fully described below, will affect the reverse stock split but will not change the number of authorized shares of common stock or preferred stock, or the par value of Regado common stock or preferred stock.

Purpose

The Regado board of directors approved the proposal approving the amended and restated certificate of incorporation of Regado effecting the reverse stock split for the following reasons:

•	the Regado board of directors believes effecting the reverse stock split will cause the minimum bid price of our common stock to increase and may reduce the risk of a delisting of Regado common stock from The NASDAQ Capital Market in the future; and

•	the Regado board of directors believes a higher stock price may help generate investor interest in Regado and help Regado attract and retain employees.

If the reverse stock split successfully increases the per share price of Regado common stock, our board of directors believes this increase may increase trading volume in Regado common stock and facilitate future financings by Regado.

NASDAQ Requirements for Listing on The NASDAQ Capital Market

Regado common stock is quoted on The NASDAQ Capital Market under the symbol “RGDO”. Tobira intends to file an initial listing application with NASDAQ to seek listing on The NASDAQ Capital Market upon the closing of the Merger.

According to NASDAQ rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-NASDAQ entity, resulting in a change of control of the issuer and potentially allowing the non-NASDAQ entity to obtain a NASDAQ listing. Accordingly, the listing standards of The NASDAQ Capital Market will require Regado to have, among other things, a $4.00 per share minimum bid price upon the closing of the Merger. Therefore, the reverse stock split may be necessary in order to consummate the Merger.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Regado’s management being able to issue more shares without further stockholder approval. For example, before the reverse stock split, Regado’s authorized but unissued shares of common stock immediately prior to the closing of the Merger (assuming the conversion of Regado’s outstanding shares of preferred stock) would be approximately 464 million compared to shares issued of approximately 36 million. If Regado effects the reverse stock split using a 1 for 9 ratio, its authorized but unissued shares immediately prior to the closing of the Merger would be approximately 496 million (assuming the conversion of Regado’s outstanding shares of preferred stock) compared to shares issued of approximately 4 million. Regado currently has no plans to issue shares, other than in connection with the Merger and the Financing, and to satisfy obligations under the Regado warrants and employee stock options

(including those assumed in connection with the Merger) from time to time as these warrants and options are exercised. The reverse stock split will not affect the number of authorized shares of Regado capital stock which will continue to be authorized pursuant to the amended and restated certificate of incorporation of Regado.

Potential Increased Investor Interest

On January 9, 2015, Regado common stock closed at $0.92 per share. An investment in Regado common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Regado board of directors believes that most investment funds are reluctant to invest in lower priced stocks.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Regado common stock.

Regado cannot predict whether the reverse stock split will increase the market price for Regado common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share of Regado common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Regado common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase the ability of Regado to attract and retain employees; or

•	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ Stock Market LLC for continued listing.

The market price of Regado common stock will also be based on performance of Regado and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Regado common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Regado may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Regado common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

The amended and restated certificate of incorporation of Regado effecting the reverse stock split is set forth in Annex C to this proxy statement.

The reverse stock split will be effected simultaneously for all outstanding shares of Regado common stock. The reverse stock split will affect all of the Regado stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Regado, except to the extent that the reverse stock split results in any of the Regado stockholders owning a fractional share. Regado common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse split does not affect the total proportionate ownership of Regado following the Merger. The reverse stock split will not affect Regado continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Regado stockholders approve the amended and restated certificate of incorporation of Regado effecting the reverse stock split, and if the Regado board of directors still believes that a reverse stock split is in the best interests of Regado and its stockholders, Regado will file the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware at such time as the Regado board of directors has determined to be the appropriate split effective time. The Regado board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each stock certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, stockholders will be notified that the reverse stock split and/or corporate name change have been effected. Regado expects that the Regado transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent stock certificates representing pre-split shares in exchange for stock certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Regado. In the event that Regado Proposal No. 3 is approved by Regado, the stock certificates reflecting the post-split shares will also reflect the change of the Regado corporate name to “Tobira Therapeutics, Inc.” No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on The NASDAQ Capital Market on the date immediately preceding the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

By approving the amended and restated certificate of incorporation of Regado effecting the reverse stock split, stockholders will be approving the combination of nine shares of Regado common stock into one share of Regado common stock.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Regado is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Regado or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Regado board of directors or contemplating a tender offer or other transaction for the combination of Regado with another company, the reverse stock split proposal is not being proposed in response to any effort of which Regado is aware to accumulate shares of Regado common stock or obtain control of Regado, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the Regado board of directors and stockholders. Other than the proposals being submitted to the Regado stockholders for their consideration at the Special Meeting, the Regado board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Regado. For more information, please see the section entitled “Risk Factors—Risks Related to the Common Stock of Regado”, and “Description of Regado Capital Stock—Anti-Takeover Effects of Provisions of Regado Charter Documents” and “—Anti-Takeover Effects of Delaware Law”.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split to U.S. Holders

The following is a discussion of material U.S. federal income tax consequences of the reverse stock split to certain U.S. Holders (as defined below) of Regado common stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on provisions of the Code, Treasury Regulations thereunder and administrative rulings, court decisions and other legal authorities related thereto, each as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations. Any such change or differing interpretation, which may or may not be retroactive, could alter the tax consequences to the Regado stockholders described herein. This discussion is included for general informational purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder (as defined below).

This summary does not comprehensively describe all potential U.S. federal income tax considerations applicable to the reverse stock split. The discussion below only addresses the Regado stockholders who hold Regado common stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). It does not address all aspects of U.S. federal income tax that may be relevant to a Regado stockholder in light of such stockholder’s particular circumstances or to a stockholder subject to special rules, such as brokers or dealers in securities or foreign currencies, stockholders subject to the alternative minimum tax or the tax on net investment income, certain former U.S. citizens or long-term residents, regulated investment companies, real estate investment trusts, traders who mark to market, financial institutions or insurance companies, mutual funds, stockholders holding their stock through individual retirement or other tax-deferred accounts, tax-exempt organizations, stockholders holding their stock as “qualified small business stock” pursuant to Section 1202 of the Code or as Section 1244 stock for purposes of the Code, stockholders who acquired their stock in connection with the exercise of warrants, stock options or stock purchase plans or other employee plans or compensatory arrangements, stockholders whose functional currency is not the U.S. dollar, partnerships or other pass-through entities or equity holders in such entities, stockholders who hold their stock as part of an integrated investment (including a “straddle,” a pledge against currency risk, a hedge or other “constructive” sale or “conversion” transaction) comprised of shares of Regado common stock and one or more other positions, stockholders who exercise dissenters’ or appraisal rights, or stockholders who may have acquired their stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code. In addition, this summary does not address any tax consequences other than certain U.S. federal income tax consequences of the reverse stock split, including the tax consequences of the reverse stock split under state, local or non-U.S. tax laws or under estate, gift, excise or other non-income tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the reverse stock split (whether or not any such transactions are consummated in connection with the reverse stock split) including, without limitation, the receipt of payments under any retention bonus plan, the conversion of any convertible notes or the tax consequences to holders of options, warrants or similar rights to acquire Regado common stock. If a partnership or pass-through entity (or entity treated as such for U.S. federal income tax purposes) holds shares of Regado common stock, the tax treatment of a partner or member of such entity generally will depend on the status of the partner and on the activities of the partnership or entity. Partnerships and other pass-through entities holding Regado stock, and any person who is a partner or member of any such entity should consult their own tax advisors regarding the tax consequences of the reverse stock split.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Regado common stock that is any of the following:

•	an individual citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences of the Reverse Stock Split

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder of Regado common stock generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of Regado common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of Regado common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of the Regado common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Regado common stock), and such U.S. Holder’s holding period in the shares of Regado common stock received should include the holding period in the shares of Regado common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Regado common stock surrendered to the shares of Regado common stock received in a recapitalization pursuant to the reverse stock split. U.S. Holders of shares of Regado common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. Holder of Regado common stock that receives cash in lieu of a fractional share of Regado common stock pursuant to the reverse stock split is expected to recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of Regado common stock surrendered that is allocated to such fractional share of Regado common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for Regado common stock surrendered exceeded one year at the effective time of the reverse stock split.

Information Reporting and Backup Withholding

A U.S. Holder of Regado common stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the reverse stock split. A U.S. Holder of Regado common stock will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder of Regado common stock’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders of Regado common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority in voting power of the outstanding shares of Regado common stock having voting power outstanding on the record date for the Special Meeting is required to approve the amended and restated certificate of incorporation of Regado effecting a reverse stock split of Regado common stock, at a ratio of one new share for every nine shares outstanding.

THE REGADO BOARD OF DIRECTORS RECOMMENDS THAT REGADO STOCKHOLDERS VOTE “FOR” REGADO PROPOSAL NO. 2 TO APPROVE THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF REGADO EFFECTING THE REVERSE STOCK SPLIT.

Regado Proposal No. 3: Approval of Name Change

At the Special Meeting, holders of Regado stock will be asked to approve the amendment to the amended and restated certificate of incorporation of Regado to change the name of the corporation from “Regado Biosciences, Inc.” to “Tobira Therapeutics, Inc.” by filing the amendment to the amended and restated certificate of incorporation at the effective time of the Merger. The primary reason for the corporate name change is that management believes this will allow for brand recognition of Tobira’s product candidates and product candidate pipeline following the consummation of the Merger. Regado management believes that the current name will no longer accurately reflect the business of Regado and the mission of Regado subsequent to the consummation of the Merger.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority in voting power of the outstanding shares of Regado common stock having voting power outstanding on the record date for the Special Meeting is required to approve the amendment to the amended and restated certificate of incorporation to change the name “ “Regado Biosciences, Inc.” to “Tobira Therapeutics, Inc.”

THE REGADO BOARD OF DIRECTORS RECOMMENDS THAT REGADO STOCKHOLDERS VOTE “FOR” REGADO PROPOSAL NO. 3 TO APPROVE THE NAME CHANGE.

Regado Proposal No. 4: Approval of Possible Adjournment of the Special Meeting

If Regado fails to receive a sufficient number of votes to approve Regado Proposal Nos. 1, 2 and 3, Regado may propose to adjourn the Special Meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve Regado Proposal Nos. 1, 2 and 3. Regado currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve Regado Proposal Nos. 1, 2 and 3. If a quorum is present, the affirmative vote of the majority of votes properly cast on the proposal (not counting “abstentions” or “broker non-votes” as votes cast) is required to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies to approve Regado Proposal Nos. 1, 2 and 3.

THE REGADO BOARD OF DIRECTORS RECOMMENDS THAT THE REGADO STOCKHOLDERS VOTE “FOR” REGADO PROPOSAL NO. 4 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF REGADO PROPOSAL NOS. 1, 2 AND 3. EACH OF PROPOSAL NOS. 1 AND 3 IS CONDITIONED UPON THE APPROVAL OF PROPOSAL NOS. 1, 2 AND 3, THEREFORE, THE APPROVAL OF EACH SUCH PROPOSAL IS REQUIRED TO CONSUMMATE THE MERGER.

REGADO BUSINESS

Overview

We are a biopharmaceutical company that has been focused on the discovery and development of novel, first-in-class, actively controllable antithrombotic drug systems for acute and sub-acute cardiovascular indications. On August 25, 2014, we announced the permanent termination of enrollment in our REGULATE-PCI phase 3 trial for our lead program, Revolixys™ Kit, formerly known as REG1. The decision was made based on a recommendation from the trial’s Data and Safety Monitoring Board, or DSMB, following their analysis of the data from the first approximately 3,250 patients enrolled in what was intended to be a 13,200-patient trial comparing the safety and efficacy of Revolixys Kit with bivalirudin. Prior to the substantial suspension of our clinical development activities, we were conducting the REGULATE-PCI trial to evaluate Revolixys™ Kit, a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. Revolixys was being developed for use in patients with a wide variety of acute coronary syndromes, or ACS, undergoing a percutaneous coronary intervention, or PCI, a hospital-based procedure used to mechanically open or widen obstructed coronary arteries.

In September 2014, we announced that our board of directors retained MTS and Cowen to act as financial advisors in connection with our exploration of potential business alternatives. In addition, the Company announced the restructuring activities described in Note 7 to the financial statements to reduce costs following the termination of the REGULATE-PCI trial as part of the Company’s decision to focus resources on three principal activities following the termination of the trial: completion of the final closure of the REGULATE-PCI trial and analysis of the unblinded database from the trial, diligence activities associated with thoroughly exploring potential business alternatives, and the Company’s compliance activities associated with being a public company in good regulatory standing. As such, although we continue to describe our intellectual property assets and programs herein, we have suspended development of such assets or expending material resources on them.

Employees

As of January 31, 2015, the latest practicable date prior to the filing of this proxy statement, Regado had three employees across all operational sites. No Regado employees are represented by a labor union or subject to a collective bargaining agreement. Regado has not experienced any work stoppages and considers its relations with its employees to be satisfactory.

Legal Proceedings

On February 2, 2015, a purported shareholder of the Company filed a putative class-action lawsuit (captioned Maiman v. Regado Biosciences, Inc., Case No. 10606-CB) in the Court of Chancery for the State of Delaware, challenging the proposed stock-for-stock Merger of the Company with Tobira. On February 25, 2015, a second putative class-action lawsuit challenging the Merger was filed in Delaware (captioned Gilboa v. Regado Biosciences, Inc., Case No. 10720-CB). The complaints name as defendants: (i) each member of the Company’s Board of Directors, (ii) the Company, (iii) Tobira, and (iv) Landmark Merger Sub Inc. The plaintiffs allege that the Company’s directors breached their fiduciary duties to the Company’s stockholders by, among other things, (a) agreeing to merge the Company with Tobira for inadequate consideration, (b) implementing a process that was distorted by conflicts of interest, and (c) agreeing to certain provisions of the merger agreement that are alleged to favor Tobira and deter alternative bids. The plaintiffs also generally allege that the entity defendants aided and abetted the purported breaches of fiduciary duty by the directors. The plaintiffs seek an injunction against the consummation of the Merger and an award of costs and expenses, including a reasonable allowance for attorneys’ and experts’ fees. The Company believes that these claims are without merit and intends to defend these lawsuits vigorously.

Intellectual Property and Certain Agreements

For a description of our intellectual property and certain license and technology agreements, please refer to the sections entitled “Intellectual Property,” “License Agreements” and “NovaMedica Agreements” included in the description of Regado’s business in Item 1 of the Regado 10-K, which sections are incorporated by reference herein.

Facilities and Corporate Information

For a description of our facilities and corporate information, please refer to the sections entitled “Facilities” and “Corporate Information” included in the description of Regado’s business in Item 1 of the Regado 10-K, which sections are incorporated by reference herein.

TOBIRA BUSINESS

Overview

Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat liver disease, human immunodeficiency virus, or HIV, fibrosis and inflammation. Tobira’s lead product candidate, cenicriviroc, or CVC, is a proprietary immunomodulator that can potentially be used to treat a number of disease states with high unmet medical need. Tobira is developing CVC for nonalcoholic steatohepatitis, or NASH, for which it is enrolling a Phase 2b clinical trial. CVC is a once-daily pill with well-established safety and tolerability in approximately 580 subjects dosed in completed Phase 1 and Phase 2 trials, including a pharmacokinetics and safety study in subjects with liver cirrhosis and 115 HIV type 1, or HIV-1, infected subjects on treatment for up to 48 weeks. CVC has been granted Fast Track designation by the United States Food and Drug Administration for the treatment of NASH in patients with liver fibrosis. Tobira also plans to advance CVC in a fixed-dose combination for HIV-1 infection through Phase 3 development and commercialization in collaboration with a strategic partner or with non-dilutive financing.

CVC is a first-in-class oral, long-acting, once-daily, potent dual inhibitor, or antagonist, of chemokine receptor type 2, or CCR2, and type 5, or CCR5, with anti-inflammatory and anti-fibrotic activity. Tobira is initially developing CVC for NASH, a liver disease characterized by fatty deposits, cellular damage, inflammation and fibrosis. CVC binds to both CCR2 and CCR5 and blocks the migration of immune cells to the liver in response to cellular damage, thereby disrupting the immuno-inflammatory cascade and the activation of fibrosis generating hepatic stellate cells, or HSCs. Tobira believes CVC is an excellent candidate for the chronic treatment of NASH due to its safety profile in healthy subjects, patients with liver cirrhosis and HIV patients and first-in-class dual mechanism of action targeting immuno-inflammation and fibrosis-generating cells. Tobira has also demonstrated supportive efficacy signals of CVC in a retrospective analysis from a completed Phase 2b study of CVC in HIV-1 infected subjects which showed a favorable impact on fibrosis risk scores and reduction in soluble CD14, a marker of inflammation and monocyte activation. In addition, Tobira has completed multiple animal models in which CVC demonstrated a statistically significant reduction in fibrosis. Tobira also recently completed an open label Phase 1 clinical trial in adult subjects (n=31) with either normal hepatic function or in liver cirrhosis Child-Pugh A or B. The Child-Pugh score is a well-established medical scoring system used to assess the prognosis of patients with liver cirrhosis. In the study, CVC was generally well-tolerated in this mild-to-moderate liver function-impaired patient population and did not require dose adjustment. Tobira believes there are no other product candidates in development or approved for NASH that target the immuno-inflammatory pathways responsible for fibrosis.

NASH is a serious inflammatory type of non-alcoholic fatty liver disease, or NAFLD. NAFLD has become the most common liver disease and is associated with obesity and type-2 diabetes and is characterized by the accumulation of fat in the liver. The rising prevalence of obesity-related disorders has contributed to a rapid rise in the prevalence of NASH and NAFLD. In the United States, NAFLD affects approximately 27%-34% of the population, or an estimated 86 million to 108 million people. Approximately 10%-20% of people with NAFLD will progress to NASH. Current estimates place NASH prevalence at approximately 9 million to 15 million people in the United States, or 3%-5% of the population, with similar prevalence in other major markets. Prevalence is also rising in developing regions, likely due to the adoption of a more sedentary lifestyle and westernized diet consisting of processed food with high fat and fructose content.

In addition to the accumulation of fat in the liver, NASH is characterized by inflammation and cellular damage with or without fibrosis. NASH is a severe condition that can lead to fibrosis and eventually progress to cirrhosis, portal hypertension, esophageal varices, ascites, liver cancer and liver failure. Progression to cirrhosis and other late stage complications can occur within 5 to 10 years after initial NASH diagnosis. NASH patients with type-2 diabetes and/or obesity are at a significantly higher risk of disease progression. Once the disease advances beyond NASH to these life-threatening conditions, liver transplantation is the only alternative. The Centers for Disease Control and Prevention, or CDC, projects the prevalence of obesity to increase from 34% of the U.S. population to 42% by 2030. Driven by the epidemic of obesity, NASH is projected to become the leading cause of liver transplants by 2020. Given the extremely limited availability of organ donors and high transplant costs, NASH patients who require transplantation will place a significant economic burden on the healthcare system.

There is a significant unmet need for well-tolerated oral treatments for NASH. As there are no approved pharmaceutical agents for NASH, its market size is difficult to estimate. However, Tobira believes there is a significant market opportunity in NASH and that other well-established markets targeting liver disease, such as hepatitis C, or HCV, provide a good basis for comparison. HCV affects 3.2 million people in the United States and is forecasted by Datamonitor to have $19.2 billion of drug sales in 2016. Tobira believes that NASH, with no cure or effective treatment available, is a significantly larger market opportunity than HCV as the prevalence of NASH is estimated to be three to five times that of HCV in the United States.

Tobira’s Development Plans

In September of 2014, Tobira initiated its Phase 2b proof of concept study, entitled “Cenicriviroc Efficacy and Safety Study in Adult Subjects with Nonalcoholic Steatohepatitis and Liver Fibrosis”, which Tobira refers to as CENTAUR. This trial is a randomized, double-blind study of CVC versus placebo in patients with NASH and liver fibrosis, including those with type-2 diabetes and/or one or more components of metabolic syndrome. The study is being conducted in North America, Europe and Australia and is led by Dr. Scott Friedman as Study Chairman. Tobira plans to enroll approximately 250 patients in this two-arm clinical trial randomized 1:1 for once-daily treatment with CVC or placebo for a first period of one year. Following the primary endpoint at one year, patients on CVC will continue on CVC and patients on placebo will either start receiving CVC or continue on placebo for a second year (1:1). The primary analysis will be conducted at one year and endpoints will include a two point improvement in the NAFLD Activity Score, or NAS, without worsening of fibrosis as assessed by liver biopsy, resolution of NASH, collagen morphometry, validated fibrosis scores as assessed by liver biopsy, as well as noninvasive imaging and biomarkers. Endpoints will be measured again at two years. Tobira expects to reach its primary analysis in the second quarter of 2016. In September 2013, the American Association for the Study of Liver Disease, or AASLD, and the FDA conducted a joint workshop focused on trial designs and endpoints in drug and diagnostic development for liver disease secondary to NAFLD, including NASH. In December of 2014, a manuscript summarizing the workshop including potentially acceptable surrogate endpoints for clinical studies supporting the approval of agents for NASH and liver fibrosis was accepted for publication by the journal Hepatology. Tobira believes the CENTAUR study design incorporates surrogate endpoints that may form the basis for demonstrating efficacy required for approval based on the published workshop summary and feedback from the FDA in a June 2014 meeting. Tobira has also been granted Fast Track designation by the FDA for CVC in the treatment of NASH patients with liver fibrosis, the same patient population being studied in the CENTAUR trial. The FDA’s Fast Track program is designed to facilitate the development and expedite the review of drugs that address serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Fast Track designation provides increased opportunities to interact and meet with FDA, and CVC may be eligible for priority review if supported by the clinical data at the time of submission of the New Drug Application. Tobira expects additional FDA guidance to be available by the time it plans its Phase 3 program for NASH.

In addition to the CENTAUR study, Tobira is conducting and planning additional studies to evaluate CVC in the treatment of NASH. This includes an ongoing Phase 1 pharmacokinetics (PK) and safety study in healthy subjects in combination with pioglitazone from which Tobira expects to have data in 2015. Tobira is also planning additional preclinical studies that will evaluate CVC in combination with additional experimental agents. In the first half of 2015 Tobira plans to initiate a Phase 2a study to evaluate the effect of CCR2 and CCR5 antagonism by CVC on peripheral and adipose tissue, inflammation and insulin sensitivity in adult obese subjects with prediabetes and suspected non-alcoholic fatty liver disease (NAFLD). Tobira refers to this study as the ORION study and expects to have preliminary results from this study in the second half of 2015.

Tobira is also seeking partnerships or non-dilutive financing to develop CVC as part of a fixed-dose combination backbone with lamivudine, also known as 3TC, for the treatment of infection by HIV-1, the virus that causes acquired immunodeficiency syndrome, or AIDS. A fixed-dose combination product contains at least two pharmaceutical agents in a single tablet, in this case CVC and lamivudine, and may then be tested or used in combination with additional therapies to provide a complete anti-retroviral regimen. The term “backbone” is commonly used in the context of HIV treatment to describe fixed-dose combination of nucleoside analogues which may be used with other HIV third agents and allow for a variety of convenient three-drug combinations.

CVC inhibits CCR5, the primary co-receptor required for HIV-1 to infect immune cells. Despite the availability of potent and well-tolerated classes of anti-HIV therapeutics combined in single tablet regimens, patients on chronic therapy face toxicities due to lifelong treatment and are particularly at risk for metabolic, cardiovascular and renal disease complications. U.S. sales of HIV therapies are forecasted to be $9.6 billion in 2014 and growing to $12.8 billion in 2020, according to Datamonitor. Based on efficacy and safety results from a completed randomized Phase 2b study and Tobira’s end of Phase 2 meeting with the FDA, Tobira believes that CVC, as part of a novel fixed-dose CVC/3TC backbone in combination with other agents used to treat HIV-1, has the potential to provide good efficacy and tolerability and to address toxicities associated with currently used established backbones such as kidney and bone toxicity, hypersensitivity reaction and risk of myocardial infarction. Furthermore, despite recently approved potent and well-tolerated classes of third agent drugs including integrase inhibitors, patients with HIV face chronic toxicity and are developing and dying from “age-related diseases” a decade younger than their uninfected counterparts.

Below is Tobira’s clinical and preclinical pipeline:

REGADO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

For Regado’s management’s discussion and analysis of financial condition and results of operations, please refer to Item 7 set forth in the Regado 10-K, which section is incorporated by reference herein. The discussion and analysis of financial condition and results of operations should be read together with the section entitled “Selected Historical and Unaudited Pro Forma Combined Financial Data—Selected Historical Financial Data of Regado” in this proxy statement and the consolidated financial statements of Regado and accompanying notes appearing in the Regado 10-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT THE MARKET RISK OF REGADO

For quantitative and qualitative disclosures about Regado’s market risk, please refer to Item 7A set forth in the Regado 10-K, which section is incorporated by reference herein.

TOBIRA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with Tobira’s financial statements and accompanying notes appearing elsewhere in this proxy statement. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” on page 48 for additional factors relating to such statements, and see “Risk Factors” relating to Tobira beginning on page 26 for a discussion of certain risk factors applicable to Tobira’s business, financial condition, and results of operation. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat liver disease, human immunodeficiency virus, or HIV, fibrosis and inflammation. Tobira’s lead product candidate, cenicriviroc, or CVC, is a proprietary immunomodulator that can potentially be used to treat a number of disease states with high unmet medical need. Tobira is developing CVC for nonalcoholic steatohepatitis, or NASH, for which it is enrolling a Phase 2b clinical trial of CVC in NASH for a study entitled “Cenicriviroc Efficacy and Safety Study in Adult Subjects with Nonalcoholic Steatohepatitis and Liver Fibrosis”, which Tobira refers to as CENTAUR. CVC is a once-daily pill with well-established safety and tolerability in approximately 580 subjects dosed in completed Phase 1 and Phase 2 trials, including a pharmacokinetics (PK) and safety study in subjects with liver cirrhosis and 115 HIV type 1, or HIV-1, infected subjects on treatment for up to 48 weeks. CVC has been granted Fast Track designation by the FDA for the treatment of NASH in patients with liver fibrosis. Tobira also plans to advance CVC in a fixed-dose combination for HIV-1 infection through Phase 3 development and commercialization in collaboration with a strategic partner or with non-dilutive financing.

Tobira has no products approved for commercial sale and has not generated any revenues from product sales since inception in 2006. From inception to December 31, 2014, Tobira has raised net cash proceeds of approximately $91.9 million to fund operations, primarily from private placements of convertible preferred stock, convertible notes and warrants. In addition, Tobira has borrowed $15.0 million under a term loan with Oxford Finance LLC, or Oxford, and $4.0 million under a term loan with Square 1 Bank. The term loan with Square 1 Bank was paid off in full in June 2014.

Tobira has never been profitable and has incurred significant operating losses in each year since inception. Net losses for the years ended December 31, 2014 and 2013 were $24.1 million and $18.6 million, respectively. As of December 31, 2014, Tobira had an accumulated deficit of $113.8 million. Substantially all of Tobira’s operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations. Tobira expects to continue to incur significant expenses and increasing operating losses for at least the next several years as it continues the clinical development of, and seeks regulatory approval for its drug candidates. Tobira’s operating losses may fluctuate significantly from quarter to quarter and year to year. To fund operations, Tobira will need to raise additional capital. If the proposed merger is approved, Tobira’s expenses would further increase as a result of the hiring of financial personnel, upgrading financial information systems and incurring costs associated with becoming a public company. Accordingly, Tobira will continue to require substantial additional capital to continue its clinical development and potential commercialization activities. The amount and timing of Tobira’s future funding requirements will depend on many factors, including the pace and results of its clinical development efforts.

Recent Developments

On January 14, 2015, and as amended on January 23, 2015, Tobira entered into the Merger Agreement under which it will merge with Regado in an all-stock transaction. Subject to the terms and conditions of the

Merger Agreement, at the closing of the transaction, Regado will be renamed Tobira Therapeutics, Inc., and will be under the leadership of Tobira’s chief executive officer.

Concurrent with the execution of the Merger Agreement, a Tobira investor syndicate has committed to invest up to $22.0 million in the combined company. This financing, along with the cash balances of the both companies, is expected to fully fund the combined company into the second half of 2017. Tobira currently projects it will reach its primary endpoint of its Phase 2b CENTAUR study in the second quarter of 2016. Up to $13.0 million of the financing can occur before the completion of the Merger pursuant to the terms and conditions of the Merger Agreement, and the remainder is expected to occur concurrently with the Merger.

Prior to the financing transaction discussed above, on a pro forma basis, based upon the number of shares of Regado common stock to be issued in the Merger, current Regado stockholders will own approximately 32% of the combined company and current Tobira stockholders will own approximately 68% of the combined company. The final number of shares will be subject to adjustments at closing based on Regado’s cash balance and other matters at closing. The transaction has been approved by the board of directors of both companies and by the stockholders of Tobira. The Merger is expected to close in the second quarter of 2015, subject to the approval of the stockholders of Regado, review by the SEC and other customary closing conditions as detailed in the Merger Agreement.

Basis of Presentation

Research and Development Expenses

Research and development expenses primarily consist of costs associated with Tobira’s research activities, including the preclinical and clinical development of Tobira’s product candidates. Tobira expenses research and development expenses as incurred. Tobira contracts with clinical research organizations to manage its clinical trials under agreed upon budgets for each study, with oversight by its clinical program managers. Tobira accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received. Manufacturing expense includes costs associated with drug formulation development and clinical drug production. Tobira does not track employee and facility related research and development costs by project, as it typically uses its employee and infrastructure resources across multiple research and development programs. Tobira believes that the allocation of such costs would be arbitrary and would not be meaningful. Tobira’s research and development costs are controlled through its internal budget and forecast process.

Tobira’s research and development expenses consist primarily of:

•	salaries and related expenses for employee personnel, including benefits, travel and expenses related to stock-based compensation granted to personnel in development functions;

•	external expenses paid to clinical trial sites, contract research organizations, laboratories, database software and consultants that conduct clinical trials;

•	expenses related to drug formulation development and the production of nonclinical and clinical trial supplies, including fees paid to contract manufacturers;

•	expenses related to preclinical studies;

•	expenses related to compliance with drug development regulatory requirements; and

•	other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of equipment, and other supplies.

Tobira expects to continue to incur substantial expenses related to its development activities for the foreseeable future as it conducts its Phase 2b CENTAUR study. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Although Tobira’s research and development expenses remained relatively consistent in 2014 and 2013, Tobira expects that its research and development expenses will increase substantially in the future. The process of conducting preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming. The probability of success for each product candidate is affected by numerous factors, including preclinical data, clinical data, competition, manufacturing capability and commercial viability. Accordingly, Tobira may never succeed in achieving marketing approval for any of its product candidates.

Successful development of current and future product candidates is highly uncertain. Completion dates and costs for Tobira’s clinical development programs as well as its research program can vary significantly for each current and future product candidate and are difficult to predict. As a result, Tobira cannot estimate with any degree of certainty the costs it will incur in connection with development of its product candidates. Tobira anticipates it will make determinations as to which programs and product candidates to pursue and how much funding to direct to each program and product candidate on an ongoing basis in response to the scientific success of early research programs, results of ongoing and future clinical trials, its ability to enter into collaborative agreements with respect to programs or potential product candidates, as well as ongoing assessments as to each current or future product candidate’s commercial potential.

Research and development expenses by major programs or categories were as follows (in thousands):

	Year Ended December 31,
	2014	2013
Phase 2b CENTAUR study	$4,104	$—
Phase 2b HIV clinical study	92	2,710
Other clinical studies(1)	1,560	2,374
Preclinical studies	331	1,472
Contract manufacturing	1,571	2,329
Internal and unallocated research and development expense	4,523	3,528

	$12,181	$12,413

(1)	Other clinical studies primarily reflect expenditures for drug interaction and bioavailability studies conducted in 2013 and a Phase 1 hepatic impairment study conducted in 2014.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, benefits and stock-based compensation expense for employees in executive, finance, business development and support functions. Other significant general and administrative expenses include the costs associated with obtaining and maintaining Tobira’s patent portfolio, professional fees for accounting, auditing, consulting and legal services, travel and allocated overhead expenses.

Tobira expects that its general and administrative expenses may increase in the future as it expands its operating activities, maintain and expands its patent portfolio and incurs additional costs associated with the pending Merger, the preparation of becoming a merged public company and maintaining compliance with exchange listing and SEC requirements. Tobira expects these potential increases will likely include legal fees, accounting fees, directors’ and officers’ liability insurance premiums and expenses associated with investor relations.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest expense and gains and losses resulting from remeasurement of Tobira’s preferred stock warrant liabilities.

Interest expense consists of cash interest expense on term loans with Square 1 Bank and Oxford and non-cash interest expense and amortization of debt issuance and debt discount costs related to Tobira’s convertible notes. Concurrent with the issuance of the convertible notes and associated warrants, Tobira recorded a beneficial conversion feature equal to the difference between the conversion price and the fair value of the underlying preferred stock into which the convertible notes may be converted. The intrinsic value of this beneficial conversion feature is recorded as a debt discount and is amortized over the debt borrowing term.

Tobira will continue to record adjustments to the estimated fair value of the preferred stock warrants until they are exercised, expire or convert into warrants to purchase shares of common stock upon the closing of the Merger. At that time, Tobira will reclassify the preferred stock warrant liability as additional paid in capital and will no longer record any related periodic fair value adjustments.

Income Taxes

Tobira has incurred net losses and has not recorded any U.S. federal or state income tax benefits for the losses as they have been offset by valuation allowances.

As of December 31, 2014, Tobira had federal and state tax net operating loss carryforwards of approximately $90.9 million and $44.9 million, respectively, which begin to expire in 2026 for federal and 2016 for state unless previously utilized. As of December 31, 2014, Tobira had federal and California research and development tax credit carryforwards of approximately $1.6 million and $0.4 million, respectively. The federal research and development tax credit carryforwards will begin expiring in 2033 unless previously utilized. The California research and development tax credit carryforwards are available indefinitely until utilized.

Tobira expects the future utilization of net operating loss and tax credit carryforwards to be limited due to changes in ownership. In general, if Tobira experiences a greater than 50% aggregate change in ownership of certain significant stockholders or groups over a three-year period, or a Section 382 ownership change, utilization of its pre-change net operating loss carryforwards would be subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended, and similar state laws. The annual limitation generally is determined by multiplying the value of Tobira stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of Tobira operating loss carryforwards before it can use them and may be substantial. Tobira has recorded a valuation allowance on all of its deferred tax assets, including its deferred tax assets related to its net operating loss and research and development tax credit carryforwards.

Critical Accounting Policies and Significant Judgments and Estimates

Tobira’s management’s discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires Tobira to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements. On an ongoing basis, Tobira evaluates its estimates and judgments, including those related to accrued research and development expenses, warrant liabilities and stock-based compensation expense. Tobira bases its estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

While Tobira’s significant accounting policies are described in more detail in the notes to its financial statements appearing elsewhere in this proxy, Tobira believes the following accounting policies are the most critical for fully understanding and evaluating its financial condition and results of operations.

Research and Development Expenses

Tobira recognizes research and development expenses as incurred, typically estimated based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, manufacturing steps completed, or information provided by vendors on their actual costs incurred. Tobira determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. These estimates are made as of each balance sheet date based on facts and circumstances known to Tobira at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, Tobira will adjust the estimate accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are capitalized as prepaid expenses and recognized as expense in the period that the related goods are consumed or services are performed.

Tobira may pay fees to third-parties for clinical, non-clinical and manufacturing services that are based on contractual milestones that may result in uneven payment flows. There may be instances in which payments made to vendors will exceed the level of services provided and result in a prepayment of the research and development expense.

Estimated Fair Value of Preferred Stock Warrants

Tobira has issued freestanding warrants to purchase shares of its convertible preferred stock. The fair value of these warrants is recorded as a liability on its balance sheet at issuance and adjusted for changes in the fair value at each reporting period. The warrants are recorded at fair value using an option pricing model. At the end of each reporting period, changes in estimated fair value during the period are recorded as a component of other income (expense), net. Tobira will continue to adjust the liability for changes in the fair value of these liabilities until the earlier of the expiration of the warrants, exercise of the warrants, or conversion of the preferred stock underlying the warrants into common stock upon the completion of a liquidity event, including the Merger, at which time the liabilities will be reclassified to additional paid-in capital.

Stock-based Compensation Expense

Stock-based compensation expense is measured at the date of grant, based on the estimated fair value of the award using the Black-Scholes option pricing model. For awards subject to time-based vesting conditions, Tobira recognizes stock-based compensation expense over the employee’s requisite service period on a straight-line basis, net of estimated forfeitures. Tobira accounts for stock-based compensation arrangements with non-employees using a fair value approach. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms.

The Black-Scholes option pricing model requires the input of highly subjective assumptions, including (a) a risk-free interest rate, (b) the expected price volatility of Tobira stock, (c) the expected term of the award and (d) an expected dividend yield. Due to the lack of a public market for the trading of Tobira’s common stock and a lack of company specific historical and implied volatility data, Tobira has based its estimate of expected volatility on the historical volatility of a group of similar companies whose shares are publicly traded. For these analyses, Tobira has selected biopharmaceutical companies with comparable characteristics to it including the stage of development of their product candidates, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. Tobira computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of its stock-based awards. Tobira has estimated the expected term of its employee stock options using the “simplified” method, whereby the expected life equals the average of the vesting term and the original contractual term of the option. The risk-free interest rates for periods within the expected life of the option are based on the yields of zero-coupon U.S. Treasury securities with maturities similar to those of the expected term of the award being valued. Tobira estimates forfeitures based on an analysis of its historical forfeitures. Because Tobira’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect fair value estimates, in management’s opinion, the existing model may not provide a reliable single measure of the fair value of Tobira’s stock options.

See Note 9 to Notes to Financial Statements included elsewhere in this proxy for information concerning certain specific assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted in 2014 and 2013. In addition to the assumptions used in the Black-Scholes option-pricing model, Tobira must also estimate a forfeiture rate to calculate the stock-based compensation expense for its awards. Tobira will continue to use judgment in evaluating the expected price volatility, expected terms, and forfeiture rates utilized for its stock-based compensation expense calculations on a prospective basis.

Common Stock Valuations

Tobira is required to estimate the fair value of the common stock underlying its stock-based awards when performing fair value calculations. The fair value of the common stock underlying Tobira’s stock-based awards was determined on each grant date by its board of directors, with input from Tobira management and independent third-party valuation analysis. All options to purchase shares of Tobira common stock are intended to be granted with an exercise price per share no less than the fair value per share of the common stock underlying those options on the date of grant, based on information known to Tobira on the date of grant. In the absence of a public trading market for its common stock, on each grant date Tobira develops an estimate of the fair value of its common stock in order to determine an exercise price for the option grants. Tobira’s determinations of the fair value of its common stock were made using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the Practice Aid.

In addition, Tobira’s board of directors also considered various objective and subjective factors, along with input from Tobira management, to determine the fair value of its common stock, including:

•	contemporaneous valuations prepared by an independent third-party valuation specialist;

•	the prices of its convertible preferred stock sold to investors in arm’s length transactions and the rights, preferences and privileges of its convertible preferred stock as compared to those of its common stock, including the liquidation preferences of its convertible preferred stock;

•	results of operations, financial position and the status of research and development efforts and achievement of enterprise milestones;

•	the composition of, and changes to, Tobira’s management team and board of directors;

•	the lack of liquidity of its common stock as a private company;

•	the stage of development, business strategy and the material risks related to its business and industry;

•	the valuation of publicly-traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	external market conditions affecting the life sciences and biotechnology industry sectors;

•	the likelihood of achieving a liquidity event for the holders of its common stock, such as an initial public offering, or IPO, or a sale of the company, given prevailing market conditions; and

•	the state of the IPO market for similarly situated privately held biotechnology companies.

Tobira’s assessment analyses was based on a methodology that first estimated the fair value of its business as a whole, or enterprise value. Once Tobira determined the expected enterprise value, it then adjusted for expected cash and debt balances, allocated value to the various stockholders, adjusted to present value and discounted for lack of marketability taking into account the fact that Tobira stockholders cannot freely trade its common stock in the public markets.

There are significant judgments and estimates inherent in the determination of the fair value of Tobira common stock. These judgments and estimates include the selection of the appropriate valuation model, assumptions regarding Tobira’s future operating performance and financial forecasts utilized to determine future cash balances and necessary capital requirements, the probability and timing of the various possible liquidity events, the estimated weighted average cost of capital and the discount for lack of marketability of Tobira common stock. If Tobira had made different assumptions, its stock-based compensation expense, net loss and net loss per common share could have been significantly different.

Common Stock Valuation Methodologies

Tobira valuations were prepared in accordance with applicable elements of the Practice Aid, which prescribes several valuation approaches for setting the value of an enterprise, such as the cost, income and market approaches, and various methodologies for allocating the value of an enterprise to its common stock. The cost approach establishes the value of an enterprise based on the cost of reproducing or replacing the property less depreciation and functional or economic obsolescence, if present. The income approach establishes the value of an enterprise based on the present value of future cash flows that are reasonably reflective of Tobira’s future operations, discounting to the present value with an appropriate risk-adjusted discount rate or capitalization rate. The market approach is based on the assumption that the value of an asset is equal to the value of a substitute asset with the same characteristics.

Methods Used to Allocate Tobira’s Enterprise Value to Classes of Securities

In accordance with the Practice Aid, Tobira considered the various methods for allocating the enterprise value across its classes and series of capital stock to determine the fair value of its common stock at each valuation date.

The methods Tobira considered consisted of the following:

•	Current value method. Under the current value method, once the fair value of the enterprise is established, the value is allocated to the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion values, whichever is greatest.

•	Option pricing method. Under the option pricing method, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The values of the preferred and common stock are inferred by analyzing these options.

•	Probability-weighted expected return method, or PWERM. The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to Tobira, as well as the economic and control rights of each share class.

In valuing Tobira’s common stock, its board of directors determined the equity value of Tobira by utilizing the income and market approaches. The per share common stock value was estimated by allocating the enterprise value using the PWERM at each valuation date during 2014 and 2013.

The list above is not intended to be a comprehensive list of all of Tobira’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP. There are also areas in which Tobira management’s judgment in selecting any available alternative may produce a materially different result. Please see Tobira’s audited financial statements and notes thereto included elsewhere in this proxy, which contain accounting policies and other disclosures required by GAAP.

Results of Operations

Comparison of the Years Ended December 31, 2014 and 2013

The following table sets forth Tobira’s results of operations for the years ended December 31, 2014 and 2013 (in thousands):

	Year Ended December 31,		Increase/ (Decrease)
	2014	2013
Research and development expenses	$12,181	$12,413	$(232)
General and administrative expenses	7,840	2,764	5,076
Other income (expense), net	(3,808)	(3,412)	396

Research and Development Expenses. Tobira’s research and development expenses were $12.2 million for the year ended December 31, 2014 compared to $12.4 million for the same period in 2013. The decrease in research and development expenses of $0.2 million in 2014 was primarily due to decreases of $2.6 million in clinical trial expenses as Tobira completed its Phase 2b trial in HIV-1 infected patients, $1.8 million in lower spending on drug interaction studies and bioavailability studies, $1.1 million in lower preclinical activities and $0.8 million in lower manufacturing activities. These decreases were partially offset by increases of $4.1 million in expenses for its Phase 2b CENTAUR clinical trial, $1.0 million on its Phase 1 study in hepatically impaired patients, $0.6 million in 2014 annual performance bonuses and $0.2 million in regulatory expenses supporting its NASH program. Tobira expects research and development expenses to increase over time as it advances its programs for CVC.

General and Administrative Expenses. General and administrative expenses were $7.8 million for the year ended December 31, 2014 compared to $2.8 million for the same period in 2013. The increase in general and administrative expenses of $5.1 million in 2014 resulted from expensing approximately $4.1 million in initial public offering costs and other costs in preparation for public reporting which were expensed when Tobira entered into the Merger Agreement, $0.3 million stock-based compensation expense related to stock options granted in 2014, $0.3 million in compensation related expenses in 2014, $0.1 million for legal fees supporting patent filings and maintenance, $0.1 million in legal fees associated with the Merger, $0.1 million for severance expense related to the termination of employment of Tobira’s former chief executive officer and $0.1 million of allocated overhead expenses for rent and depreciation related to the corporate headquarters. Tobira believes general and administrative expenses may increase over time as it advances its programs, increases its headcount and operating activities and incurs expenses associated with being a public company.

Other Income (Expense), Net.

Changes in components of other income (expense), net were as follows:

Interest Expense. Interest expense increased from $3.7 million for the year ended December 31, 2013 to $5.0 million for the same period in 2014. The increase in interest expense of $1.3 million was due to an increase in interest of $1.0 million associated with the issuance of $8.0 million in convertible notes in March 2014 and incremental interest on previously outstanding convertible notes, increased interest expense for term loan outstanding with Oxford of $0.5 million due to a higher average term loan balance than the comparable period in 2013, and due to the accretion of the debt discount for preferred stock warrants issued in connection with the Oxford term loan. These increases were offset by lower accretion of debt discounts associated with convertible debt-to-interest expense of $0.2 million as they became fully accreted in 2014.

Change in Fair Value of Preferred Stock Warrant Liabilities. The change in fair value of preferred stock warrant liabilities for the year ended December 31, 2014 resulted in an increase in other income (expense), net from $0.3 million in 2013 to $1.2 million in 2014.

Income Taxes

Tobira has incurred net losses and has not recorded any U.S federal or state income tax benefits for losses as they have been offset by valuation allowances.

Liquidity and Capital Resources

Tobira has incurred losses since inception and negative cash flows from operating activities for the years ended December 31, 2014 and 2013. As of December 31, 2014, Tobira had an accumulated deficit of $113.8 million. Tobira anticipates that it will continue to incur net losses for the foreseeable future as it continues research and development efforts of its product candidates, hires additional staff, including clinical, scientific, operational, financial and management personnel, and incurs additional costs associated with being a public company.

Tobira has funded its operations primarily through the private placement of its equity securities and debt financing. During 2014 and 2013, Tobira received net proceeds of $8.0 million and $12.0 million, respectively, from the issuance of convertible notes and warrants. In June 2014, Tobira borrowed $15.0 million under a term loan with Oxford. Tobira used approximately $0.8 million of the proceeds from this loan to pay off its existing term loan with Square 1 Bank. As of December 31, 2014, Tobira had cash and cash equivalents of $6.2 million.

Tobira plans to continue to fund losses from operations and capital funding needs through future debt and equity financing, as well as potential additional collaborations or strategic partnerships with other companies or through non-dilutive financings. The sale of additional equity or convertible debt could result in additional dilution to its stockholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict its operations. Tobira can provide no assurance that financing will be available in the amounts it needs or on terms acceptable to it, if at all. If Tobira is not able to secure adequate additional funding it may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm Tobira’s business.

Concurrent with the execution of the Merger Agreement, a Tobira investor syndicate has committed to invest up to $22.0 million in the combined company. This financing, along with the cash balances of the both companies, is expected to fully fund the combined company into the second half of 2017. Tobira currently projects it will reach its primary endpoint of its Phase 2b CENTAUR study in the second quarter of 2016. Up to $13.0 million of the financing can occur before the completion of the Merger pursuant to the terms and conditions of the Merger Agreement, and the remainder is expected to occur concurrently with the Merger.

On January 24, 2015, Tobira amended its Convertible Notes to extend the maturity date from March 18, 2015 such that they mature on the earlier of the completion of the Merger.

On January 24, 2015, the Tobira holders of the Convertible Notes elected to convert the principal and accrued and unpaid interest of the Convertible Notes into shares of Series B preferred stock at $14.50 per share, subject to adjustment for stock splits, recapitalization and certain other events upon the completion of the Merger. Additionally, the holders of preferred stock warrants issued in connection with the Convertible Notes elected to net exercise their warrants upon closing of the Merger.

On January 24, 2015, Tobira preferred stockholders elected automatic conversion of all outstanding preferred stock, including those shares of preferred stock resulting from the conversion of the Convertible Notes, into Tobira’s common stock upon the completion of the Merger and waived any other conversion requirements under the terms of the Tobira certificate of incorporation.

Tobira’s independent registered public accounting firm included an explanatory paragraph in its report on Tobira’s financial statements as of, and for the year ended December 31, 2014, describing the existence of substantial doubt about Tobira’s ability to continue as a going concern. This uncertainty arose from its results of operations and financial condition and the conclusion that it did not have sufficient cash to operate for 12 months from year-end. The 2014 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. See Note 1 to Notes to Financial Statements for additional information describing the circumstances that led to the inclusion of this explanatory paragraph.

Cash Flows

The following table provides a summary of the net cash flow activity for each of the periods set forth below (in thousands):

	Year Ended December 31,
	2014	2013
Net cash used in operating activities	$(18,665)	$(16,894)
Net cash used in investing activities	(180)	(1)
Net cash provided by financing activities	20,935	10,043
Net increase (decrease) in cash and cash equivalents	2,090	(6,852)

Comparison of the Years Ended December 31, 2014 and 2013

Cash used in operating activities for 2014 consisted of a net loss of $24.1 million, which was offset by non-cash items such as interest expense on convertible notes of $2.4 million, the amortization of debt discount associated with the fair value of preferred stock warrants of $1.1 million, the amortization of the beneficial conversion feature on the convertible notes of $0.9 million and $0.7 million of stock-based compensation expense. In addition, cash used in operating activities for 2014 also reflected a decrease in the fair value of warrant liabilities of $1.2 million. Net operating assets increased by $1.4 million primarily from an increase in accounts payable and accrued expenses related to costs incurred for a planned initial public offering, the Phase 2b CENTAUR clinical trial, 2014 annual performance bonuses, an increase in prepayment of expenses supporting the Phase 2b CENTAUR clinical trial, and an increase in restricted cash securing a letter of credit associated with the leased corporate headquarters. Cash used in operating activities for 2013 consisted of a net loss of $18.6 million, which was offset by non-cash items such as interest expense on convertible notes of $1.4 million, the amortization of the debt discount associated with the fair value of preferred stock warrants of $1.3 million, the amortization of the beneficial conversion feature on the convertible notes of $0.8 million and $0.4 million for stock-based compensation expense. In addition, cash used in operating activities for 2013 also reflected a decrease in the fair value of warrant liabilities of $0.3 million. Net operating assets also decreased by $2.0 million primarily due to lower accounts payable and accrued expenses driven by the completion of the Phase 2b trial in HIV-1 infected patients.

Net cash used in investment activities during 2014 consisted of $0.2 million of property and equipment purchases primarily related to the move to the new headquarters. There were no significant investing activities during 2013.

Net cash provided by financing activities for 2014 consisted of net proceeds from the Oxford term loan of $14.8 million and net proceeds from the issuance of $8.0 million of convertible notes, partially offset by $1.8 million used to repay the term loan with Square 1 Bank. Net cash provided by financing activities for 2013 consisted of net proceeds from the issuance of $12.0 million of convertible notes and $0.1 million of proceeds from stock option exercises, partially offset by $2.0 million used to make payments on the term loan with Square 1 Bank.

Operating Capital Requirements

To date, Tobira has not generated any revenues from product sales, and does not have any approved products. Tobira does not know when, or if, it will generate any revenue from product sales. Tobira does not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize one of its current or future product candidates. Tobira anticipates that it will continue to incur losses for the foreseeable future, and it expects the losses to increase as it continues the development of, and seeks regulatory approvals for, its product candidates, and begins to commercialize any approved products. Tobira is subject to all of the risks incident in the development of new therapeutic products, and it may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. Upon closing of the Merger, Tobira expects to incur additional costs associated with operating as a public company.

Based upon Tobira’s operating plans, Tobira does not currently have sufficient working capital to fund planned operating expenses through December 31, 2015 without additional cash. However, certain of its investors have committed up to $22.0 million of financing before or concurrent with the completion of the Merger. This financing, along with the cash balances of the both companies, is expected to fund operations of the combined company into the second half of 2017. Tobira currently projects it will reach its primary endpoint of its Phase 2b CENTAUR study in the second quarter of 2016. Up to $13.0 million of the financing can occur before the completion of the Merger and the remainder is expected to occur concurrently with the Merger. However, Tobira will require additional capital to complete the development and commercialization of CVC, if approved, and may also need to raise additional funds to pursue other development activities related to additional product candidates.

Until such time, if ever, as Tobira can generate substantial product revenues, it expects to finance its cash needs through a combination of equity or debt financings, collaborations, strategic partnerships, licensing arrangements or non-dilutive financing. In any event, Tobira does not expect to achieve revenue from product sales prior to the use of cash resulting from the financing and combined company cash. Tobira does not have any committed external sources of funds other than the $22 million commitment described above. Additional capital may not be available on reasonable terms, if at all. To the extent that Tobira raises additional capital through the sale of stock or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing, if available, may involve agreements that include increased fixed payment obligations and covenants limiting or restricting Tobira’s ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, selling or licensing intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. If Tobira raises additional funds through collaborations, strategic partnerships or licensing arrangements with third parties, it may have to relinquish valuable rights to CVC or its other product candidates, including its other technologies, future revenue streams or research programs, or grant licenses on terms that may not be favorable to it. If Tobira is unable to raise additional funds through stock offerings or debt financings when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and commercialize CVC or its other product candidates even if it would otherwise prefer to develop and commercialize such product candidates itself.

Contractual Obligations and Commitments

The following table summarizes Tobira’s principal contractual obligations and commitments as of December 31, 2014 that will affect its future liquidity (in thousands):

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Term loan debt(1) (2)	$15,000	$—	$11,788	$3,212	$—
Interest on term loan debt(2)(3)	3,028	1,043	1,319	666	—
Lease obligations(4)(5)	1,483	313	957	213	—

Total	$19,511	$1,356	$14,064	$4,091	$—

(1)	Represents a four-year term loan agreement of $15.0 million from Oxford. The loan bears interest at an annual fixed rate of 6.954% with interest only payments through December 31, 2015 followed by 30 equal payments of principal and interest through June 1, 2018.
(2)	Excludes an aggregate principal amount of $30.0 million plus accrued and unpaid interest on convertible notes outstanding as of December 31, 2014. All of the convertible notes and accrued and unpaid interest thereon will be converted ultimately into common stock immediately prior to completion of the Merger.
(3)	Includes 4% exit fee on term loan with Oxford, due at maturity.
(4)	Tobira entered into a five-year operating lease agreement for its corporate headquarters for approximately 7,400 square feet of office space. The lease term and allocated minimum lease payments, which are in aggregate $1.5 million over the initial term of five years.
(5)	Tobira entered into two capital leases for office equipment associated with its corporate headquarters. The lease terms and minimum lease payments, which are in the aggregate $80,000 over the lease terms of three years.

Contractual Arrangements

In August 2007, Tobira entered into a license agreement with Takeda relating to CVC (then known as TAK-652) and TAK-220. Under the agreement, Takeda assigned to Tobira certain patents relating to CVC and TAK-220. Under the agreement, Tobira paid to Takeda an upfront license fee of $3.0 million and is obligated to pay to Takeda up to $102.0 million in the aggregate in development and sales milestones. Tobira is also obligated to pay to Takeda tiered royalties based on aggregate annual net sales of all licensed products from the high single digit to the low double digit percentage of net sales, subject to certain reductions and exceptions. Tobira’s obligation to pay royalties to Takeda expires on a country-by-country basis on the later of either expiration of the last to expire patent assigned to it under the agreement, or the earlier of the twelfth anniversary of the first commercial sale of the product or one or more generic versions of the product achieving a certain market share in such country.

Tobira enters into contracts in the normal course of business with CROs and clinical sites for the conduct of clinical trials, preclinical research studies, professional consultants for expert advice and other vendors for clinical supply manufacturing or other services. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments.

Oxford Term Loan

In June 2014, Tobira entered into a $15.0 million, four-year term loan with Oxford. Tobira’s obligations under the term loan are secured by a first priority security interest in all existing and future assets, except intellectual property unless otherwise determined by applicable judicial authority. The term loan bears interest at 6.954% per annum with interest only payments through December 31, 2015 followed by 30 equal monthly payments of principal and interest until maturity at June 1, 2018. At the time of final payment, Tobira is required to pay an exit fee of 4% of the total loan amount. In addition, Tobira issued Oxford warrants to purchase an aggregate of 36,207 shares of Series B preferred stock at an exercise price of $14.50 per share, subject to adjustment for stock splits, recapitalizations and certain other events. The warrants are exercisable for seven years from the date of issuance. Tobira used approximately $0.8 million of the proceeds of this loan to pay off its existing term loan with Square 1 Bank.

Off-Balance Sheet Arrangements

Tobira does not have any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT THE MARKET RISK OF TOBIRA

Interest Rate Risk

Tobira’s cash and cash equivalents as of December 31, 2014 consisted of readily available checking and money market funds. Tobira’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term nature of the instruments in Tobira’s portfolio, a sudden change in market interest rates would not be expected to have a material impact on Tobira’s financial condition and/or results of operations. Tobira does not believe that its cash or cash equivalents have significant risk of default or illiquidity. While Tobira believes its cash and cash equivalents do not contain excessive risk, Tobira cannot provide absolute assurance that in the future its investments will not be subject to adverse changes in market value. In addition, Tobira maintains significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.

Effects of Inflation

Inflation generally affects Tobira by increasing its cost of labor and clinical trial costs. Tobira does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein.

DIRECTORS AND OFFICERS OF REGADO FOLLOWING THE MERGER

Resignations of Current Executive Officers and Directors of Regado

Pursuant to the Merger Agreement, all of the directors of Regado who will not continue as appointees to the board following the Merger will resign effective immediately prior to the completion of the Merger. In addition, in connection with the appointment of the new executive officers of Regado following the Merger as described below, Michael Metzger will resign from his position as an executive officer of Regado effective immediately prior to the completion of the Merger.

Directors of Regado Following the Merger

The Regado board of directors is currently composed of nine directors divided into three staggered classes, each class serving three-year terms. The staggered structure of the board of directors will remain in place following the completion of the Merger. At the most recent annual meeting of stockholders of Regado held in 2014, Class I directors were elected. As a result, the term of the Class I directors of Regado will expire upon the election and qualification of successor directors at the annual meeting of stockholders in 2017, with the terms of the Class II directors and Class III directors expiring upon the election and qualification of successor directors at the annual meetings of stockholders to be held in 2015 and 2016, respectively.

Pursuant to the Merger Agreement, all of the directors of Regado, other than three designees selected by Regado to remain on the board of directors, shall resign as described above. The six vacancies created by those resignations will be filled by designees of Tobira. The following information sets forth the names, ages, director classes, and proposed titles of each of the proposed directors of the combined company upon consummation of the Merger, their present principal occupation and their recent business experience. During the last five years, neither we nor the proposed directors of the combined company have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

Name	Age*	Class	Position(s)
Dennis Podlesak	56	III	Chairman of the Board of Directors
Pierre Legault	54	III	Director, Chairman of the Audit Committee
Andrew J. Fromkin	47	I	Director, Chairman of the Compensation Committee
Laurent Fischer, M.D.	51	III	Director and Chief Executive Officer
Eckard Weber, M.D.	65	II	Director
Patrick Heron	44	I	Director
Carol L. Brosgart, M.D.	63	I	Director
Jeffrey H. Cooper	59	II	Director, Chairman of the Nominating and Corporate Governance Committee
Gwen A. Melincoff	62	II	Director

*	Ages as of February 23, 2015.

Dennis Podlesak, 56, has been a partner of Domain Associates LLC since 2007. Domain is an exclusively life science focused venture capital firm. From 2007 to December 2009, Mr. Podlesak founded and served as chief executive officer of Calixa Therapeutics, Inc., a privately held biopharmaceutical company, which was acquired by Cubist Pharmaceuticals, Inc. in December 2009. Additionally, Mr. Podlesak was executive chairman of Corthera, Inc., a privately held biopharmaceutical company, which was acquired by Novartis AG in January 2010. Prior to Domain, from 2005 to 2007, Mr. Podlesak was a founder and chief executive officer of Cerexa, Inc., a privately held biopharmaceutical company, which was acquired by Forest Laboratories, Inc. in 2007. Prior to Cerexa, from 2004 to 2005, Mr. Podlesak served as the chief executive officer of Peninsula Pharmaceuticals, Inc., which was acquired by Johnson & Johnson in 2005. Prior to Peninsula, Mr. Podlesak served as senior vice president and led a North American business unit for Novartis AG, a multinational publicly held healthcare company, and as a member of Novartis’ pharmaceutical executive committee and global leadership team. Earlier in his career, Mr. Podlesak served as vice president and headed the CEC division of Allergan, Inc., a publicly held multi-specialty healthcare company, and as member of Allergan’s North American and global management team. Mr. Podlesak spent the first ten years of his career with SmithKline Beecham (now GlaxoSmithKline plc) where he was promoted to eight positions of increasing responsibility during his tenure with the company.

Mr. Podlesak is the current chairman of the board of directors of Regado and has served as a member of the board since December 2007. Mr. Podlesak has also served as a director of Avanir Pharmaceuticals, Inc., a biopharmaceutical company which was acquired by Otsuka Pharmaceuticals Co., Ltd. in January 2015. He also currently serves as chairman of the board of directors of Adynxx, Inc., a privately held pharmaceutical company, and Syndax Pharmaceuticals, Inc., a privately held pharmaceutical company, and is a member of the board of directors of RightCare Solutions, Inc., a privately held healthcare technology company, DRI Holdings Limited, and its wholly owned subsidiary, DRI. Mr. Podlesak received a B.A. in business administration from Western Illinois University, holds an M.B.A. from Pepperdine and has completed post graduate work at the Wharton School, University of Pennsylvania.

Pierre Legault, MBA, CA, CPA, 54, currently serves as chief executive officer of NephroGenex, Inc., a publicly-held biotechnology company focused on the treatment of diabetic kidney disease, a position he has held since October 2013. Mr. Legault formerly served as chief executive officer of Prosidion, Ltd., a mid-size U.K. biotechnology firm, and has also served as executive vice president, chief financial officer and treasurer of OSI Pharmaceuticals. He was also senior executive vice president and chief administrative officer of Rite Aid Corporation, and president of the Eckerd Group, where he had overall managerial responsibilities for the Brooks Eckerd operations in the U.S. Mr. Legault also held several senior positions with Sanofi-Aventis and predecessor companies, including president of worldwide dermatology operations.

Mr. Legault has served as a member of the Regado board of directors since November 2013. Mr. Legault was previously chairman of NephroGenex’s board from November 2012 to October 2013 and has been a member of NephroGenex’s board since November 2012. Mr. Legault also served on the boards of Forest Laboratories, Inc., NPS Pharmaceuticals, OSI Investment Holdings GMBH, Cyclacel Pharmaceuticals, Inc., The Jean Coutu Group (PJC) Inc. and several others. He studied at McGill University, University of Montreal (HEC) and the Harvard Business School, and holds a Six Sigma Green Belt, a BAA, MBA, CA and CPA diploma.

Andrew J. Fromkin, 47, has been acting as a consultant and advisor to a variety of healthcare ventures and investors since 2012. Previously, Mr. Fromkin served as President, CEO and Director of Clinical Data, Inc. (CLDA), a biopharmaceutical and personalized diagnostics company, until Clinical Data was acquired by Forest Laboratories, Inc. (FRX) in 2011. From 2000 to 2004, Mr. Fromkin held senior management roles at emerging healthcare companies, including President and Chief Executive Officer of DoctorQuality, Inc., a leading provider of patient safety and condition management products, which was acquired by Quantros, Inc., and President, Chief Executive Officer, and Director of Endo Surgical Devices, Inc., an early stage surgical device developer. From 1993 to 2000, Mr. Fromkin held two leadership positions with the industry’s leading prescription benefit management company Medco, which became Merck-Medco Managed Care, LLC after its acquisition by Merck & Co., Inc. Mr. Fromkin served as Vice President, Business Development (a Corporate Development function from 1995 to 2000) and Vice President, Sales to major health insurer, employer and government accounts. Mr. Fromkin began his career at Health Information Technologies, Inc., a leader in the then emerging field of electronic data interchange. There he held management positions including General Manager of MCA (a wholly owned subsidiary of Health Information Technologies) and Director, Marketing and Payer Alliances for the parent company.

Mr. Fromkin has served as a member of the Regado board of directors since June 2014. Mr. Fromkin holds a BA in Biology, pre-medical studies, from Brandeis University, cum laude.

Laurent Fischer, M.D., 51, has served as a member of Tobira’s board of directors since April 2009 and as Chief Executive Officer since March 2014. Prior to joining Tobira full time he was Chairman and Chief Executive Officer of Jennerex, Inc. (now part of SillaJen, Inc.), a private, clinical-stage biotherapeutics company focused on oncolytic immunotherapy products for cancer, which he joined in 2012. Prior to Jennerex, Dr. Fischer was President and CEO of Ocera Therapeutics, Inc., a clinical-stage biopharmaceutical company focused on the development and commercialization of therapeutics for gastrointestinal and liver diseases, since 2005. Prior to Ocera, Dr. Fischer was President and CEO of life sciences company Auxeris Therapeutics, Inc. from 2003 to 2005 and President and COO of technology company RXCentric.com, Inc. (now part of Allscripts Healthcare Solutions, Inc.) from 1999 to 2000 and Chief Medical Officer and Vice President of Corporate Development of medication management company MedVantx from 2001 to 2003. Dr. Fischer served as Senior Vice President of the Global Virology Franchise at Dupont Pharmaceuticals/Dupont-Merck from 1997 to 1999. From 1995 to 1997, Dr. Fischer served as Medical Director for the Virology Group at healthcare company Hoffman-LaRoche, Ltd. Dr. Fischer received a Medical Degree from the University of Geneva and received a Doctorate in Medicine from the Geneva Medical School, Switzerland.

Eckard Weber, M.D., 65, is a founder of Tobira and has served as a member of Tobira’s board of directors since its inception in 2007. Dr. Weber has served as a partner with Domain Associates, LLC since 2001. Dr. Weber has over 20 years of drug discovery and development experience. Dr. Weber also served as interim Chief Executive Officer and Chairman of the board of Sonexa Therapeutics, a seed-stage biopharmaceutical company from 2007 until June 2014. Dr. Weber also serves as chairman of the board at Ocera Therapeutics, Orexigen Therapeutics and Tragara Pharmaceuticals, and is a member of the board of directors of Adynxx and Domain Elite Holdings. Dr. Weber has been the founding Chief Executive Officer of multiple Domain Associates portfolio companies including Acea Pharmaceuticals, Ascenta Therapeutics, Calixa Therapeutics, Cytovia and Novacardia. Dr. Weber also served as chairman or member of the board of directors of a number of companies until their sale including Peninsula Pharmaceuticals (sold to Johnson & Johnson in 2005), Cerexa (sold to Forest Laboratories in 2007) and Calixa Therapeutics (sold to Cubist Therapeutics, Inc. in 2009). Dr. Weber also served as a member of the board of directors of Conforma Therapeutics (sold to Biogen-IDEC in 2006) and Cabrellis Pharmaceuticals (sold to Pharmion in 2006). Until 1995, Dr. Weber was a tenured Professor of Pharmacology at the University of California, Irvine. Dr. Weber is the inventor or co-inventor of numerous patents and patent applications and has published more than 130 papers in scientific periodicals. Dr. Weber received his German undergraduate degree from Kolping Kolleg in Germany and an M.D. from the University of Ulm Medical School in Germany. Dr. Weber received his postdoctoral training in neuroscience at Stanford University Medical School.

Patrick Heron, 44, has served as a member of Tobira’s board of directors since March 2007. Mr. Heron is a General Partner with Frazier Healthcare Ventures, a venture capital firm focusing on the healthcare industry, which he joined in 1999. Prior to joining Frazier Healthcare Ventures, Mr. Heron worked at the management consulting firm McKinsey & Company. Before McKinsey, Mr. Heron held positions with Massachusetts General Hospital and biotechnology firm Cetus Corporation. Mr. Heron currently serves on the boards of a number of privately held companies. Mr. Heron received a B.A. in Political Science from the University of North Carolina at Chapel Hill and received an M.B.A. from Harvard Business School.

Carol L. Brosgart, M.D., 63, has served as a member of Tobira’s board of directors since September 2009. Dr. Brosgart served as Senior Advisor on Science and Policy to the Division of Viral Hepatitis at the CDC and to the Viral Hepatitis Action Coalition at the CDC Foundation from 2011 to 2013. Dr. Brosgart has also served as a member on the faculty of the School of Medicine at the University of California, San Francisco for the past three decades, where she is a Clinical Professor in the Division of Global Health and in Biostatistics and Epidemiology. From March 2011 until August 2011, Dr. Brosgart served as Chief Medical Officer at biotechnology company Alios BioPharma, Inc. Prior to Alios, Dr. Brosgart served as Senior Vice President and Chief Medical Officer of Children’s Hospital & Research Center in Oakland, California, from 2009 until February 2011. Previously, she served for eleven years, from 1998 until 2009, at biopharmaceutical company

Gilead Sciences, Inc., where she held a number of senior management roles, most recently as Vice President, Public Health and Policy and earlier as Vice President, Clinical Research and Vice President, Medical Affairs and Global Medical Director, Hepatitis. Prior to Gilead, Dr. Brosgart worked for more than 20 years in clinical care, research and teaching at several Bay Area medical centers. She was the founder and Medical Director of the East Bay AIDS Center at Alta Bates Medical Center in Berkeley, California, from 1987 until 1998 and served as the Medical Director of Central Health Center, Oakland, California, of the Alameda County Health Care Services Agency. Dr. Brosgart has also served on the boards of privately held companies and public, not-for-profit organizations. Dr. Brosgart received a B.S. in Community Medicine from the University of California, Berkeley and received an M.D. from the University of California, San Francisco. Her residency training was in pediatrics, public health and preventive medicine at UCSF and UC Berkeley.

Jeffrey H. Cooper, 59, has served as a member of Tobira’s board of directors since June 2014. Mr. Cooper currently serves as an independent consultant. Prior to his role as an independent consultant, Mr. Cooper served from November 2013 until December 2013 as a senior advisor and from July 2012 until October 2013 as Chief Financial Officer of biotechnology company KaloBios Pharmaceuticals, Inc. Prior to joining KaloBios, Mr. Cooper served from 2003 to May 2012 in positions of increasing responsibility at BioMarin Pharmaceutical, Inc., a publicly traded pharmaceutical company beginning as Vice President, Controller, to his most recent position as Senior Vice President and Chief Financial Officer from 2007 to May 2012. Prior to BioMarin, from 1995 to 1997 and 1998 to 2002, he served as Vice President of Finance at Matrix Pharmaceuticals where he was responsible for the financial management of the company. Earlier in his career, Mr. Cooper held numerous finance-related positions within the health care and pharmaceutical industries, including Corporate Controller at Foundation Health Systems and Director of Business Analysis at Syntex Corporation, a company he worked for from 1983 to 1995. Mr. Cooper received a B.A. in Economics from the University of California, Los Angeles and an M.B.A. from Santa Clara University.

Gwen A. Melincoff, 62, has served as a member of Tobira’s board of directors since June 2014. Since August 2014, Ms. Melincoff has served as Vice President, Business Development at BTG International Inc., a healthcare company. From September 2004 to December 2013, Ms. Melincoff was Senior Vice President of Business Development at pharmaceutical company Shire Plc. Prior to joining Shire, Ms. Melincoff was Vice President of Business Development at Adolor Corporation (now part of Cubist Pharmaceuticals, Inc.), a biopharmaceutical company focused on the development of pain management products. Earlier in her career, Ms. Melincoff worked for Eastman Kodak Company for over ten years in a number of their health care companies. Ms. Melincoff received a B.S. in Biology from The George Washington University and an M.S. in Management and Health Care Administration from Pennsylvania State University.

Board Committees

The board of directors of the combined company is expected to have the following committees: (1) an audit committee comprised of Pierre Legault (chairman of the audit committee), Andrew J. Fromkin and Jeffrey H. Cooper, (2) a compensation committee comprised of Andrew J. Fromkin (chairman of the compensation committee), Gwen A. Melincoff and Patrick Heron and (3) a nominating and corporate governance committee comprised of Jeffrey H. Cooper (chairman of the nominating and corporate governance committee), Carol L. Brosgart, M.D. and Eckard Weber, M.D.

Audit Committee

The Audit Committee will be established in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The primary functions of this committee will include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit Regado’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, interim and fiscal year end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes Regado’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	reviewing and pre-approving the engagement of Regado’s independent registered public accounting firm to perform audit and permissible non-audit services (unless pursuant to pre-approval policies and procedures consistent with applicable laws and rules).

Compensation Committee

The Compensation Committee will act on behalf of the board of directors of the combined company to review, adopt and oversee compensation strategy, policies, plans and programs, including:

•	reviewing and approving, or recommending that the board of directors approve, the compensation of executive officers;

•	reviewing and recommending to the board of directors the compensation of directors;

•	reviewing and approving, or recommending that the board of directors approve, the terms of compensatory arrangements with executive officers;

•	administering stock and equity incentive plans;

•	selecting independent compensation consultants and assessing conflict of interest compensation advisers;

•	reviewing and approving, or recommending that the board of directors approve, incentive compensation and equity plans; and

•	reviewing and establishing general policies relating to compensation and benefits of employees and reviewing overall compensation philosophy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will oversee Regado’s corporate governance function. The primary functions of this committee will include:

•	identifying, evaluating and selecting, or recommending that the board of directors approve, nominees for election to the board of directors and its committees;

•	evaluating the performance of the board of directors and of individual directors;

•	considering and making recommendations to the board of directors regarding the composition of the board of directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	reviewing management succession plans;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and related matters; and

•	overseeing an annual evaluation of the performance of the board of directors.

Michael Metzger, currently the Chief Executive Officer, President and Chief Operating Officer of Regado and a member of its board of directors, is expected to resign from his positions as officer and director of Regado as of the effective time of the Merger. After the effective time of the Merger, it is expected that Mr. Metzger will continue to provide services to the combined company as a consultant and to advise the board of the combined company on matters related to strategy and business development. The specific terms of this consulting relationship are still being discussed.

Michael Mendelsohn, another current member of the Regado board of directors, is expected to resign from his position as a director of Regado as of the effective time of the Merger. After the effective time, Mr. Mendelsohn is expected to serve on the scientific advisory board of the combined company.

Graeme Moyle, M.D., a current member of the Tobira board of directors, is expected to resign from his position as a director of Tobira as of the effective time of the Merger. After the effective time of the Merger, Dr. Moyle is expected to serve on the scientific advisory board of the combined company.

Craig Gibbs, Ph.D., MBA., a current member of the Tobira board of directors, is expected to resign from his position as a director of Tobira as of the effective time of the Merger. After the effective time of the Merger, Dr. Gibbs is expected to serve on the scientific advisory board of the combined company.

Executive Officers of Regado Following the Merger

Subject to and effective upon the closing of the Merger, the current executive officers of Tobira will be the executive officers of Regado. The following information sets forth the names, ages, and proposed titles of each of the executive officers of the combined company upon consummation of the Merger, their present principal occupation and their recent business experience. During the last five years, neither we nor the proposed executive officers of the combined company have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Age**	Position(s)
Laurent Fischer, M.D.*	51	Chief Executive Officer and Director
Eric Lefebvre, M.D.	51	Chief Medical Officer
Christopher Peetz	36	Chief Financial Officer
Helen Jenkins	51	Chief Operating Officer

*	The biography of Dr. Fischer can be found under “Directors” above.
**	Ages of the Executive Officers are as of February 23, 2015.

Eric Lefebvre, M.D., 51, has served as Tobira’s Chief Medical Officer since January 2012. Prior to joining Tobira, Dr. Lefebvre served as the Global Medical Affairs Leader from 2007 to 2011 and Global Clinical Research and Development Leader, Virology (HIV and HCV) from 2003 to 2007 at Janssen Pharmaceuticals (formerly Tibotec Pharmaceuticals, Ltd), a Johnson & Johnson Services, Inc. company. From 2001 until 2003, Dr. Lefebvre served as Medical Affairs Director, HIV, HSV and Vaccines at GlaxoSmithKline, Inc. Canada.

Dr. Lefebvre’s career in the industry was preceded by 15 years of providing primary care and conducting clinical research in HIV and hepatitis at Clinique Médicale L’Actuel in Montréal, Canada. Dr. Lefebvre received an M.D. from the University of Montréal and received his undergraduate degree Health Sciences from Édouard-Montpetit College.

Christopher Peetz, 36, has served as Tobira’s Chief Financial Officer and head of corporate development since March 2014. Prior to joining Tobira, Mr. Peetz was Vice President, Finance & Corporate Development at Jennerex, Inc. (now part of SillaJen, Inc.), which he joined in 2012. Prior to Jennerex, Mr. Peetz served in a variety of roles at biopharmaceutical company Onyx Pharmaceuticals, Inc. (now part of Amgen USA Inc.), most recently as Senior Director, Marketing from 2011 to 2012, as Senior Director, Corporate Development & Strategy from 2010 to 2011, as Director, Strategic Planning from 2008 to 2010 and as Director, Finance from 2007 to 2008. Prior to Onyx Pharmaceuticals, Inc., Mr. Peetz provided merger and acquisition advisory services at LaSalle Corporate Finance, a part of ABN AMRO Bank N.V., and held positions at biopharmaceutical company Abgenix, Inc. (now part of Amgen USA Inc.) and biotechnology company Solazyme, Inc. Mr. Peetz received a B.S.B.A. from Washington University in St. Louis and received an M.B.A. from Stanford Graduate School of Business.

Helen Jenkins, 51, has served as Tobira’s Chief Operating Officer since March 2014 and previously as Tobira’s Senior Vice President, Development Operations, since August 2011. Prior to joining Tobira, Ms. Jenkins served from 2007 until 2011 as Executive Vice President, Chief Operating Officer and Chief Financial Officer at biopharmaceutical company Nuon Therapeutics, Inc. From 2000 until 2007, Ms. Jenkins served as Senior Vice President, Development Operations at biopharmaceutical company Saegis Pharmaceuticals, Inc. Previously, Ms. Jenkins held a variety of roles at biotechnology companies Genentech, Inc., Valentis, Inc. and Glycomed Incorporated. Ms. Jenkins received a B.S. in Biochemistry from California Polytechnic State University, San Luis Obispo and an M.A. in Cellular and Molecular Biology from San Francisco State University.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS

OF THE COMBINED COMPANY

Described below are any transactions occurring since January 1, 2014, and any currently proposed transactions to which either Regado or Tobira was a party and in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of the outstanding capital stock of Regado or Tobira, or any member of such person’s immediate family had or will have a direct or indirect material interest.

Regado Transactions

Change in Control and Severance Benefits Arrangements

See “The Merger—Interests of the Regado Directors and Executive Officers in the Merger” for a description of the terms of the change in control and severance benefits arrangements.

Tobira Transactions

2014 Bridge Notes

During 2014, Tobira issued convertible notes in the aggregate principal amount of $8.0 million to certain investors, including existing stockholders. In connection with the convertible notes, Tobira also issued to the holders of the convertible notes warrants equal to 25% of the principal amount of the convertible notes. The table below sets forth the 2014 Bridge Notes with aggregate principal in excess of $120,000 that were purchased in 2014 by Tobira’s directors, executive officers and holders of more than 5% of its capital stock.

Name of 2014 Bridge Note Holder	Outstanding Principal Purchased in 2014
Novo A/S	$1,449,788.82
Domain Partners VII, L.P.	$2,784,806.51
Montreux Equity Partners IV, LP	$1,444,314.30
Frazier Healthcare V, L.P.	$2,114,560.52

Oxford Finance Term Loan and Preferred Stock Warrants

On June 30, 2014, Tobira entered into an aggregate $15.0 million, four-year term loan facility with Oxford. The Oxford loan bears interest at a fixed rate of 6.954% per annum with interest only payments through December 31, 2015, followed by 30 equal payments of principal and interest until maturity at June 1, 2018. At the time of final payment, Tobira is required to pay an exit fee of 4% of the original principal balance of the loan, which Tobira recorded as a liability and debt discount at the origination of the Oxford loan. In addition, Tobira incurred loan origination fees of $0.1 million which were recorded as a loan discount and debt issuance costs of $0.1 million which were recorded as a deferred asset.

Director and Executive Officer Compensation

For information regarding the compensation of Tobira’s directors and executive officers, please see the section entitled “Management Following the Merger—Executive Compensation Discussion and Analysis”.

Financing Commitment Letter

On January 14, 2015, Regado and Tobira entered into a financing commitment letter with certain stockholders of Tobira, including the Investors, pursuant to which Regado will sell, and the Investors have agreed to buy, in a private placement, shares of Regado common stock immediately following the effective time of the Merger having an aggregate value of $22 million less the amount by which Regado’s Net Cash at closing exceeds $38 million. The Regado shares of common stock sold in the Financing will be sold at a share price no less than a stipulated value equal to the quotient determined by dividing Regado’s Net Cash at closing by Regado’s fully diluted shares outstanding as of immediately prior to the effective time of the Merger (but excluding any securities that are out of the money). The Investors (or the third parties who are approved to fund in the Investors’ place) may, subject to certain conditions set forth in the Merger Agreement, invest up to $13 million in Tobira prior to the closing of the Merger, and, in such event, the maximum amount of the Financing would be reduced by the amount of any such pre-closing investment in Tobira. In addition, Regado and Tobira may agree to increase the total amount raised in the Financing to up to $40 million. After giving effect to the $22 million Financing, following the closing of the Merger and the Financing, the current Tobira stockholders are expected to own approximately 57% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the Merger are expected to own approximately 27% of the aggregate number of shares of Regado common stock and the Investors (or the third parties who are approved to fund in the Investors’ place) are expected to own the remaining 16% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock and that Regado’s Net Cash at closing is equal to $38 million). In the event the parties agree to increase the Financing to $40 million, and assuming the Financing is completed at the stipulated value contemplated by the financing commitment letter, the current Tobira stockholders would be expected to own approximately 51% of the aggregate number of shares of Regado common stock, the securityholders of Regado as of immediately prior to the Merger would be expected to own approximately 24% of the aggregate number of shares of Regado common stock and the Investors (or the third parties who are approved to fund in the Investors’ place) are expected to own the remaining 25% of the aggregate number of shares of Regado common stock (assuming, in each case, the conversion of Regado’s preferred stock to common stock and that Regado’s Net Cash at closing is equal to $38 million). Changes in the size of the Financing, the amount of Regado’s Net Cash at closing or increases in the share price at which Regado’s common stock is sold to third parties in the Financing could result in relative ownership percentages that are different than those described above. Additionally, given that the calculation of the price of the shares of Regado common stock in the Financing is tied to the exchange ratio in the Merger Agreement, the stipulated value of the shares sold in the Financing could be a discount to the market value of our common stock as reported on The NASDAQ Capital Market.

Additionally, the financing commitment letter contemplates that the Investors will enter into a securities purchase agreement, registration rights agreement and such other agreements as may be reasonably requested by Regado in connection with the Financing. The registration rights agreement will provide that Regado will (i) file a registration statement with respect to the resale of shares of Regado’s common stock issued in the Financing within 60 days of the closing of the Financing, (ii) use its commercially reasonable best efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 120 days after the closing of the Financing and (iii) keep the registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act.

The full text of the financing commitment letter is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following information and all other information contained in this proxy statement does not give effect to the proposed one for nine reverse stock split described in Regado Proposal No. 2.

Tobira Therapeutics, Inc. Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial statements give effect to the proposed Merger. The transaction will be accounted for under the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, which are subject to change and interpretation. Tobira is considered to be the acquiring company for accounting purposes in this transaction. Tobira is considered the accounting acquirer even though Regado will be the issuer of the common stock in the Merger. Under the acquisition method of accounting, management of Regado and Tobira have made a preliminary estimate of purchase price, calculated as described in Note 2 to these unaudited pro forma combined financial statements. The net tangible assets acquired and liabilities assumed in connection with the transaction are at their estimated acquisition date fair values. The unaudited pro forma combined financial statements presented below are based upon the historical financial statements of Regado and Tobira, included in this proxy statement, adjusted to give effect to the acquisition of Regado by Tobira, for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma combined balance sheet as of December 31, 2014 and the unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2014 presented herein are based on the historical financial statements of Tobira and Regado, adjusted to give effect to the proposed acquisition (for accounting purposes) of Regado by Tobira. The pro forma assumptions and adjustments are described in the accompanying notes presented in the following pages.

Because the Tobira security holders are anticipated to own approximately 68% of the fully-diluted capitalization of the Company immediately following the closing of the Merger, and the Tobira directors and management will hold a majority of board seats and key positions in the management of the Company, Tobira is considered to be the acquiring company for accounting purposes, and the transaction will be accounted for by Tobira as a reverse acquisition under the acquisition method of accounting for business combinations. Accordingly, the acquisition consideration for accounting purposes will consist of the Regado common stock, Regado Series F convertible preferred stock and the fair value of vested options issued by Regado that are expected to be outstanding at the date of the Merger immediately prior to closing, assuming any acceleration as a result of the Merger. Assets and liabilities of Regado will be measured at fair value and added to the assets and liabilities of Tobira, and the historical results of operations of Tobira will be reflected in the results of operations of the Company following the Merger.

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Merger are based upon the preliminary accounting analysis conclusion that the Merger, without the completion of a valuation of the identifiable intangibles, should be accounted for under the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the notes to the unaudited pro forma combined financial statements.

The Tobira balance sheet as of December 31, 2014 and statement of operations and comprehensive loss for the year ended December 31, 2014 were derived from its audited financial statements for the year ended December 31, 2014, included elsewhere in this proxy statement.

The Regado balance sheet as of December 31, 2014 and statement of operations and comprehensive loss for the year ended December 31, 2014 were derived from its audited consolidated financial statements included in its Annual Report on Form 10-K as of and for the year ended December 31, 2014, included elsewhere in this proxy statement.

The historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the Company’s future results of operations and financial position. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of the cash used in the Regado operations between the signing of the Merger Agreement and the closing of the Merger; the timing of completion of the Merger; and other changes in the Regado net assets that occur prior to the completion of the Merger, which could cause material differences in the information presented below.

The estimated number of shares of Regado common stock used to calculate the acquisition consideration is determined pursuant to the Merger Agreement, which includes “as if converted” common stock from its Series F convertible preferred stock and stock options expected to be outstanding on the Merger date. The amount of acquisition consideration, assets acquired and liabilities assumed that will be used in acquisition accounting will be based on their respective fair values as determined at the time of closing, and may differ significantly from these preliminary estimates.

The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma combined financial data also do not include any integration costs. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Tobira and Regado been a combined company during the specified period. The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the Tobira historical audited financial statements for the year ended December 31, 2014 included elsewhere in this proxy statement and in conjunction with the Regado historical audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

DECEMBER 31, 2014

(In thousands)

	Regado Biosciences, Inc.	Tobira Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$51,557	$6,178	$—		$57,735
Prepaid expenses and other current assets	2,520	1,013	—		3,533
Restricted cash	81	—	—		81

Total current assets	54,158	7,191	—		61,349
Property and equipment, net	239	474	(239)	G	474
Other assets	—	347	—		347
Restricted cash	—	334	—		334
Intangible assets	—	—	1,011	K	1,011

Total assets	$54,397	$8,346	$772		$63,515

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$185	$1,887	$—		$2,072
Accrued expenses and other liabilities	6,298	6,503	(468)	B, I	12,333
Capital lease obligation	—	21	—		21
Lease liability	—	—	580	H	580
Deferred rent	—	57	—		57
Warrant liability	8	—	(8)	F	—
Current portion of long term debt	2,629	—	—		2,629
Convertible notes, related party	—	29,770	(29,770)	B	—

Total current liabilities	9,120	38,238	(29,666)		17,692
Capital lease obligations	—	40	—		40
Deferred rent	—	219	—		219
Term loan	—	14,789	—		14,789
Preferred stock warrant liabilities	—	2,460	(2,460)	D, E	—

Total liabilities	9,120	55,746	(32,126)		32,740

Commitments and contingencies

Series A, noncumulative convertible preferred stock	—	30,908	(30,908)	C	—
Series B, noncumulative convertible preferred stock	—	31,074	(31,074)	C	—
Stockholders’ equity (deficit):
Series F, convertible preferred stock	24,832	—	—		24,832
Common stock	34	—	77	I, J	111
Additional paid-in capital	232,502	4,378	(211,342)	A, I	25,538
			33,923	B	33,923
			61,982	C	61,982
			2,460	D, E	2,460
			(4,125)	F, G, H, I	(4,125)
			(76)	J	(76)
			1,011	K	1,011
Accumulated other comprehensive income (loss)	—	—	—		—
Accumulated deficit	(212,091)	(113,760)	210,970	A, I	(114,881)

Total stockholders’ equity (deficit)	45,277	(109,382)	94,880		30,775

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$54,397	$8,346	$772		$63,515

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND

COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands, except share and per share data)

	Regado Biosciences, Inc.	Tobira Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined
Operating expenses:
Research and development	$54,926	$12,181	$—		$67,107
General and administrative	11,699	7,840	—		19,539

Total operating expenses	66,625	20,021	—		86,646

Loss from operations	(66,625)	(20,021)	—		(86,646)
Other income (expense), net	(487)	(3,808)	3,051	B, C, E, F	(1,244)

Loss before income tax expense	(67,112)	(23,829)	3,051		(87,890)
Income tax expense	—	271	—		271

Net loss	(67,112)	(24,100)	3,051		(88,161)
Deemed dividend related to beneficial conversion feature of Series F convertible preferred stock	(14,840)	—	—		(14,840)

Net loss and comprehensive loss	$(81,952)	$(24,100)	$3,051		$(103,001)

Net loss attributable to preferred stockholders	$(3,972)	$—	$2,483		$(1,489)

Net loss attributable to common stockholders, basic and diluted	$(77,980)	$(24,100)	$568		$(101,512)

Net loss per share, basic and diluted	$(2.54)	$(85.41)	$0.01		$(0.95)

Weighted-average common shares outstanding, basic and diluted	30,658,820	282,157	75,808,014		106,466,833

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.	Description of Transaction and Basis of Presentation

Description of Transaction

On January 14, 2015, as amended on January 23, 2015, Regado entered into the Merger Agreement with Tobira. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Tobira will be merged into a subsidiary of Regado and will become the surviving entity. Regado will be re-named Tobira Therapeutics, Inc. in connection with the Merger. Concurrent with the Merger, certain investors have committed up to $22.0 million in shares of Regado common stock prior to or immediately following the closing of the Merger. These stockholders may, subject to certain conditions set forth in the Merger Agreement, invest up to $13.0 million in Tobira prior to the closing of the Merger, and the maximum committed amount of the Financing would be reduced by the amount of such pre-closing investment and the amount by which Regado’s net cash at closing exceeds $38 million. While the Investors are obligated to fund the contemplated Financing, the parties may agree to allow third party accredited investors to fulfill a portion or all of the funding obligations of the Investors. Additionally, the parties may also agree to increase the total amount of the Financing to $40.0 million. The unaudited pro forma combined financial statements do not include this Financing. The references to “the Company” in this footnote 1 refer to the combined merged companies following the Merger.

Immediately prior to the effective time of the Merger, the principal and accrued interest of outstanding convertible notes of Tobira will convert into shares of the Series B preferred stock of Tobira and then all outstanding preferred stock of Tobira will convert into common stock of Tobira. Each Tobira warrant issued to Square 1 Bank in connection with a Loan and Security Agreement between Square 1 Bank and Tobira dated as of November 9, 2011 and Oxford Finance LLC in connection with a Loan and Security Agreement between Oxford Finance LLC and Tobira dated as of June 30, 2014 that is outstanding and unexercised as of and immediately prior to the effective time of the Merger will be exchanged for warrants to purchase Regado common stock. All other Tobira warrants will be net exercised immediately prior to the Merger and will convert into Tobira common stock at a price equal to a quotient determined by dividing $80.0 million (plus the amount of the Financing that occurs prior to the closing of the Merger) divided by the number of Tobira shares outstanding, determined on a fully diluted basis. Subsequent to such net exercise, each applicable Tobira warrant will be terminated and cancelled in full. At the effective time of the Merger, each outstanding share of the common stock of Tobira will be converted into the right to receive that number of shares of Regado common stock as determined pursuant to the exchange ratios described in the Merger Agreement, and all outstanding options, warrants or other rights to purchase shares of capital stock of Tobira, will be exchanged for rights to acquire Regado common stock. No fractional shares of Regado common stock will be issued in connection with the Merger, and holders of Tobira capital stock will be entitled to receive cash for any fractional share ownership in lieu of stock thereof.

Upon completion of the Merger, current Regado stockholders will own approximately 32% of the combined Company and current Tobira stockholders will own approximately 68% of the combined Company (determined prior to the accounting for the financing transaction discussed above). Tobira’s stipulated valuation in the Merger is $80.0 million, and will be increased by any financing completed prior to closing of the Merger. If Regado has more or less than $38.0 million of net cash as of the closing of the Merger, then the percentage ownership of the current Regado stockholders may be increased or decreased pursuant to the formula set forth in the Merger Agreement, which could increase or dilute the ownership of the current Tobira stockholders in the combined company. Net cash is defined as cash and cash equivalents less restricted cash, any indebtedness or other obligation for borrowed money, all severance payments or obligations relating to terminations of service prior to or planned as of the determination date, and any transaction costs pursuant to the License, Manufacturing and Supply Agreement, dated December 22, 2006 by and between the Company and Nektar Therapeutics AL, Corporation, transactions costs, accounts payable, accrued expenses, the amount of any disputed portion outstanding under any Company contract, and any payable or obligation related to Regado’s lease obligations (net of any rights of Regado to receive payments relating to the property subject to a sublease or otherwise).

Basis of Presentation

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (SEC) and are intended to show how the Merger might have affected the historical financial statements if the Merger had been completed on January 1, 2014 for the purposes of the statement of operations, and as of December 31, 2014 for purposes of the balance sheet. Based on the terms of the Merger, Tobira is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. Accordingly, the assets and liabilities of Regado will be recorded as of the Merger closing date at their estimated fair values.

The pro forma adjustments are preliminary and based on management’s estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. These estimates are based on the most recently available information. To the extent there are significant changes to the combined company’s business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma combined financial statements could change significantly. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following completion of the Merger. There can be no assurances that these additional analyses and will not result in material changes to the estimates of fair value.

The unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2014 combine the audited historical statements of operations and comprehensive loss of Regado and Tobira for their respective year ended December 31, 2014, and give pro forma effect to the Merger as if it had been completed on January 1, 2014.

The unaudited pro forma combined financial statements assume an exchange ratio of 11.2445 shares of Regado common stock for each share of Tobira common stock. The exchange ratio for purposes of the pro forma financials assumes Regado Net Cash of $38,736,000, which is the estimated Net Cash as of December 31, 2014 had the Merger been completed on that date. The exchange ratio does not give any effect to Regado’s proposed reverse common stock split. The exchange ratio, calculated pursuant to the formulas set forth in the Merger Agreement, is based on the number of shares of Regado common stock and Tobira capital stock on a fully-diluted basis assuming net exercise of all vested options and warrants (in other words, inclusive of all shares of Regado common stock issuable upon conversion of any securities convertible into or exercisable or exchangeable for shares of Regado or Tobira common stock) as of immediately prior to completion of the Merger. The exchange ratio will be adjusted upward or downward only as a result of changes to the “net cash” of Regado and any pre-closing financing of Tobira as of immediately prior to completion of the Merger.

The unaudited pro forma combined financial statements are based on the application of the exchange ratio to the enterprise market value derived from Regado’s market value as of February 25, 2015. The market value of Regado’s common stock at the completion of the Merger may be more or less than the market price at February 25, 2015. No adjustments to the exchange ratio will be made based on changes in the trading price of Regado’ common stock or the value of Tobira capital stock prior to completion of the Merger. As a result, upon closing of the Merger, the value of the shares of Regado common stock issued or issuable to Tobira stockholders in connection with the Merger could be substantially less or substantially more than the current market value of Regado common stock.

2.	Purchase Price

The preliminary estimated total purchase price of the proposed Merger is as follows (in thousands):

Fair value of Regado stock outstanding	$37,306
Estimated fair value of Regado Series F convertible preferred stock outstanding	2,220
Estimated fair value of vested Regado stock options	2,637

Estimated total purchase price	$42,163

For pro forma purposes, the fair value of Regado common stock used in determining the purchase price was $1.11 per share based on the closing price of Regado common stock on February 25, 2015, a date close to the filing date. The pro forma information is illustrative only and the total purchase price consideration at closing of the Merger will be adjusted based upon the actual closing price of the common stock of Regado. A $0.01 increase (decrease) in the per share stock price would increase (decrease) the total purchase price consideration by approximately $350,000. The combined company will expense all transaction costs as incurred.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Regado based on their estimated fair values as of the Merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of total preliminary estimated purchase price to the acquired tangible assets and liabilities assumed of Regado based on the estimated fair values as of December 31, 2014 is as follows (in thousands):

Cash, cash equivalents and restricted cash	$51,557
Prepaid expenses and other assets acquired	2,601
Intangible assets	1,011
Other assumed liabilities, of which $0.75 million will be settled in common stock	(13,006)

Total	$42,163

The allocation of the estimated purchase price is preliminary because the proposed Merger has not yet been completed. The final determination of the purchase price allocation is anticipated to be based on the fair values of assets, including identifiable intangible assets acquired, and the fair values of liabilities assumed as of the Merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements.

Regado and Tobira believe that the historical values of Regado’s current assets and current liabilities approximate their fair value based on the short term nature of such items. Regado’s property and equipment has not been assigned a fair value as the assets will be transferred as part of the lease assignment for Regado’s office facility in New Jersey. The identifiable intangible assets are Regado’s technology, which consists primarily of its intellectual property related to its product candidates.

The Company has preliminarily concluded that the merger transaction is a business combination pursuant to ASC 805 and thus will record the fair value of intangible assets. The Company has not performed a valuation but has estimated and recorded the intangible assets as a difference between the purchase price and the acquired tangible assets and liabilities. The accounting analysis is preliminary and further analysis and the completion of a valuation may result in the capitalized intangible asset being recorded as acquired in-process research and development (IPR&D). Alternatively, if the accounting analysis indicates that the Merger is an asset acquisition, any amounts determined to be IPR&D would be recorded to the Statement of Operations and Comprehensive Loss.

3.	Pro Forma Adjustments

The unaudited pro forma combined financial statements include pro forma adjustments to give effect to certain significant transactions of Tobira as a direct result of the proposed Merger, the acquisition of Regado by Tobira for accounting purposes.

The pro forma adjustments reflecting the completion of the Merger are based upon the preliminary accounting analysis conclusion that the Merger should be accounted for under the acquisition method of accounting and upon the assumptions set forth below.

The unaudited pro forma combined financial statements do not reflect the effect of the anticipated Regado 1 for 9 reverse stock split.

The pro forma adjustments are as follows:

(A)	To reflect the elimination of historical accumulated deficit.

(B)	To reflect the conversion of Tobira’s convertible notes payable and accrued interest to Regado common stock in connection with the proposed Merger.

(C)	To reflect the conversion of Tobira’s Series A and B preferred stock to Regado common stock in connection with the Merger and the associated change in valuation of preferred stock warrants on the related statement of operations.

(D)	To reflect the net exercise of Tobira preferred stock warrants into Regado common stock in connection with the Merger.

(E)	To reflect the conversion of Tobira Square 1 Bank and Oxford Finance, LLC preferred stock warrants into Regado common stock warrants, eliminating the terms that caused the preferred stock warrants to be accounted for as a liability.

(F)	To reflect the conversion of Regado warrants classified as a liability into common stock warrants, eliminating the terms that caused the preferred stock warrants to be accounted for as a liability, and the associated change in valuation of warrants on the related statement of operations.

(G)	To reflect the preliminary estimated fair value adjustment to property and equipment acquired in the Merger and adjustment for property transferred in the assignment of Regado’s New Jersey lease. These assets are deemed to have no fair value.

(H)	To reflect the preliminary estimated fair value adjustment to Regado’s New Jersey lease for estimated unfavorable lease terms.

(I)	To reflect the estimated transactions costs payable in cash that were not incurred as of December 31, 2014. The estimated amounts include deal related severance, transaction costs and fees to financial advisors. Approximately $750,000 of such costs will be paid in common stock based upon the common stock value at the closing date of the Merger.

(J)	To reflect the issuance of Regado common stock.

(K)	Represents the preliminary assessment of the fair value of Regado’s identifiable intangible assets acquired in the Merger calculated as the difference between the purchase price and the acquired tangible assets and liabilities.

DESCRIPTION OF REGADO CAPITAL STOCK

The following description of Regado’s capital stock summarizes the material terms and provisions of Regado’s common stock and preferred stock. The following description does not purport to be complete and is summarized from, and qualified in its entirety by reference to, the Regado amended and restated certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information.”

Regado authorized capital stock consists of:

•	500,000,000 shares of common stock, $0.001 par value; and

•	1,000,000 shares of preferred stock, $0.001 par value.

Common Stock

The holders of Regado common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Regado common stock are not entitled to cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Regado common stock are entitled to receive any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. Upon liquidation, dissolution or winding up, the holders of Regado common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. Holders of Regado common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

Dividend

Regado has never paid cash dividends on its common stock. Moreover, Regado does not anticipate declaring cash dividends on its common stock for the foreseeable future. The payment of cash dividends in the future, if any, will be at the discretion of Regado’s board of directors and will depend upon such factors as earnings levels, capital requirements, restrictions imposed by applicable law, Regado’s overall financial condition and any other factors deemed relevant by Regado’s board of directors.

Preferred Stock

The following description of preferred stock is not complete. This description is qualified in its entirety by reference to the Regado amended and restated certificate of incorporation and the certificate of designation relating to the specific series of preferred stock. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.

The Regado board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such class or series, but not below the number of shares of such class or series then outstanding. Any preferred stock issued will be fully paid and nonassessable upon issuance.

The board of directors, without stockholder approval, may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Regado and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Series F Preferred Stock

In March 2014, Regado entered into an exchange agreement with Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Investment 10, LLC, or the exchanging stockholders, pursuant to which Regado effected an exchange of the 2,000,000 shares of Regado common stock purchased by the exchanging stockholders in Regado’s January 2014 private placement for 10,000 shares of newly designated Series F convertible preferred stock, or Series F Preferred Stock, with a stated value of $1,000 per share. Pursuant to the terms of the Series F Preferred Stock, the exchanging stockholders have the right to convert the Series F Preferred Stock into 2,000,000 shares of Regado common stock at a conversion price of $5.00 per share, subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting Regado common stock; provided, however, that the preferred stock cannot be converted by the exchanging stockholders if, after giving effect thereto, the exchanging stockholders would beneficially own more than 9.99% of Regado’s common stock, calculated as provided in the certificate of designation establishing the Series F Preferred Stock, subject to certain exceptions. The holders of the Series F Preferred Stock will not have the right to vote on any matter except to the extent required by the DGCL.

Upon liquidation or dissolution, holders of Series F Preferred Stock are entitled to participate in the distribution of assets, to the extent legally available for distribution, on a pari passu basis with the common stock.

The full text of the Series F Preferred Stock certificate of designation is attached as Exhibit B to the Amended and Restated Certificate of Incorporation attached to this proxy statement as Annex C.

Stock Options

As of January 31, 2015, there were outstanding options to purchase an aggregate of 5,259,232 shares of Regado common stock.

Warrants

As of January  31, 2015, 9,356 shares of Regado common stock were issuable upon the exercise of outstanding convertible preferred stock warrants.

Anti-Takeover Effects of Provisions of Regado Charter Documents

Regado’s amended and restated certificate of incorporation requires that any action required or permitted to be taken by its stockholders must be effected at a duly called meeting of its stockholders and may not be effected by a consent in writing. Additionally, Regado’s amended and restated certificate of incorporation:

•	provides for a board of directors, classified into three classes of directors;

•	authorizes the issuance of “blank check” convertible preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	limits the removal of directors by the stockholders;

•	requires a supermajority vote of stockholders to amend the certificate of incorporation or by-laws;

•	eliminates the ability of stockholders to call a Special Meeting of the stockholders;

•	establishes advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•	establishes Delaware as the exclusive jurisdiction for certain stockholder litigation against Regado.

Anti-Takeover Effects of Delaware Law

Regado is subject to the provisions of Section 203 of the DGCL, or Section 203. Under Section 203, Regado would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	before such date, the Regado board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Regado’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or Special Meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” generally includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent

The transfer agent and registrar for Regado is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (800) 937-5449.

PRINCIPAL STOCKHOLDERS OF REGADO

Except where specifically noted, the following information and all other information contained in this proxy statement do not give effect to the proposed one for nine reverse stock split described in Regado Proposal No. 2.

The following table sets forth certain information with respect to the beneficial ownership of Regado common stock as of January 31, 2015 (except where otherwise indicated) for:

•	each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of the outstanding shares of Regado common stock;

•	each of the Regado directors;

•	each of the Regado named executive officers, as identified in “The Merger—Interests of the Regado Directors and Executive Officers in the Merger”; and

•	all of the current directors and executive officers of Regado as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of January 31, 2015, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

Shares of common stock that may be acquired by an individual or group within 60 days of January 31, 2015, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The percentage of ownership is based on 35,609,211 shares of common stock outstanding on January 31, 2015, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Except as contemplated by the arrangements discussed in this proxy statement, Regado does not know of any arrangements, including any pledge by any person of securities of Regado, the operation of which may at a subsequent date result in a change of control of Regado. Unless otherwise noted, the address of each director and current and former executive officer of Regado is: c/o Regado Biosciences, Inc., 106 Allen Road, 4th Floor, Basking Ridge, New Jersey 07920.

	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
5% Stockholders
Biotechnology Value Fund, LP (1)(2) One Sansome Street 30th Floor San Francisco, CA 94104	1,685,150	4.7%
Biotechnology Value Fund II, LP (1)(3) One Sansome Street 30th Floor San Francisco, CA 94104	876,462	2.5%
MSI BVF SPV, LLC (4) c/o Magnitude Capital, LLC 601 Lexington Avenue 59th Floor New York, NY 10022	762,709	2.1%
Investment 10, LLC (1)(5) 900 North Michigan Avenue Suite 1100 Chicago, IL 60611	558,200	1.6%
Edmond de Rothschild Investment Partners (6) 47 rue du Faubourg Saint Honore 75008 Paris, France	2,407,271	6.8%
Entities affiliated with Domain Partners (7) One Palmer Square Princeton, NJ 08542	2,603,207	7.3%
RMI Investments, S.á.r.l. (8) 125047, bldg. 29/22 1st Brestskaya Street Moscow, Russian Federation	5,236,517	14.7%
Robert Kierlin 2001 Theurer Boulevard Winona, MN 55987	2,284,955	6.4%
Quaker Bioventures, L.P. (9) Cira Centre 2929 Arch Street Philadelphia, PA 19104-2868	1,311,189	3.7%
Stonepine Capital, L.P. (10) 475 Gate Five Road Suite 324 Sausalito, CA 94965	3,557,360	10.0%
Directors and Named Executive Officers
Michael Metzger (11)	540,754	1.5%
Dennis Podlesak (11)	581,969	1.6%
B. Jefferson Clark (12)	1,164,023	3.3%
Anton Gopka (11)	27,604	*
Pierre Legault (11)	59,820	*
Michael E. Mendelsohn (11)	56,820	*
P. Sherrill Neff (13)	1,338,793	3.8%
Jesse Treu (14)	2,630,811	7.4%
Andrew J. Fromkin (15)	38,400	*
R. Don Elsey (11)	109,375	*
All current directors and executive officers as a group (10 persons)	6,548,369	18.3%

*	Beneficial ownership representing less than 1%.
(1)	Beneficial ownership has been determined without giving effect to the limitation on beneficial ownership contained in the preferred stock. See the section entitled “Description of Capital Stock” in Regado’s Registration Statement on Form S-1, originally filed on April 3, 2014, and as amended (SEC File No. 333-195005) for a description of the preferred stock.
(2)	Consists of (i) 769,750 shares of common stock held by Biotechnology Value Fund, LP, or BVF, LP and (ii) 915,400 shares of common stock issuable upon conversion of shares of preferred stock held by BVF, LP without giving effect to the limitation on beneficial ownership contained in the preferred stock. BVF Partners LP is the General Partner of BVF, LP. Mark Lampert is the President of BVF Inc., which is the General Partner of BVF Partners LP. BVF Partners LP, as the General Partner of BVF, LP; BVF Inc., as the general partner of BVF Partners LP; and Mr. Lampert, as director and officer of BVF Inc. share voting or investment control with respect to the securities directly held by BVF, LP. Each of BVF Inc., BVF Partners LP and Mr. Lampert disclaim beneficial ownership of the securities held by BVF, LP except to the extent of their pecuniary interest therein.
(3)	Consists of (i) 350,062 shares of common stock held by Biotechnology Value Fund II, LP, or BVFII, LP and (ii) 526,400 shares of common stock issuable upon conversion of shares of preferred stock held by BVFII, L.P. without giving effect to the limitation on beneficial ownership contained in the preferred stock. BVF Partners LP is the General Partner of BVFII, LP. Mark Lampert is the President of BVF Inc., which is the General Partner of BVF Partners LP. BVF Partners LP, as the General Partner of BVFII, LP, BVF Inc., as the general partner of BVF Partners LP and Mr. Lampert, as director and officer of BVF Inc. share voting or investment control with respect to the securities directly held by BVFII, LP. Each of BVF Inc., BVF Partners LP and Mr. Lampert disclaim beneficial ownership of the securities held by BVFII, LP except to the extent of their pecuniary interest therein.
(4)	Consists of 762,709 shares of common stock issuable held by MSI BVF SPV, LLC. BVF Partners LP is the investment advisor for MSI BVF SPV, LLC. Mark Lampert is the President of BVF Inc., which is the General Partner of BVF Partners LP. BVF Partners LP, as investment advisor for Investment 10; BVF Inc., as the general partner of BVF Partners LP; and Mr. Lampert, as director and officer of BVF Inc. share voting or investment control with respect to the securities directly held by MSI BVF SPV, LLC. Each of BVF Inc., BVF Partners LP and Mr. Lampert disclaim beneficial ownership of the securities held by MSI BVF SPV, LLC except to the extent of their pecuniary interest therein.
(5)	Consists of 558,200 shares of common stock issuable upon conversion of shares of preferred stock held by Investment 10, LLC without giving effect to the limitation on beneficial ownership contained in the preferred stock. BVF Partners LP is the investment advisor for Investment 10, LLC. Mark Lampert is the President of BVF Inc., which is the General Partner of BVF Partners LP. BVF Partners LP, as investment advisor for Investment 10; BVF Inc., as the general partner of BVF Partners LP; and Mr. Lampert, as director and officer of BVF Inc. share voting or investment control with respect to the securities directly held by Investment 10, LLC. Each of BVF Inc., BVF Partners LP and Mr. Lampert disclaim beneficial ownership of the securities held by Investment 10, LLC except to the extent of their pecuniary interest therein.
(6)	Consists of 2,407,271 shares of common stock held by BioDiscovery 3 FCPR. Edmond de Rothschild Investment Partners, or Rothschild, is the management company for BioDiscovery 3 FCPR. Pierre-Michel Passy is the president of Rothschild and has voting and investment power with respect to the securities held by BioDiscovery 3 FCPR. Raphael Wisniewski is an employee of Rothschild and a partner of BioDiscovery 3 FCPR. Each of Mr. Wisniewski and Mr. Passy disclaims beneficial ownership of the securities held by BioDiscovery 3 FCPR except to the extent of his pecuniary interest therein, if any.
(7)

Consists of 2,571,116 shares of common stock owned by Domain Partners VI, L.P, 14,920 shares of common stock owned by DP VI Associates, L.P. and 17,171 shares of common stock owned by Domain Associates, LLC. One Palmer Square Associates VI L.L.C, or One Palmer Square, is the general partner of Domain Partners VI and DP VI Associates. The managing members of One Palmer Square are James Blair, Kathleen Schoemaker, Jesse Treu, a member of our board of directors, Brian Dovey and Nicole Vitullo. Each of James Blair, Kathleen Schoemaker, Dr. Treu, Brian Dovey and Nicole Vitullo share voting and investment power with respect to the securities held by Domain Partners VI and DP VI Associates. The managing members of Domain Associates are James Blair, Kathleen Schoemaker, Dr. Treu, Dennis Podlesak, a member of our board of directors, Eckard Weber, M.D., a member of Tobira’s board of directors, Brian Dovey, Nicole Vitullo, Brian Halak, Kim Kamdar and Nimesh Shah. Each of James Blair, Kathleen Schoemaker, Dr. Treu, Dennis Podlesak, Dr. Weber, Brian Dovey, Nicole Vitullo, Brian Halak, Kim Kamdar and Nimesh Shah share voting and investment power with respect to the securities held by Domain Associates. Each of James Blair, Kathleen Schoemaker, Dr. Treu, Brian Dovey and Nicole Vitullo disclaims beneficial ownership of the securities held by Domain Partners VI and DP VI Associates except to the extent of his or her pecuniary interest therein, if any. Each of James Blair, Kathleen Schoemaker, Dr. Treu, Brian Dovey, Nicole Vitullo, Brian Halak, Kim Kamdar, Nimesh Shah , Dr.Weber and Dennis Podlesak disclaims beneficial ownership of the securities held by Domain Associates except to the extent of his or her pecuniary interest therein, if any.
(8)	Consists of 5,236,517 shares of common stock held by RMI Investments, S.a.r.l., or RMI. Rusnano MedInvest LLC, or RMI LLC, the parent company of RMI, and D-Pharma, management company for RMI LLC, may be deemed to beneficially own the shares of Common Stock. Vladimir Gurdus is Director of D-Pharma and may be deemed to beneficially own the shares of Common Stock. RMI LLC, D-Pharma, and Mr. Gurdus disclaim beneficial ownership of these securities, except to the extent of their respective pecuniary interest therein, and this report is not an admission that either RMI LLC, D-Pharma or Mr. Gurdus is the beneficial owner of such securities.
(9)	Consists of 1,294,021 shares of common stock held by Quaker BioVentures L.P., or Quaker BioVentures, and 17,168 options exercisable on or before April 1, 2015, which Mr. Neff holds as nominee for Quaker Management. The shares directly held by Quaker BioVentures are indirectly held by Quaker BioVentures Capital, L.P., or Quaker Capital LP, as general partner of Quaker BioVentures and Quaker BioVentures Capital, LLC, or Quaker Capital LLC, as general partner of Quaker Capital LP. P. Sherrill Neff is a partner in Quaker Partners Management, L.P., or Quaker Management, and he, Richard Kollender, Ira Lubert and Adele Oliva are members of the investment committee of Quaker Management, which controls the voting and disposition of these shares. Each of Mr. Neff, Richard Kollender, Ira Lubert and Adele Oliva disclaims beneficial ownership of the securities held by Quaker BioVentures except to the extent of his pecuniary interest therein, if any. Mr. Neff disclaims beneficial ownership of the securities held by Quaker BioVentures and as nominee for Quaker Management except to the extent of his pecuniary interest therein, if any.
(10)	Consists of 3,557,360 shares of common stock held by Stonepine Capital, L.P. Stonepine Capital Management, LLC is the general partner and investment adviser of Stonepine Capital, L.P. Jon M. Plexico and Timothy P. Lynch are the control persons of Stonepine Capital Management, LLC. Stonepine Capital, L.P., Stonepine Capital Management, LLC, Jon M. Plexico and Timothy P. Lynch disclaim beneficial ownership of these securities, except to the extent of their pecuniary interest therein.
(11)	Represents shares of common stock underlying options exercisable on or before April 1, 2015.
(12)	Consists of (i) 9,700 options exercisable on or before April 1, 2015, held by Mr. Clark, (ii) 397,147 shares of common securities beneficially owned by Aurora Ventures IV, L.L.C., (iii) 6,285 shares of common stock underlying options exercisable on or before April 1, 2015, owned by Aurora Ventures IV, L.L.C., (iv) 732,987 shares of common securities beneficially owned by Aurora Ventures V, L.L.C., and (v) 17,904 shares of common stock underlying options exercisable on or before April 1, 2015, owned by Aurora Ventures V, L.L.C. which Mr. Clark may be deemed to share voting and investment power. Mr. Clark disclaims beneficial ownership of the securities held by Aurora IV and Aurora V except to the extent of his pecuniary interest therein, if any.
(13)	Consists of (i) 1,294,021 shares of common securities beneficially owned by Quaker BioVentures as set forth in footnote 8, for which Mr. Neff may be deemed to share voting and investment power, (ii) 17,168 shares of common stock underlying options exercisable on or before April 1, 2015, which Mr. Neff holds as nominee for Quaker Management, and (iii) 27,604 shares of common stock underlying options exercisable on or before April 1, 2015, held by Mr. Neff. Mr. Neff disclaims beneficial ownership of the securities held by Quaker BioVentures, except to the extent of his pecuniary interest therein, if any.
(14)

Consists of 2,603,207 shares of common securities beneficially owned by Domain Partners VI, DP VI Associates and Domain Associates as set forth in footnote 6, for which Dr. Treu may be deemed to share voting and investment power, and 27,604 shares of common stock underlying options exercisable on or before April 1, 2015, held by Dr. Treu. Dr. Treu disclaims beneficial ownership of the securities held by Domain Partners VI, DP VI Associates and Domain Associates except to the extent of his pecuniary interest therein, if any.
(15)	Consists of 100 shares of common stock held by Mr. Fromkin, 50 shares of common stock held by Mr. Fromkin’s children and 38,250 shares of common stock underlying options exercisable on or before April 1, 2015, held by Mr. Fromkin.

Equity Compensation Plan Information

For information relating to our equity compensation plan, please refer to the section entitled “Equity Compensation Plan Information” included in the description of security ownership of certain beneficial owners and management and related stockholder matters in Item 12 of the Regado 10-K, which section is incorporated by reference herein.

PRINCIPAL STOCKHOLDERS OF TOBIRA

The following table and the related notes present information on the beneficial ownership of shares of Tobira’s capital stock as of January 31, 2015 (except where otherwise indicated) by:

•	each director of Tobira;

•	each named executive officer of Tobira;

•	all of Tobira’s current directors and executive officers as a group; and

•	each stockholder known by Tobira to beneficially own more than five percent of its common stock on an as converted basis.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of January 31, 2015, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The percentage of ownership is based on 6,595,795 shares of common stock outstanding on January 31, 2015, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially owned below assumes, in each case, the conversion of all outstanding shares of convertible preferred stock (including anti-dilution shares) and the conversion of all principal and accrued and unpaid interest through April 1, 2015, on outstanding convertible notes.

This table is based on information supplied by Tobira officers, directors and principal stockholders. Except as indicated in footnotes to this table, Tobira believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to Tobira by such stockholders. Unless otherwise indicated, the address for each stockholder listed is: c/o Tobira Therapeutics, Inc. 701 Gateway Blvd., Suite 300, South San Francisco, CA 94080.

	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
5% Stockholders
Novo A/S (1) Tuborg Havnevej 19 DK-2900 Hellerup Denmark	1,124,732	17.1%
Funds affiliated with Domain Associates, L.L.C. (2) One Palmer Square Princeton, NJ 08542	2,212,708	33.5%
Frazier Healthcare V, L.P. (3) 601 Union, Two Union Square Suite 3200 Seattle, WA 98101	1,674,342	25.4%
Funds affiliated with Montreux Equity Partners (4) One Ferry Building, Suite 255 San Francisco, CA 94111	1,161,267	17.6%
Directors and Named Executive Officers
Laurent Fischer (5)	465,595	6.6%
Eric Lefebvre (5)	55,437	*
Christopher Peetz (5)	69,796	1.0%
Helen Jenkins (5)	41,525	*
Carol L. Brosgart (5)	16,283	*
Jeffrey J. Cooper (5)	9,467	*
Craig S. Gibbs (5)	15,147	*
Patrick Heron (6)	1,677,371	25.4%
Gwen A. Melincoff (5)	9,467	*
Graeme J. Moyle (5)	9,467	*
Eckard Weber, M.D. (7)	173,441	2.6%
All current directors and executive officers as a group (11 persons)	2,542,996	38.1%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Consists of 689,661 shares of common stock issuable upon conversion of shares of preferred stock and 435,071 shares issuable upon conversion of outstanding convertible notes. Novo A/S is a Danish limited liability company. The board of directors of Novo A/S (the “Novo Board”), which is currently comprised of Sten Scheibye, Göran Ando, Jeppe Christiansen, Steen Riisgaard and Per Wold-Olsen, has shared investment and voting control over Tobira’s securities held by Novo A/S and may exercise such control only with the support of a majority of the Novo Board. As such, no individual member of the Novo Board is deemed to hold any beneficial ownership or reportable pecuniary interest in Tobira’s securities. The address of Novo A/S is Tuborg Havnevej 19, 2900 Hellerup, Denmark.
(2)

Consists of (i) 25,302 shares of common stock held by Domain Associates, L.L.C., (ii) 10,524 shares issuable to DP VII Associates, L.P. and 825,174 shares issuable to Domain Partners VII, L.P. upon conversion of outstanding convertible notes, and (iii) 22,666 shares issuable to DP VII Associates, L.P. and 1,329,042 shares issuable to Domain Partners VII, L.P. upon conversion of shares of preferred stock, including anti-dilution shares. With regard to the shares beneficially owned by Domain Partners VII, L.P. and DP VII Associates, L.P., the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P., share voting and investment power with respect to these shares. The managing members of One Palmer Square Associates VII, L.L.C. are James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Nicole Vitullo and Brian K. Halak. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. With regard to the shares beneficially owned by Domain Associates, L.L.C., the managing members of Domain Associates, L.L.C. share voting and investment power with respect to these shares. The managing members of Domain Associates, L.L.C. are James C. Blair, Brian H. Dovey, Eckard Weber, M.D., Dennis Podlesak, Jesse I. Treu, Kathleen K. Schoemaker, Nicole Vitullo, Brian K. Halak Kim P. Kamdar and Nimesh Shah. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. Dr. Weber, a member of Tobira’s board of directors, is a member of One Palmer Square Associates VII, L.L.C. Dr. Weber has no voting or investment power with respect to the shares held by Domain Associates, L.L.C., DP VII Associates, L.P. and Domain Partners VII, L.P.
(3)	Consists of 634,564 shares issuable upon conversion of outstanding convertible notes and 1,039,778 shares of common stock issuable upon conversion of shares of preferred stock. The general partner of Frazier Healthcare V, L.P. is a limited partnership, the general partner of which is FHM V, LLC. The members of FHM V, LLC are Dr. Nathan Every, Alan Frazier, Nader Naini, Patrick Heron, a member of our board of directors, and Dr. James Topper. These individuals share voting and investment power over the shares held by Frazier Healthcare V, L.P. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.
(4)	Includes (i) 363,973 shares issuable upon conversion of outstanding convertible notes held by Montreux Equity Partners IV, L.P., (ii) 69,454 shares issuable upon conversion of outstanding convertible notes held by Montreux Equity Partners V, L.P., (iii) 697,900 shares of common stock issuable upon conversion of shares of preferred stock held by Montreux Equity Partners IV, L.P., and (iv) 29,940 shares of common stock issuable upon conversion of shares of preferred stock held by Montreux IV Associates, LLC. John J. Savarese, M.D., Daniel K. Turner III, who resigned as a member of our board of directors in April 2014, and Howard D. Palefsky are the managers of Montreux Equity Management IV, L.L.C., the sole general partner of each of Montreux Equity Partners IV, L.P. and Montreux IV Associates IV, L.L.C. and may be deemed to share voting and investment power over the shares held by each of Montreux Equity Partners IV, L.P. and Montreux IV Associates, L.L.C. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. Daniel K. Turner III is the manager of Montreux Equity Management V, L.L.C., the sole general partner of Montreux Equity Partners V, L.P. and may be deemed to have voting and investment power over the shares held by Montreux Equity Partners V, L.P. Mr. Turner disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.
(5)	Represents shares of common stock underlying options exercisable on or before April 1, 2015.
(6)	Consists of 1,674,342 shares of common securities beneficially owned by Frazier Healthcare V, L.P. as set forth in footnote 3 above, for which Mr. Heron may be deemed to share voting and investment power, and 3,029 shares of common stock underlying options exercisable on or before April 1, 2015, held by Mr. Heron. Mr. Heron disclaims beneficial ownership of the securities held by Frazier Healthcare V, L.P. except to the extent of his pecuniary interest therein, if any.
(7)	Consists of 170,412 shares of common stock held by Eckard Weber Living Trust UTA dated November 20, 2007, of which Dr. Weber is the trustee, and 3,029 shares of common stock underlying options exercisable on or before April 1, 2015, held by Dr. Weber.

WHERE YOU CAN FIND MORE INFORMATION

Regado files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Regado files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Regado SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Regado also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

In addition, the SEC allows the Company to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below.

This proxy statement incorporates by reference the documents listed below that the Company has previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about the Company and its financial condition.

Regado SEC Filings (SEC File Number 001-35953):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 12, 2015;

•	Current Reports on Form 8-K filed on January 8, 2015; January 14, 2015; January 15, 2015; January 20, 2015; and January 23, 2015; and

•	the description of the Company’s common stock, which is registered under Section 12 of the Exchange Act, in the Company’s registration statement on Form 8-A as filed on June 4, 2013, including any amendment or report filed for the purpose of updating such descriptions (and declared effective by the SEC on August 21, 2013) (SEC File Number 333-188209).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC by the Company, such information or exhibit is specifically not incorporated by reference.

In addition, the Company incorporates by reference any future filings it may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Regado has supplied all information contained in this proxy statement relating to Regado, and Tobira has supplied all information contained in this proxy statement relating to Tobira.

If you would like to request documents from Regado or Tobira, please send a request in writing or by telephone to either Regado or Tobira at the following addresses:

Regado Biosciences, Inc.

106 Allen Road, 4th Floor Basking Ridge, New Jersey 07920

Attn: Michael Metzger,

Chief Executive Officer, President, Chief Operating Officer

Telephone: (908) 580-2100

Email: mmetzger@regadobio.com

Tobira Therapeutics, Inc.

701 Gateway Blvd., Suite 300

South San Francisco, CA 94080

Attn: Laurent Fischer, M.D., Chief Executive Officer

Telephone: (650) 741-6625

Email: lfischer@tobiratherapeutics.com

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Regado stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in “householding,” please notify your broker. If you prefer to receive a separate proxy statement and annual report, direct your written request to Regado’s Chief Executive Officer, President and Chief Operating Officer at the following address: Michael Metzger, Regado Biosciences, Inc., 106 Allen Road, 4th Floor, Basking Ridge, New Jersey 07920 or contact Michael Metzger at (908) 580-2100 or mmetzger@regadobio.com. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

FUTURE STOCKHOLDER PROPOSALS

To be considered for inclusion in the proxy materials for the 2015 annual meeting of stockholders, proposals must be submitted in writing to Regado’s principal executive offices at 106 Allen Road, 4th Floor, Basking Ridge, New Jersey 07920, attention: Secretary, and must be received by Regado no later than January 5, 2015 (which is the date that is 120 calendar days before May 5, 2015, the one year anniversary of the date that Regado’s proxy statement was released to shareholders in connection with the previous year’s annual meeting). Proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. If Regado stockholders wish to submit a proposal for the 2015 Annual Meeting but not have it included in next year’s proxy materials for such meeting or wish to nominate a director, they must submit such proposal or nomination in writing to our principal executive offices, attention: Secretary, at the address noted above, which must be received by Regado no earlier than the close of business of February 12, 2015 (which is 90 calendar days prior to the one-year anniversary of the preceding year’s annual meeting that took place on June 12, 2014) and no later than the close of business of March 14, 2015 (which is 120 calendar days prior to the one-year anniversary of the preceding year’s annual meeting that took place on June 12, 2014) and must satisfy the requirements described above and in the Regado bylaws. In order to curtail controversy as to the date on which a proposal was received by us, Regado suggests that Regado stockholders submit their proposals by registered mail, return receipt requested.

TOBIRA THERAPEUTICS, INC. FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Tobira Therapeutics, Inc.

The Board of Directors and Stockholders

We have audited the accompanying balance sheets of Tobira Therapeutics, Inc. as of December 31, 2014 and 2013, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tobira Therapeutics, Inc. at December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations, a working capital deficit and an accumulated deficit at December 31, 2014, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Redwood City, California

March 4, 2015

TOBIRA THERAPEUTICS, INC.

Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$6,178	$4,088
Prepaid expenses and other current assets	1,013	121

Total current assets	7,191	4,209
Property and equipment, net	474	19
Restricted cash	334	50
Other assets	347	—

Total assets	$8,346	$4,278

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,887	$875
Accrued expenses and other liabilities	6,503	2,270
Capital lease obligation	21	—
Deferred rent	57	—
Term loan	—	1,820
Convertible notes, related party	29,770	20,553

Total current liabilities	38,238	25,518
Capital lease obligations	40	—
Deferred rent	219	—
Term loan	14,789	—
Preferred stock warrant liabilities	2,460	2,773

Total liabilities	55,746	28,291

Commitments and contingencies

Series A, noncumulative convertible preferred stock, par value $0.0001; 1,043,011 shares authorized at December 31, 2014 and 2013; 994,866 issued and outstanding at December 31, 2014 and 2013; liquidation value of $31,000 at December 31, 2014 and 2013	30,908	30,908
Series B, noncumulative convertible preferred stock, par value $0.0001; 5,133,477 and 4,338,221 shares authorized at December 31, 2014 and 2013, respectively; 2,151,722 issued and outstanding at December 31, 2014 and 2013; liquidation value of $54,600 at December 31, 2014 and 2013	31,074	31,074
Stockholders’ deficit:
Common stock, par value $0.0001; 8,456,867 and 7,661,611 shares authorized at December 31, 2014 and 2013, respectively; 282,157 shares issued and outstanding at December 31, 2014 and 2013	—	—
Additional paid-in capital	4,378	3,665
Accumulated other comprehensive income (loss)	—	—
Accumulated deficit	(113,760)	(89,660)

Total stockholders’ deficit	(109,382)	(85,995)

Total liabilities, convertible preferred stock and stockholders’ deficit	$8,346	$4,278

See accompanying notes to financial statements.

TOBIRA THERAPEUTICS, INC.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Year Ended December 31,
	2014	2013
Operating expenses
Research and development	$12,181	$12,413
General and administrative	7,840	2,764

Total operating expenses	20,021	15,177

Loss from operations	(20,021)	(15,177)
Other income (expense), net
Interest expense	(4,989)	(3,684)
Change in fair value of preferred stock warrant liabilities	1,181	272

Loss before income tax expense	(23,829)	(18,589)
Income tax expense	271	—

Net loss and comprehensive loss	$(24,100)	$(18,589)

Net loss per share, basic and diluted	$(85.41)	$(67.66)

Weighted-average common shares outstanding, basic and diluted	282,157	274,735

See accompanying notes to financial statements.

TOBIRA THERAPEUTICS, INC.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share and per share data)

							Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Series A Preferred Stock		Series B Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2012	994,866	$30,908	2,151,722	$31,074	267,682	$—	$2,054	$—	$(71,071)	$(69,017)
Restricted common stock vested in period	—	—	—	—	378	—	2	—	—	2
Stock-based compensation	—	—	—	—	—	—	423	—	—	423
Stock options exercised	—	—	—	—	14,097	—	63	—	—	63
Beneficial conversion feature related to convertible promissory note	—	—	—	—	—	—	1,123	—	—	1,123
Net loss	—	—	—	—	—	—	—	—	(18,589)	(18,589)

Balance at December 31, 2013	994,866	30,908	2,151,722	31,074	282,157	—	3,665	—	(89,660)	(85,995)
Reclassification of stock award liability from equity upon modification	—	—	—	—	—	—	(399)	—	—	(399)
Reclassification of stock award liability to equity upon expiration	—	—	—	—	—	—	292	—	—	292
Stock-based compensation	—	—	—	—	—	—	820	—	—	820
Net loss	—	—	—	—	—	—	—	—	(24,100)	(24,100)

Balance at December 31, 2014	994,866	$30,908	2,151,722	$31,074	282,157	$—	$4,378	$—	$(113,760)	$(109,382)

See accompanying notes to financial statements.

TOBIRA THERAPEUTICS, INC.

Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2014	2013
Operating activities
Net loss	$(24,100)	$(18,589)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	51	18
Stock-based compensation	713	423
Loss on disposal of assets	3	—
Amortization of debt discount	1,070	1,257
Change in fair value of preferred stock warrant liabilities	(1,181)	(272)
Noncash interest expense on convertible note	2,393	1,422
Amortization of beneficial conversion feature	928	800
Amortization of debt issuance costs	26	20
Change in assets and liabilities:
Prepaid expenses and other assets	(1,152)	400
Restricted cash	(284)	—
Accounts payable and accrued expenses	2,852	(2,373)
Deferred rent	16	—

Net cash used in operating activities	(18,665)	(16,894)
Investing activities
Purchase of property and equipment	(180)	(1)

Net cash used in investing activities	(180)	(1)
Financing activities
Proceeds from borrowings – term loan, net	14,794	—
Proceeds from convertible notes, related party	7,982	11,980
Proceeds from sale of common stock	—	63
Payments on term loan	(1,833)	(2,000)
Payments on capital lease obligations	(8)	—

Net cash provided by financing activities	20,935	10,043

Net increase (decrease) in cash and cash equivalents	2,090	(6,852)
Cash and cash equivalents at beginning of year	4,088	10,940

Cash and cash equivalents at end of year	$6,178	$4,088

Supplemental disclosure of cash flow information
Interest paid	$479	$188

Noncash activities:
Issuance of warrants in connection with the term loan and convertible notes, related party	$868	$570

Reclassification of stock award liability from equity upon modification	$399	$—

Reclassification of stock award liability to equity upon expiration	$292	$—

Landlord paid leasehold improvements	$259	$—

Equipment purchased under capital leases	$70	$—

Beneficial conversion feature related to convertible notes	$—	$1,123

Common stock vested	$—	$2

See accompanying notes to financial statements.

TOBIRA THERAPEUTICS, INC.

Notes to Financial Statements

1. Organization and Basis of Presentation

Tobira Therapeutics, Inc. (the Company) was incorporated in the State of Delaware on September 11, 2006 (inception), and is headquartered in South San Francisco, California. The Company is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat liver disease, human immunodeficiency virus, or HIV, fibrosis, and inflammation. Since inception through December 31, 2014, the Company has been engaged in development activities, including devoting substantially all of its efforts to conducting research, product development, recruiting personnel, establishing office facilities and obtaining financing. The Company has not generated any revenues from its planned principal operations and has incurred operating losses in each year through December 31, 2014.

The Company has a limited operating history and the revenue and income potential of the Company’s business and market are unproven. The Company has experienced recurring net losses and negative cash flows from operating activities since its inception. The Company recorded net losses of $24.1 million and $18.6 million for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, the Company had a working capital deficit of $31.1 million and $21.3 million, respectively, and an accumulated deficit of $113.8 million and $89.7 million, respectively. Due to the Company’s continuing research and development activities, the Company expects to continue to incur net losses into the foreseeable future. The Company may never become profitable, or if it does, it may not be able to sustain profitability on a recurring basis. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure.

The Company anticipates that it will continue to incur losses into the foreseeable future and plans to fund its losses from operations and capital funding needs through future public or private equity or debt financings, other third-party funding, collaborations, strategic alliances and licensing arrangements or a combination of these. There can be no assurance that the Company will be able to obtain equity or debt financing on acceptable terms, or at all. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations, and future prospects, including its ability to continue as a going concern.

The Company’s recurring net losses, working capital deficit and accumulated deficit raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

Reverse Stock Split

On July 28, 2014, the Company effected a 1-26.4065866 reverse stock split of the Company’s common stock, convertible preferred stock, preferred stock warrants and options for common stock. The par value was not adjusted as a result of the reverse stock split.

On February 23, 2015, in connection with the reverse stock split on July 28, 2014, the Company filed a correction to its amended articles of incorporation to effect a reverse stock split of its authorized shares of common stock, Series A preferred stock and Series B preferred stock.

As a result of both events noted above, the accompanying financial statements and notes to the financial statements give retroactive effect to the reverse split for all periods presented.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP).

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in the Company’s financial statements and accompanying notes. The most significant estimates in the Company’s financial statements relate to the valuation of preferred stock warrants, equity awards and clinical trial accruals. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase as cash equivalents. Cash and cash equivalents primarily represent funds invested in readily available checking and saving accounts, and funds that invest in securities issued or guaranteed as to the principal and interest by the U.S. government. Cash and cash equivalents are recorded at face value or cost, which approximates fair market value. At times, the Company has cash and cash equivalents deposited at financial institutions in excess of federally insured deposit limits. Cash is held on deposit in major financial institutions and is subject to minimal credit risk.

Fair Value of Financial Instruments

Financial assets and liabilities are recorded at fair value. The carrying amounts of certain of our financial instruments, including cash equivalents, accounts payable and accrued expenses, approximate their fair value due to their short term maturities. Based on prevailing borrowing rates available to the Company for loans with similar terms, the Company believes that the fair value of long-term debt approximates its carrying value. The carrying amount of the warrant liability represents its fair value.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

The Company values its assets and liabilities based on observable market prices or inputs. If observable prices or inputs are not available, fair values are measured using unobservable inputs based on the Company’s own assumptions about what market participants would use to price the asset or liability.

Fair value measurements are classified within one of three levels in a valuation hierarchy based upon the observability of significant inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical unrestricted assets or liabilities;

•	Level 2 inputs for similar assets and liabilities in active markets other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and

•	Level 3 inputs that are significant to the fair value measurement and unobservable (i.e. supported by little or no market activity), which require the reporting entity to develop its own valuation techniques and assumptions.

Property and Equipment

The Company records its property and equipment at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, which are three to five years depending on asset class. Leasehold improvements are amortized over their estimated useful life or the related lease term, whichever is shorter. The Company expenses repair and maintenance costs as they are incurred.

Long-Lived Assets

The Company assesses the carrying value and estimated lives of all of its long-lived assets, including property and equipment, for impairment on an annual basis and whenever events or changes in circumstances and the undiscounted cash flows generated by those assets indicate that the carrying amount of such assets may not be recoverable. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the assets to the Company’s business objectives. Should impairment exist, the impairment loss would be measured based on the excess of the carrying amount of the asset’s fair value. While the Company’s current and historical operating losses and negative cash flows are indicators of impairment, management believes that future cash flows to be received support the carrying value of its long-lived assets and, accordingly, has not recognized any impairment losses through December 31, 2014.

Preferred Stock Warrants

The Company has issued freestanding warrants to purchase shares of its convertible preferred stock. The Company accounts for its warrants as either equity or liabilities based upon the characteristics and provisions of each instrument. The warrants are recorded as a liability on the Company’s balance sheet at their fair value on the date of issuance and are revalued at each subsequent balance sheet date, with fair value changes recognized as increases or reductions to other income (expense), net in the accompanying statements of operations and comprehensive loss. The warrant liabilities will continue to be re-measured to fair value until such time as the warrants are no longer outstanding or the underlying securities into which the warrants are exercisable no longer contain deemed liquidation provisions that are outside the control of the Company. The Company estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for expected volatility, expected life, expected yield, and risk-free interest rate.

Research and Development Expenses

Research and development expenses consist primarily of fees paid to contract research organizations and other vendors for clinical, non-clinical and manufacturing services, salaries and related overhead expenses, consultant expenses, costs related to acquiring manufacturing materials and costs related to compliance with regulatory requirements.

The Company recognizes research and development expenses as incurred, typically estimated based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, manufacturing steps completed, or information provided by vendors on their actual costs incurred. The Company determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. These estimates are made by the Company as of each balance sheet date based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the estimate accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are capitalized as prepaid expenses and recognized as expense in the period that the related goods are consumed or services are performed.

The Company may pay fees to third-parties for clinical, non-clinical and manufacturing services that are based on contractual milestones that may result in uneven payment flows. There may be instances in which payments made to vendors will exceed the level of services provided and result in a prepayment of the research and development expense.

Patent Expenses

The Company expenses all costs incurred in connection with filing patent applications, including direct application fees, legal and consulting expenses. These costs are expensed as incurred since the recoverability of such expenditures is uncertain and are included in general and administrative expenses in the accompanying statements of operations and comprehensive loss.

Stock-Based Compensation Expense

For stock options granted to employees, the Company recognizes compensation expense for all stock-based awards based on the grant-date estimated fair value. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service period. The fair value of stock options is determined using the Black-Scholes option pricing model net of estimated forfeitures. The determination of fair value for stock-based awards on the date of grant using an option pricing model requires management to make certain assumptions regarding a number of complex and subjective variables.

Stock-based compensation expense related to stock options granted to nonemployees is recognized based on the fair value of the stock options, determined using the Black-Scholes option pricing model, as they are earned. The awards generally vest over the time period the Company expects to receive services from the non-employee. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes, in the period such determination is made.

The Company follows the accounting guidance on accounting for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities based on the technical merits of the position. The Company has not recognized interest or penalties in its statements of operations and comprehensive loss since inception.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events or circumstances from non-owner sources. Net loss and comprehensive loss were the same for all periods presented in the accompanying financial statements.

Net Loss Per Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, convertible preferred stock, convertible notes and accrued interest, unvested restricted common stock subject to repurchase, stock options and preferred stock warrants are considered to be potentially dilutive securities and are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive. Therefore, basic and diluted net loss per share was the same for all periods presented due to the Company’s net loss position.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because to do so would be anti-dilutive (in common stock equivalent shares):

	As of December 31,
	2014	2013
Convertible preferred stock	3,902,675	3,836,805
Warrants to purchase preferred stock	630,663	456,529
Common stock options	776,636	527,950
Convertible notes	2,355,338	1,638,019

Total	7,665,312	6,459,303

Recent Accounting Pronouncements

In August 2014, the Financing Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, in connection with preparing financial statements for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued and provide related disclosures. This guidance is effective for annual periods ending after December 15, 2016, and, as such, will be applicable to the Company in 2017. Early adoption is permitted. The Company does not expect this standard to have a material impact on its financial statements.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Enterprises: Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. This guidance removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP as well as requirements for development stage entities to (i) present inception-to-date information in the statements of income, cash flow, and stockholders’ equity, (ii) label the financial statements as those of a development stage entity, (iii) disclose a description of development stage activities in which the entity is engaged, and (iv) disclose in the first year in which the entity is no longer a development stage entity whereby, in prior reporting periods, the entity had been in the development stage. Early application of each amendment is permitted. The Company elected to early adopt the provisions of this guidance in the fourth quarter of 2014 and has eliminated inception-to-date financial statement reporting as well as labeling and related disclosures as a development stage entity in the accompanying financial statements.

In June 2014, the FASB issued an accounting standards update that requires a performance target that affects vesting of a share-based payment award and that could be achieved after the requisite service period to be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized over the required service period, if it is probable that the performance target will be achieved. This guidance will be effective for fiscal years beginning after December 15, 2015, which will be the Company’s fiscal year 2016, with early adoption permitted. The Company does not expect the adoption of the guidance will have a material impact on the Company’s financial statements.

In May 2014, the FASB issued an accounting standards update that creates a single source of revenue guidance for companies in all industries. The new standard provides guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers, unless the contracts are within the scope of other accounting standards. It also provides a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets. This guidance must be adopted using either a full retrospective approach for all periods presented or a modified retrospective approach and will be effective for fiscal years beginning after December 15, 2016, which will be the Company’s fiscal year 2017. The Company does not expect the adoption of the guidance will have a material impact on its financial statements.

3. Fair Value Measurements

The following tables and disclosure present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013 and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):

	As of December 31, 2014
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$4,800	$—	$—	$4,800

Total	$4,800	$—	$—	$4,800

Liabilities
Preferred stock warrant liabilities	$—	$—	$2,460	$2,460

Total	$—	$—	$2,460	$2,460

	As of December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$1,000	$—	$—	$1,000

Total	$1,000	$—	$—	$1,000

Liabilities
Preferred stock warrant liabilities	$—	$—	$2,773	$2,773

Total	$—	$—	$2,773	$2,773

The carrying amounts of the Company’s financial instruments, including cash, restricted cash, deposits, accounts payable, and accrued liabilities, approximate fair value due to their short maturities. The Company’s lease obligation, term loan and convertible notes have fair values that approximate their carrying value based on prevailing borrowing rates available to the Company for loans with similar terms. Financial assets and liabilities, which are measured or disclosed at fair value on a recurring basis and are classified within the Level 3 designation, consist of preferred stock warrant liabilities. None of the Company’s non-financial assets or liabilities is recorded at fair value on a non-recurring basis for the periods presented. There were no transfers between levels within the fair value hierarchy during the periods presented.

The following table provides a reconciliation of all liabilities measured at fair value using Level 3 significant unobservable inputs (in thousands):

	Year Ended December 31,
	2014	2013
Balance, beginning of the period	$2,773	$2,475
Issuance of preferred stock warrants	868	570
Reclassification of stock award liability from equity upon modification	399	—
Reclassification of stock award liability to equity upon expiration	(292)	—
Change in fair value of stock award liability	(107)	—
Change in fair value of preferred stock warrant liabilities(1)	(1,181)	(272)

Balance, end of the period	$2,460	$2,773

(1)	Changes in fair value of the preferred stock warrant liabilities are recorded in other income (expense), net on the Statements of Operations and Comprehensive Loss.

The significant unobservable inputs used to determine the fair value of preferred stock warrant liabilities using an option-pricing model and the weighted average assumptions used in determining the fair value of the outstanding preferred stock warrant liabilities were as follows:

	Year Ended December 31,
	2014	2013
Risk-free interest rate	0.13%	0.12%
Expected dividend yield	—%	—%
Expected price volatility	107%	88%
Expected term (in years)	0.8	0.8

The details of the preferred stock warrants outstanding for the years ended December 31, 2014 and 2013 and the fair values on date of issuance are provided in Note 7.

4. Restricted Cash

The Company maintained restricted cash of $0.3 million and $0.1 million as of December 31, 2014 and 2013, respectively. During July 2014, the Company entered into a cash secured letter of credit for $0.3 million required by the landlord associated with the May 2014 new headquarters lease.

5. Property and Equipment

Property and equipment consist of the following (in thousands):

	As of December 31,
	2014	2013
Property and equipment:
Computer equipment and software	$91	$52
Furniture and fixtures	99	10
Leasehold improvements	305	—
Capital lease equipment	70	—

Total property and equipment	565	62
Less: accumulated depreciation and amortization	(91)	(43)

Property and equipment, net	$474	$19

Depreciation and amortization expense for the years ended December 31, 2014 and 2013 was $51,000 and $18,000, respectively.

6. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following (in thousands):

	As of December 31,
	2014	2013
Research and development	$235	$382
Compensation expense	928	69
Clinical trial expenses	478	—
Professional services	709	49
Loan interest	4,153	1,770

Total accrued expenses and other liabilities	$6,503	$2,270

7. Debt and Preferred Stock Warrants

2007 Convertible Notes

During 2007, the Company issued convertible notes (the 2007 Notes) in aggregate principal amount of $1.5 million. In conjunction with the issuance of the 2007 Notes, the Company issued to holders of the 2007 Notes freestanding warrants to purchase 48,138 shares of Series A preferred stock (the 2007 Warrants). In August 2007, the outstanding principal and accrued and unpaid interest was converted into 48,138 shares of Series A preferred stock. The 2007 Warrants expired unexercised in 2012.

2010 Convertible Notes

During March and July 2010, the Company issued convertible notes (the 2010 Notes) in aggregate principal amount of $9.0 million. The 2010 Notes were due and payable one year after the issuance date, if not converted, and accrued interest at a rate of 8% per annum. In conjunction with the issuance of the 2010 Notes, the Company issued to the holders of the 2010 Notes freestanding warrants to purchase 68,961 Series B preferred stock (the 2010 Warrants), which are contingently exercisable upon satisfaction of certain conditions.

In August 2010, the outstanding principal and accrued and unpaid interest on the 2010 Notes were converted into 634,472 shares of Series B preferred stock. In addition, the 2010 Warrants became exercisable at an exercise price of $14.50 per share. As of December 31, 2014, none of these warrants have been exercised.

2012 and 2013 Convertible Notes

On July 30, 2012, the Company entered into a Note and Warrant Purchase Agreement (the 2012 Convertible Note Agreement) for the issuance of convertible notes up to an aggregate principal amount of $17.0 million. In a first closing, the Company issued convertible notes for a principal amount of $10.0 million (the July 2012 Notes). The July 2012 Notes accrue interest at a rate of 8% per annum compounded annually and mature upon the earlier of July 30, 2013 or the date of the Company’s next equity financing with gross proceeds of not less than $10.0 million (the Next Equity Financing). The principal and accrued and unpaid interest on the July 2012 Notes are automatically convertible into the same securities to be sold at the Next Equity Financing at a price equal to the price of the securities issued in such Next Equity Financing. If the Next Equity Financing has not occurred, the July 2012 Notes provide that upon the Company’s initial public offering or certain corporate transactions, as defined in the 2012 Convertible Note Agreement, a majority of the principal amount of the July 2012 Notes (the Majority Note Holders) may elect to convert the principal and accrued and unpaid interest in the July 2012 Notes into shares of Series B preferred stock at $14.50 per share, subject to adjustment for stock splits, recapitalization and certain other events, or elect to have the principal and accrued and unpaid interest be repaid in full.

On January 22, 2013, the Company issued the remaining $7.0 million principal amount of convertible notes in a subsequent closing pursuant to the terms of the 2012 Convertible Note Agreement (the January 2013 Notes). The January 2013 Notes held consistent terms with the July 2012 Notes.

The July 2012 Notes and the January 2013 Notes matured on July 30, 2013 but were not repaid or converted pursuant to the original terms of the 2012 Convertible Note Agreement. On October 29, 2013, the Company amended the 2012 Convertible Note Agreement to increase the principal amount of convertible notes issuable under this agreement to an aggregate of $22.0 million and issued an additional principal amount of $5.0 million (the October 2013 Notes). The October 2013 Notes held consistent terms with the July 2012 Notes and the January 2013 Notes, with the exception of the maturity date which was September 30, 2014.

The amendment to the 2012 Convertible Note Agreement also provided that the maturity dates for the July 2012 Notes and January 2013 Notes were extended to September 30, 2014. The maturity extension was accounted by the Company as a debt modification. Under the modification accounting guidance, if the present value of the cash flows under the terms of a new debt instrument is less than ten percent different from the present value of the remaining cash flows under the terms of the original instrument, the modification is deemed to have been accomplished with debt instruments that are not substantially different. The Company determined that the present value of the July 2012 Notes and the January 2013 Notes prior to and after the October 2013 amendment were not substantially different and, therefore, determined a new effective interest rate of 16% as of the modification date based on the carrying amount of the original debt instrument and the revised cash flows. No fees or other consideration was paid to the note holders by the Company related to this maturity extension. All costs incurred with third parties directly related to the maturity extension were expensed as incurred.

On September 10, 2014 the Company amended the 2012 Note Agreement to extend the maturity date of the July 2012, January 2013, and October 2013 Notes from September 30, 2014 to March 18, 2015. No fees or other consideration was paid to the note holders by the Company related to the maturity extension. The Company determined a concession had been made and as such accounted for the change as a troubled debt restructuring with the impact reflected on a prospective basis from the date of the amendment.

March 2014 Convertible Notes

On March 18, 2014, the Company entered into a Note and Warrant Purchase Agreement (the 2014 Convertible Note Agreement) with the same investors as those described above, for the issuance of convertible notes for $8.0 million (the March 2014 Notes, and together with the July 2012, January 2013 and October 2013 Notes, the Convertible Notes). The March 2014 Notes held consistent terms with the 2012 Convertible Note Agreement and the July 2012, January 2013 and October 2013 Notes, as amended.

In December 2014, all the holders of the Convertible Notes elected to convert the principal and accrued and unpaid interest of the Convertible Notes into shares of Series B preferred stock at $14.50 per share, subject to adjustment for stock splits, recapitalization and certain other events, contingent upon the completion of an initial public offering occurring no later than June 30, 2015.

Preferred Stock Warrants

In connection with the issuance of the Convertible Notes, the Company issued to the holders of the Convertible Notes warrants equal to 25% of the principal amount of the Convertible Notes (the Warrant Coverage Amount). The warrants are exercisable for shares of the equity security sold at the Next Equity Financing or for shares of Series B preferred stock in the event of certain corporate transactions, an initial public offering, or on or before the maturity date if the Next Equity Financing has not occurred. The number of warrants exercisable is determined by dividing the Warrant Coverage Amount by either (i) the per share price of the Next Equity Financing in the event of the Next Equity Financing or (ii) $14.50, subject to adjustment for stock splits, recapitalization and certain other events in the event of a corporate transaction, the Company’s initial public offering or at the maturity date. The warrants expire seven years from their date of issuance and will also expire if unexercised prior to the completion of certain corporate transactions or the Company’s initial public offering.

The Company accounts for the warrants to purchase shares of convertible preferred stock issued in connection with the Convertible Notes as liabilities. The Company will continue to adjust the liability for changes in fair value of these warrants until the earlier of: (1) exercise of warrants; (2) expiration of warrants; (3) a corporate transaction as defined in the 2012 Convertible Note Agreement; or (4) the consummation of the Company’s initial public offering, at which time the liability will be reclassified to stockholders’ equity (deficit).

The estimated fair value of the warrants at issuance was determined using an option price model and key assumptions including the probabilities of liquidity scenarios, enterprise value, time to liquidity, risk-free interest rates, discount for lack of marketability and volatility. At execution of the 2012 Convertible Note Agreement, and the first closing of the July 2012 Notes, the Company considered the subsequent closing of the additional $7.0 million from the January 2013 Notes and warrants issuance to be probable. As a result and in accordance with authoritative guidance, the Company accounted for the warrants for both the July 2012 and January 2013 Notes upon issuance of the July 2012 Notes. The fair value of the Warrants and key valuation assumptions on the date of issuance were as follows (in thousands):

	Fair Value at Issuance	Risk-free Interest Rate	Expected Volatility	Expected Term (in Years)
July 2012 / January 2013	$1,986	0.18%	85%	0.9
October 2013	$570	0.11%	93%	0.9
March 2014	$619	0.07%	111%	0.5

In December 2014, the holders of preferred stock warrants issued in connection with the Convertible Notes elected to net exercise their warrants in the event of an initial public offering occurring no later than June 30, 2015.

As a result of the issuance of the July 2012 and October 2013 Notes, the Company recorded a beneficial conversion feature equal to the difference between the conversion price, assuming the notes convert into Series B preferred stock at $14.50 per share, and the fair value of the underlying preferred stock into which the Convertible Notes may be converted. The intrinsic value of this beneficial conversion feature was recorded by the Company as a debt discount and is amortized over the original debt repayment period utilizing the effective interest method. For the July 2012 and October 2013 Notes, the intrinsic value of the beneficial conversion feature recorded was $1.1 million and $1.1 million, respectively. Upon the occurrence of the contingent event underlying the conversion options, the Company may recognize a charge based on the difference, if any, between the actual conversion price and the fair market value of the preferred stock at the original issuance date of the July 2012 and October 2013 Notes. The January 2013 Notes did not contain a beneficial conversion feature as the difference between the conversion price, assuming such notes convert into Series B preferred stock at $14.50 per share, and the fair value of the underlying preferred stock was not beneficial to the investor on the issuance date. Further, the Company evaluated the July 2012 Notes, January 2013 Notes and October 2013 Notes in accordance with accounting guidance for derivatives and determined there was de minimis value to the embedded conversion features at issuance and at each subsequent reporting date through December 31, 2014.

The March 2014 Notes did not contain a beneficial conversion feature as the difference between the conversion price, assuming such notes convert into Series B preferred stock at $14.50 per share, and the fair value of the underlying preferred stock was not beneficial to the investor on the issuance date. Additionally, the Company evaluated and did not identify any further embedded redemption and conversion features within the March 2014 Notes requiring bifurcation and valuation as derivatives.

Interest expense was comprised of the following (in thousands):

	Year Ended December 31,
	2014	2013
Stated interest	$2,393	$1,422
Amortization of debt discount	$908	$1,241
Amortization of beneficial conversion feature	$928	$800

The aggregate unamortized debt discount and beneficial conversion feature related to the Convertible Notes was $0.2 million and $1.5 million as of December 31, 2014 and 2013, respectively.

Square 1 Bank Term Loan and Preferred Stock Warrant

In November 2011, the Company entered into a loan and security agreement with Square 1 Bank (the Term Loan) for a $4.0 million three-year term loan which was funded in December 2011. The Term Loan bears interest at 6% per annum and required 12 months of interest only payments through November 2012 followed by 24 equal monthly payments of principal and interest thereafter. The principal and unamortized debt discount balances of the Term Loan at December 31, 2013 were $1.8 million and $13,000, respectively. The Term Loan was paid in full and terminated in June 2014. The Company recorded a loss on extinguishment of debt of $20,000.

In connection with the Term Loan, the Company issued to Square 1 Bank a warrant to purchase 8,275 shares of Series B preferred stock with an exercise price of $14.50 per share. This warrant was immediately exercisable and expires seven years from the date of issuance. The warrant has not been exercised as of December 31, 2014. The Company accounts for this warrant as a liability because the underlying instrument into which the warrant is exercisable, Series B preferred stock, contains deemed liquidation provisions that are outside the control of the Company. The warrant is revalued to fair value at each reporting period.

The estimated fair value of the warrant at issuance was $48,000, which was recorded as a debt discount and amortized on a straight line basis over the term of the loan. The fair value was determined using the following assumptions: expected term of 1.6 years, risk free interest rate of 0.2% and expected volatility of 70%. The Company recorded interest expense and amortization of the debt discount of $0 and $0.2 million for the years ended December 31, 2014 and 2013, respectively.

Oxford Finance Term Loan and Preferred Stock Warrants

On June 30, 2014, the Company entered into an aggregate $15.0 million, four year term loan facility with Oxford Finance (the Loan). The Loan bears interest at a fixed rate of 6.954% per annum with interest only payments through December 31, 2015 followed by 30 equal payments of principal and interest until maturity at June 1, 2018. At the time of final payment, the Company is required to pay an exit fee of 4% of the original principal balance of the loan, which the Company recorded as a liability and debt discount at the origination of the Loan. In addition, the Company incurred loan origination fees of $0.1 million which were recorded as a loan discount and debt issuance costs of $0.1 million which were recorded as a deferred asset.

In connection with the Loan, the Company granted a security interest in all of its assets, except intellectual property, provided that a judicial authority could require the Company’s intellectual property to be part of the collateral package to the extent necessary to satisfy repayment if the company’s other secured assets are insufficient. The Loan prevents the Company from issuing dividends and contains customary affirmative and negative covenants. At December 31, 2014, the Company was in compliance with all loan covenants.

The Company is permitted to make voluntary prepayments of the Loan with a prepayment fee equal to (i) 3% of the loan prepaid during the first 12 months (ii) 2% of the term loan prepaid in months 13-24 and (iii) 1% of the loan thereafter. The Company is required to make mandatory prepayments of the outstanding loan upon the acceleration by the lenders following the occurrence of an event of default, along with a payment of the final payment, the prepayment fee and any other obligations that are due and payable at the time of prepayment.

In connection with the Loan, the Company issued warrants to the lenders to purchase an aggregate of 36,207 of Series B preferred stock at a purchase price of $14.50 per share, subject to adjustments for stock splits, recapitalizations, and certain other events. The warrants are immediately exercisable and expire on June 30, 2021. The warrants have not been exercised as of December 31, 2014. The Company accounts for these warrants as a liability as the underlying instrument into which the warrant is exercisable contains deemed liquidation provisions that are outside the control of the Company. The warrant liability is revalued to fair value at each reporting period.

The estimated fair value of the warrant at issuance was $0.2 million, which was recorded as a debt discount. The fair value of the warrants at issuance was determined using an option pricing model using the following assumptions: expected term of 0.5 years, risk free interest rate of 0.07% and expected volatility of 107%.

The Company evaluated the Loan in accordance with accounting guidance for derivatives and determined there was de minimis value to the identified derivative features at issuance.

The Company accounts for the debt discount and deferred asset utilizing the effective interest method. The Company recorded interest expense and amortization of the debt discount of $0.7 million for the year ended December 31, 2014.

Long-term debt and unamortized discount balances are as follows (in thousands):

As of December 31, 2014
Face value of term loan	$15,000
Exit fee	600
Unamortized debt discount associated with issuance of preferred stock warrants, exit fee, and loan origination fees	(811)

Term loan, net	$14,789

Future minimum payments under the term loan are as follows (in thousands):

Year ending December 31,
2015	$1,043
2016	6,554
2017	6,554
2018	3,877

Total future minimum payments	18,028
Less: unamortized interest	(2,428)
Less: exit fee	(600)

Present value of loan payments	$15,000

The Company used approximately $0.8 million of the proceeds to pay off its existing Term Loan with Square 1 Bank.

8. Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

The Company’s convertible preferred stock has been classified as temporary equity on the accompanying balance sheets in accordance with authoritative guidance. The preferred stock is not redeemable; however, upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock may have the right to receive its liquidation preference under the terms of the Company’s certificate of incorporation.

On August 1, 2007, the Company issued 449,295 shares of Series A preferred stock at $31.16 per share raising net cash proceeds of $13.9 million. Concurrently, the outstanding 2007 Notes were converted into 48,138 shares of Series A preferred stock at a conversion price of $31.16 per share.

On July 22, 2008, the Company issued 497,433 shares of Series A preferred stock at $31.16 per share, raising net cash proceeds of $15.5 million.

On August 24, 2010, the Company issued 344,830 shares of Series B preferred stock at $14.50 per share, raising net cash proceeds of $4.9 million pursuant to a Series B Preferred Stock Agreement (the Series B Purchase Agreement). Concurrently, the 2010 Notes including accrued and unpaid interest were converted into 634,472 shares of Series B preferred stock at a conversion price of $14.50 per share.

On October 13, 2010, the Company issued 103,447 shares of Series B preferred stock at $14.50 per share, raising net cash proceeds of $1.5 million.

On March 22, 2011, the Company issued 1,068,973 shares of Series B preferred stock at $14.50 per share, raising net cash proceeds of $15.5 million.

Dividend Provisions

The holders of each outstanding share of Series B preferred stock are entitled to receive annual, noncumulative dividends of 8% of the applicable original issue price per share when and if declared by the Board of Directors, prior and in preference to the holders of the Series A preferred stock and common stock. Following payment of dividends on shares of Series B preferred stock, each share of Series A preferred stock is entitled to receive annual, noncumulative dividends of 8% of the applicable original issuance price of per share when and as declared by the Board of Directors, in preference to any distribution to the holders of the common stock. Any additional dividends or distributions shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock. No dividends have been declared to date.

Liquidation Preference

In the event of a liquidation or winding-up of the affairs of the Company, including a change in control, the holders of each Series B preferred stock share shall be entitled to receive 1.75 times the applicable original issuance price per share, plus declared and unpaid dividends in preference to any distribution to the holders of Series A preferred stock and the common stock. Thereafter, liquidation amounts plus declared and unpaid dividends are paid with the following preference: (1) Series A preferred stock, (2) Series A and B preferred stock and common stock on a pro rata basis as if all shares were converted to common stock until the holders of the preferred stock receive amounts equal to three times the original issue price per share of preferred stock. In the event that, if converted, the holders of preferred stock were to receive an amount greater than the amount that would be distributed to the holders if not converted, then the preferred stock shall be deemed to be converted to common stock for purposes of distributions to be made in a liquidation event.

Voting Rights

The holder of each of share of preferred stock is entitled to one vote for each share of common stock into which it would convert.

Conversion Rights

Each share of preferred stock is convertible, at the option of the stockholder, into shares of common stock at any time after the date of issuance into a number of shares of common stock as is determined by dividing (a) the applicable per share conversion value by (b) the applicable conversion price as such values are set forth in the Company’s certificate of incorporation. The resulting initial per share conversion rate is one share of common stock for each share of Series B preferred stock and 1.5226 shares of common stock for each share of Series A preferred stock, as adjusted for stock splits, recapitalizations and certain other events.

Each share shall automatically convert upon (1) election of holders of at least 70% of the then outstanding shares of the Series A preferred stock and holders of at least 70% of the then outstanding shares of the Series B preferred stock, each voting separately as a class, or (2) the closing of an underwritten initial public offering of the Company’s common stock with aggregate proceeds of at least $30.0 million and a price of $43.50 per share, as adjusted for stock splits, recapitalizations and certain other events.

In December 2014, the preferred stockholders elected automatic conversion of all outstanding preferred stock, including those shares of preferred stock resulting from the conversion of the Convertible Notes, into the Company’s common stock contingent upon the completion of an initial public offering no later than June 30, 2015 and waived any other conversion requirements under the terms of the Company’s certificate of incorporation.

The authorized shares, purchase price, number of shares outstanding, and liquidation amount by series of preferred stock as of December 31, 2014 and 2013, are as follows (in thousands, except share and per share data):

As of December 31, 2014:

	Shares Authorized	Purchase Price Per Share	Shares Outstanding	Liquidation Value
Series A preferred stock	1,043,011	$31.16	994,866	$31,000
Series B preferred stock	5,133,477	$14.50	2,151,722	54,600

Total preferred stock	6,176,488		3,146,588	$85,600

As of December 31, 2013:

	Shares Authorized	Purchase Price Per Share	Shares Outstanding	Liquidation Value
Series A preferred stock	1,043,011	$31.16	994,866	$31,000
Series B preferred stock	4,338,221	$14.50	2,151,722	54,600

Total preferred stock	5,381,232		3,146,588	$85,600

Common Stock Reserved for Issuance

Common stock reserved for issuance is as follows:

	As of December 31,
	2014	2013
Conversion of preferred stock	3,902,675	3,836,805
Conversion of preferred stock warrants	113,443	77,236
Stock options issued and outstanding	776,636	527,950
Authorized for future stock awards or option grants	385,905	334,651

Total	5,178,659	4,776,642

At December 31, 2014 and 2013, the Company has an aggregate of $30.0 million and $22.0 million, respectively, in principal amount and $4.2 million and $1.8 million, respectively, of accrued interest on the outstanding Convertible Notes. The Convertible Notes and associated preferred stock warrants, may be convertible into securities sold at the Next Equity Financing at a price equal to the price of the stock issued in such a financing or into Series B preferred stock at $14.50 per share upon occurrence of certain future events. As the prices are not determinable until the occurrence of these future events (see Note 7), the Company has excluded the Convertible Notes and associated preferred stock warrants from the above table.

9. Stock-Based Compensation Expense

In August 2007, the Company adopted the 2007 Stock Option Plan (the 2007 Plan). The 2007 Plan provides for issuance of incentive and nonstatutory stock options, and stock purchase rights to acquire restricted stock to employees, non-employee directors and consultants of the Company. In March 2010, the Company terminated the 2007 Plan to set up the 2010 Stock Option Plan (the 2010 Plan), as the successor to the 2007 Plan. Concurrently, the Company canceled 79,466 unissued stock options and transferred 29,363 shares that were formerly reserved for issuance under the 2007 Plan to the 2010 Plan. Further, any stock options subsequently forfeited under the 2007 Plan were not available for future re-issuance either under the 2007 Plan or the 2010 Plan. These transactions resulted in 50,919 shares of the Company’s common stock which remained authorized for issuance under the 2007 Plan.

The 2010 Plan provides for issuance of incentive and nonstatutory options and stock purchase rights to acquire restricted stock to employees, non-employee directors and consultants of the Company. During 2010, 2011, 2013 and April 2014, the 2010 Plan was amended to increase the number of shares reserved for issuance to 1,160,904 shares. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors, subject to the provisions in the 2007 Plan and 2010 Plan. Options granted by the Company generally vest over a period of four years and expire no later than ten years after the date of grant. Options may be exercised prior to vesting, subject to a right of repurchase by the Company. The exercise price of an incentive or non-qualified stock option shall not be less than 100% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. The exercise price of an incentive stock option and nonstatutory stock option granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the share on the date of grant, respectively, as determined by the Board of Directors.

Our board of directors and stockholders adopted the 2014 Equity Incentive Plan (the 2014 Plan). The 2014 Plan became effective immediately upon adoption although no awards may be made under it until the effective date of an initial public offering. Our 2014 Plan will replace our 2010 Plan, and no further grants will be made under such 2010 Plan in the event of an initial public offering. However, options outstanding under the 2010 Plan and our 2007 Plan will continue to be governed by their existing terms.

The following table summarizes stock option activity:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2012	624,416	$4.70	8.11
Granted	119,053	$5.02		$1.96
Exercised	(14,097)	$4.49
Canceled	(201,422)	$4.86

Outstanding at December 31, 2013	527,950	$4.72	7.62
Granted	605,172	$7.07		$5.75
Exercised	—	$—
Canceled	(356,486)	$4.67

Outstanding at December 31, 2014	776,636	$6.57	8.72

Vested and expected to vest at December 31, 2014	746,462	$6.30

Vested and exercisable at December 31, 2014	149,917	$4.85

For the years ended December 31, 2014 and 2013, the total fair value of vested options was $1.3 million and $1.5 million, respectively.

In February 2013, the Company granted performance-based stock options for 118,676 shares of common stock to its employees. The performance-based stock options will vest, if at all, upon the closing of certain strategic or financing transactions by December 31, 2013. During 2013, satisfaction of the performance condition was not considered probable and accordingly, no stock-based compensation expense was recognized for these performance-based grants. All of these performance-based options expired on December 31, 2013.

In February 2014, the Board of Directors approved an extension to the post-termination exercise period for 157,824 vested stock options held by the former Chief Executive Officer from April 2014 to October 2014. This modification, which was made subsequent to his employment with the Company, was treated as a new award and was accounted for as a liability as there was a possibility for cash settlement of the stock options. The Company recognized $0.1 million in compensation costs on the date of modification and reclassified $0.4 million related to these awards previously recorded in equity to stock award liability. The fair value of the stock award liability was determined using Black-Scholes option-pricing model with expected risk free rate of 0.10%, volatility of 105.34%, dividend yield of zero and term of 0.7 years. The stock award liability was subsequently adjusted to its estimated fair value each reporting period using the Black-Scholes option-pricing method with the change in fair value of the liability recorded as stock-based compensation expense. In October 2014, the options expired unexercised, and the Company reclassified the outstanding stock award liability to equity for $0.3 million.

In July 2014, the Company’s board of directors approved 154,165 shares of common stock options to be granted to certain employees concurrent with the completion of an initial public offering, with an exercise price equal to the initial public offering price.

In December 2014, the Company’s board of directors approved 7,500 shares of common stock options to be granted to certain members of the board of directors concurrent with the completion of an initial public offering, with an exercise price equal to the initial public offering price.

Intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the common stock for the options that had exercise prices that were lower than the fair value per share of the common stock on the date of exercise. The aggregate intrinsic value of options exercised during the years ended December 31, 2014 and 2013 was $0 and $10,000, respectively.

As of December 31, 2014 and 2013, there was approximately $2.7 million and $0.4 million, respectively, of total unrecognized stock-based compensation expense related to nonvested equity awards. Such cost is expected to be recognized over a weighted-average period of 3.2 years and 2.1 years, respectively.

The following table presents the weighted-average assumptions used in the Black-Scholes option pricing model to determine the fair value of stock options granted in the periods presented:

	Year Ended December 31,
	2014	2013
Risk-free interest rate	1.83%—2.29%	1.10%—1.68%
Expected dividend yield	— %	— %
Expected price volatility	94.50%—105.40%	95.75%—96.13%
Expected term (in years)	7.0	0.9—10.0
Weighted-average grant date fair value for options granted	$5.75	$1.96

The fair value of each stock option grant was determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment and estimation by management.

Risk-Free Interest Rate. The risk-free rate assumption is based on observed U.S. Treasury instruments with terms consistent to the expected term of the Company’s stock options.

Expected Volatility. Due to the Company’s limited operating history and lack of historical or implied volatility, the expected volatility assumption was determined based on historical volatilities of a group of similar industry companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Expected Dividend Yield. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. The company has not paid and has no present intention to pay dividends.

Expected Term. The expected term of stock options represents the weighted-average period that the stock options are expected to be outstanding. Because the Company does not have historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the options ordinary vesting period and the contractual term.

Forfeiture Rate. The Company reduces stock-based compensation expense for estimated forfeitures. Forfeitures are estimated at the time of grant based on historical experience, and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Fair Value of Common Stock. Historically, the fair value of the shares of common stock underlying the stock options has been the responsibility of and determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors determined fair value of common stock at the time of grant of the option by considering a number of objective and subjective factors including independent third-party valuations of the Company’s common stock, sales prices of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, among other factors.

Stock-based compensation expense related to options granted was allocated as follows (in thousands):

	Year Ended December 31,
	2014	2013
Research and development	$151	$188
General and administrative	594	235

Total	$745	$423

Aggregate options outstanding, vested and exercisable by exercise price at December 31, 2014 are as follows (in thousands except share and per share data):

Options Outstanding				Options Vested and Exercisable
Range of Exercise Prices	Number of Options	Weighted-Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value	Number of Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value
$3.70 —$11.62	776,636	8.72	$1,681	149,917	$4.85	$567

The intrinsic values of outstanding, vested and exercisable options were determined by multiplying the number of shares by the difference between the exercise price of the options and the fair value of the common stock as of December 31, 2014 of $8.63 per share.

10. Commitments

The Company leased office space for approximately 7,500 square feet that expired in November 2013.

The Company leased office space encompassing approximately 7,000 square feet that expired in August 2014.

In May 2014, the Company entered into a five-year operating lease agreement for new corporate headquarters for approximately 7,400 square feet of office space. The lease contains escalating rent payments over the lease term and approximately $0.3 million tenant improvement allowance. The lease term commenced on August 8, 2014. The lease also contains an option to extend the term for an additional five years.

Future minimum lease payments as of December 31, 2014, are summarized as follows (in thousands):

	Capital Leases	Operating Leases
Year ending December 31,
2015	$26	$287
2016	26	296
2017	17	304
2018	—	314
Thereafter	—	213

Total minimum lease payments	69	$1,414

Less: interest	(8)

Present value of minimum lease payments	61
Less: current portion of capital leases	21

Capital leases, net of current portion	$40

The Company recognizes its rent expense on a straight-line basis over the noncancelable term of its operating lease. Rent expense for the years ended December 31, 2014 and 2013, was $0.3 million and $0.2 million, respectively.

11.	Income Taxes

The following table provides a reconciliation between income taxes computed at the federal statutory rate of 34% and the provision for income taxes:

	Year Ended December 31,
	2014	2013
Expected income tax benefit at the federal statutory tax	34.0%	34.0%
State income taxes, net of federal benefit	5.4	(4.3)
Other	1.7	3.8
Change in valuation allowance	(42.2)	(33.5)

Income tax (benefit) expense	(1.1%)	0.0%

Significant components of the Company’s net deferred tax assets are as follows (in thousands):

	As of December 31,
	2014	2013
Deferred tax assets:
Net operating loss	$33,485	$27,307
Capitalized research and development	6,045	3,648
Research and development tax credit	1,345	840
Depreciation and amortization	819	854
Stock-based compensation	489	288
Accrued expenses	330	27
Deferred rent	110	—

Total deferred tax assets	42,623	32,964
Deferred tax liabilities:
Beneficial conversion feature	(13)	(387)

Net deferred tax asset	42,610	32,577
Less: valuation allowance	(42,610)	(32,577)

Net deferred tax assets	$—	$—

At December 31, 2014, the Company had federal and state net operating loss carryforwards of approximately $90.8 million and $44.9 million, respectively. The federal loss carryforwards will begin expiring in 2026, and the state loss carryforwards will begin expiring in 2016, unless previously utilized. The Company also has federal and California research and development credit carryforwards totaling $1.6 million and $0.4 million, respectively. The federal research and development credit carryforwards will begin to expire in 2033, unless previously utilized. The California research credits do not expire.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Based on the weight of all evidence, including a history of operating losses and the Company’s ability to generate future taxable income to realize these assets, management has determined that it is more likely than not that the net deferred tax assets will not be realized and a full valuation allowance has been established to offset the net deferred tax asset. The Company’s valuation allowance increased by approximately $10.0 million and $6.4 million during 2014 and 2013, respectively.

Future utilization of the Company’s net operating loss and research and development credits carryforwards to offset future taxable income may be subject to an annual limitation, pursuant to Internal Revenue Code (IRC) Sections 382 and 383, as a result of ownership changes that may have occurred or that could occur in the future. An ownership change occurs when a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards.

The Company does not expect this analysis to be completed within the next 12 months and, as a result, the Company does not expect the unrecognized tax benefits will change within 12 months. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not change the Company’s effective tax rate. The Company has not been audited by the Internal Revenue Service or any state tax authority. The Company is subject to taxation in the United States. Because of the net operating loss and research credit carryforwards, substantially all of the tax years, from 2006 through 2013, remain open to U.S. federal and state tax examinations.

The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. There were no unrecognized tax benefits recorded by the Company. There are no unrecognized tax benefits included in the balance sheets that would, if recognized, affect the effective tax rate.

The Company’s practice is to recognize interest and/or penalties related to income tax matters as income tax expense. The Company has no accruals for interest or penalties on its accompanying balance sheets as of December 31, 2014 and 2013, and has not recognized interest and/or penalties in its Statements of Operations and Comprehensive Loss for the year ended December 31, 2014.

The Company is subject to taxation in the United States and California. The Company is subject to tax examination by tax authorities in those jurisdictions for 2008 and forward.

During the years 2009 and 2010 the Company recorded a total of $1.0 million as an income tax benefit in the statements of operations and comprehensive loss for the sale of net operating losses of $1.1 million under the New Jersey Economic Development Agency (NJEDA) Technology Tax Certificate Transfer Program. During 2014, the Company repaid the NJEDA $0.3 million as a pro-rated portion of the sales price of the sale of the net operating losses because the Company did not maintain its headquarters in the state of New Jersey for a period of five years subsequent to the sale. The repayment is recorded as an income tax expense in the accompanying Statements of Operations and Comprehensive Loss.

12. Takeda License

In August 2007, as amended in November 2009, the Company entered into an exclusive license agreement with Takeda Pharmaceutical Company Limited (Takeda). The license provides the Company with the worldwide right to manufacture, develop and commercialize cenicriviroc and TAK-220. Under this agreement, through December 31, 2014, the Company paid to Takeda an upfront license fee of $3.0 million which was expensed to research and development. Additionally, the Company is obligated to pay to Takeda up to $102.0 million in the aggregate in development and sales milestones. The Company is also obligated to pay to Takeda tiered royalties based on aggregate annual net sales of all licensed products from the high single digit to the low double digit percentage of net sales, subject to certain reductions and exceptions. The Company’s obligation to pay royalties to Takeda expires on a country-by-country basis on the later of either expiration of the last to expire patent assigned to the Company under the agreement, or the earlier of the twelfth anniversary of the first commercial sale of the product or one or more generic versions of the product achieving a certain market share in such country.

13. Subsequent Events

The Company has evaluated subsequent events through March 4, 2015:

On January 14, 2015, and as amended on January 23, 2015, the Company entered into a definitive Agreement and Plan of Merger and Reorganization (merger agreement) under which it will merge with Regado Biosciences, Inc. (NASDAQ: RGDO) (Regado) in an all-stock transaction. Subject to the terms and conditions of the merger agreement, at the closing of the transaction, Regado will be renamed Tobira Therapeutics, Inc., and will be under the leadership of Tobira’s chief executive officer.

On a pro forma basis, prior to the financing transaction discussed below, based upon the number of shares of Regado common stock to be issued in the merger, current Regado stockholders will own approximately 32% of the combined company and current Tobira stockholders will own approximately 68% of the combined company (determined before accounting for the financing transaction discussed below). The final number of shares will be subject to adjustments at closing based on each company’s cash balances and other matters at closing. The transaction has been approved by the board of directors of both companies. The merger is expected to close in the second quarter of 2015, subject to the approval of the stockholders of each company, review by the Securities and Exchange Commission and other customary closing conditions as detailed in the merger agreement.

Concurrent with the execution of the merger agreement, a Tobira investor syndicate has committed to invest up to $22.0 million in the combined company. This financing is expected to fully fund the CVC development program through the completion of the Phase 2b program. The financing is expected to close before or concurrently with the completion of the merger.

On January 24, 2015, the Company amended the Convertible Notes to extend the maturity date from March 18, 2015 such that they mature on the earlier of the completion of the merger with Regado (the Merger) or the Next Equity Financing.

On January 24, 2015, the holders of the Convertible Notes elected to convert the principal and accrued and unpaid interest of the Convertible Notes into shares of Series B preferred stock at $14.50 per share, subject to adjustment for stock splits, recapitalization and certain other events upon the completion of the Merger. Additionally, the holders of preferred stock warrants issued in connection with the Convertible Notes elected to net exercise their warrants upon closing of the Merger.

On January 24, 2015, the preferred stockholders elected automatic conversion of all outstanding preferred stock, including those shares of preferred stock resulting from the conversion of the Convertible Notes, into the Company’s common stock upon the completion of the Merger and waived any other conversion requirements under the terms of the Company’s certificate of incorporation.

On February 2, 2015, a purported stockholder of Regado filed a putative class-action lawsuit (captioned Maiman v. Regado Biosciences, Inc., Case No. 10606-CB) in the Court of Chancery of the State of Delaware, challenging the proposed all-stock Merger of Regado with Tobira. On February 25, 2015, a second putative class-action lawsuit challenging the Merger was filed in Delaware (captioned Gilboa v. Regado Biosciences, Inc., Case No. 10720-CB). The complaints name as defendants: (i) each member of Regado’s Board of Directors, (ii) Regado, (iii) Tobira, and (iv) Landmark Merger Sub Inc. The plaintiffs allege that Regado’s directors breached their fiduciary duties to Regado’s stockholders by, among other things, (a) agreeing to merge Regado with Tobira for inadequate consideration, (b) implementing a process that was distorted by conflicts of interest, and (c) agreeing to certain provisions of the Merger Agreement that are alleged to favor Tobira and deter alternative bids. The plaintiffs also generally allege that the entity defendants aided and abetted the purported breaches of fiduciary duty by the directors. The plaintiffs seek an injunction against the consummation of the Merger and an award of costs and expenses, including a reasonable allowance for attorneys’ and experts’ fees. Tobira believes the litigation is without merit.

Annex A-1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

REGADO BIOSCIENCES, INC.,

LANDMARK MERGER SUB INC.,

TOBIRA THERAPEUTICS, INC.

AND WITH RESPECT TO SECTION 5.14,

BRENT AHRENS, AS COMPANY STOCKHOLDERS’ AGENT

Dated as of January 14, 2015

Page
Article 1	THE MERGER	A-1-2

1.1	The Merger	A-1-2
1.2	Closing; Effective Time	A-1-2
1.3	Effect of the Merger	A-1-3
1.4	Certificate of Incorporation; Bylaws; Parent Name Change	A-1-3
1.5	Directors and Officers of the Surviving Corporation	A-1-3
1.6	Conversion of Company Securities	A-1-3
1.7	Dissenting Shares	A-1-5
1.8	Exchange Of Certificates	A-1-6
1.9	Stock Transfer Books	A-1-7
1.10	No Further Rights	A-1-7
1.11	Tax Consequences	A-1-7
1.12	Calculation of Net Cash	A-1-8
1.13	Additional Actions	A-1-9

Article 2	REPRESENTATIONS AND WARRANTIES OF COMPANY	A-1-9

2.1	Organization and Qualification; Charter Documents	A-1-9
2.2	Capital Structure	A-1-10
2.3	Authority; Non-Contravention; Approvals	A-1-11
2.4	Anti-Takeover Statutes Not Applicable	A-1-12
2.5	Company Financial Statements; No Undisclosed Liabilities	A-1-12
2.6	Absence Of Certain Changes Or Events	A-1-13
2.7	Taxes	A-1-13
2.8	Intellectual Property	A-1-15
2.9	Compliance with Legal Requirements	A-1-16
2.10	Legal Proceedings; Orders	A-1-18
2.11	Brokers’ And Finders’ Fees	A-1-18
2.12	Employee Benefit Plans	A-1-18
2.13	Title to Assets; Condition Of Equipment	A-1-21
2.14	Environmental Matters	A-1-22
2.15	Labor Matters	A-1-22
2.16	Company Contracts	A-1-23
2.17	Books And Records	A-1-24
2.18	Insurance	A-1-24
2.19	Accounts Receivable	A-1-25
2.20	Suppliers; Effect Of Transaction	A-1-25
2.21	Government Contracts	A-1-25
2.22	Interested Party Transactions	A-1-25
2.23	Financing Commitment Letter	A-1-25
2.24	Disclosure; Company Information	A-1-26

Article 3	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-1-26

3.1	Organization and Qualification	A-1-26
3.2	Capital Structure	A-1-27
3.3	Authority; Non-Contravention; Approvals	A-1-27
3.4	Anti-Takeover Statutes Not Applicable	A-1-28
3.5	SEC Filings; Parent Financial Statements; No Undisclosed Liabilities	A-1-28

A-1-i

Page
3.6	Taxes	A-1-29
3.7	Intellectual Property	A-1-30
3.8	Compliance with Legal Requirements	A-1-30
3.9	Legal Proceedings; Orders	A-1-31
3.10	Brokers’ And Finders’ Fees	A-1-31
3.11	Employee Benefit Plans	A-1-31
3.12	Real Property	A-1-34
3.13	Parent Contracts	A-1-34
3.14	Insurance	A-1-35
3.15	Interested Party Transactions	A-1-36
3.16	Disclosure	A-1-36
3.17	Opinion of Financial Advisor	A-1-36
3.18	Shell Company Status	A-1-36
3.19	Disclosure; Parent Information	A-1-36
3.20	Parent Lock-up Agreements	A-1-36
3.21	Parent Support Agreements	A-1-36

Article 4	CONDUCT OF BUSINESS PENDING THE MERGER	A-1-37

4.1	Conduct of Company Business	A-1-37
4.2	Conduct of Parent Business	A-1-39

Article 5	ADDITIONAL AGREEMENTS	A-1-41

5.1	Proxy Statement; Registration Statement	A-1-41
5.2	Information Statement; Company Written Consent	A-1-41
5.3	Parent Stockholder Meeting	A-1-43
5.4	Access to Information; Confidentiality	A-1-44
5.5	Regulatory Approvals and Related Matters	A-1-44
5.6	Director Indemnification and Insurance	A-1-45
5.7	Notification of Certain Matters	A-1-46
5.8	Interim Financial Statements	A-1-46
5.9	Public Announcements	A-1-46
5.10	Conveyance Taxes	A-1-46
5.11	Board of Directors and Officers of Parent	A-1-46
5.12	Non-Solicitation by Company	A-1-47
5.13	Non-Solicitation by Parent	A-1-48
5.14	Company Stockholders’ Agent	A-1-49
5.15	Section 16 Matters	A-1-49
5.16	Letter of Company’s Accountants	A-1-50
5.17	Listing	A-1-50
5.18	Parent Amended and Restated Charter	A-1-50
5.19	Termination of Company Stockholder and Other Related Agreements	A-1-50
5.20	Company Options	A-1-50
5.21	Allocation Certificate	A-1-51
5.22	Employee Benefit Matters	A-1-51
5.23	Company and Parent Disclosure Schedules	A-1-52
5.24	Tax Matters	A-1-52
5.25	Validity of Private Placement	A-1-52

Article 6	CONDITIONS TO THE MERGER	A-1-53

6.1	Conditions To Obligation Of Each Party To Effect The Merger	A-1-53
6.2	Additional Conditions to Obligations Of Parent	A-1-53
6.3	Additional Conditions to Obligations Of Company	A-1-54

A-1-ii

Page
Article 7	TERMINATION	A-1-56

7.1	Termination	A-1-56
7.2	Effect Of Termination	A-1-57
7.3	Expenses; Termination Fees	A-1-57

Article 8	INDEMNIFICATION	A-1-58

8.1	Survival of Representations and Warranties	A-1-58
8.2	Indemnification and Escrow Fund	A-1-58
8.3	Limitations on Indemnification	A-1-60
8.4	Assertion of Claims	A-1-60
8.5	Notice and Defense Of Third Party Claims	A-1-61
8.6	Control of Indemnification Claims	A-1-61

Article 9	GENERAL PROVISIONS	A-1-61

9.1	Notices	A-1-61
9.2	Amendment	A-1-62
9.3	Headings	A-1-62
9.4	Severability	A-1-62
9.5	Entire Agreement	A-1-63
9.6	Successors and Assigns	A-1-63
9.7	Parties In Interest	A-1-63
9.8	Waiver	A-1-63
9.9	Remedies Cumulative; Specific Performance	A-1-63
9.10	Governing Law; Venue; Waiver of Jury Trial	A-1-63
9.11	Counterparts and Exchanges by Electronic Transmission or Facsimile	A-1-64
9.12	Attorney Fees	A-1-64
9.13	Cooperation	A-1-64
9.14	Construction	A-1-64

Exhibits

Exhibit A	Certain Definitions
Exhibit B-1	Form of Parent Support Agreement*
Exhibit B-2	Form of Company Support Agreement*
Exhibit B-3	Form of Financing Commitment Letter*
Exhibit C-1	Form of Certificate of Merger
Exhibit C-2	Form of Certificate of Incorporation
Exhibit D	Parent Amended and Restated Charter
Exhibit E	Form of FIRPTA Notice
Exhibit F	Form of Lock-Up Agreement*
Exhibit G	Form of Escrow Agreement

*	Omitted herein, but filed separately as an exhibit to the current report on Form 8-K of Regado Biosciences, Inc. to which this Agreement and Plan of Merger is an exhibit.

A-1-iii

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Exhibits

Exhibit C-1:	Form of Certificate of Merger
Exhibit C-2:	Form of Certificate of Incorporation
Exhibit D:	Parent Amended and Restated Charter
Exhibit E:	Form of FIRPTA Notice
Exhibit G:	Form of Escrow Agreement

Company Disclosure Schedule

Part 2.1(a) – Subsidiaries; Due Organization; Etc.

Part 2.2(b) – Capital Structure

Part 2.2(c) – Capital Structure

Part 2.3 – Authority; Non-Contravention; Approvals

Part 2.5(d) – Company Financial Statements; No Undisclosed Liabilities

Part 2.8(a)(i) – Intellectual Property

Part 2.8(a)(ii) – Intellectual Property

Part 2.8(a)(iii) – Intellectual Property

Part 2.8(b) – Intellectual Property

Part 2.8(c) – Intellectual Property

Part 2.9(b) – Compliance with Legal Requirements

Part 2.10(a) – Legal Proceedings; Orders

Part 2.11 – Brokers’ and Finders’ Fees

Part 2.12(a) – Employee Benefit Plans

Part 2.12(h) – Employee Benefit Plans

Part 2.13 – Title to Assets; Condition of Equipment

Part 2.13(b) – Title to Assets; Condition of Equipment

Part 2.15(a) – Labor Matters

Part 2.15(c) – Labor Matters

Part 2.16 – Company Contracts

Part 2.18(a) – Insurance

Part 2.20(a) – Suppliers; Effect of Transaction

Part 4.1 – Conduct of Company Business

Parent Disclosure Schedule

Part 3.1 – Organization and Qualification.

Part 3.2 – Capital Structure

Part 3.3 – Authority; Non-Contravention; Approvals

Part 3.5 – SEC Filings; Parent Financial Statements; No Undisclosed Liabilities

Part 3.6 – Taxes

Part 3.10 – Brokers’ and Finders’ Fees

Part 3.11 – Employee Benefit Plans

Part 3.12 – Real Property

Part 3.13 – Parent Contracts

Part 3.14 – Insurance

Part 3.15 – Interested Party Transactions

Part 4.2 – Conduct of Parent Business

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Other Schedules

Schedule 6.1(c) – Blue Sky Law Requirements

Schedule 6.2(c) – Consents Obtained

Schedule 6.3(c) – Consents Obtained

Regado Biosciences, Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that Regado Biosciences, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, is made and entered into as of January 14, 2015 (this “Agreement”), by and among REGADO BIOSCIENCES, INC. a Delaware corporation (“Parent”), LANDMARK MERGER SUB INC., a Delaware corporation (“Merger Sub”), TOBIRA THERAPEUTICS, INC., a Delaware corporation (“Company”), and, solely with respect to Section 5.14, Brent Ahrens, as the “Company Stockholders’ Agent”. Parent, Merger Sub and Company are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS:

WHEREAS, this Agreement contemplates a merger of the Merger Sub with and into Company, with Company remaining as the surviving entity after the merger (the “Merger”), whereby the Company Stockholders will receive Parent Common Stock in exchange for their Company Capital Stock;

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding equity of Company immediately prior to the Effective Time will own approximately 68% of the outstanding equity of Parent immediately following the Effective Time and prior to the Financing and the holders of the outstanding equity of Parent immediately prior to the Merger will own approximately 32% of the outstanding equity of Parent immediately following the Effective Time and prior to the Financing, subject to adjustment as provided herein;

WHEREAS, the board of directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement and the Financing, the change of control of Parent, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Parent vote to approve the Parent Stockholder Approval Matters;

WHEREAS, the board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the Company Stockholders vote to approve the Company Stockholder Matters;

WHEREAS, as a condition to the willingness of, and an inducement to Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Parent Support Agreement Signatories is entering into a support agreement, in favor of Company, in substantially the form of Exhibit B-1 attached hereto (the “Parent Support Agreements”), under which the Parent Support Agreement Signatories will agree to vote as stockholders in favor of the Merger and against any competing proposal pursuant to the terms and conditions of the Parent Support Agreements;

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WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Support Agreement Signatories is entering into a support agreement, in favor of Parent, in substantially the form of Exhibit B-2 attached hereto (the “Company Support Agreements”), under which the Company Support Agreement Signatories will, among other things, agree, with respect to a portion of the shares of Company Capital Stock held thereby, to vote as stockholders in favor of the Company Stockholder Approval Matters pursuant to the terms and conditions of the Company Support Agreements; and

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Financing Commitment Letter Signatories is entering into a Financing Commitment Letter, in substantially the form of Exhibit B-3 attached hereto (the “Financing Commitment Letter”), under which the Financing Commitment Letter Signatories will, among other things, agree to issue or sell up to an aggregate of $22,000,000 of Additional Company Funding (as defined below) or Additional Parent Funding (as defined below);

WHEREAS, as a condition to the willingness of, and an inducement to Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Parent Lock-up Signatories is entering into a lock-up agreement, in substantially the form of Exhibit F attached hereto (the “Parent Lock-up Agreements”);

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Lock-up Signatories is entering into a lock-up agreement, in substantially the form of Exhibit F attached hereto (the “Company Lock-up Agreements”) with respect to a portion of the shares of Parent Common Stock held thereby from time to time;

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Subject to and upon the terms and conditions of this Agreement and Delaware General Corporation Law (“Delaware Law”), Merger Sub will be merged with and into Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Section 7.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement, the consummation of the Merger (the “Closing”) will take place at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116-3736, at 10:00 a.m. on a date to be specified by the Parties which will be no later than three Business Days after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), and, if at such time any dispute shall be pending pursuant to Section 1.12 regarding the determination of Net Cash, the third Business Day following the resolution of such dispute as provided in Section 1.12), or at such other time, date

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and place as Parent and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”. On the Closing Date, the Parties will cause the Merger to be consummated by executing and filing a Certificate of Merger in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”), in substantially the form of Exhibit C-1 attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws; Parent Name Change. Unless otherwise determined by Parent and Company:

(a) the certificate of incorporation of Company will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit C-2 hereto, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation;

(b) the bylaws of Company will be amended and restated to read in the form of the bylaws of Merger Sub, as in effect on the date hereof and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws; and

(c) following the Merger, Parent will amend its certificate of incorporation and take all other actions necessary to cause its name to be changed to such name as the Company directs in writing within three (3) Business Days following the date of this Agreement.

1.5 Directors and Officers of the Surviving Corporation. Unless otherwise determined by Parent and Company, the parties will take all action such that:

(a) the board of directors of the Surviving Corporation immediately after the Effective Time will consist of three members nominated by Parent (reasonably acceptable to Company, (the “Parent Appointees”)) and six members nominated by Company (reasonably acceptable to Parent, (the “Company Appointees”)) until such time as their respective successors are duly elected or appointed; and

(b) the officers of Company immediately prior to the Effective Time will be the officers of the Parent immediately following the Effective Time until such time as their respective successors are duly elected or appointed.

1.6 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, any stockholder of the Company or any other Person:

(a) Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time, including shares of Company Capital Stock issued in, or issued upon conversion, exercise or exchange of securities issued in, the Additional Company Funding, (excluding any shares to be canceled pursuant to Section 1.6(b)) will be converted, subject to Sections 1.6(c), 1.6(e) and 1.7, into and represent the right to receive (the following, the “Merger Consideration”) (i) such number of shares of validly issued, fully paid and nonassessable shares of

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common stock of Parent, $0.001 par value per share (“Parent Common Stock”), as is equal to the Exchange Ratio (subject, if applicable, to the escrow provisions set forth in Section 8.2), and cash in lieu of any fractional shares of Parent Common Stock to be issued or paid in consideration therefor and (ii) if applicable, the right to receive a pro rata share of any release of shares of Parent Common Stock held in the Escrow Fund to the Company Stockholders in accordance with Section 8.2 and the Escrow Agreement; provided, however, that shares of Parent Common Stock issued in exchange of shares of Company Capital Stock issued in, or issued upon conversion, exercise or exchange of securities issued in, the Additional Company Funding shall not be subject to the subject to the escrow provisions set forth in Section 8.2.

(b) Merger Sub Common Stock. Each share of Merger Sub Common Stock then outstanding will be converted into one share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares will, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(c) Cancellation. Each share of Company Capital Stock held in the treasury of Company and each share of Company Capital Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.

(d) Company Options. Each Company Option under the Company Option Plan that is outstanding and unexercised as of immediately prior to the Effective Time will be subject to Section 5.20. Prior to the Closing Date, and subject to the review and approval of Parent, Parent and Company will take all actions necessary to effect the transactions contemplated by this Section 1.6(d) under applicable Legal Requirements and all such Company Options, including delivering all notices required thereby and, if required, entering into termination agreements with the holders of such Company Options. In addition, promptly after the date of this Agreement, and in any event within ten (10) Business Days before the Effective Time, and subject to the review and approval of Parent, Company shall deliver notice to all holders of Company Options setting forth such holders’ rights pursuant to this Agreement.

(e) Company Warrants.

(i) Each Company Term Loan Warrant that is outstanding and unexercised as of immediately prior to the Effective Time will be exchanged for warrants to purchase Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Term Loan Warrant may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each such exchanged Company Term Loan Warrant shall be determined by multiplying (A) the number of shares of Company Capital Stock (on an as converted to Company Common Stock basis) that were subject to such Company Term Loan Warrant, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number up to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for each such exchanged Company Term Loan Warrant shall be determined by dividing (A) the per share exercise price of the Company Term Loan Warrant exchanged, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio.

(ii) Each Company Warrant this is not a Company Term Loan Warrant will, pursuant to the terms thereof as may be amended from time to time, be net exercised immediately prior to, and contingent upon the occurrence of, the Effective Time, into conversion shares convertible into Company Common Stock at a price equal to the Company Stipulated Value. Subsequent to such net exercise, each applicable Company Warrant will be terminated and cancelled in full. For the avoidance of doubt, any such shares of Company Common Stock issued upon such net exercise shall be conversion into Parent Common Stock in accordance with Section 1.6(a).

(iii) Prior to the Closing Date, and subject to the review and approval of Parent, Company will take all actions necessary to effect the transactions contemplated by this Section 1.6(e) under applicable Legal

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Requirements and all Company Warrant agreements, including delivering all notices required thereby and, if required, entering into termination agreements with the holders of such Company Warrants.

(f) Adjustments to Exchange Ratio. The Exchange Ratio and the price paid for fractional shares pursuant to Section 1.6(g) below will be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

(g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Company Stockholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any such fraction of a share that would have otherwise been issued to such Company Stockholder. Any Company Stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) will, in lieu of such fraction of a share and upon surrender of such holders’ Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing sale prices of Parent Common Stock as quoted on The NASDAQ Capital Market for the ten (10) consecutive trading days ending with the trading day immediately preceding the date of the signing of this Agreement (as adjusted pursuant to Section 1.6(f) above).

(h) Restrictions. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the book-entry representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(i) Legends on Stock Certificates. The certificates representing shares of Parent Common Stock issuable in the Merger hereunder, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (along with any other legends that may be required under applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

In addition to the legend required pursuant to this Section 1.6(i), any certificates evidencing the shares of Parent Common Stock that are held back as part of the Escrow Fund shall also bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO INDEMNITY OBLIGATIONS SET FORTH IN AN AGREEMENT WITH THE ISSUER.

1.7 Dissenting Shares. For purposes of this Agreement, “Dissenting Shares” mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a person who has not voted such

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shares in favor of the adoption of this Agreement and the Merger, has properly demanded appraisal for such shares in accordance with Delaware Law and has not effectively withdrawn or forfeited such demand for appraisal. Notwithstanding anything to the contrary contained herein, Dissenting Shares will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares will be treated as if they had been converted as of the Effective Time into the right to receive the merger consideration set forth in Section 1.6(a) hereof (if any). Company will give Parent prompt notice of any demands received by Company for appraisal of shares of Company Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Company. Parent and Company shall jointly participate in all negotiations and proceedings with respect to such demands except as limited by applicable Legal Requirements. Neither Parent nor Company will, except with prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Legal Requirements.

1.8 Exchange Of Certificates.

(a) Exchange Agent. On or prior to the Closing Date, Parent will select American Stock Transfer & Trust Company, LLC, Parent’s transfer agent or another reputable bank or trust company reasonably acceptable to Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent will issue and cause to be deposited with the Exchange Agent (i) non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a); and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(g). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates will be effected, and risk of loss and title to Company Stock Certificates will pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.6(a). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate will be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock represented by book-entry equal to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.6(g)), and (B) the Company Stock Certificate so surrendered will be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate held by a Company Stockholder will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock). If any Company Stock Certificate will have been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in

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accordance with this Section 1.8 (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Transfers of Ownership. If any shares of Parent Common Stock are to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any Person designated by it any transfer or other taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Unclaimed Portion of the Exchange Fund.

(i) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 will thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(ii) Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(f) Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9 Stock Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and cease to exist, and all holders of Company Capital Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of the Company; and (b) the stock transfer books of Company will be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and exchanged as provided in Section 1.8.

1.10 No Further Rights. The Merger Consideration delivered upon the surrender for exchange of Company Capital Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.11 Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations, and intend to file the statement required by Section 1.368-3(a) of the Treasury Regulations.

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1.12 Calculation of Net Cash.

(a) Not less than fifteen (15) calendar days prior to the anticipated date for Closing (the “Anticipated Closing Date”), Parent will deliver to Company the Estimated Net Cash Schedule setting forth, in reasonable detail, Parent’s calculation of Net Cash (the “Net Cash Calculation” and the date of delivery of such schedule, the “Determination Date”), it being agreed that the Net Cash Calculation shall take into account liabilities reasonably anticipated to be incurred prior to and as of the Closing. Within two (2) Business Days following the Determination Date, Parent will deliver to Company the Net Cash Certificate as of such Determination Date prepared by Parent and executed by Parent’s chief executive officer. Parent will make the work papers and back-up materials used in preparing the Estimated Net Cash Schedule and the Net Cash Certificate, and the personnel of Parent that participated in preparing the Estimated Net Cash Schedule and the Net Cash Certificate, available to Company and, if requested by Company, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) calendar days after Parent delivers either (or each) of the Estimated Net Cash Schedule or the Net Cash Certificate (a “Response Date”), Company will have the right to dispute any part of the Estimated Net Cash Schedule or the Net Cash Certificate by delivering a written notice to that effect to Parent (a “Dispute Notice”).

(c) If on or prior to any Response Date, (i) Company notifies Parent in writing that it has no objections to the Estimated Net Cash Schedule or the Net Cash Certificate, as applicable, or (ii) Company fails to deliver a Dispute Notice as provided in Section 1.12(b), then the Net Cash Calculation as set forth in the Net Cash Certificate will be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement, and Parent will not be required to determine the Net Cash again provided that the Closing Date occurs no later than five (5) calendar days after the Anticipated Closing Date unless additional material liabilities have accrued between the Anticipated Closing Date and the Closing Date, in which case the Parent will be required to determine the Net Cash again prior to the Closing Date taking into account such additional material liabilities.

(d) If Company delivers a Dispute Notice on or prior to the applicable Response Date, then Representatives of Parent and Company will promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Net Cash, which agreed upon amount will be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(e) If Representatives of Parent and Company are unable to negotiate an agreed-upon determination of the Net Cash at the Determination Date pursuant to Section 1.12(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and Company may mutually agree upon), then Deloitte & Touche LLP or, if Deloitte & Touche LLP is not able to so act without compromising its status as an independent auditor of Parent, such other independent auditor of recognized national standing as may be agreed by Parent and Company (the “Reviewing Accounting Firm”) will be engaged to resolve any remaining disagreements as to the Net Cash Calculation. Parent will promptly deliver to the Reviewing Accounting Firm the work papers and back-up materials used in preparing the Estimated Net Cash Schedule or the Net Cash Certificate and Parent and Company will use their best efforts to cause the Reviewing Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. Company and Parent will be afforded the opportunity to present to the Reviewing Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Reviewing Accounting Firm; provided, however, that no such presentation or discussion will occur without the presence of a Representative of each of Company and Parent. The determination of the Reviewing Accounting Firm will be limited to the disagreements submitted to the Reviewing Accounting Firm. The determination of the amount of the Net Cash made by the Reviewing Accounting Firm will be in writing delivered to Parent and Company, will be final and binding on Company and Parent and will be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement. The fees and expenses of the Reviewing Accounting Firm will be allocated between Parent and

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Company in the same proportion that the disputed amount of Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Reviewing Accounting Firm) bears to the total disputed amount of the Net Cash amount. If this Section 1.12(e) applies as to the determination of the Net Cash at the Determination Date, upon resolution of the matter in accordance with this Section 1.12(e), the Parties will not be required to determine the Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date; provided, however, that if the Closing Date is more than fifteen (15) days after the Anticipated Closing Date, the Review Accounting Firm shall be instructed to make such reasonable adjustments as required to reflect any such delay.

1.13 Additional Actions. If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Corporation and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1 Organization and Qualification; Charter Documents.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. Neither Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Companies is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(d) Company has made available to Parent accurate and complete copies of: (a) the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Company, including all amendments thereto; (b) the stock records of each Acquired Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the board of directors of each Acquired Company and all committees of the board of directors of each Acquired Company. The books of account, stock records, minute books and other records of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.2 Capital Structure.

(a) The authorized capital stock of Company consists of 223,317,000 shares of Company Common Stock, of which 282,157 shares are issued and outstanding as of the date of this Agreement, and 163,100,000 shares of preferred stock of the Company, of which 27,542,369 shares are designated as Series A Preferred Stock, of which 994,866 shares are issued and outstanding as of the date of this Agreement, and of which 135,557,631 shares are designated as Series B Preferred Stock, of which 2,151,722 shares are issued and outstanding as of the date of this Agreement. No shares of capital stock are held in Company’s treasury. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b) As of the date of this Agreement, Company had reserved an aggregate of 1,211,823 shares of Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which options were outstanding for an aggregate of 776,636 shares of Company Common Stock, and 113,443 shares, net of exercises, were reserved for issuance to holders of warrants to purchase Company Series B Preferred Stock upon their exercise. All shares of Company Common Stock or Company Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 2.2(b) of the Company Disclosure Schedule lists each holder of Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder, each outstanding Company Option and Company Warrant, the name of the holder of such Company Option or Company Warrant, the number of shares subject to such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant, the vesting schedule and termination date of such Company Option or Company Warrant and whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any. Part 2.2(b) of the Company Disclosure Schedule also lists for each holder of Company Capital Stock, Company Option or Company Warrant, the state or other jurisdiction in which such holder currently resides, or, if such holder is an Entity, the state where such holder’s principal office is located.

(c) Except as set forth on Part 2.2(c) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock are subject to any right of first refusal in favor of Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which the Acquired Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock. Except as set forth on Part 2.2(c) of the Company Disclosure Schedule, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Part 2.2(c) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies each holder of such shares of Company Capital Stock, the date of purchase and

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number of such shares, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such shares filed an election under Section 83(b) of the Code with respect to such shares within thirty (30) days of purchase. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

2.3 Authority; Non-Contravention; Approvals.

(a) Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to Company Stockholder Approval and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Company Capital Stock outstanding on the applicable record date, (ii) at least seventy percent (70%) of the outstanding shares of Series A Preferred Stock (voting as a separate class), and (iii) at least seventy percent (70%) of the outstanding shares of Series B Preferred Stock (voting as a separate class) (“Company Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and all other transaction contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Company Stockholders’ Agent, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b) Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and all other transaction contemplated by this Agreement and directed that such matters be submitted for consideration of the Company Stockholders at the Company Stockholders’ Meeting.

(c) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.3(d) below, conflict with or violate any Legal Requirement applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, or (iii) require an Acquired Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights of obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties are bound or affected (except, for purposes of this clause (iii), in the case of any Contract that is not a Company Contract, as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger).

(d) No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Company in connection with the execution and delivery

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of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Registration Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filings contemplated by Section 5.5(a) and (v) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act.

2.4 Anti-Takeover Statutes Not Applicable. The board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. The board of directors of Company has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby Section 203 of Delaware Law.

2.5 Company Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2011, December 31, 2012 and December 31, 2013 and the unaudited financial statements (including the notes thereto) representing the financial condition of Company as of December 31, 2014 (collectively, the “Company Financials”), including any available quarterly financial statements (including any related notes thereto) (i) complied, or will comply as to form in all material respects prior to the filing of the Registration Statement, with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (iii) fairly presented the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iv) are consistent with, and have been prepared from, the books and records of Company. Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since December 31, 2011. The balance sheet of Company as of December 31, 2013 is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, consolidated unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.

(b) Each of Company and its Subsidiaries maintains a system of internal accounting controls comparable to those of similarly situated companies at a similar stage of development designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since January 1, 2012, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Since January 1, 2012, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company,

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(ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(d) Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) described on Part 2.5(e) of the Company Disclosure Schedule, (iv) set forth in any Company Contract or (v) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

2.6 Absence Of Certain Changes Or Events. Since the date of the Company Balance Sheet through the date of this Agreement, each of the Acquired Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business, or (d) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.7 Taxes.

(a) Each income and other material Tax Return that any Acquired Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Company or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquired Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquired Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquired Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquired Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Company Financials.

(b) All material Taxes that an Acquired Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(c) The unpaid Taxes of the Acquired Companies (i) did not, as of December 31, 2014, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the balance sheet of such date contained in the Company Financials, and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. Since December 31, 2013, the Acquired Companies have not incurred any liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

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(d) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), or (vi) election under Section 108(i) of the Code.

(e) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquired Company with any taxing authority or issued by any taxing authority to an Acquired Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquired Company that are, or if issued would be, binding on an Acquired Company.

(f) No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquired Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(g) No Acquired Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(h) Other than the Subsidiaries identified in Part 2.1(a) of the Company Disclosure Schedule, Company does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Each Acquired Company is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes, and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. None of the Acquired Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i) No Acquired Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(j) Each Acquired Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(k) No Acquired Company has a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.

(l) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

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(m) No Acquired Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquired Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

2.8 Intellectual Property.

(a) Part 2.8(a)(i) of the Company Disclosure Schedule lists all of the Patent Rights and all Trademark Rights owned solely by any Acquired Company as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof. Part 2.8(a)(ii) of the Company Disclosure Schedule lists, as of the date hereof, all of the Patent Rights and all Trademark Rights in which any Acquired Company has any co-ownership interest, other than those owned solely by an Acquired Company, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number and prosecution history or subsequent registration activity thereof. Part 2.8(a)(iii) of the Company Disclosure Schedule lists all of the third party Patent Rights and Trademark Rights in which an Acquired Company has any exclusive right, title or interest, other than those owned solely or co-owned by an Acquired Company.

(b) Part 2.8(b) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to any Acquired Company any right, title or interest in or to any Company IP Rights other than “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for an Acquired Company. To Company’s knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of such Contracts.

(c) Part 2.8(c) of the Company Disclosure Schedule lists all Contracts in effect as of the date of this Agreement under which an Acquired Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Company IP Rights (collectively, “Out Licenses”). To the Company’s knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of such Contracts.

(d) The Acquired Companies own, co-own or otherwise possess legally enforceable rights in and to all Company IP Rights, free and clear of all Encumbrances. To the knowledge of Company the Company IP Rights that are owned or co-owned by an Acquired Company or exclusively licensed to an Acquired Company (collectively, “Company Owned IP Rights”) are valid and enforceable. No third party is overtly challenging in writing the right, title or interest of an Acquired Company in, to or under the Company Owned IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed to an Acquired Company, and there is no opposition, cancellation, proceeding, objection or claim pending with regard to any Company Owned IP Rights and the Company Owned IP Rights are not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Acquired Companies’ use thereof or their rights thereto. To the knowledge of Company, no valid basis exists for any of the foregoing challenges or claims. No act has been done or omitted to be done by the Acquired Companies, which has, had or could have the effect of dedicating to the public, or entitling any third party to cancel, forfeit, modify or consider abandoned, any Company IP Rights that are owned or co-owned by an Acquired Company, or, except with respect to Contracts listed in Part 2.8(c) of the Company Disclosure Schedule, give any Person any ownership or license rights with respect thereto. All necessary registration, maintenance and renewal fees in respect of the Company Owned IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Company Owned IP Rights.

(e) Each Acquired Company has taken all reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Company Owned IP Rights. The Acquired Companies have

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not divulged, furnished to or made accessible any of their Trade Secrets to any Person except pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets or in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and the Acquired Companies otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets. All current and former officers and employees of, and consultants and independent contractors to, each Acquired Company who have contributed to the creation or development of any Company IP Rights owned or co-owned by an Acquired Company have assigned all of their respective ownership rights in such IP Rights to such Acquired Company, and have executed and delivered to such Acquired Company an agreement (containing no exceptions or exclusions from the scope of the coverage contained in such Acquired Company’s applicable form agreement) regarding the assignment to such Acquired Company, of any IP Rights arising from services performed for such Acquired Company by such Persons, the current forms of which agreements have been made available in a data room or otherwise for review by Parent or its advisors. To the knowledge of Company, no current or former officers and employees of, or consultants or independent contractors to, any Acquired Company have breached any material term of any such agreements.

(f) To the knowledge of Company with respect to third party Patent Rights and Trademark Rights, none of the Acquired Companies or any of their respective current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated any IP Rights of any third party, and no Acquired Company has received any written notice nor are any of them subject to any actual, or to the knowledge of Company, threatened proceedings, claiming or alleging any of the foregoing.

(g) To the knowledge of Company, no Company Owned IP Rights are being infringed, misappropriated or unlawfully used by any third party nor has an third party previously infringed, misappropriated or unlawfully used any such Company Owned IP Rights.

(h) Subject to the Company obtaining the required consents pursuant to Section 6.2(c), neither the execution, delivery or performance of this Agreement by Company nor the consummation by Company of the transactions contemplated by this Agreement will contravene, conflict with or result in the imposition of any additional limitation on the Acquired Companies’ right, title or interest in or to any material Company IP Rights.

(i) No funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by any Acquired Company to develop or create, in whole or in part, any Company Owned IP Rights.

(j) Each Acquired Company is, and has at all times since January 1, 2010 been, in material compliance with all Legal Requirements regarding the protection, storage, use and disclosure of Personal Data collected by such Acquired Company.

2.9 Compliance with Legal Requirements.

(a) Neither Company nor any of its Subsidiaries has been or is in conflict with, or in default or violation of (i) any Legal Requirement, order, judgment or decree applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations. No investigation or review by any Governmental Body is pending or, to the knowledge of the Company, threatened against Company or its Subsidiaries, nor has any Governmental Body indicated to an Acquired Company in writing an intention to conduct the same.

(b) Company and its Subsidiaries hold all permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities which are necessary to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”). Company and its

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Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. A true, complete and correct list of the Company Permits is set forth in Part 2.9(b) of the Company Disclosure Schedule. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time. Company has provided Parent all material Company Permits and material correspondence from the FDA or other comparable Governmental Body.

(c) To the knowledge of Company, the Acquired Companies and Persons acting in concert with and on behalf of Company:

(i) have not used in any capacity the services of any individual or entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii) have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d) None of the Acquired Companies, and (to the knowledge of Company) no Representative of any of the Acquired Companies with respect to any matter relating to any of the Acquired Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e) No product or product candidate manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquired Companies has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) since January 1, 2010. At no time since January 1, 2010, has any of the Acquired Companies received written notice that any Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any such product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research with respect to any such product candidate by or on behalf of any of the Acquired Companies, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. The Company has, prior to the execution of this Agreement, provided or made available to Parent all information about serious adverse drug experiences since January 1, 2010 obtained or otherwise received by any of the Acquired Companies from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by any of the Acquired Companies or any of their licensees in the possession of any of the Acquired Companies (or to which any of them has access), except for any adverse drug experiences that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f) None of the Acquired Companies, or to the knowledge of the Company, Persons acting in concert with or on behalf of the Acquired Companies or any officers, employees or agents of the same, has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquired Companies made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such

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disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Body to invoke any similar policy.

(g) All pre-clinical and clinical studies relating to product or product candidates, conducted by or on behalf of the Acquired Companies have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made only to the Company’s knowledge with respect to clinical and pre-clinical studies conducted by any third party on behalf of the Acquired Companies.

(h) Each of the Acquired Companies has filed with the FDA, any other Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

2.10 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies, any business of any of the Acquired Companies or any of the assets owned, leased or used by any of the Acquired Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. None of the Legal Proceedings identified in Part 2.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.10(a).

(b) There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject. To the knowledge of Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

2.11 Brokers’ And Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies; provided, however, that with respect to any Additional Parent Funding, Company may, in consultation with Parent, engage a broker, finder or investment banker with respect to the sale of the securities underlying such Additional Parent Funding.

2.12 Employee Benefit Plans.

(a) Part 2.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards,

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bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association”, under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Company or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), (collectively, the “Company Employee Plans”). Neither Company nor, to the knowledge of Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. There are no loans by Company to any of its officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Company Employee Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by Company subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

(b) Company has made available to Parent true and complete copies of each of Company Employee Plans and all material related plan documents, including trust documents, group annuity contracts, plan amendments, Insurance Policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, Company has made available in a data room for review by Parent copies of the Form 5500 reports filed for the last three (3) plan years. Company has made available in a data room for review by Parent the most recent Internal Revenue Service determination, advisory, notification or opinion letter (a “Determination Letter”) issued with respect to each such Company Employee Plan, as applicable, and to Company’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a). Company has made available in a data room for review by Parent all filings made by Company or any ERISA Affiliate of Company with any Governmental Body with respect to any Company Employee Plan to the extent relevant to any ongoing obligation or liability of Company, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c) Each Company Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code). Company and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of Company Employee Plans. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable Determination Letter as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from United States federal income taxation under Section 501(a) of the Code, if applicable, or has applied to the Internal Revenue Service for such favorable Determination Letter within the remedial amendment period under Section 401(b) of the Code. None of Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Company has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Company’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate is subject to any liability or penalty under

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Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan. All contributions required to be made by Company or any ERISA Affiliate to any Company Employee Plan have been timely paid or accrued on Company Balance Sheet, if required under GAAP. With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding or action has been brought, or to the knowledge of Company is overtly threatened in communication with Company, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans). There has been no amendment to, or written interpretation or announcement by Company or any ERISA Affiliate regarding any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that plan for the fiscal year ended December 31, 2014. None of the assets of Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code. All contributions and payments to Company Employee Plans are deductible under Section 162 or 404 of the Code. No assets of any Company Employee Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and no excise Tax could be imposed upon Company under Chapter 43 of the Code. With respect to Company Employee Plans, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company would reasonably expect to be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Employee Plans, ERISA, the Code or any other applicable Legal Requirement.

(d) Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Company nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop loss policy or contract applies).

(f) With respect to each Company Employee Plan, Company is in material compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998. Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Legal Requirement governing health care coverage extension or continuation.

(g) Each Company Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with, or is otherwise exempt from, Section 409A of the Code. No outstanding stock right (as defined in Treasury Regulation 1.409A-1(l)) has been granted to any active, retired or former employees, directors or consultants that (i) has an exercise

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price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Acquired Companies or any of the ERISA Affiliates will be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code that would be subject to the excise and penalty taxes arising thereunder.

(h) Other than as specifically contemplated by this Agreement or as otherwise required under applicable Legal Requirements, consummation of the Merger will not (i) entitle any current or former employee or other service provider of Company or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in Part 2.12(h) of the Company Disclosure Schedule; (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Company Employee Plans. No benefit payable or that may become payable by Company pursuant to any Company Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or Surviving Corporation other than ordinary administration expenses typically incurred in a termination event.

(i) Company is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.

(j) Company does not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

(k) With respect to each Company Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, other than any health care reimbursement plan under Section 125 of the Code, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on Company Financials for the fiscal year ended December 31, 2013.

2.13 Title to Assets; Condition Of Equipment.

(a) The Acquired Companies own, and have good, valid and marketable title to, all tangible assets purported to be owned by them, including: (x) all assets reflected on the Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet); and (y) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of said assets are owned by the Acquired Companies free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of

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business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Company, and (iii) liens described in Part 2.13 of the Company Disclosure Schedule. The Acquired Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Companies as being leased to the Acquired Companies, and the Acquired Companies enjoy undisturbed possession of such leased assets.

(b) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time. The Acquired Companies do not own and have never owned any real property or any interest in real property. Part 2.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Company is a party.

2.14 Environmental Matters.

(a) No underground storage tanks and no amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a “Hazardous Material”), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Neither Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the date hereof, nor has Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Material Activities”) in violation of any Legal Requirement promulgated by any Governmental Body in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Company Material Adverse Effect.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company or any of its Subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its Subsidiaries in any environmental litigation or impose upon Company or any of its Subsidiaries any environmental liability.

2.15 Labor Matters.

(a) Part 2.15(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of Company and its Subsidiaries along with their position, hire date, 2014 actual compensation and

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annual rate of compensation for 2015 (including base salary and the target amount of any bonuses to which such employee may be eligible). To Company’s knowledge, no key employee or group of employees has threatened to terminate employment with Company or has plans to terminate such employment.

(b) Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c) Except as disclosed in Part 2.15(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; (ii) agreement with any current or former employee of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $150,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

2.16 Company Contracts.

(a) Except as set forth in Part 2.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by:

(i) any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquired Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of any Acquired Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquired Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Company under applicable foreign Legal Requirements;

(ii) any Contracts identified or required to be identified in Part 2.8(b), Part 2.8(c) or Part 2.13(b) of the Company Disclosure Schedule;

(iii) any Contract with any distributor, reseller or sales representative;

(iv) any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of the Company’s products or product candidates;

(v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(vii) any Contract imposing any material restriction on the right or ability of any Acquired Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person;

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(viii) any agreement, Contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any joint marketing or development agreement;

(xi) any Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

(xii) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquired Company; or

(xiii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement.

(b) Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Part 2.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”). Neither Company nor any of its Subsidiaries, nor to Company’s knowledge any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.17 Books And Records. The minute books of Company and its Subsidiaries made available to Parent or counsel for Parent are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Company or such Subsidiaries, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

2.18 Insurance.

(a) Part 2.18(a) of the Company Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) (the “Insurance Policies”) to which any Acquired Company is a party. To Company’s knowledge, such Insurance Policies are in full force and effect,

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maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquired Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Acquired Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Parent.

(b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquired Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquired Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.19 Accounts Receivable. All accounts receivable of Company reflected on the Company Balance Sheet are valid, current and collectible (within thirty (30) days after the date on which it first became due and payable) without any counterclaim or set off. All accounts receivable of Company that have arisen since the Company Balance Sheet Date are valid, current and collectible (within thirty (30) days after the date on which it first became due and payable), without any counterclaim or set off.

2.20 Suppliers; Effect Of Transaction.

(a) Part 2.20(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each supplier that supplies any significant product or service to any Acquired Company. Since the Company Balance Sheet Date, there has not been: (i) any materially adverse change in the business relationship of any Acquired Company with any supplier listed or required to be listed in Part 2.20(a) of the Company Disclosure Schedule; or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such supplier.

(b) No creditor, supplier, employee, client, customer or other Person having a business relationship with any Acquired Company has informed any Acquired Company that such Person intends to materially change its relationship with Company because of the transactions contemplated by this Agreement or otherwise.

2.21 Government Contracts. Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Company or Parent (assuming that no such suspension or debarment will result solely from the identity of Parent).

2.22 Interested Party Transactions. Except as set forth in the Company’s Registration Statement on Form S-1 filed with the SEC, no event has occurred during the past three years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

2.23 Financing Commitment Letter. Company has delivered to Parent true and complete copies of the executed Financing Commitment Letter as in effect on the date hereof. The Financing Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. As of the date hereof, the commitments contained in the Financing Commitment Letter has not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitment Letter is in full force and effect and, to the knowledge of the Company, represents a valid, binding and enforceable obligation of the Financing Commitment Letter Parties except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The aggregate proceeds contemplated by the Financing Commitment Letter equal an aggregate of at least $22,000,000.

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2.24 Disclosure; Company Information. The information relating to Company or its Subsidiaries to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Information Statement and/or the Proxy Statement will not, on the date the Information Statement or Proxy Statement, as applicable, is first mailed to the Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Information Statement will contain all information material to the matters sought for approval by the Company Stockholders, including all information reasonably required to satisfy all applicable information and disclosure requirements set forth in Rule 502 of Regulation D. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by Parent and Merger Sub or any of their Representatives for inclusion in the Proxy Statement or the Information Statement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any of the Parent SEC Documents or other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

3.1 Organization and Qualification.

(a) Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(c) Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(d) The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to the Parent’s Annual Report on Form 10-K for the year ended December 31, 2013 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

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3.2 Capital Structure.

(a) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, of which 33,609,212 shares are issued and outstanding as of the close of business on the day prior to the date hereof and 1,000,000 shares of Series F Convertible Preferred Stock, par value $0.001 per share (“Parent Preferred Stock”), of which 10,000 shares are issued and outstanding as of the close of business on the day prior to the date hereof. No shares of capital stock are held in Parent’s treasury. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(b) As of the date of this Agreement, Parent had reserved an aggregate of 7,938,427 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plans, under which options were outstanding for an aggregate of 6,551,077 shares, and 9,356 shares of Parent Common Stock, net of exercises, were reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

(c) The shares of Parent Common Stock issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, would be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as set forth in Part 3.2(d) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock are subject to any right of first refusal in favor of Parent; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the stockholders of Parent have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Capital Stock. None of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or other securities.

3.3 Authority; Non-Contravention; Approvals.

(a) Parent has the requisite corporate power and authority to enter into this Agreement and, subject to Parent Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to Parent Stockholder Approval, to adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable record date (“Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt or approve the Parent Stockholder Approval Matters. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company and the Company Stockholders’ Agent, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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(b) Parent’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Parent duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of Parent’s stockholders, and (ii) resolved to recommend that Parent’s stockholders approve the Parent Stockholder Approval Matters and directed that such matters be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting. The board of directors of Merger Sub, at a meeting duly called and held, has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby. Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, shall execute a written consent adopting this Agreement.

(c) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent or Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to obtaining Parent Stockholder Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Parent or Merger Sub or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, or (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (v) the filing of Current Reports on Form 8-K with the SEC within four business days after the execution of this Agreement and the Closing Date, (vi) the filing of the Parent Amended and Restated Charter with the Secretary of State of the State of Delaware in accordance with Section 5.18, (vii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of NASDAQ, and (viii) the filings contemplated by Section 5.5(a).

3.4 Anti-Takeover Statutes Not Applicable. The board of directors of Parent has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. The board of directors of Parent has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby Section 203 of Delaware Law.

3.5 SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a) All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the

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certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC. As used in this Section 3.6, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.

(d) Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Financials, (ii) incurred in connection with the transactions contemplated in this Agreement, (iii) disclosed in Part 3.5(e) of the Parent Disclosure Schedule, (iv) set forth in any Parent Contract, or (v) incurred since September 30, 2014 in the ordinary course of business.

3.6 Taxes.

(a) Each of the income and other material Tax Returns that any Acquiring Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Parent or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the SEC Documents.

(b) All material Taxes that an Acquiring Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

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(c) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on any Acquiring Company.

(d) No Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquiring Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(e) Other than the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule, Parent does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Each Acquiring Company is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes, and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(f) No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(g) Each Acquiring Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(h) No Acquiring Company has a permanent establishment, as defined in any applicable Tax treaty, in a country other than the country in which it is organized.

(i) No Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j) No Acquiring Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

3.7 Intellectual Property. None of the Acquiring Companies or any of their respective current activities or products violates or otherwise conflicts with, or has infringed, misappropriated or violated, or will infringe, misappropriate or violate any IP Rights of any Person, and no Acquiring Company has received any notice nor are any of them subject to any actual or threatened proceedings claiming or alleging any of the foregoing.

3.8 Compliance with Legal Requirements. Neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any Legal Requirement, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of

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their respective properties is bound or affected, except for any conflicts, defaults or violations which would not have a Parent Material Adverse Effect. No investigation or review by any Governmental Body is pending or threatened against Parent or its Subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

3.9 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.9(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. None of the Legal Proceedings identified in Part 3.9(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.9(a).

(b) There is no Order to which any of the Acquiring Companies, or any of the assets owned or used by any of the Acquiring Companies, is subject. To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

3.10 Brokers’ And Finders’ Fees. Except as set forth in Part 3.10 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquiring Companies. Parent has furnished to Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 3.10 of the Company Disclosure Schedule.

3.11 Employee Benefit Plans.

(a) Part 3.12(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Parent or any ERISA Affiliate of Parent (collectively, the “Parent Employee Plans”). Neither Parent nor, to the knowledge of Parent, any other person or entity, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. There are no loans by Parent to any of its officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Parent Employee Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by Parent subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

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(b) Parent has made available to Company true and complete copies of each of Parent Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Parent Employee Plan that is subject to ERISA reporting requirements, Parent has made available in a data room for review by Company copies of the Form 5500 reports filed for the last three (3) plan years. Parent has made available for review by Company the most recent Determination Letter issued with respect to each such Parent Employee Plan, and to Parent’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Parent Employee Plan subject to Code Section 401(a). Parent has made available in a data room for review by Company all filings made by Parent or any ERISA Affiliate of Parent with any Governmental Body with respect to any Parent Employee Plan to the extent relevant to any ongoing obligation or liability of Parent, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c) Each Parent Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code). Parent and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of Parent Employee Plans. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable Determination Letter as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from United States federal income taxation under Section 501(a) of the Code, if applicable, or has applied to the Internal Revenue Service for such favorable Determination Letter within the remedial amendment period under Section 401(b) of the Code. None of Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Parent has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Parent’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Parent Employee Plan. Neither Parent nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Parent Employee Plan. All contributions required to be made by Parent or any ERISA Affiliate to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financials on file with the SEC, if required under GAAP. With respect to each Parent Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Parent Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Employee Plan. No suit, administrative proceeding or action has been brought, or to the knowledge of Parent is overtly threatened in communication with Parent, against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans). There has been no amendment to, or written interpretation or announcement by Parent or any ERISA Affiliate regarding any Parent Employee Plan that would materially increase the expense of maintaining such Parent Employee Plan above the level of expense incurred with respect to that plan for the fiscal year ended December 31, 2014. None of the assets of Parent or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code. All contributions and payments to Parent Employee Plans are deductible under Section 162 or 404 of the Code. No assets of any Parent Employee Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and no excise Tax could be imposed upon Parent under

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Chapter 43 of the Code. With respect to Parent Employee Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent would reasonably expect to be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Parent Employee Plans, ERISA, the Code or any other applicable Legal Requirement.

(d) Neither Parent nor any ERISA Affiliate of Parent has ever maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Parent nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Neither Parent nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) With respect to each Parent Employee Plan, Parent is in material compliance with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the HIPAA; and (iv) the applicable requirements of the Cancer Rights Act of 1998. Parent has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Legal Requirement governing health care coverage extension or continuation.

(g) Each Parent Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with, or is otherwise exempt from, Section 409A of the Code. No outstanding stock right (as defined in Treasury Regulation 1.409A-1(l)) has been granted to any active, retired or former employees, directors or consultants that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Parent in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Acquired Companies or any of the ERISA Affiliates will be or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code that would be subject to the excise and penalty taxes arising thereunder.

(h) Other than as specifically contemplated by this Agreement or as otherwise required under applicable Legal Requirements, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of Parent or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Parent Employee Plan), except as expressly provided in Part 3.12(h) of the Parent Disclosure Schedule; (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by Parent pursuant to any Parent Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Parent

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Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent other than ordinary administration expenses typically incurred in a termination event.

(i) Parent is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.

(j) Parent does not sponsor, contribute to or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

(k) With respect to each Parent Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, other than any health care reimbursement plan under Section 125 of the Code, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which Parent is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with an HMO pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the most recent Parent Financials on file with the SEC.

3.12 Real Property. The Acquiring Companies do not own and have never owned any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.12 of the Parent Disclosure Schedule.

3.13 Parent Contracts.

(a) Except as set forth in the most recent exhibit list on Parent’s Form 10-K for the year ended December 31, 2013 or Part 3.12 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:

(i) any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquiring Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of any Acquiring Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquiring Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Company under applicable foreign Legal Requirements;

(ii) any Contracts identified or required to be identified in Part 3.12 of the Parent Disclosure Schedule;

(iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

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(v) any Contract imposing any restriction on the right or ability of any Acquiring Company: (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person; (iii) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (iv) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (v) to perform services for any other Person; or (vi) to transact business with any other Person;

(vi) any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vii) any Contract relating to the borrowing of money or extension of credit;

(viii) any Contract that would reasonably be expected to have a material effect on the ability of Company to perform any of its obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

(ix) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(x) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate; or

(xi) any Contract that does not allow Parent or Subsidiary to terminate the Contract for convenience with no more than thirty (30) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination.

(b) Parent has delivered to Company an accurate and complete copy of each Contract listed or required to be listed in Part 2.16 of the Company Disclosure Schedule (any such Contract, including any Contract that would be listed in Part 2.16 but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended December 31, 2013, a “Parent Contract”). Neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Parent Contract, has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts. To the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Parent Contract; (ii) give any Person the right to declare a default in any material respect under any Parent Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Contract; (iv) give any Person the right to accelerate the maturity or performance of any Parent Contract; or (v) give any Person the right to cancel, terminate or modify any Parent Contract. Each Parent Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.14 Insurance.

(a) Part 3.14(a) of the Parent Disclosure Schedule sets forth each Insurance Policy to which any Acquiring Company is a party. Such Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure. All premiums due and payable under such Insurance Policies have been paid on a timely

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basis and each Acquiring Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Insurance Policies have been made available to Company.

(b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.15 Interested Party Transactions. Except as set forth in the SEC Documents, no event has occurred during the past three years that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

3.16 Disclosure. None of the representations or warranties of Parent contained herein, none of the information contained in the Parent Disclosure Schedule and none of the other information or documents furnished or to be furnished to Company by Parent or pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

3.17 Opinion of Financial Advisor. The board of directors of Parent has received an opinion of Cowen and Company, LLC, financial advisor to Parent, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Parent from a financial point of view. Parent will furnish an accurate and complete copy of said opinion to Company for informational purposes only promptly after the date hereof.

3.18 Shell Company Status. Parent is not an issuer identified in Rule 144(i)(1) of the Securities Act.

3.19 Disclosure; Parent Information. The information relating to Parent or its Subsidiaries to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Information Statement and/or the Proxy Statement will not, on the date the Information Statement or Proxy Statement, as applicable, is first mailed to Parent stockholders or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the Proxy Statement.

3.20 Parent Lock-up Agreements. To Parent’s knowledge, the Parent Lock-up Agreement Signatories collectively constitute, as of the execution of this Agreement, the holders of not less than 30% of the Parent Outstanding Shares and each such Parent Lock-up Agreement. As of the date hereof, to Parent’s knowledge, each Parent Lock-up Agreement is in full force and effect and, to the knowledge of Parent, represents a valid, binding and enforceable obligation of the Parent Lock-up Agreement Signatories except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.21 Parent Support Agreements. To Parent’s knowledge, the Parent Support Agreement Signatories constitute, as of the execution of this Agreement, not less than 37% of the Parent Outstanding Shares have delivered to Parent true and complete and duly executed copies of the Parent Support Agreements. As of the date hereof, to Parent’s knowledge, each Parent Support Agreement is in full force and effect and, to the knowledge of Parent, represents a valid, binding and enforceable obligation of the Parent Support Agreement Signatories except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Company Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent that Parent consents in writing and except to the extent as necessary to effect the transactions contemplated by the Company Stockholder Matters, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement or the Financing Commitment Letter, without obtaining the written consent of Parent, Company will not, and will not permit its Subsidiaries to, do any of the following:

(a) amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof);

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (other than pursuant a repurchase right in favor of the Company with respect to unvested shares at no more than cost);

(d) without the consent of Parent, which will not be unreasonably withheld, conditioned or delayed, incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g) sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

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(h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) without the consent of Parent, which will not be unreasonably withheld, conditioned or delayed, enter into or amend any material terms of any Company Contract or grant any release or relinquishment of any material rights under any Company Contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(h);

(i) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j) increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, except for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions contemplated by this Agreement;

(k) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(l) make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Company, or incurred in the ordinary course of business and consistent with past practice;

(n) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(o) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with this Agreement);

(p) make any material expenditure that is inconsistent with those expenditures contemplated by the 2015 budget and forecast attached as Part 4.1 of the Company Disclosure Schedule (provided that nothing herein shall prevent the Company from making payments on expenses incurred prior to the date of this Agreement and, provided further, that nothing herein shall be deemed to permit any Acquired Company to make any expenditures relating to the consummation of a public offering of the Company’s Capital Stock); and

(q) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (p) above, or any action which would make any of the representations or warranties of such party contained in this Agreement untrue or incorrect or prevent such party from performing or cause such party not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

The parties acknowledge and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company or its Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this

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Agreement, complete control and supervision over its and its Subsidiaries’ respective operations and (iii) notwithstanding anything contrary set forth in this Agreement, no consent of Parent will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements. The parties further acknowledge and agree that nothing contained in this Agreement shall prohibit or restrict the Company from taking any action necessary or appropriate (including marketing efforts) in accordance with applicable securities laws and in accordance with the terms and conditions hereof and of the Financing Commitment Letter, to authorize, issue or sell up to an aggregate of $22,000,000 of debt or equity securities (including securities convertible, exercisable or exchangeable into such debt or equity securities) of the Company prior to the Effective Time (the “Additional Company Funding”) or shares of Parent Common Stock concurrent with or immediately following the Effective Time (the “Additional Parent Funding”), provided that the securities of the Company issued in any such Additional Company Funding shall be included in the calculation of the Exchange Ratio and the securities of Parent issued in any such Additional Parent Funding shall not be included in the calculation of the Exchange Ratio. Parent will, subject to the terms and conditions hereof and of the Financing Commitment Letter, take all commercially reasonable efforts in order to cooperate with the issuance of debt or equity securities in accordance with this paragraph. The parties further acknowledge that, subject to the terms and conditions hereof and of the Financing Commitment Letter, the Company may issue or sell up to an aggregate of $40,000,000 in Additional Company Funding or Additional Parent Funding with the written consent of both Company and Parent. Company and Parent acknowledge and agree that an Additional Company Funding is subject to the following terms and conditions: (i) the aggregate amount of any Additional Company Funding cannot exceed $13,000,000; (ii) the terms of any such Additional Company Funding shall be as approved by a majority of the Company’s directors that are disinterested with respect to such Additional Company Funding (but in no event shall more than one disinterested director fail to approve such terms), in full compliance with their fiduciary duties; and (iii) all agreements relating to such Additional Company Funding shall, prior to their execution, be provided to Parent for review and Company shall, in good faith, consider any comments to such documents that Parent may have.

4.2 Conduct of Parent Business. During the Pre-Closing Period, Parent agrees, except to the extent that Company consents in writing, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as conducted in the last three (3) months, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, and to pay or perform other material obligations when due. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement or the Financing Commitment Letter, without obtaining the written consent of Company, Parent will not, and will not permit its Subsidiaries to, do any of the following:

(a) except for the Parent Amended and Restated Charter, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof);

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Capital Stock;

(d) incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

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(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) without the consent of Parent, which will not be unreasonably withheld, conditioned or delayed, enter into or amend any material terms of a Parent Contract or grant any release or relinquishment of any material rights under any Company Contract; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(g);

(h) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(i) increase the compensation payable or to become payable to its directors, officers, employees or consultants or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer (except for officers who are terminated on an involuntary basis), employee or consultant, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee;

(j) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(k) make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Company, or incurred in the ordinary course of business and consistent with past practice;

(m) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(n) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except in connection with this Agreement);

(o) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (n) above, or any action which would make any of the representations or warranties of such party contained in this Agreement untrue or incorrect or prevent such party from performing or cause such party not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied; or

(p) take any action that would cause the representation in Section 3.18 to become in accurate.

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ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the date of this Agreement, and in any event no later than thirty (30) days following the date of this Agreement, Parent, with Company’s cooperation, will prepare and cause to be filed with the SEC a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Approval Matters and other matters that may be mutually agreed upon between Parent and Company (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Each of Parent and Company will use commercially reasonable efforts: (i) to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff. Parent will cause the Proxy Statement to be mailed to Parent’s stockholders. Each of Parent and Company will promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1(a). If either Parent or Company becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then such party: (i) will promptly inform the other party thereof; (ii) will provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to it being filed with the SEC; (iii) will provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) will cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of Parent.

(b) Within thirty (30) days following the Closing Date, Parent will prepare and file with the SEC a registration statement on Form S-3 (or if Form S-3 is not available, such other form as may provide for a resale of the shares of Parent Common Stock issued pursuant to Section 1.6 but with such registration obligations otherwise consistent with the requirements of this Section 5.1(b)), covering the resale of the shares of Parent Common Stock issued pursuant to Section 1.6 (together with all amendments and supplements thereto, including post-effective amendments, all exhibits thereto and all material incorporated by reference therein, the “Registration Statement”). Parent will use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as possible following the filing of the Registration Statement and be maintained effective until the earliest to occur of: (i) the second anniversary of the date the Registration Statement is first declared effective, or (ii) the date that all of the shares of Parent Common Stock issued pursuant to Section 1.6 have actually been sold; provided, however, that Parent will have no obligation to have the Registration Statement declared effective unless and until the Form 8-K Amendment is filed with the SEC (and Parent shall use its reasonable best efforts to timely file the Form 8-K Amendment). For not more than sixty (60) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, Parent may suspend the use of any prospectus included in the Registration Statement if Parent’s board of directors determines in good faith that such suspension is necessary to (x) delay the disclosure of material non-public information concerning Parent, the disclosure of which at the time is not, in the good faith opinion of Parent’s board of directors, in the best interests of Parent and its stockholders, or (y) amend or supplement the Registration Statement or the related prospectus so that the Registration Statement or prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading.

5.2 Information Statement; Company Written Consent.

(a) As promptly as practicable after the date of this Agreement, and in any event no later than ten (10) calendar days following the date of this Agreement, Company will prepare, with the cooperation of Parent, and cause to be mailed to its stockholders an information statement for the holders of Company Capital Stock (the “Information Statement” ) to solicit the written consent of its stockholders in lieu of a meeting pursuant to

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Section 228 of Delaware Law (the “Company Written Consent”) for purposes of (i) adopting this Agreement and approving the Merger, and all other transactions contemplated by this Agreement, (ii) acknowledging that the approval given thereby is irrevocable and that such Company Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of Delaware Law, a copy of which was attached thereto, and that such Company Stockholder has received and read a copy of Section 262 of Delaware Law, (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under Delaware Law, (iv) provide for the conversion of all Company Capital Stock into Company Common Stock immediately prior to, and contingent upon the occurrence of, the Effective Time and (v) provide sufficient approval to treat the Company Warrants as provided in Section 1.5(e)(ii)(collectively, the “Company Stockholder Matters”). The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock pursuant to this Agreement. Company and Parent shall each use commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and Company agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. Company shall not include in the Information Statement any information with respect to Parent or its affiliates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

(b) Subject to Section 5.2(c), (i) the board of directors of Company will recommend that its stockholders vote to approve the Company Stockholder Matters (such recommendation the “Company Board Recommendation”); (ii) the Information Statement will include the Company Board Recommendation; and (iii) the Company Board Recommendation will not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent will be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of the Company Stockholder Approval Matters by the Company Stockholder Approval, the Company Board Recommendation may be withdrawn or modified (a “Company Change in Recommendation”) if the board of directors of Company concludes in good faith, after having taken into account the advice of Company’s outside legal counsel and financial advisor, that (x) as a result of Company’s receipt of an Acquisition Proposal that was not made in violation of Section 5.12 and that the board of directors of Company has determined in good faith, after consultation with Company’s legal and financial advisors, constitutes a Superior Offer, or (y) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Company that occurs or arises after the date of this Agreement and that was neither known to Company or its board of directors nor reasonably foreseeable as of the date of this Agreement (a “Company Intervening Event”), the withdrawal or modification of the Company Board Recommendation is required in order for the board of directors of Company to comply with its fiduciary obligations to Company’s stockholders under applicable Legal Requirements; provided, however, that prior to Company taking any action permitted under this Section 5.2(c), Company shall provide Parent with four (4) business days’ prior written notice advising the Parent that it intends to effect such withdrawal or modification to the Company Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of a Acquisition Proposal for the Company, the information required by Section 5.12(b) and, in the case of a Company Intervening Event, the material facts and circumstances related to the applicable Company Intervening Event), and during such four (4) business day period, (i) Company shall negotiate, and cause its Representatives to negotiate, with Parent in good faith (to the extent the Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Company’s board of directors to effect such withdrawal or modification, and (ii) Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Company Board Recommendation.

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(d) Company’s obligation to solicit the Company Written Consent will not be limited or otherwise affected by any withdrawal or modification of the Company Board Recommendation.

5.3 Parent Stockholder Meeting.

(a) Parent will take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on (i) the issuance of shares of Parent Common Stock in the Merger and the Financing, and (ii) the Parent Amended and Restated Charter (collectively, the “Parent Stockholder Approval Matters”). The Parent Stockholders’ Meeting will be held as promptly as practicable following the date on which the Registration Statement is declared effective under the Securities Act; provided, however, notwithstanding anything to the contrary contained herein, Parent will have the absolute discretion to adjourn the Parent Stockholders’ Meeting without any consent requirement of Company for a period of sixty (60) days after the initial Parent Stockholders’ Meeting is held if necessary to obtain Parent Stockholder Approval. Parent will ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.3(c): (i) the board of directors of Parent will recommend that its stockholders vote to approve the Parent Stockholder Approval Matters (such recommendation, the “Parent Board Recommendation”); (ii) the Proxy Statement will include the Parent Board Recommendation; and (iii) the Parent Board Recommendation will not be withdrawn or modified in a manner adverse to Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Company will be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the Parent Stockholder Approval Matters by the Parent Stockholder Approval, the Parent Board Recommendation may be withdrawn or modified (a “Parent Change in Recommendation”) if the board of directors of Parent concludes in good faith, after having taken into account the advice of Parent’s outside legal counsel and financial advisors, that (x) as a result of Parent’s receipt of an Acquisition Proposal that was not made in violation of Section 5.13 and that the board of directors of Parent has determined in good faith, after consultation with Parent’s legal and financial advisors, constitutes a Superior Offer, or (y) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement and that was neither known to Parent or its board of directors nor reasonably foreseeable as of the date of this Agreement (a “Parent Intervening Event”), the withdrawal or modification of the Parent Board Recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements; provided, however, that prior to Parent taking any action permitted under this Section 5.3(c), Parent shall provide Company with four (4) Business Days’ prior written notice advising the Company that it intends to effect such withdrawal or modification to the Parent Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of a Parent Acquisition Proposal, the information required by Section 5.13(b) and, in the case of a Parent Intervening Event, the material facts and circumstances related to the applicable Parent Intervening Event), and during such four (4) business day period, (i) Parent shall negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent the Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Parent’s board of directors to effect such withdrawal or modification, and (ii) Parent shall consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Parent Board Recommendation.

(d) Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting will not be limited or otherwise affected by any withdrawal or modification of the Parent Board Recommendation.

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(e) Nothing contained in this Agreement will prohibit Parent or its board of directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Parent or its board of directors pursuant to Rules 14d-9 and 14e-2(a) will be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements.

5.4 Access to Information; Confidentiality. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Parent will each afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Parent each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided, that each of Company and Parent reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between it and its counsel. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company and Parent will promptly provide the other party with copies of: (a) all material operating and financial reports prepared by Company or Parent (or their respective Representatives), as applicable, for such party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any material notice, document or other communication sent by or on behalf of any of such party to any third party to any Company Contract or Parent Contract, as applicable, or sent to Company or Parent by any third party to any Company Contract or Parent Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (d) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and (e) any material notice, report or other document received from any Governmental Body. Each party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Parent and Company.

5.5 Regulatory Approvals and Related Matters.

(a) Each Party will file all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing or Section 5.5(b) below, Parent and Company each shall, promptly (and in any event, with respect to clause (x), within ten (10) Business Days after the date of this Agreement), prepare and file (x) the notifications required under the HSR Act and (y) any applicable mandatory foreign competition act filings in connection with the Merger. Parent and Company each will use its reasonable best efforts to cause the expiration or early termination of any waiting period under the HSR Act, and Parent and Company will each (i) cooperate with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to the HSR Act and any applicable mandatory foreign competition act filings (the “Antitrust Filings”); and (iii) promptly supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate. Each of Parent and Company will notify the other party promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such party from, or given by

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such party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the transactions contemplated by this Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, Parent and Company, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body (and share a copy of) such amendment or supplement. Each of Parent and Company will give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, will keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b) Upon the terms and subject to the conditions set forth in this Agreement and subject to this Section 5.5(b), each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Article 6, consummate the Merger and make effective the other transactions contemplated by this Agreement (provided that no party will be required to waive any of the conditions set forth in Article 6, as applicable, to its obligations to consummate the Merger and the other transactions contemplated by this Agreement). Without limiting the generality of the foregoing, but subject to this Section 5.5(b), each Party agrees to use its commercially reasonable efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) lift any restraint, injunction or other legal bar to the Merger.

5.6 Director Indemnification and Insurance.

(a) From and after the Effective Time, Parent will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify Company’s and Parent’s present and former directors and officers and their heirs, executors and assigns; provided, however, that the Company directors and officers which become directors and officers of the Surviving Corporation will enter into the Surviving Corporation’s standard indemnification agreement which will supersede any other contractual rights to indemnification. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Company and Parent will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Company or Parent, unless such modification is required by Legal Requirements.

(b) Effective as of the Effective Time, Parent will secure a “tail” policy on Company’s existing directors and officers liability insurance policy for a period of six (6) years.

(c) Effective as of the Effective Time, Parent will maintain either a directors and officers liability insurance policy or a “tail” policy on Parent’s existing directors for a period of six (6) years.

(d) This Section 5.6 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Company, the Surviving Corporation and the parties indemnified hereby, and will be binding on all successors and assigns of the Surviving Corporation.

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5.7 Notification of Certain Matters.

(a) Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice will not be treated as a breach of covenant for the purposes of Sections 6.2(a) and 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

(b) Each of Company and Parent will give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting Company or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect.

5.8 Interim Financial Statements. As promptly as possible following the last day of each fiscal month end after the date hereof until the Effective Time, and in any event within thirty (30) days after the end of each such fiscal month end, Company will deliver to Parent the consolidated balance sheet of Company and the related consolidated statements of income, changes in stockholders’ equity and cash flows of Company for the one-month period then ended and for the period then ended since the date of the Company Balance Sheet (collectively, the “Interim Financial Statements”). The Interim Financial Statements will be prepared so as to present fairly, in all material respects, the consolidated financial condition, retained earnings, assets and liabilities of Company as of the date thereof.

5.9 Public Announcements. Parent and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, Parent may comply with any SEC requirements under the Securities Act or Exchange Act which requires any public disclosure, without the consent or review of Company.

5.10 Conveyance Taxes. Parent and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

5.11 Board of Directors and Officers of Parent. Parent will take all actions necessary, in consultation with Company, to cause the board of directors of Parent, immediately after the Effective Time, to consist of the Parent Appointees and the Company Appointees and will, prior to the Company sending the Information Statement, provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Parent effective immediately after the Effective Time; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow

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Parent to comply with such applicable Legal Requirements. Each new member of the board of directors of Parent that was not a member of the board of directors of Parent immediately before the Effective Time shall enter into an indemnification agreement with Parent, on Parent’s standard form, within fifteen (15) days of their appointment. The executive officers of Parent immediately after the Effective Time will be designated by Parent (and such individuals will be identified prior to the Company sending the Information Statement).

5.12 Non-Solicitation by Company.

(a) During the Pre-Closing Period, Company will not and will not authorize or permit any of its Subsidiaries or any Representative of Company or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Company or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Company Stockholder Approval, this Section 5.12(a) will not prohibit Company from furnishing nonpublic information regarding Company and its Subsidiaries to, or entering into discussions with, any Person in response to an Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and financial advisor, Company’s board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if (1) neither Company nor any Representative of Company (or its Subsidiaries) will have breached this Section 5.12(a), (2) the board of directors of Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (3) at least two (2) business days prior to furnishing any such information to, or entering into discussions with, such Person, Company gives Parent written notice of the identity of such Person and of Company’s intention to furnish information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement on terms no more favorable to Company than the confidentiality agreement between Parent and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Company (an “Acceptable Company Confidentiality Agreement”), and (4) at least two (2) business days prior to furnishing any such information to such Person, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of Company (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Company (or its Subsidiaries), takes any action that, if taken by Company (or its Subsidiaries), would constitute a breach of this Section 5.12, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.12 by Company for purposes of this Agreement.

(b) Company will promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Company or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Company will keep Parent informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

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(c) Company will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

5.13 Non-Solicitation by Parent.

(a) During the Pre-Closing Period, Parent will not and will not authorize or permit any of its Subsidiaries or any Representative of Parent or its Subsidiaries, directly or indirectly, to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding Parent or its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Parent Confidentiality Agreement); provided, however, that prior to the adoption of this Agreement by the Parent Stockholder Approval, this Section 5.13(a) will not prohibit Parent from furnishing nonpublic information regarding Parent and its Subsidiaries to, or entering into discussions with, any Person in response to an Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and financial advisor, Parent’s board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if (1) neither Parent nor any Representative of Parent (or its Subsidiaries) will have breached this Section 5.13(a), (2) the board of directors of Parent concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Parent to comply with its fiduciary obligations to the Parent’s stockholders under applicable Legal Requirements, (3) at least two (2) business days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement on terms no more favorable to Parent than the confidentiality agreement between Parent and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent as well as customary “standstill” provisions (an, “Acceptable Parent Confidentiality Agreement”) (4) at least two (2) business days prior to furnishing any such information to such Person, Parent furnishes such nonpublic information to Company (to the extent such nonpublic information has not been previously furnished by Parent to Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that in the event any Representative of Parent (or its Subsidiaries), whether or not such Representative is purporting to act on behalf of Parent (or its Subsidiaries), takes any action that, if taken by Parent (or its Subsidiaries), would constitute a breach of this Section 5.13, the taking of such action by such Representative will be deemed to constitute a breach of this Section 5.13 by Parent for purposes of this Agreement.

(b) Parent will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Company orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to Parent or its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Parent will keep Company informed on a prompt basis in all material respects with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c) Parent will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

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5.14 Company Stockholders’ Agent.

(a) Appointment of Company Stockholders’ Agent. The Company Stockholders’ Agent is hereby appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of the Company stockholders, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of and as agent for such stockholder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement, including, without limitation, Article 8 of this Agreement and the Escrow Agreement, and to facilitate the consummation of the transactions contemplated thereby. By executing this Agreement, the Company Stockholders’ Agent accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Company Stockholders’ Agent will have the power to take any of the following actions on behalf of the Company stockholders: to execute, deliver and perform the Escrow Agreement; to give and receive notices, communications and consents hereunder and under the Escrow Agreement; to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third-party intermediaries with respect to any disputes arising under this Agreement or the Escrow Agreement; and to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Company Stockholders’ Agent, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 5.14 and the transactions contemplated hereby or by the Escrow Agreement.

(b) Authority. The appointment of the Company Stockholders’ Agent by each stockholder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any stockholder). Such appointment will be binding upon the heirs, executors, administrators, estates, personal Representatives, officers, directors, security holders, successors and assigns of each Company stockholder. All decisions of the Company Stockholders’ Agent will be final and binding on all of the Company stockholders, and no stockholder will have the right to object, dissent, protest or otherwise contest the same. Parent will be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Company Stockholders’ Agent and any document executed by the Company Stockholders’ Agent on behalf of any stockholder and will be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. The Company Stockholders’ Agent will not be responsible for any loss suffered by, or liability of any kind to, the stockholders arising out of any act done or omitted by the Company Stockholders’ Agent in connection with the acceptance or administration of the Company Stockholders’ Agent’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

(c) Resignation, Death or Incapacity of Company Stockholders’ Agent. The Company Stockholders’ Agent may resign by providing thirty (30) days prior written notice to Parent. Upon the resignation of the Company Stockholders’ Agent, the Company Stockholders’ Agent will appoint a replacement Company Stockholders’ Agent (who will be reasonably acceptable to Parent) to serve in accordance with the terms of this Agreement; provided, however, that such appointment will be subject to such newly-appointed Company Stockholders’ Agent’s notifying Parent in writing of its appointment and appropriate contact information for purposes of this Agreement and the Escrow Agreement, and Parent will be entitled to rely upon, without independent investigation, the identity of such newly-appointed Company Stockholders’ Agent as set forth in such written notice. Upon the death or incapacity of the Company Stockholders’ Agent, Company stockholders holding at least a majority of the Parent Common Stock payable as consideration to Company Stockholders will elect a replacement Company Stockholders’ Agent (who will be reasonably acceptable to Parent).

5.15 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, Parent and Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock

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(including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Capital Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; and (b) the number of other derivative securities (if any) with respect to Company Capital Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.16 Letter of Company’s Accountants. Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

5.17 Listing. Parent will promptly (i) to the extent required by the rules and regulations of NASDAQ, prepare and submit to NASDAQ a notification form for the listing of the shares of Parent Common Stock to be issued in the Merger and use its reasonable best efforts to cause such shares to be approved for listing (subject to notice of issuance), and (ii) to the extent required by Nasdaq Marketplace Rule 4340, file an initial listing for the Parent Common Stock on NASDAQ (the “Nasdaq Listing Application”) and use its reasonable best efforts to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Company will cooperate with Parent as reasonably requested by Parent to cause the Nasdaq Listing Application to be approved and the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ and will promptly furnish to Parent all information concerning the Acquired Companies and their stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.17.

5.18 Parent Amended and Restated Charter. Immediately prior to the Effective Time, Parent will file an amended and restated certificate of incorporation in substantially the form of Exhibit D (the “Parent Amended and Restated Charter”) with the Secretary of State of the State of Delaware to become effective immediately prior to the Effective Time.

5.19 Termination of Company Stockholder and Other Related Agreements. Prior to the Closing Date, Company will obtain the necessary written consent of its stockholders to, effective upon the Closing Date, terminate the following agreements to which the Company and certain of its stockholders are a party: (i) Amended and Restated Investors’ Rights Agreement, dated August 24, 2010, (ii) Amended and Restated Voting Agreement, dated August 24, 2010 and (iii) Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 24, 2010.

5.20 Company Options.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan, whether or not vested, will be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Option Plan. All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent

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will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.20(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’ board of directors or a committee thereof will succeed to the authority and responsibility of Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.20(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

(b) Parent will file with the SEC, as soon as practicable (and in any event within 10 Business Days) after the Effective Time, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 5.20(a), to the extent permitted by federal securities laws, and Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as such options remain outstanding.

(c) Within twenty (20) business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option a document evidencing the foregoing assumption of such option by Parent.

5.21 Allocation Certificate. Company will prepare and deliver to Parent at least two Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Parent which sets forth (a) a true and complete list of the Company Stockholders immediately prior to the Effective Time and the number and type of shares of Company Capital Stock owned by each such Company Stockholder, and (b) the allocation of the Merger Consideration among the Company Stockholders pursuant to the Merger (the “Allocation Certificate”).

5.22 Employee Benefit Matters.

(a) All employees of the Company and the Acquired Company shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs, as are necessary to allow eligible employees of the Company and the Acquired Company to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially similar to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s and each Acquired Company’s benefit plans. All employees of the Company and each Acquired Company shall be given credit for all service with the Company (or service credited by the Company) for purposes of eligibility and vesting (but not for purposes of benefit accrual) under all employee

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benefit plans, programs, policies and arrangements and employment policies maintained by Parent in which they become participants. No employees of the Company or of any Acquired Company (or their dependents) shall be excluded from, or limited in, receiving any benefits or participating in a group health plan of Parent for which they would otherwise be eligible by reason of any waiting period, evidence of insurability requirement, pre-existing condition exclusion or similar limitation other than limitations or waiting periods that are already in effect with respect to such individuals to the extent not satisfied as of the Effective Time under the corresponding Company Employee Plan.

(b) At Parent’s request, Company will terminate any or all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “Company 401(k) Plan”), with such termination to be effective as of the day immediately preceding the Closing Date and reflected in resolutions of Company’s board of directors. The form and substance of such resolutions will be subject to the prior review and approval of Parent. For purposes of clarity, participation in any Company 401(k) Plan for which no request has been made by Parent on or prior to the day immediately prior to the Closing Date will not be terminated by Company.

5.23 Company and Parent Disclosure Schedules. Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof. Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for purposes of Section 6.2(a) and 6.3(a) of this Agreement nor shall any amendment or supplement affect the rights of Parent Indemnified Persons to seek indemnification pursuant to the indemnification provisions set forth in Article 8 of this Agreement.

5.24 Tax Matters.

(a) Parent, Merger Sub and Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) Parent, Merger Sub and Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.25 Validity of Private Placement. In connection with the solicitation of the Company Stockholder Approval, the Company shall deliver to each holder of Company Capital Stock a standard form of accredited investor questionnaire. In reliance on such accredited investor questionnaires, Parent and Company shall take such action as reasonably necessary to ensure that the issuance of shares of Parent Common Stock in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” laws.

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ARTICLE 6

CONDITIONS TO THE MERGER

6.1 Conditions To Obligation Of Each Party To Effect The Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement will have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement will have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement will have been initiated or, to the knowledge of Parent or Company, threatened by the SEC;

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, illegal;

(c) Blue Sky Laws. The actions set forth on Schedule 6.1(c) (relating to the state securities laws that must be complied with in connection with the Merger) will have been complied with and any Consent issued by any Governmental Body related thereto will be in full force and effect.

(d) Governmental Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

(e) Stockholder Approvals. This Agreement will have been duly adopted and the Merger will have been duly approved by the Company Stockholder Approval and the Parent Stockholder Approval Matters will have been duly adopted and approved by the Parent Stockholder Approval.

(f) Listing. The Nasdaq Listing Application will have been conditionally approved, and the shares of Parent Common Stock to be issued in the Merger will be conditionally approved for listing on NASDAQ.

6.2 Additional Conditions to Obligations Of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Company (i) set forth in Section 2.2 (Capital Structure) and 2.4 (Authority; Non-Contravention; Approvals) will be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Section 2.2 (Capital Structure) and 2.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Company Material Adverse Effect; provided that, for purposes of this clause (ii), all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties

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of Company contained in this Agreement will be disregarded. Parent will have received a certificate to such effect signed by an officer of Company. For purposes of clarity, the transactions contemplated by Article 1 of this Agreement shall not constitute a breach of the representations and warranties of Company set forth in Section 2.2 (Capital Structure).

(b) Agreements and Covenants. Company will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent will have received a certificate to such effect signed by and officer of Company.

(c) Consents Obtained. Parent will have received evidence, in form and substance satisfactory to it, that all Consents listed on Schedule 6.2(c) required to be obtained, and all filings required to be made, by Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby will have been obtained and made by Company.

(d) Company Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company or any Subsidiary of Company having, individually or in the aggregate, a Company Material Adverse Effect.

(e) Other Deliveries. Parent will have received such other certificates and instruments (including without limitation certificates of good standing of Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the closing of the transactions contemplated by this Agreement.

(f) FIRPTA Certificate. Parent will have received from Company applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, in substantially the form of Exhibit E attached hereto, dated as of the Closing Date and executed by Company, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Company after the Closing, and (ii) a FIRPTA Notification Letter, in substantially the form of Exhibit E attached hereto, dated as of the Closing Date and executed by Company.

(g) Dissenting Shares. The holders of no more than three percent (3%) of the shares of Company Capital Stock on an as-converted to Company Common Stock basis will have demanded and not lost or withdrawn, or will be eligible to demand, appraisal rights.

(h) Allocation Certificate. The Chief Financial Officer and the Secretary of Company will have executed and delivered to Parent the Allocation Certificate.

(i) Termination of Contracts. Company will have delivered to Parent evidence in form and substance satisfactory to Parent that the Contracts listed in Section 5.19 have been terminated.

(j) Financing Commitment Letter. The Financing Commitment Letter will continue to be in full force and effect and the Financing will be capable of being consummated immediately after the Closing pursuant to the terms of the Financing Commitment Letter.

(k) Company Lock-up Agreements. The Company Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

6.3 Additional Conditions to Obligations Of Company. The obligation of Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 3.2 (Capital Structure) and 3.4 (Authority; Non-Contravention; Approvals) will be true and

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correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than those set forth in Section 3.2 (Capital Structure) and 3.3 (Authority; Non-Contravention; Approvals)) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) or those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Parent Material Adverse Effect; provided that, for purposes of this clause (ii), all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent and Merger Sub contained in this Agreement will be disregarded. Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(b) Agreements and Covenants. Parent will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Company will have received a certificate to such effect signed by an officer of Parent.

(c) Consents Obtained. Company will have received evidence, in form and substance satisfactory to it, that all Consents listed on Schedule 6.3(c) required to be obtained, and all filings required to be made, by Parent for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby will have been obtained and made by Parent.

(d) Parent Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any Subsidiary of Parent having, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Other Deliveries. Company will have received such other certificates and instruments (including without limitation certificates of good standing of Parent in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the closing of the transactions contemplated by this Agreement.

(f) Net Cash Balance. Parent and Company shall have agreed in writing upon the Net Cash Calculation, or the Reviewing Accounting Firm shall have delivered its report with respect to the Net Cash Calculation, in each case pursuant to Section 1.13, and such Net Cash Calculation shall be at least $20,000,000.

(g) Parent Board of Directors Resignation Letters. Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Parent contemplated by Section 5.11, pursuant to which each such person will resign as a member of the board of directors of Parent immediately following the Effective Time.

(h) Company Appointees. Each of the Company Appointees shall have been duly elected to the board of directors of Parent.

(i) Parent Lock-up Agreements. The Parent Lock-up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

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ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and Parent:

(a) by mutual written consent of Company and Parent duly authorized by each of their respective boards of directors;

(b) by either Parent (subject to the provisions of Section 7.1(e)) or Company if the Merger has not been consummated by the End Date (provided that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

(c) by either Parent or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or Company if the Company Stockholder Approval has not been obtained within 24 hours after the distribution of the Information Statement, or, if earlier, eleven (11) days following the date of this Agreement (provided that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party where the failure to obtain the Company Stockholder Approval will have been caused by the action or failure to act of such party in breach of this Agreement);

(e) by either Parent or Company, if the Parent Stockholder Approval contemplated by this Agreement will not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(e) will not be available to any party where the failure to obtain the Parent Stockholder Approval will have been caused by the action or failure to act of such party in breach of this Agreement); provided, however, that Parent’s adjournment of the Parent Stockholders’ Meeting will not result in a failure to obtain the requisite vote under this Section 7.1(e) unless Parent does not obtain the Parent Stockholder Approval prior to the date sixty (60) days after the date that the initial Parent Stockholders’ Meeting is held; provided, however, that Parent may not terminate this Agreement pursuant to Section 7.1(b) until sixty five (65) days after the date that the initial Parent Stockholders’ Meeting is held; provided further that if the Parent Board Recommendation is withdrawn or modified in a manner adverse to Company, the Company may terminate this Agreement pursuant to this Section 7.1(e) before that date that is sixty (60) days after the date that the initial Parent Stockholders’ Meeting is held;

(f) by Parent upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Parent to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(f); provided, further that no termination may be made pursuant to this Section 7.1(f) solely as a result of the failure of Company to obtain the Company Stockholder Approval (in which case such termination must be made pursuant to Section 7.1(d));

(g) by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger

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Sub will have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Parent of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.1(g); provided, further that no termination may be made pursuant to this Section 7.1(g) solely as a result of the failure of Parent to obtain the Parent Stockholder Approval (in which case such termination must be made pursuant to Section 7.1(e));

(h) by Company, if there will have occurred any Parent Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such Parent Material Adverse Effect is not cured within fifteen (15) days; or

(i) by Parent, if there will have occurred any Company Material Adverse Effect since the date of this Agreement; provided, however, such termination shall only be effective if such Company Material Adverse Effect is not cured within fifteen (15) days.

7.2 Effect Of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.2, 7.3 and Article 8 hereof and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 7.2, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement). No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 7 and Article 8, survive termination of this Agreement in accordance with its terms.

7.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated (provided, however, that if the Merger is consummated, such fees and expenses will be paid by such party out of its own cash on hand prior to the Effective Time).

(b) Company will pay to Parent a termination fee in an amount in cash equal to (i) $1,000,000 in the event that this Agreement is terminated pursuant to Section 7.1(d), such fee to be paid within two (2) Business Days after such termination, and (ii) an additional $1,000,000 in the event an Acquisition Proposal with respect to Company has been publicly announced, disclosed or otherwise communicated to Company’s board of directors and, within 12 months after the date of such termination, Company enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, such additional fee to be paid not later than two (2) Business days after the Acquisition Transaction is consummated.

(c) Parent will pay to Company a termination fee in an amount in cash equal to (i) $1,000,000 in the event that this Agreement is terminated pursuant to Section 7.1(e), such fee to be paid within two (2) Business Days after such termination, and (ii) an additional $1,000,000 in the event an Acquisition Proposal with respect to Parent has been publicly announced, disclosed or otherwise communicated to Parent’s board of directors and, within 12 months after the date of such termination, Parent enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, such additional fee to be paid not later than two (2) Business days after the Acquisition Transaction is consummated

(d) Company shall no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses reimburse Parent for all fees and expenses (up to $250,000 in

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the aggregate) incurred by Parent and Merger Sub in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement if this Agreement is terminated pursuant to Section 7.1(d) or if Parent terminates this Agreement pursuant to or Section 7.1(f).

(e) Parent shall no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses reimburse Company for all fees and expenses (up to $250,000 in the aggregate) incurred by Company in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement if this Agreement is terminated pursuant to Section 7.1(e) or Company terminates this Agreement pursuant to Section 7.1(g).

(f) If Company fails to pay when due any amount payable by Company under this Section 7.3, then (i) Company will reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) Company will pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. If Parent fails to pay when due any amount payable by Parent under this Section 7.3, then (i) Parent will reimburse Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Company of its rights under this Section 7.3, and (ii) Parent will pay to Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Company in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 8

INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Company set forth in this Agreement and in any certificate, exhibit or schedule hereto will survive the Closing and expire twelve (12) months after the Closing Date (the “Expiration Date”); provided, however, if Parent delivers to the Company Stockholders’ Agent, before expiration of a representation or warranty, a claim notice pursuant to Section 8.4 based upon a breach of or inaccuracy in such representation or warranty, then the applicable representation or warranty will survive until the resolution of any claims arising from or related to the matter covered by such notice. Such survival will not be affected by any examination made for or on behalf of the Parent Indemnified Persons or the knowledge of any of the Parent Indemnified Persons’ officers, directors, stockholders, employees, agents or Affiliates. All representations and warranties of Parent and Merger Sub contained in this Agreement, or in any certificate or other document delivered pursuant hereto, shall expire as of the Effective Time. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties to this Agreement acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among such parties and that they intend for the time periods to be enforced as agreed by the Parties.

8.2 Indemnification and Escrow Fund. At the Closing, Parent will issue to the Exchange Agent (“Escrow Agent”) the number of shares of Parent Common Stock, which represents ten percent (10%) of the shares of Parent Common Stock that would otherwise be issuable pursuant to Section 1.6(a)(i) (excluding any shares of

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Parent Common Stock issuable on conversion of shares of Company Capital Stock issued in, or issued upon conversion, exercise or exchange of securities issued in, the Additional Company Funding), rounded up or down to the nearest whole number (with 0.5 shares rounded upward to the nearest whole number) on a Company Stockholder by Company Stockholder basis (calculated excluding the reduction for the escrowed shares, the “Escrow Fund”), which shares will be held the Escrow Agent under the terms set forth in an Escrow Agreement (substantially in the form of Exhibit G hereto) among the Parent, the Company Stockholders’ Agent and the Escrow Agent (“Escrow Agreement”) and will be available to indemnify the Parent Indemnified Persons pursuant to the indemnification provisions set forth in this Article 8 (it being understood that, with respect to any Company Stockholder, shares free from any restrictions contemplated by Section 1.6(h) will be the shares included in the Escrow Fund and, only to the extent necessary to provide for an escrow of 10% of such Company Stockholder’s applicable shares subject to such restrictions will be included in the Escrow Fund). Subject to Section 8.3, from and after the Effective Time, the Company Stockholders, from the Escrow Fund, will, severally and not jointly, indemnify the Parent Indemnified Persons from and against any and all Losses paid, incurred, sustained or accrued by Parent, the Surviving Corporation or any other Parent Indemnified Person arising from or in connection with any of the matters set forth in clauses (a) through (f) below, and, subject to Section 8.1 and 8.3, the Company Stockholders, from the Escrow Fund, will, severally and not jointly, indemnify Parent, the Surviving Corporation and the other Parent Indemnified Persons for and in respect of, and hold each of them harmless from and against, any and all such Losses:

(a) any breach of or inaccuracy in any representation or warranty of Company (without, for the purposes of calculating damages only, giving effect to any materiality, Company Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty) contained (i) in this Agreement, either when made as of the date of this Agreement or immediately prior to the Effective Time as though made immediately prior to the Effective Time (except for those representations and warranties which address matters only as of a particular date, which will speak as of such date) or (ii) in any certificate delivered by Company to Parent pursuant to this Agreement;

(b) any breach or nonperformance by Company of or noncompliance by Company with any covenant, agreement or other obligation of Company set forth in or arising under this Agreement or any other agreement delivered by Company to Parent in connection with the transactions contemplated by this Agreement;

(c) regardless of the disclosure of any matter set forth in the Company Disclosure Schedule, any claim asserted or held by any current, former or alleged securityholder of any Acquired Company: (i) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby; (ii) alleging any ownership of, interest in or right to acquire any shares or other securities of Company that is not specifically disclosed on Part 3.2 of the Company Disclosure Schedule;

(d) the allocation of the Merger Consideration among the securityholders of Company;

(e) regardless of the disclosure of any matter set forth in the Company Disclosure Schedule, any claim or right asserted or held by any person who is or at any time was an officer, director, employee or agent of any Acquired Company (against the Surviving Corporation, against Parent, against any Affiliate of Parent or against any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the certificate of incorporation, bylaws or other charter and organizational documents of any Acquired Company, under any indemnification agreement or similar Contract, under any applicable Legal Requirement or otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time;

(f) the exercise by any Company Stockholder of such stockholder’s appraisal rights under any applicable Legal Requirement, including all costs and expenses incurred by any Acquired Company or Parent in connection with any Legal Proceeding or settlement in connection therewith (it being understood that if a final

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determination of the fair value of any Dissenting Shares is made by a court of competent jurisdiction in connection with any such exercise of appraisal rights, then the only portion of such fair value to be included in calculation of the Losses incurred as a result of such exercise is the amount, if any, by which such fair value exceeds the fair market value of the shares of Parent Common Stock that otherwise would have been payable by Parent with respect to such Dissenting Shares in accordance with this Agreement had they not been Dissenting Shares); and

(g) any claim or Legal Proceeding relating to clauses (a) through (h) above.

The Parties acknowledge and agree that, if the Surviving Corporation or any Acquired Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation or either Acquired Company as a Parent Indemnified Person) Parent will also be deemed, by virtue of its ownership of the stock of the Surviving Corporation or Company, to have incurred Losses as a result of and in connection with such inaccuracy or breach.

8.3 Limitations on Indemnification. Notwithstanding the foregoing, the right to indemnification under this Article 8 will be subject to the following terms:

(a) No indemnification arising from Section 8.2(a) above will be payable unless and until the amount of all claims for Losses arising from Section 8.2 exceed $100,000 (the “Basket”) in the aggregate. If the total amount of such Losses exceed the Basket, then the Parent Indemnified Persons will be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Losses, and not merely the portion of such Losses exceeding the Basket. The limitations set forth in this Section 8.3(a) will not apply in the event of fraud (whether on the party of any Company Stockholder, any Acquired Company or any Representative of any Acquired Company).

(b) From and after the Effective Time, other than for fraud or willful misconduct or with regards to equitable remedies, recourse by the Parent Indemnified Persons to the Escrow Fund will be the Parent Indemnified Persons sole and exclusive remedy under this Agreement. The shares of Parent Common Stock surrendered from the Escrow Fund in satisfaction of any indemnification claim will be valued at the Parent Stipulated Value. (as adjusted pursuant to Section 1.6(f) above); provided, that, a Company Stockholder may elect to settle its indemnification obligations in cash equal to the amount of such liability and the shares that would otherwise have been delivered to Parent in satisfaction of such liability, will be released to such Company Stockholder as contemplated by the terms of the Escrow Agreement.

(c) Parent agrees to use commercially reasonable efforts to mitigate any Losses prior to seeking recovery from the Escrow Fund. In furtherance of the foregoing, in the event any Losses related to a claim by a Parent Indemnified Person under this Agreement are covered by insurance, such Parent Indemnified Person agrees to use commercially reasonable efforts to seek recovery under such insurance and the amount of Losses incurred by such Parent Indemnified Person for purposes of this Agreement shall be reduced by the amount such Parent Indemnified Person actually recovers from any insurer (net of any costs of collecting such insurance payment, including the amount of any co-payment or deductible).

(d) Notwithstanding the other provisions of this Agreement, there shall be no liability under any provision of this Agreement for any Losses to the extent that such Losses arise from actions taken or omitted to be taken by the Company prior to the Closing under Section 4.1 of this Agreement not consented to by the Parent or Merger Sub, other than upon a breach of a representation or warranty of the Company.

8.4 Assertion of Claims. No claim will be brought under Section 8.2 hereof unless a Parent Indemnified Person, at any time prior to the Expiration Date, gives the Company Stockholders’ Agent (as agent for the Company Stockholders) (a) a written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (b) written notice pursuant to Section 8.5 of any Third Party Claim, the existence of which might give rise to such a claim. The failure to provide such notice to the

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Company Stockholders’ Agent will not relieve the Company Stockholders from any liability which they may have to the Parent Indemnified Persons under this Agreement (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Company Stockholders and they were not otherwise aware of such action or claim). Upon the giving of such written notice, a Parent Indemnified Person will have the right to commence Legal Proceedings for the claim involved.

8.5 Notice and Defense Of Third Party Claims. Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) will be subject to the following terms and conditions:

(a) The Parent Indemnified Persons will promptly give the written notice contemplated by Section 8.4 to the Company Stockholders’ Agent (as agent for the Company Stockholders). Such notice will be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument.

(b) Parent will defend any Third Party Claims with counsel of their own choosing, and will act reasonably and in accordance with their good faith business judgment in handling such Third Party Claims, provided that no Third Party Claim may be settled without the consent of the Company Stockholders’ Agent and a majority of the Parent Appointees (which consents will not be unreasonably withheld) . The Company Stockholders’ Agent, the Company Stockholders and the Parent Indemnified Persons will make available to each other and their Representatives all books and records and information relating to any Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

8.6 Control of Indemnification Claims. The parties acknowledge and agree that, subject to the provisions governing Third Party Claims set forth in Section 8.5 above, all indemnification claims made against the escrow under this Agreement or the Escrow Agreement shall be controlled by the Parent Appointees, their successors or appointees (acting by a majority in interest) on behalf of the Parent Indemnified Parties.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email or facsimile transmission before 11:59 p.m. (recipient’s time) on the day sent by facsimile and receipt is confirmed, when transmitted; (c) if sent by email or facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent by email or facsimile transmission after 11:59 p.m. (recipient’s time) on the day sent by facsimile and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

(a)	If to Parent or Merger Sub:

Regado Biosciences, Inc.

106 Allen Road, 4th Floor

Basking Ridge, New Jersey 0790

Attn: Michael Metzger

E-Mail: mmetzger@regadobio.com

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With a copy to:

Cooley LLP

500 Boylston Street

14th Floor

Boston, MA 02116-3736

Attn.: Marc Recht

E-Mail: mrecht@cooley.com

and

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn.: Barbara L. Borden

E-Mail: bborden@cooley.com

(b)	If to Company:

Tobira Therapeutics, Inc.

701 Gateway Blvd, Suite 300,

South San Francisco, CA 94080

Attn: Laurent Fischer, M.D.

E-Mail: lfischer@tobiratherapeutics.com

With a copy to:

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive

Suite 900

Boston, MA 02210

Attn: Jay K. Hachigian

E-Mail: hach@gunder.com

(c)	If to the Company Stockholders’ Agent:

Canaan VII L.P.

2765 Sand Hill Road

Menlo Park, CA 94025

Attn: Brent Ahrens

E-Mail: bahrens@canaan.com

9.2 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.3 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term

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or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.5 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

9.6 Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); (d) the Company Stockholders’ Agent and its successors and assigns (if any); and (e) the Company Stockholders. This Agreement will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; (iv) the other Parent Indemnified Persons; and (v) the respective successors and assigns (if any) of the foregoing. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

9.7 Parties In Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.6 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

9.8 Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.

9.9 Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each party to this Agreement agree that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.10 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or, if jurisdiction over the matter is vested exclusively in the federal courts, the United States

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District Court for the District of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.11 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e, PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.12 Attorney Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.13 Cooperation. Each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of Laurent Fischer, Christopher Peetz, Éric Lefebvre, Helen Jenkins and Martine Kraus after reasonable inquiry. The term “knowledge of Parent”, and all variations thereof, will mean the actual knowledge of Michael Metzger, Christopher Courts, Don Elsey and Christopher Rusconi after reasonable inquiry. For purposes of this Section 9.14(e), “reasonable inquiry” by any individual will be deemed to mean obtaining actual knowledge of the following: (i) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, the possession of such individual, including his or her personal files, (ii) each fact, circumstance, event or other

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matter that is reflected in one or more documents (whether written or electronic) contained in books and records of such person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, and (iii) knowledge that could be obtained from reasonable inquiry of an individual’s direct reports.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.

REGADO BIOSCIENCES, INC.

By:	/s/ Michael Metzger

Name:	Michael Metzger

Title:	Chief Executive Officer, President and Chief Operating Officer

LANDMARK MERGER SUB INC.

By:	/s/ Michael Metzger

Name:	Michael Metzger

Title:	President

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fischer, M.D.

Name:	Laurent Fischer, M.D.

Title:	Chief Executive Officer

BRENT AHRENS, as Company Stockholders’ Agent

By:	/s/ Brent Ahrens

Name:	Brent Ahrens

Title:	Member/Manager

[Signature Page to Agreement and Plan of Merger and Reorganization]

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” mean Company and its direct and indirect Subsidiaries.

“Acquiring Companies” mean Parent and Merger Sub.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (but excluding the Financing):

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Parent (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) issues securities representing more than 15% of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries) or Parent (or its Subsidiaries); or

(c) any liquidation or dissolution of any of Company (or its Subsidiaries) or Parent (or its Subsidiaries).

“Affiliates” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Board Recommendation” mean the Company Board Recommendation or the Parent Board Recommendation, as applicable.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Boston, Massachusetts are authorized or required by applicable Legal Requirements to close.

“Change in Recommendation” means a Company Change in Recommendation or a Parent Change in Recommendation, as applicable.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock of the Company, par value $0.0001.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to Parent on the date of this Agreement.

“Company IP Rights” mean all IP Rights owned solely or co-owned by an Acquired Company or in which an Acquired Company has any right, title or interest and which are used by an Acquired Company in the ordinary course of its business.

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“Company Lock-up Agreement Signatories” means Novo A/S, Canaan VII L.P., Domain Associates, L.L.C., Domain Partners VII, L.P. DP VII Associates, L.P., Montreux IV Associates, L.L.C., Montreux Equity Partners IV, L.P., Montreux Equity Partners V, LP, Frazier Healthcare V, L.P., Christopher Peetz, Éric Lefebvre, and Laurent Fischer.

“Company Material Adverse Effect” means any effect, change, event or circumstance that has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Acquired Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Acquired Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquired Companies taken as a whole; (ii) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (vi) anything related to the conduct of the Company’s Phase 2b proof of concept study, entitled “Cenicriviroc Efficacy and Safety Study in Adult Subjects with Nonalcoholic Steatohepatitis and Liver Fibrosis” except that a clinical hold lasting 30 days or more by the FDA or a recommendation to discontinue the study by independent Data and Safety Monitoring Board (DSMB) shall constitute a Company Material Adverse Effect; or (b) the ability of the Company to consummate the Merger or to perform any of its covenants or obligations under the Agreement.

“Company Option” means an option to purchase shares of Company Capital Stock.

“Company Option Plan” means the Company’s 2007 Stock Plan and 2010 Stock Plan.

“Company Preferred Stock” means the Company’s Series A Preferred Stock and Series B Preferred Stock.

“Company Stockholders” mean the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Company Support Agreement Signatories” mean: (a) Novo A/S, Canaan VII L.P., Montreux IV Associates, L.L.C., Montreux Equity Partners IV, L.P., Montreux Equity Partners V, LP and Frazier Healthcare V, L.P.; and (b) each of the directors and officers of Company.

“Company Term Loan Warrants” mean any warrant to purchase capital stock of the Company issued to either (i) Square 1 Bank, in connection with that certain Loan and Security Agreement between Square 1 Bank and the Company dated as of November 9, 2011, or (ii) Oxford Finance LLC, in connection with that certain Loan and Security Agreement between Oxford Finance LLC and the Company dated as of June 30, 2014.

“Company Warrant” means a warrant to purchase shares of Company Capital Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

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“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the avoidance of doubt, Encumbrance does not include Out-Licenses.

“End Date” means the date that is six (6) months after the date of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Exchange Ratio” means the ratio set forth below, with such ratio being calculated to the nearest 1/10,000 of a share:

The quotient obtained by dividing (A) Company Merger Shares by (B) Company Outstanding Shares, where

“Aggregate Value” means the sum of (i) $80,000,000, (ii) the Net Cash and (iii) the aggregate proceeds received by the Company as Additional Company Funding prior to the Effective Time (the “Additional Company Proceeds”).

“Company Allocation Percentage” means the quotient determined by dividing (i) the sum of $80,000,000 plus the Additional Company Proceeds, by (ii) the Aggregate Value.

“Company Merger Shares” means the product determined by multiplying the Post-Closing Parent Shares by the Company Allocation Percentage.

“Company Outstanding Shares” means the total number of shares of Company Capital Stock, excluding any shares issued in the Additional Parent Funding as of immediately subsequent to the Effective Time, outstanding immediately prior to the Effective Time (on an as converted to Company Common Stock basis and assuming cashless exercise of all Company Options and Company Warrants outstanding as of immediately prior to the Effective Time that are in-the-money (such cashless exercise being calculated based on a market price equal to the Company Stipulated Value)).

“Company Stipulated Value” means the quotient determined by dividing (i) the sum of $80,000,000 plus the Additional Company Proceeds, by (ii) the Company Outstanding Shares.

“Parent Allocation Percentage” means the quotient determined by dividing Net Cash by the Aggregate Value.

“Parent Outstanding Shares” means, subject to Section 1.6(f), the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time (on an as converted to Parent Common Stock basis, assuming conversion of Parent’s Series F Preferred Stock and cashless exercise of all Parent Options and Parent Warrants outstanding as of immediately prior to the Effective Time that are in-the-money, such cashless exercise being calculated based on a market price equal to the Parent Stipulated Value).

“Parent Stipulated Value” means the quotient determined by dividing Net Cash by the Parent Outstanding Shares.

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“Post-Closing Parent Shares” mean the quotient determined by dividing the Parent Outstanding Shares by the Parent Allocation Percentage.

For purposes of clarity, any Additional Parent Funding shall not be included in the calculation of the Exchange Ratio or in any of the definitions under this definition of Exchange Ratio.

“FDA” means the United States Food and Drug Administration.

“Financing” means the sale and issuance of debt or equity securities (including securities convertible, exercisable or exchangeable into such debt or equity securities), in connection with the Additional Company Funding or the Additional Parent Funding, which funding, in each case, is consistent with the terms and conditions hereof and of the Financing Commitment Letter.

“Financing Commitment Letter Signatories” means funds affiliated with Novo A/S, Canaan VII L.P., Domain Associates, L.L.C., Domain Partners VII, L.P. DP VII Associates, L.P., Montreux IV Associates, L.L.C., Montreux Equity Partners IV, L.P., Montreux Equity Partners V, LP and Frazier Healthcare V, L.P.

“Form 8-K Amendment” means the amendment to the Form 8-K that Parent will be required to file with the SEC within seventy-five (75) days of the Closing Date pursuant to Items 2.01 and 9.01 of Form 8-K in order to file certain financial statements of Company as an exhibit.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IP Rights” mean any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Losses” mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorney and accountant fees), assessments, Taxes (including interest or penalties thereon) sustained, suffered or incurred by any Parent Indemnified Person.

“Merger Sub Common Stock” means the Common Stock, $0.001 par value per share, of the Merger Sub.

“NASDAQ” means The NASDAQ Capital Market.

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“Net Cash” means Parent’s (a) cash and cash equivalents minus (b) restricted cash minus (c) any indebtedness or other obligation for borrowed money minus (d) all severance payments or obligations relating to terminations of service prior to the Effective Time or planned as of the Determination Date and, in the case of Michael Metzger, all such severance payments or obligations relating to a termination of his service whether occurring prior to or following the Effective Time unless a written agreement is signed to waive Mr. Metzger’s severance payments in connection with a termination of his service, to the extent not discharged prior to the Effective Time, minus (e) any payments due as a result of the transactions contemplated by this Agreement pursuant to that certain License, Manufacturing and Supply Agreement, dated December 22, 2006, by and between Parent and Nektar Therapeutics AL, Corporation (provided that the foregoing shall not be inferred to require that Parent terminate such agreement) minus (f) Transaction Costs minus (g) all accounts payable (excluding any amounts in dispute, which shall be subject to clause (i) of this paragraph) minus (h) all accrued expenses minus (i) the amount of any disputed portion outstanding under any Parent Contract minus (j) any payable or obligation related to Parent’s lease obligations (net of any rights of Parent to receive payments relating to the property subject to such lease obligation under a sublease or otherwise).

“Order” means any order, writ, injunction, judgment or decree.

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to Company on the date of this Agreement.

“Parent Indemnified Person” means and includes, Parent, Parent’s Affiliates and Subsidiaries (including, without limitation, after the Effective Time, the Surviving Corporation) and each of their respective successors and assigns, and the respective officers and directors of each of the foregoing Persons.

“Parent IP Rights” mean all IP Rights owned solely or co-owned by Parent or in which Parent has any right, title or interest.

“Parent Lock-up Agreement Signatories” means Quaker BioVentures L.P., Domain Partners VI, L.P., DP VI Associates, L.P., Domain Associates, LLC, RMI Investments, S.á.r.l., Aurora Ventures IV, L.L.C., and Aurora Ventures V, L.P.; and (b) each of the directors and officers of Parent.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: Effects resulting (i) from conditions generally affecting the industries in which Parent participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent and its Subsidiaries taken as a whole; (ii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) any failure by Parent or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; and (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (b) the ability of Parent or Merger Sub to consummate the Merger or to perform any of its covenants or obligations under this Agreement.

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“Parent Stock Option Plans” mean the Parent 2004 Equity Compensation Plan, as amended, and the Parent 2013 Equity Compensation Plan.

“Parent Support Agreement Signatories” mean: (a) Quaker BioVentures L.P., Domain Partners VI, L.P., DP VI Associates, L.P., Domain Associates, LLC, RMI Investments, S.á.r.l., Aurora Ventures IV, L.L.C., Aurora Ventures V, L.P., Christopher Rusconi and Robert Kierlin; and (b) each of the directors and officers of Parent.

“Patent Rights” mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information that allows the identification of a natural person.

A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s Subsidiaries or other Affiliates.

“SEC Documents” mean each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 31, 2011, including all amendments thereto.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of capital stock of either Parent or Company, as applicable, on terms that the board of directors of either Parent or Company, as applicable, determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to its stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer will not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

“Tax” and “Taxes” mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

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“Trademark Rights” mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

“Transaction Costs” means the aggregate amount of costs and expenses of Parent or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by Company or any of its Subsidiaries and any transaction bonuses or similar items, in each case to the extent unpaid; provided, that Transaction Costs will only include (i) 50% of the costs and expenses associated with the services provided by the Exchange Agent and Escrow Agent and (ii) the costs of any insurance tail policies that may be purchased by Parent relating to insurance policies held by it prior to the Closing and, for clarity, shall not include the cost of any insurance tail policies of Company.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement
“Acceptable Company Confidentiality Agreement”	Section 5.12(a)
“Acceptable Parent Confidentiality Agreement”	Section 5.13(a)
“Agreement”	Preamble
“Allocation Certificate”	Section 5.22
“Antitrust Filings”	Section 5.5(a)
“Anticipated Closing Date”	Section 1.12(a)
“Basket”	Section 8.3(a)
“Certificate of Merger”	Section 1.2
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 2.12(f)
“Code”	Recitals
“Company”	Preamble
“Company 401(k) Plan”	Section 5.22(b)
“Company Balance Sheet”	Section 2.5(a)
“Company Board Recommendation”	Section 5.2(b)
“Company Change in Recommendation”	Section 5.2(c)
“Company Contract”	Section 2.16(b)
“Company Disclosure Schedule”	Article 2
“Company Employee Plans”	Section 2.12(a)
“Company Environmental Permits”	Section 2.14(c)
“Company Financials”	Section 2.5(a)
“Company Intervening Event”	Section 5.2(c)
“Company Owned IP Rights”	Section 2.8(d)
“Company Permits”	Section 2.9(b)
“Company Stock Certificate”	Section 1.9
“Company Stockholder Approval”	Section 2.3(a)
“Company Stockholder Matters”	Section 5.2(a)
“Company Stockholders’ Agent”	Preamble
“Company Support Agreements”	Recitals
“Confidentiality Agreement”	Section 5.4
“Delaware Law”	Section 1.1
“Determination Date”	Section 1.12(a)

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Defined Word	Section of Agreement
“Dispute Notice”	Section 1.12(b)
“Dissenting Shares”	Section 1.7
“Effective Time”	Section 1.2
“ERISA”	Section 2.12(a)
“ERISA Affiliate”	Section 2.12(a)
“Escrow Agent”	Section 8.2
“Escrow Agreement”	Section 8.2
“Escrow Fund”	Section 8.2
“Exchange Act”	Section 2.3(b)
“Exchange Agent”	Section 1.8(a)
“Exchange Fund”	Section 1.8(a)
“Expiration Date”	Section 8.1
“FDA”	Section 2.9(c)
“Financing Commitment Letter”	Recitals
“GAAP”	Section 2.5(a)
“Hazardous Material”	Section 2.14(a)
“Hazardous Material Activities”	Section 2.14(b)
“HIPAA”	Section 2.12(f)
“HMO”	Section 2.12(k)
“Insurance Policies”	Section 2.22
“Interim Financial Statements”	Section 5.8
“Merger”	Recitals
“Merger Consideration”	Section 1.6(a)
“Merger Sub”	Preamble
“Net Cash Calculation”	Section 1.12(a)
“Out Licenses”	Section 2.8(c)
“Parent”	Preamble
“Parent Appointees”	Section 1.5(a)
“Parent Board Recommendation”	Section 5.3(b)
“Parent Change in Recommendation”	Section 5.3(c)
“Parent Amended and Restated Charter”	Section 3.3
“Parent Common Stock”	Section 1.6(a)(i)
“Parent Contract”	Section 3.16
“Parent Employee Plans”	Section 3.12(a)
“Parent Financials”	Section 3.5(c)
“Parent Intervening Event”	Section 5.3(c)
“Parent Preferred Stock”	Section 3.2(a)
“Parent Stockholder Approval”	Section 3.3(a)
“Parent Stockholder Approval Matters”	Section 5.3(a)
“Parent Stockholders’ Meeting”	Section 5.3
“Parent Support Agreements”	Recitals
“Party” or “Parties”	Preamble
“Pre-Closing Period”	Section 4.1
“Proxy Statement”	Section 5.1(a)
“Registration Statement”	Section 5.1(b)
“Response Date”	Section 1.12(b)
“Reviewing Accounting Firm”	Section 1.12(e)
“SEC”	Section 2.3(b)
“Securities Act”	Section 2.3(b)
“Surviving Corporation”	Section 1.1
“Tax Returns”	Section 2.7(a)
“Third Party Claim”	Section 8.5

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Annex A-2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated as of January 23, 2015, is entered into by and among: (a) REGADO BIOSCIENCES, INC., a Delaware corporation (“Parent”); LANDMARK MERGER SUB INC., a Delaware corporation (“Merger Sub”), TOBIRA THERAPEUTICS, INC., a Delaware corporation (“Company”), and the Company Stockholders’ Agent. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the parties have previously entered into that certain Agreement and Plan of Merger and Reorganization dated as of January 14, 2015 (the “Merger Agreement”);

WHEREAS, the parties now desire to amend the Merger Agreement as set forth herein;

WHEREAS, pursuant to Section 9.2 of the Merger Agreement, the Merger Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval;

WHEREAS, this Amendment does not require stockholder approval; and

WHEREAS, this Amendment has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I

AMENDMENT OF MERGER AGREEMENT

1.1. The first sentence of Section 5.1(a) of the Merger Agreement is hereby deleted and replaced with the following:

“(a) As promptly as practicable after the date of this Agreement, and in any event no later than March 6, 2015, Parent, with Company’s cooperation, will prepare and cause to be filed with the SEC a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Approval Matters and other matters that may be mutually agreed upon between Parent and Company (together with any amendments thereof or supplements thereto, the “Proxy Statement”).”

1.2. Section 5.3(a) of the Merger Agreement is hereby deleted and replaced with the following:

“(a) Parent will take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on (i) the issuance of shares of Parent Common Stock in the Merger and the Financing, and (ii) the Parent Amended and Restated Charter (collectively, the “Parent Stockholder Approval Matters”). The Parent Stockholders’ Meeting will be held as promptly as practicable following the date on which the Proxy

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Statement is cleared by the SEC; provided, however, notwithstanding anything to the contrary contained herein, Parent will have the absolute discretion to adjourn the Parent Stockholders’ Meeting without any consent requirement of Company for a period of sixty (60) days after the initial Parent Stockholders’ Meeting is held if necessary to obtain Parent Stockholder Approval. Parent will ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.”

1.3. Section 5.11 of the Merger Agreement is hereby deleted and replaced with the following:

“Board of Directors and Officers of Parent. Parent will take all actions necessary, in consultation with Company, to cause the board of directors of Parent, immediately after the Effective Time, to consist of the Parent Appointees and the Company Appointees and will, prior to the Company sending the Information Statement, provide to legal counsel to Parent and Company, copies of executed resignation letters (effective as of the Effective Time) for all members of the board of directors to be held in escrow pending the identification of the Parent Appointees by Parent; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements. Each new member of the board of directors of Parent that was not a member of the board of directors of Parent immediately before the Effective Time shall enter into an indemnification agreement with Parent, on Parent’s standard form, within fifteen (15) days of their appointment. The executive officers of Parent immediately after the Effective Time and each of the Parent Appointees will be designated by Parent and each of the Company Appointees will be designated by Company as soon as practicable after the date of this Agreement (but in any event no later than March 6, 2015).”

1.4. Section 6.1(a) of the Merger Agreement is hereby deleted and replaced with the following:

“(a) [Reserved];”

ARTICLE II

CONTINUATION OF MERGER AGREEMENT

2.1. Except as expressly modified in Article 1, the Merger Agreement shall remain in full force and effect.

ARTICLE III

GENERAL

3.1. Amendment. This Amendment may be further amended by the parties hereto at any time by compliance with Section 9.2 of the Merger Agreement.

3.2. Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

3.3. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. This Amendment may be delivered by facsimile or other electronic means, which shall constitute an original for all purposes.

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3.4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

3.5. Successors and Assigns. This Amendment will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); (d) the Company Stockholders’ Agent and its successors and assigns (if any); and (e) the Company Stockholders. This Amendment will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; (iv) the other Parent Indemnified Persons; and (v) the respective successors and assigns (if any) of the foregoing. No party may assign this Amendment or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

3.6. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

REGADO BIOSCIENCES, INC.

By:	/s/ Michael Metzger
Name:	Michael Metzger
Title:	Chief Executive Officer, President and Chief Operating Officer

LANDMARK MERGER SUB INC.

By:	/s/ Michael Metzger
Name:	Michael Metzger
Title:	President

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fisher, M.D.
Name:	Laurent Fischer, M.D.
Title:	Chief Executive Officer

BRENT AHRENS, as Company Stockholders’ Agent

By:	/s/ Brent Ahrens
Name:	Brent Ahrens
Title:	Member/Manager

SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

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Annex B

January 14, 2015

To:	Investors listed on Schedule A

Re:	Equity Commitment

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Regado Biosciences, Inc., a Delaware corporation (“Parent”), Landmark Merger Sub Inc., a Delaware corporation (“Merger Sub”), Tobira Therapeutics, Inc., a Delaware corporation (“Company”), and, solely with respect to Section 5.14, Brent Ahrens, as the “Company Stockholders’ Agent”, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. The parties listed on Schedule A attached hereto are collectively referred to herein as the “Investors.” This letter agreement is being delivered to Parent in connection with the execution of the Merger Agreement by Parent and the Company. The obligations, covenants, representations and warranties of the Investors hereunder shall in all respects be several and not joint.

This letter agreement confirms the irrevocable commitment of each of the Investors, subject to the conditions set forth herein, to purchase, or cause an assignee permitted by subpart (a) of the fourth paragraph of this letter agreement to purchase, shares of common stock of Parent, $0.001 par value per share (“Parent Common Stock”), immediately following the Effective Time for their Pro Rata Percentage (as defined below) of an aggregate purchase price equal to $22,000,000 less (i) Surplus Net Cash (as defined below), if any, less (ii) the aggregate amount of Additional Company Funding occurring prior to the Effective Time, if any (provided such funding was made in accordance with the terms of this letter agreement), less (iii) any amount assigned by the Company under subpart (b) of the fourth paragraph hereof (collectively, the “Total Equity Commitment”), provided that the Investors shall not, under any circumstances, be obligated to commit or invest on the aggregate (directly or indirectly, as applicable) more than the Total Equity Commitment and, provided further, that each Investor shall not, under any circumstances, be obligated to commit or invest on an individual basis more than the amount specified in the column titled “Maximum Investment” set forth opposite such Investor’s name on Schedule A. Each Investor hereby commits to purchase, or cause to be purchased, that number of shares of Parent Common Stock calculated by taking an amount equal to (x) its Pro Rata Percentage (as defined below), multiplied by (y) the Total Equity Commitment, divided by (z) in the Parent Stipulated Value. It is understood that the equity investments contemplated hereby will occur at the same time, and each Investor will be investing its Pro Rata Percentage of the Total Equity Commitment concurrently with each other Investor’s investment. The “Pro Rata Percentage,” as to each Investor, means the percentage set forth opposite such Investor’s name on Schedule A. The “Surplus Net Cash” shall mean the amount, if any, by which the Net Cash (as defined in the Merger Agreement) exceeds $38,000,000.

The Investors’ obligation to fund its Pro Rata Percentage of the Total Equity Commitment is subject to (x) the execution and delivery of the Merger Agreement, (y) the consummation of the Merger and (z) the terms of this letter agreement. Parent shall use the proceeds from the Investors’ commitment hereunder at its sole discretion, as directed by Parent’s Board of Directors and without any limitation or condition whatsoever from the Investors.

Each of the Investor’s equity commitment hereunder may not be assigned, except (a) each of the Investors’ may assign all or a portion of its obligations to fund its Pro Rata Percentage of the Total Equity Commitment to any other Investor, any additional equity co-investor or to its affiliates or affiliated funds, or, with written consent of Parent and the Company, to any third party (without consideration therefor); provided, however that each Investor shall remain severally liable for its Pro Rata Percentage of the Total Equity Commitment and (b) the Company may, in consultation with Parent, assign all or a portion of the obligation to purchase shares of Parent Common Stock pursuant to this letter agreement to a third party, which shall not be deemed effective unless and until such third party executes and delivers the Equity Purchase Documents (as defined below) on the terms set forth in the sixth paragraph hereof, it being agreed that, without the consent of Parent, the purchase price per share of Parent Common Stock paid by such assignee may not be less than the Parent Stipulated Value; provided, however, that such purchase price may be higher without the consent of Parent.

This letter agreement shall be binding solely on, and inure solely to the benefit of, each of the undersigned and their respective successors and permitted assigns, and nothing set forth in this letter agreement shall be construed to confer upon or give to any person other than each of the undersigned and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the equity commitment or any provisions of this letter agreement.

Each of the Investors hereby covenants to enter into a Securities Purchase Agreement with Parent, a Registration Rights Agreement with Parent, and such other agreements as may be reasonably requested by Parent in connection therewith (the “Equity Purchase Documents”), which shall set forth (i) the terms on which such Investor (or its respective successor or permitted assigns) shall purchase that number of the shares of the Company equal to (x) its Pro Rata Percentage, multiplied by (y) the Total Equity Commitment hereunder, and divided by (z) the Parent Stipulated Value, (ii) certain registration rights with respect to such shares of common stock under the Securities Act of 1933, as amended (which shall include, without limitation, Parent’s obligation to (A) file a registration statement with respect to the resale of the shares of the Parent Common Stock sold pursuant to this letter agreement with the SEC within 60 days after the closing date; (B) use its commercially reasonable best efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 120 days after the closing date; and (C) keep the registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act of 1933, without the need for current public information or other restriction), and (iii) other customary terms and conditions, each of which shall be on terms reasonably consistent with similar agreements by public companies similarly situated with Parent. Notwithstanding anything to the contrary herein, the Investors understand and agree that the Equity Purchase Documents shall provide for: (a) the sale of Parent Common Stock and no other equity instrument at a price equal to the Parent Stipulated Value (except as otherwise contemplated by subpart (b) of the fourth paragraph hereof); (b) the issuance of the Parent Common Stock as a private placement exempt from registration under Section 4(2) and Regulation D under the Securities Act of 1933, as amended, and the rules promulgated thereunder, and that such exemption shall rely, in part, on the representations and warranties of the Investors included in the Equity Purchase Documents; (c) the closing of the sale of the Parent Common Stock occurring immediately following the closing of the Merger; and (d) no representations and warranties of Parent other than fundamental representations and warranties (including with respect to capitalization and SEC filings).

The parties hereto agree that irreparable damage would occur if any provision of this Letter Agreement were not performed in accordance with the terms hereof and that the Company or the Investors, as the case may be, shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby agree not to raise any objections to the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Letter Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Investors under this letter agreement.

In the event that any suit or action is instituted with respect to this letter agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of such prevailing party in connection with any such suit or action, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

This letter agreement may be executed in counterparts. This letter agreement and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the parties hereto hereby (a) irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event that any dispute arises out of this letter agreement or any of the transactions contemplated by this letter agreement, (b) agree that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agree that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

Each of the Investors represents and warrants that: (i) it has the requisite power, capacity and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder; (ii) this letter agreement has been duly and validly executed and delivered by the Investor and constitutes a legal, valid and binding agreement of the Investor and is enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles whether considered in a proceeding in law or in equity); (iii) the execution, delivery and performance of this letter agreement by the Investor has been duly and validly authorized and approved by all necessary corporate, limited partnership or similar action by such party; (iv) the Investor has available, unrestricted cash (or the unrestricted right (subject only to the giving of any required notices) to obtain from its investors the funds necessary) sufficient to pay and perform in full its obligations under this letter agreement; (v) all funds necessary for the Investor to fulfill its obligations under this letter agreement shall be available to the Investor for so long as this letter agreement shall remain in effect; (vi) the Investor has received and reviewed (or has had sufficient opportunity to review) the Merger Agreement and this letter agreement with independent legal, accounting and financial advisors regarding the Investor’s rights and obligations and the Investor fully understands the terms and conditions contained, and the transactions provided for, herein and therein; and (vii) the Investor understands that the issuance of the shares of Parent Common Stock pursuant to the Equity Purchase Documents will be a private placement exempt from registration under Section 4(2) and Regulation D under the Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), and that such exemption shall rely, in part, on the representations and warranties of the Investors included in the paragraph below and the Equity Purchase Documents.

Each Investor understands that the shares of Parent Common Stock issued pursuant to the Equity Purchase Documents will be “restricted securities” and will not, at the time of issuance, have been registered under the Securities Act or any applicable state securities law and is acquiring such shares as principal for its own account and not with a view to, or for distributing or reselling such shares or any part thereof in violation of the Securities Act or any applicable state securities laws, provided, however, that by making the representations herein, such Investor does not agree to hold any of the Shares for any minimum period of time and reserves the right, subject to the provisions of the Equity Purchase Documents and any lock-up agreement executed in connection with the Merger Agreement, at all times to sell or otherwise dispose of all or any part of such shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Such Investor will acquire the shares thereunder in the ordinary course of its business. Such Investor does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the shares (or any securities which are derivatives thereof) to or through any person or entity; such Investor is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer. Such Investor is, at the date hereof, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Investor will not be purchasing the shares as a result of any advertisement, article, notice or other communication regarding the shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement. Such Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the shares, and has so evaluated the merits and risks of such investment. Such Investor is able to bear the economic risk of an investment in the shares and, at the present time, is able to afford a complete loss of such investment. Such Investor acknowledges that it has reviewed publicly available materials relating to the Company and Parent and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company and Parent concerning the terms and conditions of the offering of the shares and the merits and risks of investing in the shares; (ii) access to information about the Company, Parent and their subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company and Parent possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Such Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its commitment to acquire the shares.

Parent may, on or after the date hereof, issue a press release disclosing the material terms of the transactions contemplated by this letter agreement and may, on or after the date hereof file a Current Report on Form 8-K describing the terms of this letter agreement and including the press release and a copy of this letter agreement, as exhibits thereto, with the Securities and Exchange Commission.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, the Company and each of the undersigned.

This letter agreement shall expire upon the termination of the Merger Agreement in accordance with its terms. Nothing in this paragraph shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this letter agreement or the Merger Agreement or other agreements delivered in connection therewith or to impair the right of any party to compel specific performance by any other party of its obligations under this letter agreement, the Merger Agreement or such other agreements.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

Sincerely,

CANAAN VII LLC
By:	Canaan Partners VII LLC
By:	/s/ Brent Ahrens
Name:	Brent Ahrens
Title:	Member/ Manager

DOMAIN PARTNERS VII, L.P.
By:	One Palmer Square Associates VII, L.L.C.
Its:	General Partner
By:	/s/ Lisa A. Kraeutler
Lisa A. Kraeutler
Attorney-in-fact

DP VII ASSOCIATES, L.P.
By:	One Palmer Square Associates VII, L.L.C.
Its:	General Partner
By:	/s/ Lisa A. Kraeutler
Lisa A. Kraeutler
Attorney-in-fact

DOMAIN ASSOCIATES, LLC
By:	/s/ Kathleen K. Shoemaker
Kathleen K. Shoemaker
Managing Member

FRAZIER HEALTHCARE V, L.P.
By FHM V, LP, its general partner
By FHM V, LLC, its general partner
By:	/s/ Patrick Heron
Patrick Heron, Manager

MONTREUX EQUITY PARTNERS IV, LP
By:	Montreux Equity Partners IV, LLC, its General Partner
By:	/s/ Daniel K. Turner III
Daniel K. Turner III, Managing Member

MONTREUX IV ASSOCIATES, LLC
By:	Montreux Equity Partners IV, LLC, its General Partner
By:	/s/ Daniel K. Turner III
Daniel K. Turner III, Managing Member

MONTREUX EQUITY PARTNERS V, LP
By:	Montreux Equity Partners V, LLC, its General Partner
By:	/s/ Daniel K. Turner III
Daniel K. Turner III, Managing Member

NOVO A/S
By:	Jack Nielsen
Its:	Partner
By:	/s/ Jack Nielsen

[Signature page to Equity Commitment Letter]

Accepted and Agreed to as of the date first above written.

REGADO BIOSCIENCES, INC.

By:	/s/ Michael A. Metzger

	Name:	Michael A. Metzger
	Title:	Chief Executive Officer, President and Chief Operating Officer

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fischer, M.D.
Name:	Laurent Fischer, M.D.
Title:	Chief Executive Officer

[Signature page to Equity Commitment Letter]

Schedule A

List of Investors

Investor	Pro Rata Percentage	Maximum Investment
Funds affiliated with Novo A/S	50.53%	$11,116,600.00
Funds affiliated with Domain Associates, L.L.C.	21.05%	$4,631,000.00
Funds affiliated with Frazier Healthcare V, L.P.	12.63%	$2,778,600.00
Funds affiliated with Canaan VII L.P.	8.42%	$1,852,400.00
Funds affiliated with Montreux Equity Partners IV, LP	7.37%	$1,621,400.00

Annex C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REGADO BIOSCIENCES, INC.

Regado BioSciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of this corporation is Regado BioSciences, Inc. This corporation was originally incorporated under the name “Quartet Biosciences, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 19, 2001.

SECOND: The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

THIRD: The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to effect a 1 for 9 reverse stock split and to read in its entirety as set forth in Exhibit A attached hereto.

FOURTH: The text of the Certificate of Designation of Series F Convertible Preferred Stock is hereby referenced in its entirety as set forth in Exhibit B attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this      day of                     , 2015.

REGADO BIOSCIENCES, INC.

Signature:
Print Name:	Michael A. Metzger
Title:	Chief Executive Officer, President and Chief Operating Officer

EXHIBIT A

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REGADO BIOSCIENCES, INC.

ARTICLE I

The name of the Corporation is Regado BioSciences, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred and One Million (501,000,000), of which (i) Five Hundred Million (500,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) One Million Shares (1,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).

The number of authorized shares of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Restated Certificate (including pursuant to any certificate of designation of any series of Preferred Stock).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

Immediately upon the filing of this Seventh Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware each one (1) share of the Corporation’s Common Stock outstanding immediately prior to such filing shall be automatically reclassified into one-ninth of one share of the Corporation’s Common Stock (the “Reverse Split”). The Reverse Split will occur without any further action on the part of the Corporation or the holder of any such share of Common Stock and whether or not certificates representing such holder’s shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of Common Stock will be deliverable upon the Reverse Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Split held by a holder prior to the Reverse Split will be aggregated for purposes of determining whether the Reverse Split would result in the issuance of any fractional share. Any fractional share resulting from such aggregation upon the Reverse Split will be rounded down to the nearest whole number. Each holder who would otherwise be entitled to a fraction of a share of Common Stock upon the Reverse Split (after aggregating all fractions of a share to which such holder would otherwise be entitled) will, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of the Corporation’s Common Stock as reported on The NASDAQ Capital Market on the date of filing of this Seventh Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Corporation will not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

A. COMMON STOCK

1. Voting. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any certificate of designation relating to such series of Preferred Stock).

2. Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors”) or any authorized committee thereof.

3. Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

B. PREFERRED STOCK

The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders at which a quorum is present and acting throughout and may not be taken or effected by a written consent of stockholders in lieu thereof, provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Whole Board. For purposes of this Restated Certificate, the term “Whole Board” shall mean the total number of authorized Directors whether or not there exist any vacancies in previously authorized directorships. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation of any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes designated as Class I, Class II and Class III, with the number of Directors in each class to be divided as nearly equal as reasonably possible. The Board of Directors may assign members of the Board of Directors already in office to such classes as it may determine at the time the classification of the Board of Directors pursuant to this Certificate becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the IPO Date, and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Restated Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate and any certificate of designations applicable thereto.

During any period when the holders of any series of Preferred Stock have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

5. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of at least 75% in voting power of the shares then entitled to vote at an election of Directors.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article VII, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII

AMENDMENT OF BY-LAWS

1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Board.

2. Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed by the stockholders at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of the holders of at least 75% in voting power of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Restated Certificate in the manner now or hereafter prescribed by statute and this Restated Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any other vote required by law or this Restated Certificate, the affirmative vote of the holders of at least 75% in voting power of the outstanding shares entitled to vote on such amendment or repeal, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Restated Certificate.

ARTICLE X

EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents; (iii) any action asserting a claim against the Corporation or any Director or officer of the Corporation arising pursuant to, or a claim against the Corporation or any Director or officer of the Corporation with respect to the interpretation or application of any provision of, the DGCL, this Restated Certificate or the Bylaws of the Corporation; or (iv) any action asserting a claim governed by the internal affairs doctrine in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

THIS SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is duly executed by Regado BioSciences, Inc. by its duly authorized officer this      day of                     , 2015.

REGADO BIOSCIENCES, INC.

Signature:
Print Name:	Michael A. Metzger
Title:	Chief Executive Officer, President and Chief Operating Officer

EXHIBIT B

REGADO BIOSCIENCES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES F CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Michael A. Metger, does hereby certify that:

1. He is the Chief Executive Officer of Regado BioSciences, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized by its Seventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to issue 1,000,000 shares of preferred stock, none of which are issued and outstanding.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Certificate of Incorporation provides for a class of its authorized stock known as preferred stock, consisting of 1,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the number of shares constituting such series and the designation of such series, and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series of preferred stock; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of preferred stock, which shall consist of 10,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means, as of any date, a registered holder of record of Preferred Stock on the books and records of the Corporation or any registrar or transfer agent for the Preferred Stock.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Securities Purchase Agreement, dated January 31, 2014, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer & Trust Company, the current transfer agent for the Common Stock, and any successor transfer agent of the Corporation.

Section 2. Designation, Amount and Par Value. This series of preferred stock shall be designated as the Corporation’s Series F Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 10,000. Each share of Preferred Stock shall have a par value of $0.001 and a stated value equal to $1,000 (the “Stated Value”). The Preferred Stock may be represented by certificates or may be issued in book entry only; any references herein to certificates shall also be deemed to refer to book entry notations for such securities, to the extent applicable.

Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Preferred Stock; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Section 4. Voting Rights. The Holders of Preferred Stock have no voting power whatsoever, except as otherwise required by the Delaware General Corporation Law (the “DGCL”) as modified by the Certificate of Incorporation.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation and the payment of any liquidation preference owed to the holders of shares of capital stock of the Corporation ranking prior to the Preferred Stock upon liquidation, the Holders of the Preferred Stock shall participate pari passu with the holders of the Common Stock (on an as-if-converted-to-Common-Stock basis without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock) in the net assets of the Corporation. The Corporation shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each Holder. Neither (i) the consolidation or merger of the Corporation into or with any other entity or entities, (ii) the consolidation or merger of any entity or entities into the Corporation, nor (iii) the sale, lease or conveyance of all or substantially all the Corporation’s assets shall be deemed to be a Liquidation within the meaning of this Section 5.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Preferred Stock, or fraction thereof, shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series F Convertible Preferred Stock.

(b) Conversion Price. The conversion price for the Preferred Stock shall equal $5.00, subject to adjustment as provided herein (the “Conversion Price”).

(c) Mechanics of Conversion

i. Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a book-entry statement representing the Conversion Shares which, to the extent provided in the Purchase Agreement, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock. The Corporation’s failure to deliver such book-entry statement to the converting Holder by the close of business on the

Share Delivery Date shall be subject to the remedies set forth in Section 4(b) of the Purchase Agreement in the event that a Buy-In (as defined in the Purchase Agreement) results from such failure.

ii. Failure to Deliver. If, in the case of any Notice of Conversion, such book-entry statement or statements are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such book-entry statement or statements, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock book-entry statements issued to such Holder pursuant to the rescinded Conversion Notice.

iii. Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

iv. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

v. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vi. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall initially be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder, provided, however, that a Holder may increase or decrease the Beneficial Ownership Limitation upon providing at least 61 days’ advanced written notice to the Secretary of the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock. The provisions of this Section 6(d) shall terminate and be of no further force and effect one business day prior to the consummation of any direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person other than the Holder and its Affiliates) pursuant to which holders of Common Stock are permitted to sell, tender or exchange 50% or more of their shares for other securities, cash or property.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation to the former holders of Common Stock, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent).

(c) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock (other than a dividend or distribution payable solely in cash, shares of Common Stock or a combination of cash and shares of Common Stock), by way of return of capital or otherwise (including, without limitation, any distribution of stock or other securities (other than shares of Common Stock), property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such Distribution by a fraction of which the denominator shall be the closing bid price of one share of Common Stock on the Trading Market on the record date mentioned above, and of which the numerator shall be such closing bid price on the Trading Market on such record date less the then per share fair market value at such record date of the portion of the Distribution applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. Such adjustment shall be made whenever any such Distribution is made and shall become effective immediately after the record date mentioned above.

(d) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions, effects any merger or consolidation of the Corporation with or into another Person, or (ii) the Corporation, directly or indirectly, in one or more related transactions, effects any reclassification, reorganization or recapitalization of the Common Stock (other than those covered by Section 7(a) or 7 (c) above) or any compulsory share exchange, pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), each share of Preferred Stock shall, automatically and without any action on the part of the Holder, be converted at the effective time of such Fundamental Transaction into the right to receive the same consideration to be paid in respect of the outstanding shares of Common Stock as if such share of Preferred Stock had been converted into Common Stock immediately prior to the effective time of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction (“Alternate Consideration”), then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock upon the effectiveness of such Fundamental Transaction.

(e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(f) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert any portion of this Preferred Stock during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the following address:

Regado Biosciences, Inc.

106 Allen Road, 4th Floor

Basking Ridge, NJ 07920

Attention: Chief Executive Officer

Facsimile: (908) 325-0307

or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, email, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or mailing address of such Holder appearing on the books of the Corporation, or if no such facsimile number, email address or mailing address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email (to the extent authorized) prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email (to the extent authorized) on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay accrued dividends on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series F Convertible Preferred Stock.

*********************

RESOLVED, FURTHER, that the Chairman, the chief executive officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF

PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series F Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Regado Biosciences, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

HOLDER

By:
Name:
Title:

Annex D

CERTIFICATE OF AMENDMENT

OF

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REGADO BIOSCIENCES, INC.

Regado BioSciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Regado BioSciences, Inc. The Corporation was incorporated under the name “Quartet Biosciences, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 19, 2001. The Seventh Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on             , 2015 (the “Restated Certificate”).

2. The text of Article I of the Restated Certificate is hereby amended and restated in its entirety as follows:

“ARTICLE I

The name of the Corporation is Tobira Therapeutics, Inc. (the “Corporation”).”

3. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4. This Certificate of Amendment and the amendment to the Restated Certificate effected hereby shall be effective immediately upon filing.

[Signature Page Follows]

D-1

Regado BioSciences, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer, President and Chief Operating Officer on this          day of             , 2015.

REGADO BIOSCIENCES, INC.

Signature:

Print Name:	Michael A. Metzger

Title:	Chief Executive Officer, President
and Chief Operating Officer

D-2

Annex E

January 10, 2015

Board of Directors

Regado Biosciences, Inc.

106 Allen Road

Basking Ridge, New Jersey 07920

Gentlemen:

In your capacity as members of the Board of Directors (the “Board of Directors”) of Regado Biosciences, Inc. (the “Parent”), you have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view, to the Parent of the Consideration (as defined below) to be paid by the Parent pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization (the “Agreement”), by and among the Parent, Landmark Merger Sub Inc. (“Merger Sub”), Tobira Therapeutics, Inc. (the “Company”) and the Company Stockholders’ Agent named therein.

As more specifically set forth in the Agreement, Merger Sub will merge with and into the Company (the “Transaction”), and the outstanding shares of capital stock of the Company will be converted into the right to receive an aggregate number of shares of common stock, par value $0.001 per share, of the Parent (the “Parent Common Stock”) determined according to a formula set forth in the Agreement (such aggregate number of shares, the “Consideration”), which number of shares is subject to adjustment prior to the consummation of the Transaction based upon the Net Cash Difference (as defined in the Agreement, and any such adjustment, the “Net Cash Difference Adjustment”). As a result of the Transaction, the Company will become a wholly-owned subsidiary of the Parent, and the stockholders of the Parent immediately prior to the consummation of the Transaction will collectively own approximately 32% of the Parent after the consummation of the Transaction but prior to giving effect to the Financing (as defined in the Agreement). The terms and conditions of the Transaction are more fully set forth in the Agreement.

Cowen and Company, LLC (“we” or “Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as financial advisor to the Board of Directors of the Parent in connection with the Transaction and will receive a fee from the Parent for our services pursuant to the terms of our engagement letter with the Parent (the “Engagement Letter”), dated as of September 30, 2014, a portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. In addition, the Parent has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion Cowen has served as an underwriter and placement agent to the Parent and has received fees for the rendering of such services. In the two years preceding the date of this Opinion Cowen has not had a material relationship with the Company or any other party to the Transaction. Cowen and its affiliates may in the future provide commercial and investment banking services to the Parent and may receive fees for the rendering of such services.

In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated January 7, 2015;

•	certain publicly available financial and other information for the Parent and certain other relevant financial and operating data furnished to Cowen by the Parent management;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by the Company management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”), prepared by the management of the Company;

•	discussions we have had with certain members of the managements of each of the Parent and the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

•	certain stock market data of the Parent and certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this Opinion.

In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Parent and the Company, respectively, or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verifications, the assessment of the Parent management and the Company management as to the viability of, and risks associated with, the current and future products and services of the Company (including without limitation, the development, testing and marketing of such products and services, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof, and the life and enforceability of all relevant patents and other intellectual and other property rights associated with such products and services). In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Parent or the Company. We have, with your consent, relied upon the assumption that all information provided to us by the Parent and the Company is accurate and complete in all material respects. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such projections provide a reasonable basis for our Opinion. We express no opinion as to the Company Forecasts or the assumptions on which they were made. We have, with your consent, further assumed that that the Net Cash Difference Adjustment will not result in any adjustment to the Consideration that is material to our analysis. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof.

We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Parent or the Company since the date of the last financial statements made available to us. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Parent or the Company, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Parent, Merger Sub or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our Opinion does not address any legal, tax or accounting matters related to the Agreement or the Transaction, as to which we have assumed that the Parent and the Board of Directors of the Parent have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness of the Consideration, from a financial point of view to the Parent. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, and we express no opinion as to the terms of the Financing. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United State or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. You have informed us, and we have assumed, that the Transaction will be treated as a tax-free reorganization.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Parent in its consideration of the financial terms of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to the Board of Directors of the Parent on whether or not to approve the Transaction or to any stockholder or any other person as to how to vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our Opinion does not in any manner address, the Parent’s underlying business decision to effect the

Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Parent. Additionally, we were not engaged to be involved in any determinations of the Board of Directors or the Parent’s management to pursue strategic alternatives or in the negotiation of any of the terms of the Transaction, and we have not been authorized or requested to, and did not, solicit alternative offers for the Parent or its assets, nor have we investigated any other alternative transactions that may be available to the Parent. In addition, we have not been requested to opine as to, and our Opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any of the Parent’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Parent, or (ii) the fairness of the Transaction or the Consideration to the holders of any class of securities, creditors or other constituencies of the Parent. Furthermore, we express no view as to the price or trading range for shares of the Parent Common Stock at any time.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be paid by the Parent in the Transaction is fair, from a financial point of view, to the Parent.

Very truly yours,

Cowen and Company, LLC

REGADO BIOSCIENCES, INC. PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED The undersigned hereby constitutes and appoints Michael A. Metzger, as proxy with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Special Meeting of Stockholders (the “Special Meeting”) of Regado Biosciences, Inc. (“Regado”) in such manner as he may determine on any matters which may properly come before the Special Meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Special Meeting will be held at 9:00 a.m., local time, on Monday, May 4, 2015, at the New York offices of Cooley LLP at 1114 Avenue of the Americas, New York, NY 10036, and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 and 4. THE PROXY IS AUTHORIZED TO VOTE IN HIS DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF. (Continued and to be signed on the reverse side) t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held May 4, 2015 The Proxy Statement is available at: http://www.viewproxy.com/regadobio/2015

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4. Please mark your votes like this Proposal 1 – To approve the issuance of Regado common stock in the Merger (as defined in the proxy Proposal 3 – To approve the amendment to the amended and restated certificate of statement for the Special Meeting) pursuant to the Agreement and Plan of Merger and Reorganization, incorporation of Regado to change the name “Regado Biosciences, Inc.” to “Tobira dated as of January 14, 2015, as amended on January 23, 2015, by and among Regado, Landmark Therapeutics, Inc.” Merger Sub Inc. and Tobira Therapeutics, Inc., and the Financing (as defined in the proxy statement for FOR AGAINST ABSTAIN the Special Meeting). Proposal 4 – To approve an adjournment of the Special Meeting, if necessary, if a quorum is FOR AGAINST ABSTAIN present, to solicit additional proxies if there are not sufficient votes in favor of Regado Proposal Proposal 2 – To approve the amended and restated certificate of incorporation of Regado to effect a reverse Nos. 1, 2 and 3. stock split of Regado common stock, at a ratio of one new share for every nine shares outstanding. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN NOTE: The proxy is authorized to vote in his discretion upon such other business as may properly come before the meeting or any adjournment thereof. I plan to attend the Annual Meeting. Please pre-register me. Date:, 2015 Signature Signature DO NOT PRINT IN THIS AREA NOTE: Please sign exactly as name(s) appear(s) hereon. All holders (Shareholder Name & Address Data) should sign. When signing as attorney, executor, administrator, or other personally authorized fiduciary, please . officer If a .give corporation, If a full partnership, title please as such please sign . Joint sign in owners full in partnership corporate should each name name sign by by authorized person. For address changes and/or comments, please write them below CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Internet As a stockholder or by telephone, of Regado eliminating Biosciences, the need Inc., to you return have the the proxy option card of voting . Your your electronic shares vote electronically authorizes through the named the submitted proxies to electronically vote your shares over in the the Internet same manner or by telephone as if you must marked, be received signed, dated by 11:59 and p returned .m., Eastern the proxy Time, card on .May Votes 3, 2015. Pre-registration to attend the Special Meeting must be completed prior to 12:00 noon, Eastern Time, on May 1, 2015. CONTROL NUMBER Please have your 11 digit PROXY control VOTING number ready INSTRUCTIONS when voting by Internet or Telephone INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Vote Your Proxy by Phone: Vote Your Proxy by Mail: Have Go y to our www proxy .cesvote card available .com Use any Call touch 1 (888) -tone 693 telephone -8683 to Mark, sign, and date your proxy when you access the above vote your proxy. Have your proxy card, then detach it, and return it website. Follow the prompts to card available when you call. in the postage-paid envelope vote your shares. Follow the voting instructions to provided . vote your shares. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY